As filed with the Securities and Exchange Commission on September 24, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Education Realty Trust, Inc.

(Exact name of registrant as specified in governing instruments)

530 Oak Court Drive, Suite 300

Memphis, Tennessee 38117
(901) 259-2500
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Paul O. Bower

President and Chief Executive Officer
Education Realty Trust, Inc.
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Rosemarie A. Thurston	John A. Good
John A. Earles	Marla F. Adair
Morris, Manning & Martin, LLP	Helen G. Woodyard
1600 Atlanta Financial Center	Bass, Berry & Sims PLC
3343 Peachtree Road, N.E.	100 Peabody Place, Suite 900
Atlanta, Georgia 30326	Memphis, Tennessee 38103
(404) 233-7000	(901) 543-5900

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed maximum
	aggregate	Amount of
Title of Securities to be registered	offering price	registration fee

Common Stock, $0.01 par value per share	$316,250,000(1)	$40,069

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 24, 2004

Prospectus

                                    Shares

Education Realty Trust, Inc.

Common Stock

     Education Realty Trust, Inc. is a self-managed and self-advised real estate investment trust, or REIT, organized to own, acquire, manage and selectively develop student housing communities located near university campuses. We are continuing the student housing business of Allen & O’Hara, Inc., the most experienced student housing company in the United States.

     This is our initial public offering and no public market currently exists for our common stock. We anticipate that the initial public offering price of our common stock will be between $          and $           per share. We have applied to have our common stock listed on the New York Stock Exchange under the symbol “EDR.”

     This investment involves risks. See “Risk Factors” beginning on page 20 for a description of these risks, including:

•	We may not successfully integrate the 14 student housing communities that we will acquire from an unaffiliated party at the time of completion of this offering and realize the improvements in occupancy and operating results that we anticipate from the acquisition.

•	Our results of operations are subject to annual re-leasing, seasonality and other risks unique to our industry.

•	Our future growth will be dependent upon our ability to acquire additional properties and manage the associated lease-up, operation and portfolio integration risks.

•	Our debt service obligations will expose us to the risk of default and reduce (or eliminate) cash resources that are needed to operate our business or make distributions that are necessary to maintain our REIT qualification. Our organizational documents do not limit the amount of debt that we may incur.

•	We have been recently organized and have no operating history. Our management has no experience in running a public company or in operating in accordance with the requirements for maintaining our REIT qualification.

•	We are acquiring our initial properties simultaneously with this offering, but we have not obtained recent appraisals of these properties. Consequently, the consideration we exchange for the properties may exceed their market value.

•	If we fail to qualify as a REIT for federal income tax purposes, our distributions will not be deductible by us, reducing our earnings available for distribution.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

     We have granted the underwriters a 30-day option to purchase up to                     additional shares of common stock to cover over-allotments, if any.

     The underwriters expect to deliver the common stock on or about                     , 2004.

JPMorgan	UBS Investment Bank

Morgan Keegan & Company, Inc.

                    , 2004

Page
Prospectus summary	1
Risk factors	20
Forward-looking statements	37
Use of proceeds	38
Capitalization	39
Dilution	40
Distribution policy	41
Selected financial data	43
Management’s discussion and analysis of financial condition and results of operations	48
Industry trends and outlook	65
Our business and properties	68
Management	106
Policies with respect to certain activities	115
Certain relationships and related party transactions	120
Structure and formation of our Company	121
Principal stockholders	131
Description of our securities	132
Material provisions of Maryland law and of our charter and bylaws	137
Shares eligible for future sale	143
The Operating Partnership Agreement	145
The University Towers Partnership Agreement	149
Federal income tax considerations	154
ERISA considerations	175
Underwriting	179
Legal matters	182
Experts	182
Where you can find more information	183
Index to financial statements	F-1
EX-3.1 FORM OF ARTICLES OF AMENDMENT & RESTATEMENT OF EDUCATION REALTY TRUST, INC.
EX-3.2 FORM OF BYLAWS OF EDUCATION REALTY TRUST, INC.
EX-4.2 COMMON STOCK PURCHASE WARRANT
EX-4.3 FORM OF REGISTRATION RIGHTS AGREEMENT
EX-5.1 FORM OF OPINION OF VENABLE LLP
EX-8.1 FORM OF TAX OPINION OF MORRIS, MANNING & MARTIN, LLP
EX-10.1 FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EDUCATION REALTY OPERATING PARTNERSHIP, LP
EX-10.2 FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF UNIVERSITY TOWERS OPERATING PARTNERSHIP, LP
EX-10.8 CONTRIBUTION AGREEMENT DATED AS OF SEPTEMBER 24, 2004
EX-10.9 CONTRIBUTION AGREEMENT DATED AS OF SEPTEMBER 20, 2004
EX-10.10 CONTRIBUTION AGREEMEN DATED SEPTEMBER 20, 2004
EX-10.11 AGREEMENT AND PLAN OF MERGER DATED SEPTEMBER 20, 2004
EX-10.12 AGREEMENT AND PLAN OF MERGER DATED SEPTEMBER 20, 2004
EX-10.13 CONTRACT OF SALE/CONTRIBUTION MADE EFFECTIVE AS OF SEPTEMBER 17, 2004
EX-10.14 CONTRACT OF SALE MADE EFFECTIVE SEPTEMBER 17, 2004
EX-10.15 CONTRACT OF SALE/CONTRIBUTION MADE EFFECTIVE AS OF SEPTEMBER 17, 2004
EX-10.16 CONTRIBUTION AGREEMENT DATED SEPTEMBER 23, 2004
EX-10.17 FORM OF REVOLVING LOAN AGREEMENT
EX-10.18 FORM OF COLLATERAL ASSIGNMENT OF PARTNERSHIP INTEREST AND PLEDGE AGREEMENT
EX-10.19 FORM OF SECURED NON-RECOURSE REVOLVING NOTE
EX-10.20 PURCHASE & SALE AGREEMENT DATED AUGUST 27, 2004
EX-23.2 CONSENT OF DELOITTE & TOUCHE LLP
EX-23.4 CONSENT OF PETERSON'S
EX-99.1 CONSENT FO RANDALL L CHURCHEY
EX-99.2 CONSENT OF MONTEE J. BARROW
EX-99.3 CONSENT OF JPI INVESTMENT COMPANY, L.P.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

i

Prospectus summary

This prospectus summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in shares of our common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 20 and our consolidated financial statements and the related notes thereto, before making an investment decision.

References in this prospectus to “we,” “our,” “us” and “our Company” refer to Education Realty Trust, Inc., a Maryland corporation, together with our consolidated subsidiaries. These consolidated subsidiaries include (i) Education Realty Operating Partnership, LP, a Delaware limited partnership, which we sometimes refer to in this prospectus as our “Operating Partnership,” (ii) Allen & O’Hara Education Services, Inc., a Delaware corporation and wholly owned subsidiary of our Operating Partnership, which we sometimes refer to in this prospectus as our “Management Company,” (iii) Allen & O’Hara Development Company, LLC, a Delaware limited liability company and wholly owned subsidiary of our Management Company, which we sometimes refer to in this prospectus as our “Development Company,” and (iv) University Towers Operating Partnership, LP., a Delaware limited partnership which we sometimes refer to in this prospectus as the “University Towers Partnership.” “Allen & O’Hara” means Allen & O’Hara, Inc., a Tennessee corporation that is wholly owned by Paul O. Bower, our Chairman, Chief Executive Officer and President. References in this prospectus to the “Allen & O’Hara portfolio” refer to seven student housing communities that we will acquire from Allen & O’Hara and its affiliates, including certain members of our management, upon the completion of this offering. “JPI” means JPI Investment Company, L.P., a Texas limited partnership and its affiliates. References in this prospectus to the “JPI portfolio” refer to 14 student housing communities that we will acquire from JPI upon the completion of this offering. See “Structure and formation of our Company.”

In this prospectus, we often refer to units of limited partnership interest in our Operating Partnership and the University Towers Partnership that will be issued in connection with the formation of our Company and the acquisition of our initial properties and assets. Operating Partnership units and University Towers Partnership units are redeemable, at the option of the holder, beginning one year after completion of this offering, for cash or, at our election, shares of our common stock on a one-for-one basis. The number of Operating Partnership units and University Towers Partnership units to be issued in the formation transactions will be determined by reference to the actual initial offering price per share of our common stock in this offering, with one Operating Partnership unit or University Towers Partnership unit being valued at the same price as the price per share of our common stock. Throughout this prospectus, any discussion of the issuance of a specific number, value or percentage of outstanding Operating Partnership units or University Towers Partnership units is based on an assumed initial offering price for the common stock in this offering of $           per share, which is the mid-point of the range of prices indicated on the front cover of this prospectus. Any such reference to a number, value or percentage of outstanding Operating Partnership units and University Towers Partnership units is subject to adjustment in the event that the actual initial offering price per share is greater or less than $          .

Unless otherwise indicated, the information contained in this prospectus is as of                     , 2004 and assumes that the underwriters’ over-allotment option has not been exercised and the common stock to be sold in this offering has been sold at $           per share.

Our Company

We are a self-managed and self-advised real estate investment trust, or REIT, organized to own, acquire, manage and selectively develop high quality student housing communities located near university campuses. We are continuing the student housing business of Allen & O’Hara, the most experienced student housing company in the United States. Since 1964, Allen & O’Hara has owned and operated 26 student housing communities located in 13 states containing over 16,000 beds and has managed a total of 67 communities located in 21 states containing approximately 36,000 beds at 47 universities, including third party management for such clients as the University of North Carolina at Chapel Hill, the University of Illinois at Urbana-Champaign, the California State University System and the Pennsylvania State System of Higher Education.

Upon completion of this offering and the formation transactions, we will own and operate 21 high quality off-campus student housing communities located in 15 states containing 15,829 beds in 5,069 apartment units. We also will provide third-party management services for 16 student housing communities located in 11 states containing 9,030 beds in 2,962 apartment units. We believe providing third party services allows us to increase cash flow with little incremental cost by leveraging our existing expertise and infrastructure. Our third-party services business also allows us to expand our network of contacts in the student housing industry and to increase our pipeline of potential property acquisitions. Based on the number of student apartments and beds owned or under management, we believe that upon completion of the offering we will be one of the largest private-sector owners and operators of off-campus student housing in the United States.

Our owned student housing communities typically have the following characteristics:

•	located in close proximity to university campuses (within two miles or less);

•	average age of less than five years;

•	designed specifically for students and containing fully furnished garden-style apartment units consisting of private bedrooms, private or semi-private bathrooms, full kitchens with modern appliances, in-unit washers and dryers and individual telephone, cable television and high-speed Internet access;

•	feature resort-style amenities, such as swimming pools, basketball and tennis courts and clubhouses that include fitness centers, tanning beds, computer labs, game rooms and study rooms; and

•	supported by our long-standing Community Assistant program and other student-oriented activities and services that enhance the college experience.

Our senior management team has over 160 years of collective experience working together in Allen & O’Hara’s student housing business. Upon completion of our formation transactions, our senior management team will own           % of the outstanding Operating Partnership units.

Our office is located at 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117. Our telephone number is (901) 259-2500. We maintain an Internet site at www.educationrealty.com. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

The student housing industry

University student housing is a unique real estate segment that requires specialized operating, leasing and marketing expertise and strategies. These purpose-built properties are generally divided into two major types: on-campus and off-campus. On-campus properties are typically owned by the universities and are often managed by third parties. Off-campus properties are typically located near campuses but are owned and managed by private entities.

We believe there are substantial opportunities for investment in off-campus student housing as a result of:

•	a steady increase in university enrollment in the United States (projected to increase by 1.8 million students between 2003 and 2013), fueling an increased need for student housing;

•	the limited availability of on-campus housing to accommodate university student populations, with the 50 largest institutions able to house an average of only 23% of their students on campus;

•	increasing student demand for modern, off-campus housing offering privacy, resort-style amenities and technology services;

•	the obsolescence of existing on-campus dormitory-style housing and its failure to provide living conditions acceptable to today’s university students;

•	state budget shortfalls and shifting budget priorities at universities that have reduced the funds available for new on-campus student housing; and

•	the highly fragmented ownership of off-campus student housing communities, creating opportunities for consolidation in the market.

In addition, we believe that opportunities for investment in and management of on-campus student housing will continue to increase and that our industry experience will position us to take advantage of these opportunities.

Our competitive strengths

We believe that we have the following competitive strengths that will enable us to take advantage of the opportunities in the student housing industry:

•	Experienced senior management team. We have the industry’s most experienced management team, with the seven members of our senior management team having over 160 years of collective experience working together in Allen & O’Hara’s student housing business. Our Chief Executive Officer, Chief Investment Officer and Vice President of Operations have worked together at Allen & O’Hara for over 30 years.

•	Modern property portfolio. Our initial properties consist of state-of-the-art student housing communities with modern unit plans and extensive amenities that attract college students to our facilities. The average age of our initial properties is less than five years.

•	Focused acquisition strategy. Our acquisition strategy utilizes our knowledge of market and industry fundamentals to identify and pursue targeted acquisitions of purpose-built student housing communities with attractive investment yields and potential growth in cash flow.

•	Complementary third party services business. Providing third-party services allows us to increase cash flow with little incremental cost by leveraging our existing expertise and infrastructure. Our third-party management and development consulting services business also allows us to expand our network of contacts in the student housing industry and to increase our pipeline of potential property acquisitions.

•	Established marketing practices. We have developed robust marketing practices for each of our student housing communities, allowing us to achieve high occupancy levels at competitive rental rates each academic year.

•	Industry innovators. We have a proven record of innovation in the student housing industry that will allow us to anticipate and quickly respond to market changes and opportunities.

•	Focus on customer satisfaction and quality control. We have developed and implemented student-oriented customer satisfaction and quality control programs designed to attract and retain student-residents and maintain a stable revenue base.

Our business and growth strategy

Our primary business objectives are to maximize cash flow available for distribution to our stockholders and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. Our business strategy to achieve these objectives consists of the following elements:

•	Acquisition of additional properties. We intend to acquire additional high quality, well-designed and well-located student housing communities with modern floor plans and amenities located in markets that have stable or increasing student populations and an insufficient supply of student housing. We will also seek to acquire investments in student housing communities that possess sound market fundamentals but are underperforming and can benefit from renovation and/or improved property management. We are continuously identifying and analyzing potential student housing acquisitions, many of which we source through our network of industry contacts and relationships. Following this offering we expect to have funds to acquire additional student housing communities from working capital and under our proposed credit facility.

•	Effective property management. Through our senior management team’s approximately 40 years of experience managing student housing communities, we have developed property management practices and procedures that enable us to effectively manage the profitability of our owned and managed properties at the local level. Each student housing community has an experienced on-site management staff. We utilize goal-oriented property management strategies and incentive-based compensation methods as well as cost-control systems to maximize our net operating income on a property-by-property basis.

•	Third-party management and consulting services. We provide property management and development consulting services to third-party owners of student housing communities, enabling us to earn additional revenue at marginal incremental expense to us. We plan to continue to grow our third-party services business.

•	Maintain and develop relationships with universities. We seek to maintain and establish relationships with universities to provide us with favored referrals to enhance our leasing efforts, opportunities for additional acquisitions of student housing communities and contracts for third-party services.

Risk factors

An investment in our common stock involves significant risks:

•	We may not be able to successfully integrate and realize anticipated improvements in occupancy and operating results from the 14 student housing communities that we are acquiring from JPI. Unlike the Allen & O’Hara portfolio, our senior management has no experience managing the JPI communities.

•	Our results of operations are subject to re-leasing, seasonality and other risks that are unique to the student housing industry. All of our student housing communities lease beds pursuant to short-term leases of 12 months or less, and beds must be re-leased each year. We also have a limited period from February through mid-August to re-lease our beds, making us highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.

•	Our future growth will depend largely upon our ability to acquire and integrate additional student housing communities. We cannot assure you that we will be able to identify student housing communities that meet our investment criteria, that we will be able to acquire student housing communities that we identify as desirable or that any acquisition will produce a return on our investment.

•	Our debt service obligations will expose us to the risk of default and reduce (or eliminate) cash resources needed to operate our business or make distributions in amounts sufficient to maintain our REIT qualification. Our governing documents do not limit the amount of debt that we may incur. Our level of debt and the operating limitations imposed on us by our debt agreements could adversely affect our operating results.

•	We have been recently organized and have no operating history. Consequently, our historical operating results and the financial data set forth in this prospectus may not be useful in assessing our likely future performance. We cannot assure you that the operating performance of our initial properties will not decline or that we will be able to generate sufficient revenue from operations to make anticipated distributions. Our management has no experience in running a public company or operating a company in accordance with the requirements for maintaining our qualification as a REIT.

•	We are acquiring our initial properties simultaneously with this offering, but we have not obtained recent appraisals of these properties. Consequently, the consideration we exchange for our initial properties may exceed the properties’ aggregate market value. In addition, the terms of the contribution and sale agreements relating to the purchase of one of the Allen & O’Hara portfolio properties and our Management Company and Development Company were not negotiated at arms-length.

•	If we fail to qualify as a REIT for federal income tax purposes, our distributions to stockholders will not be deductible by us, and we will pay substantial corporate-level income and excise taxes, reducing our earnings available for distribution. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax to the extent paid out of our current and accumulated earnings and profits. As a result, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

•	We are subject to competition for student-tenants from on-campus housing operated by educational institutions, charitable foundations and others. Universities often can offer more convenient and sometimes less expensive student housing than we can, which can adversely affect our occupancy and rental rates. We also compete with other national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators. The future construction of competing properties or decreases in rent levels for competing properties could adversely affect our rental income.

Before you invest in our common stock, you should review the complete discussion of the “Risk factors” beginning on page 20 of this prospectus.

Our owned and managed student housing communities

Our initial properties

Our initial properties consist of 21 student housing communities in 15 states containing 15,829 beds in 5,069 apartment units. Allen & O’Hara has owned an interest in and managed seven of the initial properties, comprising the Allen & O’Hara portfolio. The remaining 14 properties, comprising the JPI portfolio, are being acquired from JPI upon completion of the offering. JPI has previously managed these properties and will continue to manage some of these properties for a period of up to 90 days at our election, at which time we will assume management responsibility pursuant to our comprehensive integration plan. Our management team has successfully integrated two properties Allen & O’Hara acquired from JPI in the past. We believe that over time we can substantially improve revenue and cash flow from the JPI portfolio utilizing our management experience and proven operating systems.

The following table provides certain summary information about our student housing communities:

							12 months ended June 30, 2004

						Average			Monthly
	Primary	Year		# of	# of	month-end	Total revenue		revenue per
Name	university served	built		beds	units	occupancy rate(1)	(in thousands)		available bed(2)

Allen & O’Hara Portfolio
NorthPointe	University of Arizona	1999		912	300	89.2%	$3,770		$344
The Reserve at Athens	University of Georgia	1999		612	200	88.6	2,624		357
The Reserve at Clemson	Clemson University	1999		590	177	92.2	2,224		314
Players Club	Florida State University	1994		336	84	93.6	1,423		353
The Gables	Western Kentucky University	1995		290	73	97.9	1,063		306
College Station	Augusta State University	1989		203	61	89.6	562		231
University Towers(3)	North Carolina State University	1989		953	251	79.9	7,803	(3)	682	(3)

Total Allen & O’Hara		1995	(4)	3,896	1,146	88.3%	$19,469		$416	(4)

JPI Portfolio
Jefferson Pointe	Florida State University	1995		1,554	486	90.3%	$6,786		$364
Jefferson at Star Ranch	University of Arizona	2001		1,020	336	76.5	3,929		321
Jefferson Commons—USF	University of South Florida	1999		1,002	336	93.5	5,053		420
Jefferson Commons—Penn State	Pennsylvania State University	1999		984	294	93.4	4,681		396
Jefferson Commons—Purdue	Purdue University	2000		960	336	77.7	3,384		294
Jefferson Commons—Western Michigan	Western Michigan University	2000		876	324	87.5	4,057		386
Jefferson Commons—Texas Tech	Texas Tech University	1997		737	243	83.8	3,104		351
Jefferson Commons—Florida State	Florida State University	1997		732	252	90.2	3,403		387
Jefferson Commons—Oklahoma State	Oklahoma State University	1999		732	234	80.0	2,256		257
Jefferson Lofts	University of Central Florida	2002		730	254	93.9	3,364		461
Jefferson Commons—Kansas	University of Kansas	1998		720	192	80.7	2,403		278
Jefferson Commons—Knoxville	University of Tennessee	1999		708	210	91.3	3,168		373
Jefferson Commons—Columbia	University of Missouri	2000		676	260	93.5	3,031		374
Jefferson Commons—Ohio State	The Ohio State University	2000		502	166	91.6	2,690		447

Total JPI		1999	(4)	11,933	3,923	87.3%	$51,309		$363	(4)
Total Initial Properties		1998	(4)	15,829	5,069	87.6%	$70,778		$376	(4)

(1) Average physical month-end occupancy rate for the 12 months ended June 30, 2004.

(2) Monthly revenue per available bed is equal to total annual revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

(3) Revenues shown above for University Towers include revenue from food service operations, which our Management Company will continue to provide.

(4) Represents average for all properties in portfolio.

Third-party management services

We provide our third-party management services for student housing communities owned by educational institutions, charitable foundations and others. In the year ended December 31, 2003, and the six months ended June 30, 2004, our fees from third-party management services represented 1.4% and 1.5%, respectively, of our pro forma revenues. The following table presents certain summary information regarding the student housing communities that we manage for other owners:

		# of	# of
Property	University	beds	units

On-campus properties
Calhoun Street Apartments	University of Cincinnati	758	288
Reinhard Villages*	Clarion University of Pennsylvania	656	180
University Park*	Salisbury University (Maryland)	576	145
Bettie Johnson Hall*	University of Louisville	493	224
University Village*	California State University-San Marcos	471	126
Normal Hills Apartments*	Alabama A&M University	448	240
Kurz Hall*	University of Louisville	402	224
Arlington Park Apartments*	University of Northern Colorado	396	180
University Park-Phase II*	Salisbury University (Maryland)	312	108
Minardi Hall	University of Louisville	38	20

Total on-campus		4,550	1,735
Off-campus properties
Granville Towers	University of North Carolina at Chapel Hill	1,453	363
The Reserve on Stinson	University of Oklahoma	720	240
Illini Tower	University of Illinois at Champaign	709	175
Stratford Heights	University of Cincinnati	710	174
Honeysuckle Apartments*	Bloomsburg University of Pennsylvania	480	167
Evergreen Commons*	Lock Haven University of Pennsylvania	408	108

Total off-campus		4,480	1,227

Totals (for both on- and off-campus)		9,030	2,962

*	Property for which Allen & O’Hara provided development consulting services.

Third-party development consulting services

We provide third-party development consulting services to universities seeking to modernize their on-campus student housing communities. In addition to the 10 student housing communities that we have developed for universities in the past five years with aggregate development costs over $226 million, we are currently providing pre-development, construction and management consulting services at the Bloomsburg University in Bloomsburg, Pennsylvania and at the University of Alabama-Birmingham in Birmingham, Alabama.

Structure and formation of our Company

Our operating structure

After completion of the formation transactions described below in “Formation transactions,” we will conduct our business in an umbrella partnership REIT, or UPREIT, operating structure,

except for the University Towers property, which will be owned through the University Towers Partnership. In an UPREIT structure, our properties, other than the University Towers property, will be owned, and substantially all our business will be conducted, by our Operating Partnership. We will own approximately           % of the Operating Partnership units and approximately 67.0% of the University Towers Partnership units. Our Operating Partnership will own 100% of the outstanding common stock of our Management Company, which in turn will own 100% of the limited liability company interests of our Development Company. We intend that our Management Company will be a taxable REIT subsidiary, or TRS, under federal tax law.

Beginning one year after completion of this offering, limited partners of our Operating Partnership and the University Towers Partnership will each have the right to redeem their Operating Partnership units or University Towers Partnership units for cash or, at our election, shares of our common stock on a one-for-one basis. In connection with the acquisition of University Towers and four of the properties in the JPI portfolio, we have agreed to limitations on the disposition or refinancing of those properties in order to allow the contributing owners to defer taxes. Specifically, we have agreed that if we dispose of these properties in less than five years, we will reimburse the contributing owners the amount of the income taxes that they must pay on account of the disposition. In addition, so long as the contributing owners hold at least 25% of the Operating Partnership units or University Towers Partnership units that they received in the formation transactions, we have agreed to maintain certain minimum amounts of debt on the properties so as to avoid triggering gain to the contributing owners. If we fail to do this, we will owe to the contributing owners the amount of taxes that they incur. In each case, the amount of tax is computed assuming the highest federal and state rates.

Formation transactions

Prior to or simultaneously with the completion of this offering, we will engage in the following formation transactions:

•	We will issue shares of our common stock in this offering (and additional shares if the underwriters exercise their over-allotment option in full).

•	We will contribute the net offering proceeds to our Operating Partnership in exchange for Operating Partnership units. We will own % of the outstanding Operating Partnership units immediately after completion of the formation transactions.

•	Our Operating Partnership will acquire 14 student housing communities from JPI for a gross contract price of approximately $401.6 million. The properties are subject to first mortgage debt, the aggregate outstanding principal amount of which is approximately $311.5 million. Under the acquisition agreements with JPI, our Operating Partnership will acquire the properties subject to the existing mortgage debt, and will pay JPI the difference between the gross contract price and the outstanding principal amount of mortgage debt at the time of closing. We call this amount the “net equity.” The net equity in the JPI portfolio is approximately $90.1 million. JPI has elected to receive approximately $8.0 million of the net equity in Operating Partnership units and the balance of the net equity of approximately $82.1 million in cash. Immediately following the offering, the Operating Partnership expects to repay approximately $80.3 million of the first mortgage debt with a portion of the net proceeds of this offering.

•	As additional consideration for the JPI portfolio, we will issue to JPI warrants to purchase 250,000 shares of our common stock at an exercise price per share of 103% of the offering price of our common stock in this offering. These warrants will be exercisable beginning one year after the date we purchase the JPI portfolio and will expire on February 28, 2007.

•	Our Operating Partnership will acquire four student housing communities in the Allen & O’Hara portfolio through the purchase of all of the equity interests in the limited liability company that owns these properties for a gross contract price of approximately $77.9 million. Our Operating Partnership will acquire the properties subject to existing mortgage debt. The four properties are subject to outstanding mortgage debt having an aggregate outstanding principal balance of $50.5 million as of June 30, 2004. The net equity in the properties, assuming the outstanding principal amount of the mortgage debt as of June 30, 2004 remains unchanged, is approximately $27.4 million. Net equity of approximately $1.1 million will be paid to members of our management in the form of Operating Partnership units. The balance of net equity of approximately $26.3 million will be paid in cash, approximately $24.0 million of which will be paid to parties not affiliated with Allen & O’Hara or our management, and approximately $2.3 million of which will be paid to Allen & O’Hara and used by Allen & O’Hara to repay certain unaffiliated third-party loans. Immediately following the offering, the Operating Partnership will defease approximately $19.6 million of the first mortgage debt with a portion of the net proceeds of this offering.

•	Our Operating Partnership will acquire an additional student housing community in the Allen & O’Hara portfolio for a gross contract price of approximately $5.6 million. Our Operating Partnership will acquire the property subject to the existing mortgage debt. The property is subject to existing mortgage debt, the outstanding principal balance of which was $4.6 million as of June 30, 2004. The net equity in the property as of June 30, 2004 was approximately $1.0 million. The net equity of approximately $1.0 million will be paid in cash, approximately $0.5 million of which will be paid to parties not affiliated with Allen & O’Hara or our management, and approximately $0.5 million of which will be paid to Allen & O’Hara and used by Allen & O’Hara to repay certain unaffiliated third-party loans.

•	Our Operating Partnership will acquire an additional student housing community in the Allen & O’Hara portfolio and owned by members of our senior management through the purchase of all of the equity interests in the limited liability company that owns this property for a gross contract price of approximately $2.7 million. Our Operating Partnership will acquire the property subject to existing debt. The outstanding principal balance of the debt was $2.4 million as of June 30, 2004. The net equity in the property, assuming the outstanding principal amount of the debt at June 30, 2004 remains unchanged, is approximately $0.3 million. The net equity of approximately $0.3 million will be paid to members of our management in Operating Partnership units. We will repay the full outstanding principal amount of the debt with the proceeds of the offering, approximately $0.4 million of which is owed to Allen & O’Hara.

•	The University Towers Partnership will acquire an additional student housing community in the Allen & O’Hara portfolio through the acquisition of all of the equity interests in the limited liability company that owns the property for a gross contract price of $37.5 million. The University Towers Partnership will, through its acquisition of the equity interests of the owners of the limited liability company that owns the property, acquire the property subject to the existing mortgage debt. The outstanding principal balance of the mortgage debt was $24.6 million as of June 30, 2004. The net equity in the property, assuming the outstanding principal amount of the mortgage debt at June 30, 2004 remains unchanged, is approximately $12.9 million. Net equity of approximately $3.0 million will be paid to members of our management in the form of University Towers Partnership units. Net equity of approximately $1.2 million will be paid to persons not affiliated with Allen & O’Hara or our management in the form of University Towers Partnership units. The balance of net equity of approximately $8.7 million will be paid in cash to persons not affiliated with Allen & O’Hara or our management.

•	Allen & O’Hara and certain of our officers will contribute their interests in our Management Company to our Operating Partnership in exchange for $ million in Operating Partnership units. Immediately after such transfer, our Management Company will make an election to become our taxable REIT subsidiary (TRS) and will own 100% of the ownership interests in our Development Company.

Consequences of this offering and the formation transactions

As a result of the formation transactions:

•	We will own directly or indirectly % of the aggregate outstanding Operating Partnership units, and our Operating Partnership will own, through wholly owned entities, all of our properties other than University Towers, which will be owned by the University Towers Partnership and will not be wholly owned by us. We will be the sole general partner of our Operating Partnership. Accordingly, our board of directors will effectively direct all of our Operating Partnership’s affairs. Our board of directors will initially consist of seven directors, four of whom are expected to be “independent” directors under applicable New York Stock Exchange listing standards. See “Management— Executive officers and directors.”

•	Certain of our officers will own approximately % of the outstanding Operating Partnership units as a result of their contribution to us of interests in certain of our initial properties and assets.

•	We will own directly or indirectly 67.0% of the outstanding University Towers Partnership units. We will be the sole general partner of the University Towers Partnership. Accordingly, our board of directors will effectively direct all of the University Towers Partnership’s affairs.

•	Certain of our officers will own approximately 23.7% of the outstanding University Towers Partnership units as a result of the contribution of the University Towers property.

•	Our Management Company will become a wholly owned subsidiary of our Operating Partnership.

•	Our Management Company will own 100% of our Development Company.

•	We will conduct certain management, development, parking, food service and other services through our Management Company or Development Company and one or more limited liability companies, or limited partnerships owned, in whole or in part, by our Management Company.

The following diagram depicts our ownership structure and the ownership structure of our Operating Partnership, University Towers Partnership, Management Company and Development Company upon completion of this offering and the formation transactions:

(1) Includes certain of our officers and their affiliates.

(2) May hold Operating Partnership units for the purpose of the grant of profits interest units to our executive officers and key persons pursuant to our 2004 Incentive Plan.

(3) For federal income tax purposes, Allen & O’Hara Development Company, LLC, our Development Company, will be a disregarded entity. For federal tax purposes, all of the assets owned by Allen & O’Hara Development Company, LLC will be deemed to be owned by Allen & O’Hara Education Services, Inc., our Management Company. Allen & O’Hara Education Services, Inc. and Allen & O’Hara Development Company, LLC will be deemed to be one taxable REIT subsidiary.

(4) Each of the properties will be held through one or more entities.

The following table sets forth the name of each of our executive officers and directors who will directly or indirectly receive shares of our common stock, Operating Partnership units or University Towers Partnership units in the foregoing formation transactions, the number of shares of common stock or our Operating Partnership units or University Towers Partnership units that each such person will receive and the percentage interest in us or our Operating Partnership or the University Towers Partnership, as the case may be, that each such person will own upon completion of this offering and our formation transactions. The table also sets forth the same information for all of our officers and directors, as a group.

			Number of	Percentage
	Number of	Percentage	University	of University
	Operating	of Operating	Towers	Towers		Percentage
	Partnership	Partnership	Partnership	Partnership	Number	of total shares
Name	units	units	units	units	of common shares	outstanding(1)

Paul O. Bower	—	%			—	%
Randall H. Brown	—				—
Craig L. Cardwell	—				—
William W. Harris	—				—
Thomas J. Hickey	—				—
Wallace L. Wilcox	—				—
Randall L. Churchey(2)	—				—
Monte J. Barrow(2)	—				—
All officers and directors as a group (11 persons)	—				—

(1) Assumes conversion of all Operating Partnership units and University Towers Partnership units into common stock on a one-for-one basis.

(2) Messrs. Churchey and Barrow have each agreed to serve as a member of our board of directors upon the consummation of this offering.

This offering

Common stock offered by us	shares
Common stock outstanding after this offering	shares	(1)
Operating Partnership units to be outstanding after completion of this offering	units	(2)
University Towers Partnership units to be outstanding after completion of this offering	units
Proposed New York Stock Exchange symbol	“EDR”

(1) Excludes         shares issuable upon exercise of the underwriters’ over-allotment option and shares available for future issuance under our 2004 Incentive Plan.

(2) Includes Operating Partnership units issued in the formation transactions and any profits interest units granted by us concurrently with this offering to certain of our key employees. Upon the occurrence of certain capital account equalization events, the profits interest units will become ordinary units exchangeable for shares of our common stock on a one-for-one basis.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $      million, based upon the assumed price per share of common stock of $                    and after deducting the underwriting discount and estimated offering expenses of $                    payable by us. If the underwriter’s over-allotment option is exercised in full, our net proceeds will be approximately $      million. We intend to use the net proceeds from the offering as follows:

•	approximately $ million to pay the cash portion of the acquisition cost of the interests held by the unaffiliated former owners of our initial properties and other assets in our formation transactions;

•	approximately $ million to pay for office furniture and equipment purchased from Allen & O’Hara and to extinguish certain accounts payable for prior working capital advances made by Allen & O’Hara to our Management Company and to repay certain loans made by Allen & O’Hara to the entities owning certain of the properties in the Allen & O’Hara portfolio;

•	approximately $ million to repay or defease mortgage debt secured by some of our initial properties; and

•	approximately $ million for general corporate purposes.

Our REIT status

We intend to qualify as a REIT commencing with our taxable year ending December 31, 2005. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

If we qualify as a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, or the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their annual taxable income to their stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Distribution policy

We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution, covering the partial three-month period commencing on the closing of this offering and ending on                     , 2004, based on a $           per share distribution rate for a full quarter. This represents an annualized distribution of $           per share, or an annual distribution rate of      % based upon the midpoint of initial public offering prices set forth on the cover of this prospectus. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting our initial distribution. Any distributions we make will be at the discretion of our board of directors. We cannot assure you that our estimated distribution will be made or sustained.

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our taxable income (which does not necessarily equal net income in accordance with GAAP). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level. See “Distribution policy” below.

We anticipate adopting a distribution reinvestment plan that allows stockholders that have enrolled in the plan to reinvest their distributions automatically in additional shares of our common stock.

Summary selected financial data

The following table sets forth our summary financial and operating data on a pro forma basis for our Company and on an historical basis for our predecessor entities. We have not presented historical financial information for our Company because we have not had any activity since our formation and because we believe that a discussion of such results would not be meaningful. The combined historical financial information of our predecessor entities includes:

•	the student housing operations of Education Properties Trust, LLC and its subsidiaries (including the properties referred to as Northpointe, The Reserve at Athens, The Reserve at Clemson and Players Club);

•	the student housing operations of the properties referred to as The Gables, College Station and University Towers; and

•	the third-party management and development consulting service operations and real estate operations of Allen & O’Hara Education Services, LLC.

Our predecessor entities’ historical combined balance sheet data as of December 31, 2003 and 2002 and combined statements of operations data for the years ended December 31, 2003, 2002 and 2001, have been derived from the historical combined financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus.

Our predecessor entities’ unaudited historical combined balance sheet data as of June 30, 2004 and combined statement of operations data for the six months ended June 30, 2004 and 2003 are derived from unaudited historical combined financial statements, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein under accounting principles generally accepted in the United States.

The unaudited summary selected pro forma consolidated financial information presented below as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003, assumes the completion of this offering, the formation transactions and the repayment of certain indebtedness as contemplated under “Use of proceeds” occurred on June 30, 2004 for the pro forma balance sheet data and as of the beginning of the period indicated for the pro forma statement of operations data.

The historical financial information for our predecessor entities included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. The pro forma information does not purport to represent what our financial condition or results of operations actually would have been had this offering, the formation transactions and the repayment of certain indebtedness, in fact, occurred on such date or at the beginning of the periods indicated, or to project our financial condition or results of operations at any future date or for any future period. The information presented below does not provide all of the information contained in our financial statements and those of our predecessor entities, including related notes. You should read the information below in conjunction with our predecessor entities’ combined historical financial statements and related notes, our unaudited pro forma consolidated financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations,” which are included elsewhere in this prospectus.

Statement of operations data:

	Six months ended June ,30,			Year ended December ,31,

	Historical— EDR			Historical— EDR
	Company	predecessor		Company	predecessor
(in thousands, except for	pro forma			pro forma
per share data)	2004	2004	2003	2003	2003	2002	2001

Revenues:
Student housing rental revenue	$36,284	$8,313	$7,623	$64,977	$15,293	$14,558	$8,505
Student housing food service revenue	2,361	2,361	2,236	4,681	4,681	4,581	4,579
Third-party development consulting services	370	370	527	691	691	1,444	305
Third-party management revenue	616	616	424	1,026	1,026	784	767
Operating expense reimbursements	2,446	2,446	1,864	4,438	4,438	3,345	2,947

Total revenues	42,077	14,106	12,674	75,813	26,129	24,712	17,103

Operating expenses:
Student housing rental operations	15,460	3,560	3,395	30,262	7,409	6,813	3,946
Student housing food service	1,273	1,273	1,224	2,644	2,644	2,399	2,336
Third-party development consulting services	90	90	110	184	184	452	113
Reimbursable operating expenses	2,446	2,446	1,864	4,438	4,438	3,345	2,947
General and administrative	3,124	1,705	1,607	6,074	3,241	2,790	1,998
Depreciation and amortization	11,618	1,545	1,527	19,714	3,061	3,324	1,336

Total operating expenses	34,011	10,619	9,727	63,316	20,977	19,123	12,676

Operating income	8,066	3,487	2,947	12,497	5,152	5,589	4,427

Nonoperating expenses	10,293	2,885	2,874	18,481	5,771	5,715	3,436

Income (loss) before equity in earnings of unconsolidated entities, income taxes and minority interest	(2,227)	602	73	(5,984)	(619)	(126)	991
Equity in earnings of unconsolidated entities	796	796	154	629	629	128	263

Income (loss) before income taxes and minority interest	(1,431)	1,398	227	(5,355)	10	2	1,254
Income taxes	630	-	-	857	-	-	-

Net income (loss) before minority interest	(2,061)	1,398	227	(6,212)	10	2	1,254
Minority interest	—	-	-	—	-	-	-

Net income (loss)	$(2,061)	$1,398	$227	$(6,212)	$10	$2	$1,254

Pro forma basic earnings (loss) per share (unaudited)
Pro forma diluted earnings (loss) per share (unaudited)
Pro forma weighted average common shares outstanding— basic (unaudited)
Pro forma weighted average common shares outstanding— diluted (unaudited)

Balance sheet data:

			As of December 31,
	As of June 30, 2004

		Historical—	Historical— EDR predecessor
	Company	EDR
(in thousands)	pro forma	predecessor	2003	2002	2001

Assets:
Student housing properties, net	$518,692	$85,033	$86,388	$88,900	$49,357
Other assets, net	30,501	5,253	5,536	5,315	4,885

Total assets	$549,193	$90,286	$91,924	$94,215	$54,242

Liabilities and equity:
Mortgage notes payable	$291,243	$81,634	$82,204	$82,959	$52,150
Other liabilities	4,240	5,648	7,225	5,798	4,771

Total liabilities	295,483	87,282	89,429	88,757	56,921
Minority interest	26,065	-	-	-	-
Owners’ equity (deficit)	227,645	3,004	2,495	5,458	(2,679)

Total liabilities and equity	$549,193	$90,286	$91,924	$94,215	$54,242

Other data:

	Six months ended June ,30,			Year ended December ,31,

	Historical—			Historical—
	Company	EDR predecessor		Company	EDR predecessor
(in thousands, except selected	pro forma			pro forma
property information)	2004	2004	2003	2003	2003	2002	2001

Funds from operations (FFO):(1)
Net income	$(2,061)	$1,398	$227	$(6,212)	$10	$2	$1,254
Plus student housing property depreciation and amortization of lease intangibles	11,618	1,545	1,527	19,714	3,061	3,324	1,336

Funds from operations	$9,557	$2,943	$1,754	$13,502	$3,071	$3,326	$2,590

	Six months ended June 30,
			Year ended December 31,

	Historical—
	EDR predecessor		Historical— EDR predecessor

	2004	2003	2003	2002	2001

Cash flow information:
Net cash provided by operations	$439	$108	$3,136	$3,773	$2,337
Net cash provided by (used in) investing	290	225	248	(42,763)	(25,469)
Net cash provided by (used in) financing	(1,417)	(1,498)	(3,658)	38,951	23,296

			Year ended
	As of June 30, 2004		December 31,

	Historical—		Historical— EDR
	EDR predecessor		predecessor

	2004	2003	2003	2002	2001

Selected property information (unaudited):
Units	1,146	1,146	1,146	1,146	669
Beds	3,896	3,896	3,896	3,896	2,394
Occupancy(2)	88.3%	84.8%	85.1%	87.6%	87.8%
Revenue per available bed(3)	$416	$392	$406	$400	$465

(1)	As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

(2)	Average month-end occupancy rate for the rolling 12-month period.

(3)	Revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds).

Risk factors

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following material risks in conjunction with the other information contained in this prospectus before purchasing our common stock.

Risks related to our properties and our business

We may not be able to successfully integrate the student housing communities we acquire from JPI, which would preclude us from achieving the occupancy and operating results we expect from this acquisition.

The JPI portfolio acquisition, consisting of 14 student housing communities, is significantly larger than any portfolio acquisition of student housing communities that our management team has previously completed. There can be no assurance that we will be able to integrate the operation and management of these communities with the Allen & O’Hara portfolio that our management team has previously managed. Pursuant to our integration plan, we will be relying on JPI to manage some of the properties in the JPI portfolio for up to 90 days at our election after our purchase of the properties. As a result, our ability to fully integrate the JPI portfolio will be delayed during this transition period.

We plan to hire certain personnel from JPI to provide property management services related to the JPI portfolio. We may be unsuccessful in hiring or retaining these JPI employees, and we will have to expend considerable effort and expense training any former JPI employees that we are able to hire. In addition, we do not have the same operating experience with the JPI portfolio as we do with the Allen & O’Hara portfolio. Therefore, we may not be able to anticipate operating difficulties with the JPI communities, such as lease-related or personnel issues, to the same degree that we can anticipate similar operating difficulties with the student housing communities our management has previously operated. As a result, our ability to fully integrate the JPI portfolio will be delayed during this transition period.

In addition, as a result of the JPI acquisition, we will be operating student housing communities in 11 new markets. We do not have experience operating student housing communities in these markets, and our lack of experience in these markets may hinder our ability to operate the JPI communities successfully and to achieve our anticipated operating results. If we experience difficulties in integrating the JPI communities with the other communities we currently operate, or if we are not successful in implementing our integration plan, leasing program or other initiatives in managing the JPI communities, we may not be able to achieve the occupancy and operating results that we anticipate from the JPI acquisition.

Our results of operations are subject to an annual leasing cycle, concentrated lease-up period, seasonal cash flows and other risks inherent in the student housing industry.

We generally lease our properties under 12-month leases, but we may also lease for terms of nine months or less. As a result, we may experience significantly reduced cash flows during the summer months at properties leased for terms shorter than 12 months. In addition, students leasing under 12-month leases may be more likely to default in their rental payments during the summer months. Although we typically require a student’s parents to guarantee the student’s lease, we may have to spend considerable effort and expense in pursuing payment upon a defaulted lease, and our efforts may not be successful. Furthermore, all of our properties must be entirely re-leased each year, exposing us to increased leasing risk. In addition, we are subject to increased leasing risk on properties that we acquire that we have not previously managed due to our lack of experience leasing those properties and unfamiliarity with their leasing cycles. Student housing communities are typically leased during a limited leasing season that begins in February and ends in August of each year. We are therefore highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.

Our growth will be dependent upon our ability to acquire and/or develop, lease, integrate and manage additional student housing communities successfully.

We cannot assure you that we will be able to identify real estate investments that meet our investment criteria, that we will be successful in completing any acquisition we identify or that any acquisition we complete using the proceeds of this offering will produce a return on our investment. Moreover, because we have not identified these future investments at the time of this offering, we will have broad authority to invest in real estate investments that we identify in the future.

Our future growth will be dependent upon our ability to successfully acquire new properties on favorable terms, which may be adversely affected by the following significant risks:

•	we may be unable to acquire a desired property at all or at a desired purchase price because of competition from other purchasers of student housing;

•	many of our future acquisitions are likely to be dependent on external financing, and we may be unable to finance an acquisition on favorable terms or at all;

•	we may be required to incur significant capital expenditures to improve or renovate acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities but without any recourse, or with only limited recourse, to the sellers, or with liabilities that are unknown to us, such as liabilities for undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by members, directors, officers and others indemnified by the former owners of the properties.

As we acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. Newly acquired properties may not perform as expected, and newly acquired properties may have characteristics or deficiencies unknown to us at the time of acquisition.

Our use of debt financing reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

Our charter and bylaws impose no limitation on the amount of debt we may incur. Upon completion of this offering and our formation transactions, our total indebtedness will be approximately $291.2 million. Our debt service obligations will expose us to the risk of default and reduce (or eliminate) cash resources that are available to operate our business or make distributions necessary to maintain our REIT qualification. Following this offering, we anticipate that we will enter into a revolving credit facility to fund future property acquisitions and for other working capital needs, which may include the payment of distributions to our stockholders. The amount available to us and our ability to borrow from time to time under this facility will be subject to certain conditions and the satisfaction of specified financial covenants which may include limiting distributions to our stockholders. If the income generated by our properties and other assets fails to cover our debt service, we would be forced to reduce or eliminate distributions to our stockholders and may experience losses. Our level of debt and the operating limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our payment or other obligations as a result of insufficient cash flow or otherwise, and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and

•	foreclosures could create taxable income without accompanying cash proceeds, a circumstance that could hinder our ability to meet the REIT distribution requirements.

We are recently organized and have no operating history.

We have been recently organized and have no operating history. Consequently, our historical operating results and the financial data set forth in this prospectus may not be useful in assessing our likely future performance. The operating performance of the properties may decline under our management, and we may not be able to generate sufficient revenue from operations to make anticipated distributions. We will also be subject to the risks generally associated with the formation of any new business. Our management has no experience in running a public company or in operating in accordance with the requirements for maintaining our qualification as a REIT.

The consideration we pay for our initial assets may exceed their fair market value.

Prior to or simultaneously with the completion of this offering, we will acquire our initial properties and our Management Company and Development Company in exchange for cash, Operating Partnership units and University Towers Partnership units. We did not obtain independent appraisals of the initial properties or the management and development businesses. In addition, the terms of the contribution and sale agreements relating to the purchase of the College Station property and our Management Company were not negotiated at arms-length. Certain of our officers, specifically, Messrs. Bower, Brown, Cardwell, Harris, Hickey and Wilcox, will receive collectively through their ownership of interests in properties comprising the Allen & O’Hara portfolio and our Management Company and our Development Company, Operating Partnership units and University Towers Partnership units of $          . In addition, Allen & O’Hara will receive approximately $2.8 million in cash, all of which will be used by Allen & O’Hara to repay certain unaffiliated third-party loans. It is possible that the consideration we provide in exchange for these assets may exceed their fair market value and that we could realize less value from the assets than we would have realized if all of the contribution or sale agreements had been entered into with an unrelated third party or if we had obtained independent appraisals of the assets.

We face significant competition from university-owned student housing and from other private student housing communities located within close proximity to universities.

Many students prefer on-campus housing to off-campus housing because of the closer physical proximity to campus and integration of on-campus facilities into the academic community. Universities can generally avoid real estate taxes and borrow funds at lower interest rates, while we and other private-sector operators pay full real estate tax rates and have higher borrowing costs. Consequently, universities often can offer more convenient and/or less expensive student housing than we can, which can adversely affect our occupancy and rental rates. We also compete with other national and regional owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators. There are a number of purpose-built student housing properties that compete directly with us located near or in the same general vicinity of many of our student housing communities. Such competing student housing communities may be newer than our student housing communities, located closer to campus, charge less rent, possess more attractive amenities, or offer more services, shorter lease terms or more flexible leases. The construction of competing properties or decreases in the general levels of rents for housing in competing properties could adversely affect our rental income.

We believe that a number of other large national companies may be potential entrants in the student housing business. In some cases, these potential competitors possess substantially greater financial and marketing resources than we do. The entry of one or more of these companies could increase competition for student tenants and for the acquisition, development and management of other student housing communities.

We may not be able to recover our costs for our development consulting services.

We typically are awarded contracts for development consulting services on the basis of a competitive award process, but such contracts are typically not executed until the formal approval of the transaction by the institution’s governing body at the completion of the process. In the intervening period, we may incur significant pre-development and other costs in the expectation that the development consulting services contract will be executed. These costs generally range from $300,000 to $500,000 and typically include architects’ fees to design the property and contractors’ fees to price the construction. We typically seek to enter into a reimbursement agreement with the institution that requires the institution to provide a guarantee of our advances. However, we may not be successful in negotiating such an agreement. In addition, if an institution’s governing body does not ultimately approve our selection and the underlying terms of a pending development, we may not be able to recover these costs from the institution. In addition, when we are awarded development consulting contracts, we generally receive 50% of our fees at the time the project is financed, and the remainder is generally paid in monthly installments thereafter. As a result, the recognition and timing of revenues will, among other things, be contingent upon the project owner’s successful structuring and closing of the project financing as well as the timing of construction.

The terms of our acquisition agreements with JPI may cause us to incur additional costs and liabilities in connection with the JPI acquisition.

We are purchasing the portfolio of 14 student housing communities from JPI pursuant to three separate acquisition agreements, two of which provide collectively for the direct purchase of four properties and one of which provides for the purchase of ownership interests in special purpose entities holding title to the 10 remaining properties. Pursuant to the acquisition agreements, we will effectively assume all liabilities and obligations with respect to the JPI communities, whether known or unknown, absolute or contingent, and whether arising before or after the date we acquire the JPI communities. JPI’s representations and warranties to us in each of the acquisition agreements are limited, and, with the exception of the specific representations and warranties in the acquisition agreements, the properties are being acquired from JPI on an “as is/where is” basis. In addition, JPI’s indemnity to us for any breach under the acquisition agreements is very limited. As a result of these provisions, we may become responsible for liabilities and obligations with respect to the JPI communities following completion of the transaction for which we will have no recourse to JPI or anyone else, and we may incur costs in connection with the completion of the JPI acquisition in excess of our expected costs as described in this prospectus. These costs could include greater than anticipated financing costs. Any or all of these costs could negatively affect our operating results and our financial condition.

In addition, pursuant to the acquisition agreements we have agreed to provide a revolving loan to JPI pursuant to which JPI may borrow up to approximately $6.0 million from us over a period of the later of (i) 30 days after our registration of the shares issuable upon conversion of the units issued to JPI in connection with the purchase of the JPI portfolio or (ii) 14-months following our purchase of the JPI portfolio. JPI’s borrowings will be secured by a pledge of the Operating Partnership units issued to JPI having a value, based on the initial offering price of our common stock in this offering, of approximately $8.0 million. Any such borrowings during the loan commitment period will reduce the net proceeds of this offering otherwise available to us for working capital or to fund future acquisitions of student housing communities and, accordingly, could negatively affect our operating results. In the event of default by JPI in its loan obligations to us, our sole recourse will be the Operating Partnership units pledged to us as collateral unless JPI has previously elected, in accordance with the terms of its agreement with us, to guarantee up to 25% of the outstanding loan balance at any time. It is unlikely that JPI will elect to provide any guarantee to us of its obligations. Accordingly, in the event that JPI fails to repay to us any amounts borrowed under the loan commitment, and the value of the units pledged to us as collateral is less than the amount of JPI’s obligations upon the maturity date of the loan, we would not be able to recover the amounts advanced to JPI, which could negatively affect our operating results and financial condition.

We may be unable to take advantage of certain disposition opportunities because of additional costs we have agreed to pay if we sell certain of our properties in taxable transactions for a period of five years.

We are issuing Operating Partnership units as partial or full consideration for our interests in four properties in the JPI portfolio and University Towers Partnership units for our interest in University Towers. In addition, so long as the contributing owners of such properties hold at least 25% of the Operating Partnership units or University Towers Partnership units that they received in the formation transactions, we have agreed to maintain certain minimum amounts of debt on the properties so as to avoid triggering gain to the contributing owners. If we fail to do this, we will owe to the contributing owners the amount of taxes that they incur. In each case, the amount of tax is computed assuming the highest federal and state rates. As a result, these agreements may preclude us from selling the restricted properties at the optimal time.

We rely on our relationships with universities, and changes in university personnel and/or policies could adversely affect our operating results.

In some cases, we rely on our relationships with universities for referrals of prospective tenants or for mailing lists of prospective tenants and their parents. The failure to maintain good relationships with personnel at these universities could therefore have a material adverse effect on us. If universities refuse to make their lists of prospective student-tenants and their parents available to us or increase the costs of these lists, the increased costs or failure to obtain such lists could also have a material adverse effect on us.

We may be adversely affected by a change in university admission policies. For example, if a university reduces the number of student admissions, the demand for our properties may be reduced and our occupancy rates may decline. In addition, universities may institute a policy that a certain class of students, such as freshmen, must live in a university-owned facility, which would also reduce the demand for our properties. While we may engage in marketing efforts to compensate for such policy changes, we may not be able to effect such marketing efforts prior to the commencement of the annual lease-up period or at all.

Risks related to the real estate industry

Our performance and the value of our real estate assets are subject to risks associated with real estate assets and with the real estate industry.

Our ability to make distributions to our stockholders depends on our ability to generate cash revenues in excess of expenses, scheduled debt service obligations and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

•	local oversupply of student housing units, increased competition or reduction in demand for student housing;
•	inability to collect rent from tenants;
•	vacancies or our inability to lease beds on favorable terms;
•	increased operating costs, including insurance premiums, utilities, and real estate taxes;
•	costs of complying with changes in governmental regulations;
•	the relative illiquidity of real estate investments;
•	changing student demographics;
•	national, regional and local economic conditions; and
•	rising interest rates.

We have limited time to perform due diligence on many of our acquired properties, which could subject us to significant unexpected liabilities and under-performance of the acquired properties.

When we enter into an agreement to acquire a property, we often have limited time to complete our due diligence prior to acquiring the property. Because our internal resources are limited, we may rely on third parties to conduct a portion of our due diligence. To the extent we or these third parties underestimate or fail to identify risks and liabilities associated with the properties we acquire, we may incur unexpected liabilities, or the property may fail to perform in accordance with our projections. If, during the due diligence phase, we do not accurately assess the value of and liabilities associated with a particular property, we may pay a purchase price that exceeds the current fair value of the assets. As a result, material goodwill and other intangible assets would be recorded, which could result in significant charges to earnings in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume, could seriously harm our financial and operating results, as well as our ability to pay dividends.

Certain losses may not be covered by insurance.

We carry insurance covering comprehensive liability, fire, earthquake, terrorism, business interruption, vandalism and malicious mischief, extended coverage perils, physical loss perils, commercial general liability, personal injury, flood (when the property is located in whole or in material part in a designated flood plain area), workers’ compensation, business, automobile, errors and omissions, employee dishonesty, employment practices liability and rental loss with respect to all of the properties in our portfolio and the operation of our Management Company and Development Company. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. There are, however, certain types of losses (such as property damage from riots or wars, employment discrimination losses, punitive damage awards, terrorism or acts of God) that may be either uninsurable or not economically insurable. Some of our policies are subject to large deductibles or co-payments and policy limits that may not be sufficient to cover losses. In addition, we may discontinue earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums for these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Future terrorist attacks in the United States could harm the demand for and the value of our student housing communities.

Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, or threats of the same, could harm the demand for and the value of our properties. A decrease in demand in our markets would make it difficult for us to renew or re-lease our properties at rates equal to or above historical rates.

Terrorist attacks also could directly affect the value of our properties through damage, destruction, loss or increased security costs, and the availability or cost of insurance for such acts. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property.

We could incur significant costs related to government regulation and private litigation over environmental matters.

Under various environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, a current or previous owner or operator of real property may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property, and an entity that arranges for the disposal or treatment of a hazardous or toxic substance or petroleum at another property may be held jointly and severally liable for the cost to investigate and clean up such property or other affected property. Such parties are known as potentially responsible parties, or PRPs. Environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the costs of any required investigation or cleanup of these substances can be substantial. PRPs are liable to the government as well as to other PRPs who may have claims for contribution. The liability is generally not limited under such laws and could exceed the property’s value and the aggregate assets of the liable party. The presence of contamination or the failure to remediate contamination at our properties also may expose us to third-party liability for personal injury or property damage, or adversely affect our ability to sell, lease or develop the real property or to borrow using the real property as collateral. We do not carry environmental insurance on any of the properties in our portfolio.

Environmental laws also impose ongoing compliance requirements on owners and operators of real property. Environmental laws potentially affecting us address a wide variety of matters, including, but not limited to, asbestos-containing building materials, storage tanks, storm water and wastewater discharges, lead-based paint, wetlands and hazardous wastes. Failure to comply with these laws could result in fines and penalties and/or expose us to third-party liability. Some of our properties may have conditions that are subject to these requirements, and we could be liable for such fines or penalties and/or liable to third parties, as described below in “Our business and properties— Governmental regulations affecting the properties— Environmental laws.”

We could be exposed to liability and remedial costs related to environmental matters.

Certain properties in our portfolio contain, or may have contained, asbestos-containing building materials, or ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and may impose fines and penalties on building owners and operators for failure to comply with these requirements. Also, certain properties may contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Certain properties in our portfolio contain, or may have contained, elevated radon levels. Third parties may be permitted by law to seek recovery from owners or operators for property damage and/or personal injury associated with exposure to contaminants, including, but not limited to, petroleum products, hazardous or toxic substances and asbestos fibers. Also, some of the properties may contain regulated wetlands that can delay or impede development or require costs to be incurred to mitigate the impact of any disturbance. Absent appropriate permits, we can be held responsible for restoring wetlands and be required to pay fines and penalties.

Some of the properties in our portfolio may contain microbial matter such as mold and mildew. The presence of microbial matter could adversely affect our results of operations. In addition, if any property in our portfolio is not properly connected to a water or sewer system, or if the integrity of such systems are breached, or if water intrusion into our buildings otherwise occurs, microbial matter or other contamination can develop. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may product airborne toxins or irritants. If this were to occur, we could incur significant remedial costs and we may also be subject to material private damage claims and awards. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. If we become subject to claims in this regard, it could materially and adversely affect us and our future insurability for such matters.

Independent environmental consultants conducted Phase I environmental site assessments on all of our initial properties. Phase I environmental site assessments are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and certain publicly available databases. These assessments do not typically take into account all environmental issues including, but not limited to, testing of soil or groundwater or the possible presence of asbestos, lead-based paint, radon, wetlands or mold. Some of the Phase I assessments did, however, test for radon and found elevated radon levels at two properties. A radon mitigation system was implemented at one of the properties and another mitigation system will be needed at one additional property. In addition, a limited Phase II study was conducted on four of the properties and concluded that further investigation was not warranted.

None of the site assessments revealed any past or present environmental liability that we believe would be material to us. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the assessments were conducted or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

We cannot assure you that costs of future environmental compliance will not affect our ability to make distributions or that such costs or other remedial measures will not be material to us.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. We have not conducted an audit or investigation of all of our properties to determine our compliance with present ADA requirements. Noncompliance with the ADA or FHAA could result in the imposition of fines or an award for damages to private litigants and also could result in an order to correct any non-complying feature. We cannot predict the ultimate amount of the cost of compliance with the ADA, FHAA or other legislation. If we incur substantial costs to comply with the ADA, FHAA or any other legislation, we could be materially and adversely affected.

In June 2001, the United States Department of Justice, or DOJ, notified JPI of an on-going investigation regarding possible violations of the ADA and the FHAA at various residential properties developed by JPI, mostly multi-family apartment communities. Of the 14 student housing communities we are acquiring from JPI in the acquisition, one property is included in those reviewed by the DOJ to date. The DOJ has reviewed the property plans for this property but has not issued a report regarding its review. In October 2002, the DOJ indicated that the investigations were being delayed for an undetermined period of time. This investigation has not been resolved and, at this point, no conclusion can be reached regarding what will be required to conclude it or whether it will result in a dispute or legal proceedings with the DOJ. Noncompliance with the ADA and the FHAA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. We are unable to predict the outcome of the DOJ’s investigation related to the JPI portfolio.

We may incur significant costs complying with other regulations.

The properties in our portfolio are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or be liable for private actions for money damages. Furthermore, existing requirements could change and require us to make significant unanticipated expenditures that would materially and adversely affect us. Moreover, as a public company, we will be subject to increased compliance, legal and auditing costs, including the substantial cost of devising, maintaining and assessing annually a comprehensive system of internal controls. These expenses are largely fixed costs and cannot be reduced substantially during economic downturns.

Our potential participation in joint ventures presents additional risks.

We may co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we will not have sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers may become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers also may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our preferences, policies or objectives. Such investments also will have the potential risk of our reaching impasses with our partners or co-venturers on key decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our management team from focusing its time and effort exclusively on our business. In addition, we may in some circumstances be liable for the actions of our third-party partners or co-venturers.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate.

Risks related to our organization and structure

To maintain our REIT status, we may be forced to limit the activities of our Management Company.

To maintain our status as a REIT, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries, such as our Management Company. Some of our activities, such as our third-party management, development consulting and food services, must be conducted through our Management Company and Development Company for us to maintain our REIT qualification. In addition, certain non-customary services such as cleaning, transportation, security and, in some cases, parking, must be provided by a taxable REIT subsidiary or an independent contractor. If the revenues from such activities create a risk that the value of our Management Company, based on revenues or otherwise, approaches the 20% threshold, we will be forced to curtail such activities or take other steps to remain under the 20% threshold. Because the 20% threshold is based on value, it is possible that the IRS could successfully contend that the value of our Management Company exceeds the 20% threshold even if our Management Company accounts for less than 20% of our consolidated revenues, income or cash flow, in which case our status as a REIT could be jeopardized.

We will depend heavily on the availability of equity and debt capital to fund our business.

In order to maintain our qualification as a REIT, we are required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to distributions paid and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, REITs are largely unable to fund capital expenditures, such as acquisitions, renovations, development and property upgrades from operating cash flow. Consequently, we will be largely dependent on the public equity and debt capital markets and private lenders to provide capital to fund our growth and other capital expenditures. We may not be able to obtain this financing on favorable terms or at all. Our access to equity and debt capital depends, in part, on:

•	general market conditions;
•	our current debt levels and the number of properties subject to encumbrances;
•	our current performance and the market’s perception of our growth potential;
•	our cash flow and cash distributions; and
•	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders, including those necessary to maintain our qualification as a REIT.

Our charter contains restrictions on the ownership and transfer of our stock.

Our charter provides that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value, by number of shares or by voting power, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% (by value, by number of shares or by voting power, whichever is more restrictive) of all our outstanding shares, including both common and preferred stock. We refer to this restriction as the “ownership limit.” Generally, if a beneficial owner of our shares exceeds the ownership limit, such owner will be effectively divested of all ownership rights with respect to shares exceeding the limit and may suffer a loss on his or her investment.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding stock and thereby subject certain shares to the ramifications of exceeding the ownership limit. Our charter, however, permits exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT. This ownership limit could delay, defer or prevent a change of control or other transaction that might otherwise result in a premium price for our common stock or otherwise be in the best interest of our stockholders.

Certain tax and anti-takeover provisions of our charter and bylaws may inhibit a change of our control.

Certain provisions contained in our charter and bylaws and the Maryland General Corporation Law may discourage a third party from making a tender offer or acquisition proposal to us, or could delay, defer or prevent a change in control or the removal of existing management. These provisions also may delay or prevent our stockholders from receiving a premium for their shares of common stock over then-prevailing market prices. These provisions include:

•	the REIT ownership limit described above;

•	authorization of the issuance of our preferred shares with powers, preferences or rights to be determined by our board of directors;

•	the right of our board of directors, without a stockholder vote, to increase our authorized shares and classify or reclassify unissued shares;

•	advance notice requirements for stockholder nomination of directors and for other proposals to be presented at stockholder meetings; and

•	the requirement of a two-thirds vote of the holders of common stock for removal of a member of our board of directors.

The Maryland business statutes also impose potential restrictions on a change of control of our Company.

Various Maryland laws may have the effect of discouraging offers to acquire us, even if the acquisition would be advantageous to our stockholders. Our bylaws exempt us from some of those laws, such as the control share acquisition provisions, but our board of directors can change our bylaws at any time to make these provisions applicable to us.

We have the right to change some of our policies that may be important to our stockholders without stockholder consent.

Our major policies, including our policies with respect to investments, leverage, financing, growth, debt and capitalization, are determined by our board of directors or those committees or officers to whom our board of directors has delegated that authority. Our board of directors also establishes the amount of any distributions that we make to our stockholders. Our board of directors may amend or revise the foregoing policies, our distribution payment amounts and other policies from time to time without a stockholder vote. Accordingly, our stockholders may not have control over changes in our policies.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our bylaws require us to indemnify directors and officers for liability resulting from actions taken by them in those capacitates to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Our success depends on key personnel whose continued service is not guaranteed.

We depend upon the services of our key personnel, particularly Paul O. Bower, our Chairman, Chief Executive Officer and President, Randall H. Brown, our Executive Vice President and Chief Financial Officer, and Craig L. Cardwell, our Executive Vice President and Chief Investment Officer. Messrs. Bower and Cardwell each have been in the student housing business for over 30 years, and each of them has developed a network of contacts and a reputation that attracts business and investment opportunities and assists us in negotiations with universities, lenders and industry personnel. In addition, Mr. Brown possesses detailed knowledge of and experience with our financial and ancillary support operations that are critical to our operations and financial reporting obligations as a public company. We will continue to need to attract and retain qualified additional senior executive officers as we grow our business. The loss of the services of any of our senior executive officers, or our inability to recruit and retain qualified personnel could have a material adverse effect on our business and financial results.

Federal income tax risks

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT. If we lose our REIT status, we will face serious tax consequences that could substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income, and such amounts would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership or a limited liability company. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and two “gross income tests”: (a) at least 75% of our gross income in any year must be derived from qualified sources, such as “rents from real property,” mortgage interest, distributions from other REITs and gains from sale of such assets, and (b) at least 95% of our gross income must be derived from sources meeting the 75% income test above, and other passive investment sources, such as other interest and dividends and gains from sales of securities. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding any net capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

We may be subject to federal and state income taxes that would harm our financial condition.

Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have net income from a sale of dealer property or inventory, or, if our Management Company enters into agreements with us or our tenants on a basis that is determined to be other than an arm’s length basis, that income will be subject to a 100% penalty tax. If we believe that a sale of a property might be treated as a prohibited transaction, we will attempt to structure a sale through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% prohibited transaction tax. We cannot assure you, however, that the IRS would not assert successfully that sales of properties that we make directly, rather than through a taxable REIT subsidiary, were sales of “dealer” property or inventory, in which case the 100% penalty tax will apply. In addition, we may not be able to make sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly or at the level of our Operating Partnership or the University Towers Partnership or at a level of the other entities through which we indirectly own our properties that would aversely affect our operating results.

An investment in our common stock has various tax risks that could affect the value of your investment, including the treatment of distributions in excess of earnings and the inability to apply “passive losses” against distributions.

An investment in our common stock has various tax risks. Distributions in excess of current and accumulated earnings and profits, to the extent that they exceed the adjusted basis of an investor’s common stock, will be treated as long-term capital gain (or short-term capital gain if the shares have been held for less than one year). Any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, and otherwise will be treated as short-term capital gain or loss. Distributions that we properly designate as capital gain distributions will be treated as taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive income, meaning stockholders generally will not be able to apply any “passive losses” against such income or gain. See “Federal income tax considerations.”

Future distributions may include a significant portion as a return of capital.

Our distributions may exceed the amount of our income as a REIT. If so, the excess distributions will be treated as a return of capital to the extent of the stockholder’s basis in our stock, and the stockholder’s basis in our stock will be reduced by such amount. To the extent distributions exceed a stockholder’s basis in our stock, the stockholder will recognize capital gain, assuming the stock is held as a capital asset.

Risks related to this offering

We may not be able to maintain our initial distribution rate.

We intend to pay a pro rata initial distribution, covering the partial three-month period commencing on the closing of this offering and ending on                     , 2004, based on a $           per share distribution rate for a full quarter. This represents an annualized distribution of

$           per share, or an annual distribution rate of      % based upon the midpoint of initial public offering prices set forth on the cover of this prospectus. This initial estimated annual distribution represents an initial annual distribution rate of approximately      % of our estimated cash available for distribution for the 12 months ending June 30, 2005. Our ability to fund this distribution out of operating cash flow will depend, in part, upon the receipt of cash flow from our owned and managed properties, including properties we expect to acquire in the future with the undesignated net proceeds of this offering. In the event these properties do not provide us with anticipated cash flow, we may not be able to maintain our initial distribution rate.

Our distributions will not be eligible for the new lower tax rate on dividends except in limited situations.

Unlike dividends received from a corporation that is not a REIT, our distributions to individual shareholders generally will not be eligible for the new lower tax rate on dividends except in limited situations.

Differences between the net tangible book value of our assets and the public offering price of the shares of common stock offered hereby will result in an immediate and material dilution.

The initial public offering price of our common stock was determined in consultation with the underwriters and does not necessarily bear any relationship to our book value or the market value of our assets. As a result, our value, represented by the public offering price of our shares, may exceed the market value and/or book value of our assets. As of December 31, 2003, the aggregate historical combined net tangible book value of the interests and assets of our predecessor entities to be transferred to our Operating Partnership and University Towers Partnership was approximately $2.0 million, or $           per share of our common stock on a fully-diluted basis. The pro forma net tangible book value per share of our common stock after the consummation of this offering and the formation transactions will be less than the initial public offering price. You will therefore experience immediate dilution of $           per share immediately after this offering.

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield in order to maintain their investment, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. As a result, higher market interest rates could adversely affect the market price of our common stock.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or issuances of our common stock upon exchange of our Operating Partnership units or University Towers Partnership units, or the perception that such sales might occur, could adversely affect the market price of our common stock.

The exercise of the underwriters’ over-allotment option, the exchange of our Operating Partnership units or University Towers Partnership units for common stock, the exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our 2004 Incentive Plan, the issuance of our common stock, Operating Partnership units or University Towers Partnership units in connection with the acquisitions of our initial properties and other issuances of our common stock could also have an adverse effect on the market price of our common stock. In addition, the existence of units, options or other securities convertible into or exchangeable for shares of our common stock may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

There is currently no public market for our common stock, an active trading market for our common stock may never develop following the offering and the trading and our common stock price may be volatile and could decline substantially following the offering.

Prior to the offering, there has been no public market for our common stock and an active trading market for our common stock may never develop or be sustained. You may not be able to resell our common stock at or above the initial public offering price. The initial public offering price of our common stock has been determined based on negotiations between us and the representatives of the underwriters and may not be indicative of the market price for our common stock after the offering. See “Underwriting.” Performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market, economic and political conditions.

Forward-looking statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;
•	our projected operating results;
•	completion of any pending transactions;
•	our ability to obtain future financing arrangements;
•	our understanding of our competition;
•	market trends;
•	projected capital expenditures; and
•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our common stock.

When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $           million, based on an assumed offering price of $           per share, which is the mid-point range of the offering price per share of our common shares in this offering, after deducting the underwriting discount, financial advisory fees and other offering expenses that we will pay in connection with this offering. If the underwriters exercise in full their option to purchase up to an additional                     common shares to cover over-allotments, if any, our net proceeds will be approximately $           million.

Pending the uses described below, we will invest the net offering proceeds in interest-bearing accounts and short-term, interest-bearing securities, consistent with our intention to qualify for taxation as a REIT. Such investments may include government and governmental agency certificates, interest-bearing bank deposits and mortgage loan participations.

The following table sets forth additional information about how we intend to use the proceeds raised in this offering:

	Dollar amount	Percentage of
	(in thousands)	gross proceeds

Underwriting discounts and commissions	$	%
Estimated offering expenses	$	%
Estimated amount to pay cash portion of acquisition of Allen & O’Hara portfolio to nonaffiliates, including costs but excluding indebtedness owed	$	%
Estimated amount used to repay certain mortgage indebtedness with respect to the Allen & O’Hara portfolio	$	%
Estimated amount to purchase certain office furniture and equipment from Allen & O’Hara	$	%
Estimated amount to repay certain indebtedness of Allen & O’Hara incurred in connection with certain of the Allen & O’Hara properties and the Management Company	$	%
Financial advisory fees with respect to JPI portfolio acquisition	$	%
Estimated amount to pay cash portion of acquisition of JPI portfolio, including costs but excluding indebtedness owed	$	%
Estimated amount to repay certain mortgage indebtedness with respect to the JPI portfolio	$	%
Estimated amount allocated for general corporate purposes(1)	$	%
Total application of gross offering proceeds	$	%

(1) We have agreed to provide a revolving loan commitment to JPI pursuant to which JPI may borrow up to approximately $6.0 million from us during the period from the date of purchase of the JPI portfolio until the later of (i) 30 days after our registration of the shares issuable to JPI upon conversion of the units to JPI in connection with the purchase of the JPI portfolio or (ii) 14 months after the closing of our purchase of the JPI portfolio. Any borrowings by JPI under this loan commitment will reduce our available cash for other corporate purposes during the term of the loan.

Capitalization

The following table sets forth:

•	the historical combined capitalization of our predecessor entities as of June 30, 2004; and

•	the pro forma as-adjusted capitalization of Education Realty Trust, Inc. to give effect to the formation transactions, the sale of shares of common stock in this offering and application of the net proceeds as described in “Use of proceeds.”

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

As of June 30, 2004	Predecessor	Pro forma
(in thousands)	entities	as adjusted

Mortgage notes payable	$81,634	$
Stockholders’ equity
Common shares, $0.01 par value per share, 200,000,000 shares authorized and shares issued and outstanding pro forma as adjusted	—
Preferred shares, $0.01 par value per share, 50,000,000 shares authorized and no shares issued and outstanding pro forma as adjusted	—
Additional paid in capital	—
Loans to stockholders	—
Warrants	—
Accumulated earnings	3,004

Total stockholders’ equity	3,004

Total capitalization	$84,638	$

Dilution

After giving effect to the sale of shares of our common stock offered hereby, the deduction of underwriting discounts and commissions and other estimated offering and formation transaction expenses, the receipt by us of the net proceeds of this offering and the use of these funds by our Operating Partnership and University Towers Partnership as described in our pro forma financial statements included elsewhere in this prospectus, the pro forma net tangible book value at June 30, 2004 attributable to the common stockholders would have been $           million or $           per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $           per share from the public offering price of $           per share of our common stock, which is the mid-point of the range of prices indicated on the front cover of this prospectus to new public investors. The following table illustrates this per share dilution:

Assumed offering price per share	$
Pro forma net tangible book value per share before this offering and before giving effect to completion of our formation transactions
Increase in pro forma net tangible book value per share attributable to this offering
Pro forma net tangible book value per share after completion of this offering and after giving effect to our formation transactions and the issuance of restricted shares upon completion of this offering

Dilution in pro forma net tangible book value per share to new investors

Distribution policy

After this offering, we intend to make regular quarterly distributions to our common stockholders. We intend to pay a pro rata initial distribution, covering the partial three-month period commencing on the closing of this offering and ending on                     , 2004, based on a $           per share distribution rate for a full quarter. This represents an annualized distribution of $           per share, or an annual distribution rate of      % based upon the midpoint of initial public offering prices set forth on the cover of this prospectus. This initial estimated annual distribution represents an initial annual distribution rate of approximately      % of our estimated cash available for distribution for the 12 months ending June 30, 2005. You should read the following discussion and the information set forth in the table and footnotes below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes beginning on page F-1 of this prospectus.

We established our intended initial distribution based on our estimate of the cash flow that will be available to us for distributions for the 12 months ending June 30, 2005. We based this estimate on adjustments to our pro forma income before minority interests for the 12 months ended December 31, 2003. Additional adjustments include our estimate of $           per square foot for non-revenue enhancing capital expenditures at our properties during the 12 months ending June 30, 2005, as reflected below. We have not adjusted our cash available for distribution for discretionary, revenue-enhancing capital improvements as we do not intend to fund these items from cash available for distribution and, since the timing of making such improvements is discretionary, we do not intend to make such improvements until such time as they will not impair our ability to fund our intended initial distribution rate.

We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting our initial distribution. Any distributions we make will be at the discretion of our board of directors. We cannot assure you that our estimated distribution will be made or sustained. Our actual results of operations may differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially and adversely affect our actual results of operations, please see “Risk factors— Risks related to this offering.” In addition, to the extent that JPI borrows from us during a period from the date of purchase of the JPI portfolio until the later of (i) 30 days after our registration of the shares issuable to JPI upon conversion of the units issued in connection with the purchase of the JPI portfolio or (ii) 14 months after the closing of our purchase of the JPI portfolio pursuant to our commitment to advance to JPI up to approximately $6.0 million from time to time, our cash available for distribution and available reserves will be reduced. Moreover, the exercise of the underwriters’ over-allotment option may also affect our cash available for distribution and available reserves, which may also affect our ability to make the contemplated distribution.

The following table describes the calculation of our estimated cash available for distribution for the 12 months ending June 30, 2005. The table reflects our consolidated information, including the limited partners’ interest in our Operating Partnership and University Towers Partnership. Operating Partnership units and University Towers Partnership units are redeem-

able, at the option of the holder, beginning one year after completion of the offering, for cash, or at our election, shares of our common stock on a one-for-one basis.

(In thousands)	Amount

Pro forma income (loss) before minority interests for the year ended December 31, 2003	$
Less: Pro forma income (loss) before minority interests for the six months ended June 30, 2003		(	)
Add: Pro forma income (loss) before minority interests for the six months ended June 30, 2004
Pro forma income (loss) before minority interests for the 12 months ended June 30, 2004
Add: Depreciation and amortization
Add: Non-cash compensation expense
Add: Amortization of financing fees
Add: Net increases in contractual rent income(1)
Estimated cash flow from operating activities for the 12 months ending June 30, 2005
Less: Estimated annual provisions for recurring capital expenditures(2)		(	)
Total estimated cash flows used in investing activities		(	)
Estimated cash flows used in financing activities(3)		(	)
Estimated cash available for distribution for the 12 months ending June 30, 2005	$
Estimated distributions for the 12 months ending June 30, 2005
Estimated distributions per share/unit for the 12 months ending June 30, 2005(4)	$
Payout ratio based on our share of estimated cash available for distribution(5)%

(1) Represents net increases in contractual rental income from renewal that are in effect between July 1, 2004 and June 30, 2005.

(2) Based on management’s estimate of $        per square foot for non-revenue enhancing capital expenditures necessary for the maintenance and upkeep of the properties.

(3) Represents scheduled pro forma principal amortization for loans in place following the offering and formation transactions.

(4) Based on a total of                 shares of our common stock to be outstanding after the offering, on a fully diluted basis, consisting of                 shares to be sold in this offering, which assumes no exercise of the underwriters’ over-allotment option,                Operating Partnership units and                 University Towers Partnership units issued in our formation transactions and profits interest units to be issued to management indirectly through a limited liability company controlled by us representing in the aggregate up to 2% of the Operating Partnership units.

(5) In the event that the underwriters exercise their over-allotment option, we will issue                additional shares, resulting in additional net proceeds of $        million. The additional net proceeds would be available to fund future acquisitions and for working capital purposes. We have not included such net proceeds in estimating the cash available for distributions for the 12-month period ending June 30, 2005. Based on a total of                 shares outstanding, including the exercise of the over-allotment option, the estimated distributions for the 12 months ended June 30, 2005 would be $        million, based on a $        per share per quarter distribution rate. In that case, our payout ratio would increase to    %. If we subsequently elect to borrow under a credit facility, assuming no additional earnings from future investments, we may have to lower the amount of distributions we pay to our stockholders.

Selected financial data

The following table sets forth our summary financial and operating data on a pro forma basis for our Company and on an historical basis for our predecessor entities. We have not presented historical financial information for Education Realty Trust, Inc. because we have not had any activity since our formation on July 12, 2004 and because we believe that a discussion of such results would not be meaningful. The combined historical combined financial information of our predecessor entities includes:

•	the student housing operations of Education Properties Trust, LLC and its subsidiaries (including the properties referred to as Northpointe, The Reserve at Athens, The Reserve at Clemson and Players Club);

•	the student housing operations of the properties referred to as The Gables, College Station and University Towers; and

•	the third-party management and development consulting service operations and real estate operations of Allen & O’Hara Education Services, LLC.

Our predecessor entities’ historical combined balance sheet data as of December 31, 2003 and 2002 and combined statements of operations data for the years ended December 31, 2003, 2002 and 2001, have been derived form the historical combined financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus.

Our predecessor entities’ unaudited historical combined balance sheet data as of June 30, 2004 and combined statements of operations data for the six months ended June 30, 2004 and 2003 are derived from our unaudited historical combined financial statements, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein under accounting principles generally accepted in the United States.

Our predecessor entities’ unaudited historical combined balance sheet data as of December 31, 2000 and 1999 and combined statements of operations data for the years ended December 31, 2000 and 1999 are derived from our unaudited historical combined financial statements, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present the information set forth therein under accounting principles generally accepted in the United States.

The unaudited summary selected pro forma consolidated financial data presented below as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003, assumes the completion of this offering, the formation transactions and the repayment of certain indebtedness as contemplated under “Use of Proceeds” occurred on June 30, 2004 for the pro forma balance sheet data as of the beginning of the period indicated for the pro forma statement of operations data.

The historical financial information for our predecessor entities included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. The pro forma information does not purport to represent what our financial condition or results of operations that would actually have occurred assuming the completion of this offering, the formation transactions, and the repayment of debt in connection with the application of the net proceeds from this offering had all transactions occurred on June 30, 2004 or on the first day of the periods presented, respectively, nor do they purport to project the financial position or the results of operations of Education Realty Trust, Inc. as of any future date or for any future period. The information presented below does not provide all of the information contained in our financial statements and those of our predecessor entities, including related notes. You should read the information below in conjunction with our predecessor entities’ combined historical financial statements and related notes, our unaudited pro forma consolidated financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations,” which are included elsewhere in this prospectus.

Statement of operations data:

	Six months ended June 30,			Year ended December 31,

		Historical— EDR
	Company	predecessor		Company	Historical— EDR predecessor
(in thousands, except for	pro forma			pro forma
per share data)	2004	2004	2003	2003	2003	2002	2001	2000	1999

Revenues:
Student housing rental revenue	$36,284	$8,313	$7,623	$64,977	$15,293	$14,558	$8,505	$5,250	$4,175
Student housing food service revenue	2,361	2,361	2,236	4,681	4,681	4,581	4,579	4,293	4,194
Third-party development consulting services	370	370	527	691	691	1,444	305	-	-
Third-party management revenue	616	616	424	1,026	1,026	784	767	580	505
Operating expense reimbursements	2,446	2,446	1,864	4,438	4,438	3,345	2,947	2,681	2,181

Total revenues	42,077	14,106	12,674	75,813	26,129	24,712	17,103	12,804	11,055

Operating expenses:
Student housing rental operations	15,460	3,560	3,395	30,262	7,409	6,813	3,946	2,599	1,818
Student housing food service	1,273	1,273	1,224	2,644	2,644	2,399	2,336	2,327	2,145
Third-party development consulting services	90	90	110	184	184	452	113	28	9
Reimbursable operating expenses	2,446	2,446	1,864	4,438	4,438	3,345	2,947	2,681	2,181
General and administrative	3,124	1,705	1,607	6,074	3,241	2,790	1,998	1,718	1,288
Depreciation and amortization	11,618	1,545	1,527	19,714	3,061	3,324	1,336	718	514

Total operating expenses	34,011	10,619	9,727	63,316	20,977	19,123	12,676	10,071	7,955

Operating income	8,066	3,487	2,947	12,497	5,152	5,589	4,427	2,733	3,100

Nonoperating expenses	10,293	2,885	2,874	18,481	5,771	5,715	3,436	2,389	1,927

Income (loss) before equity in earnings of unconsolidated entities, income taxes and minority interest	(2,227)	602	73	(5,984)	(619)	(126)	991	344	1,173
Equity in earnings of unconsolidated entities	796	796	154	629	629	128	263	486	118

Income (loss) before income taxes and minority interest	(1,431)	1,398	227	(5,355)	10	2	1,254	830	1,291
Income taxes	630	-	-	857	-	-	-	-	-

Net income (loss) before minority interest	(2,061)	1,398	227	(6,212)	10	2	1,254	830	1,291
Minority interest	—	—	—	—	—	—	—	—	—

Net income (loss)	$(2,061)	$1,398	$227	$(6,212)	$10	$2	$1,254	$830	$1,291

Pro forma basic earnings (loss) per share (unaudited)
Pro forma diluted earnings (loss) per share (unaudited)
Pro forma weighted average common shares outstanding— basic (unaudited)
Pro forma weighted average common shares outstanding— diluted (unaudited)

Balance sheet data:

			As of December 31,

	As of June 30, 2004
			Historical— EDR predecessor
	Company	Historical—
(in thousands)	pro forma	EDR predecessor	2003	2002	2001	2000	1999

Assets:
Student housing properties, net	$518,692	$85,033	$86,388	$88,900	$49,357	$24,797	$19,722
Other assets, net	30,501	5,253	5,536	5,315	4,885	4,339	3,868

Total assets	$549,193	$90,286	$91,924	$94,215	$54,242	$29,136	$23,590

Liabilities and equity:
Mortgage notes payable	$291,243	$81,634	$82,204	$82,959	$52,150	$32,465	$28,398
Other liabilities	4,240	5,648	7,225	5,798	4,771	4,484	3,487

Total liabilities	295,483	87,282	89,429	88,757	56,921	36,949	31,885
Minority interest	26,065	-	-	-	-	-	-
Owners’ equity (deficit)	227,645	3,004	2,495	5,458	(2,679)	(7,813)	(8,295)

Total liabilities and equity	$549,193	$90,286	$91,924	$94,215	$54,242	$29,136	$23,590

Other Data (Unaudited):

(In thousands, except selected property information)

	Six Months Ended June 30,			Year Ended December 31,

	Company	Historical— EDR predecessor		Company	Historical— EDR Predecessor
	Pro Forma			Pro Forma
	2004	2004	2003	2003	2003	2002	2001	2000	1999

Funds from operations (FFO)(3):
Net income (loss)	$(2,061)	$1,398	$227	$(6,212)	$10	$2	$1,254	$830	$1,291
Plus student housing property depreciation and amortization of lease intangibles	11,618	1,545	1,527	19,714	3,061	3,324	1,336	716	514

Funds from operations	$9,557	$2,943	$1,754	$13,502	$3,071	$3,326	$2,590	$1,546	$1,805

	Six Months Ended June 30,		Year Ended December 31,

	Historical— EDR Predecessor		Historical— EDR Predecessor

	2004	2003	2003	2002	2001	2000	1999

Cash flow Information:
Net cash provided by operations	$439	$108	$3,136	$3,773	$2,337	$2,124	$2,328
Net cash provided by (used in) investing	290	225	248	(42,763)	(25,469)	(5,698)	(2,672)
Net cash provided by (used in) financing	(1,417)	(1,498)	(3,658)	38,951	23,296	3,620	365

	As of June 30, 2004		Year Ended December 31,

	Historical— EDR Predecessor		Historical— EDR Predecessor

	2004	2003	2003	2002	2001	2000	1999

Selected Property Information
Units	1,146	1,146	1,146	1,146	669	385	312
Beds	3,896	3,896	3,896	3,896	2,394	1,446	1,156
Occupancy(1)	88.3%	84.8%	85.1%	87.6%	87.8%	82.6%	84.6%
Revenue per available bed(2)	$416	$392	$406	$400	$465	$523	$587

(1) Average month-end occupancy rate for rolling 12-month period.

(2) Revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds).

(3)	As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Management’s discussion and analysis

of financial condition and results of operations

You should read the following discussion in conjunction with the combined financial statements, related notes and other financial information appearing elsewhere in this prospectus. Where appropriate, the following discussion includes an analysis of the effects of the formation transactions, including the acquisition of the JPI portfolio, and this offering. These effects are reflected in the unaudited pro forma combined financial statements located elsewhere in this prospectus. This discussion also analyzes the effects of certain matters that may occur following the completion of this offering.

Overview

We are a self-managed and self-advised REIT engaged in the ownership, acquisition, management and selected development of high quality student housing communities. We also provide student housing management services and development consulting services to universities, charitable foundations and others. We believe that we are one of the largest private owners, developers and managers of high quality student housing communities in the United States in terms of total beds owned and under management.

We were formed in connection with this offering to continue the student housing business of Allen & O’Hara, which commenced in 1964. As part of the transactions relating to our formation, we will acquire the Allen & O’Hara portfolio, our Management Company, our Development Company and the JPI portfolio.

We earn income from rental payments we receive as a result of our ownership of student housing properties. We also earn income by performing property management services and development consulting services for third parties. While we manage the properties we own, we will not recognize any fee income from their management.

We will elect to be taxed as a REIT for federal income tax purposes commencing with our tax year ending December 31, 2005.

Our historical financial data represents the combined historical financial data for our predecessor entities. The information contained in this Management’s Discussion and Analysis section reflects our predecessor’s historical information, as adjusted for the formation transactions and this offering.

Our business segments

Leasing student housing communities

Student housing properties are typically leased by the bed on an individual lease liability basis, unlike multi-family housing where apartments are leased by the unit. Individual lease liability limits each resident’s liability to his or her own rent without liability for a roommate’s rent. A parent or guardian is required to execute each lease as a guarantor unless the resident provides adequate proof of income. The number of lease contracts that we administer is therefore equivalent to the number of beds occupied instead of the number of apartment units.

Due to our predominantly private bedroom accommodations, the high level of student-oriented amenities offered at our communities and the individual lease liability for our residents and their parents, we believe that we typically command higher per-unit and per-square foot rental rates than most multi-family properties in the same geographic markets. We are also typically able to command higher rental rates than on-campus student housing, which tend to offer properties with fewer amenities as a lower cost alternative.

Most of our leases commence mid-August and terminate the last day of July. These dates coincide with the commencement of the universities’ fall academic term and typically terminate at the completion of the subsequent summer school session. As such, we are required to re-lease each property in its entirety each year, resulting in significant turnover in our tenant population from year to year. In 2003 and 2004, approximately 81% and 75%, respectively, of our beds were leased to students who were first-time residents at our properties. As a result, we are highly dependent upon the effectiveness of our marketing and leasing efforts during the annual leasing season that typically begins in February and ends in August of each year. Our properties’ occupancy rates are therefore typically stable during the August to July academic year but are susceptible to fluctuation at the commencement of each new academic year, which may be greater than the fluctuation in occupancy rates upon expiration of traditional apartment leases.

During the first two weeks of August, prior to the commencement of each new lease period, we prepare the units for the new incoming tenants. We do not recognize lease revenue during this period, as we have no leases in place. In addition, during this turnover period we incur significant costs, which we immediately recognize, making our units ready for occupancy on or about August 15. Our August lease turnover results in seasonality in our operating results during the third quarter of each year.

Third party management services

Our revenues from management services are typically derived from multi-year management agreements, which typically have an initial term of five to 10 years with a renewal option for an additional five years.

Third party development consulting services

The amount and timing of future revenues from development consulting services will typically be contingent upon our ability to successfully compete in public universities’ competitive procurement processes, our ability to successfully structure financing of these projects, and our ability to ensure completion of construction within agreed construction timelines and budgets. To date, all of our third-party development projects have completed construction in time for their targeted occupancy dates.

Trends and outlook

Rents and occupancy

We expect the general trends of increased university enrollment and limited availability of on-campus housing to continue for the foreseeable future, providing us with continued opportunities to maximize occupancy and rental rates in our owned portfolio. For the calendar years ended December 31, 2002 and 2003, and for the 12-month period ended June 30, 2004, we experienced a general trend of increasing revenue per available bed for the Allen & O’Hara portfolio. The revenue per available bed for the JPI portfolio, which has been managed by JPI since construction, has remained relatively flat during the same period. We believe that we will be able to increase occupancy and/or achieve increases in rental rates over time at several of the student housing communities within the JPI portfolio by utilizing our knowledge of the markets where those properties are located and our many years of experience in marketing, leasing and managing student housing communities.

Integration costs related to the acquisition of the JPI portfolio

Our acquisition of the JPI portfolio at the time of the closing of the offering will result in a substantial increase in the number of student housing communities that our Management Company and management team has historically owned and/or managed. We anticipate that this acquisition will require us to enhance our management information systems and add additional regional management and corresponding support personnel in our corporate office. We anticipate the incremental operating cost of integrating the JPI portfolio into our operations to be approximately $0.6 million.

General and administrative costs

Once we become a public company, we will experience significant increases in legal and accounting costs, will begin to pay director fees, will incur costs related to communicating with stockholders, including ongoing communications and distribution of proxy statements in connection with stockholder meetings, and other costs that are unique to being a public company. We expect that our general and administrative expenses will increase by approximately $2.7 million annually as a result of costs associated with being a public company, including costs associated with formulating and documenting our internal control system.

Critical accounting policies

Our historic combined financial statements include the accounts of all of our predecessor entities that were under common ownership and management. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions in certain circumstances that affect amounts reported in our combined financial statements and related notes. In preparing these financial statements, management has utilized all available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the combined financial statements, giving due consideration to materiality. It is possible that the ultimate outcome anticipated by management in formulating its estimates may not be realized. Application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

Student housing rental revenue recognition

Student housing rental revenue is comprised of all activities related to the leasing activities at the student housing properties and includes revenues from the leasing of space, parking lot rentals and certain ancillary services.

Students are required to execute lease contracts with payment schedules that vary from single to monthly payments. Generally, each executed contract must be accompanied by a nonrefundable application fee, a nonrefundable service fee and a notarized parental guarantee. Receivables are recorded when billed, and revenues and related lease incentives and nonrefundable application and service fees are recognized on a straight-line basis over the term of the contracts. Balances are considered past due when payment is not received on the contractual due date. Allowances for doubtful accounts are established by management when it is determined that collection is doubtful.

Revenue and cost recognition of third-party development consulting and management services

Costs associated with the pursuit of third-party development consulting contracts are expensed as incurred until such time as we have been notified of a contract award. At such time, the reimbursable portion of such costs is recorded as a receivable with the remaining portion deferred and expensed in relation to the revenues earned on such contracts. Development consulting revenues are recognized using the percentage of completion method as determined by construction costs incurred relative to the total estimated construction costs. Costs associated with development consulting services are expensed as incurred. We generally receive a significant percentage of our fees for development consulting services upon closing of the project financing, a portion of the fee over the construction period, and the balance upon substantial completion of construction. Because revenue from these services is recognized for financial reporting purposes utilizing the percentage of completion method, differences occur between amounts received and revenues recognized. Differences also occur between amounts recognized for tax purposes and those recognized from financial reporting purposes. Since, as a REIT, we will be required to distribute 90% of our taxable income, our distribution requirement with respect to our income from third party services may exceed that reflected as net income for financial reporting purposes from such activities.

Student housing property acquisitions

Land, buildings and improvements, furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 40 years, and furniture, fixtures and equipment are depreciated over estimated lives ranging from three to 10 years using the straight-line method. Property acquisitions initiated subsequent to June 30, 2001 are accounted for utilizing the purchase method in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Pre-acquisition costs, including legal and professional fees and other third-party costs related directly to the acquisition of the property, are accounted for as part of the purchase price. We have used independent appraisals, estimates of cash flows and valuation techniques to allocate the purchase price of acquired property between land, buildings and improvements, equipment and other identifiable intangibles such as amounts related to in-place leases, acquired above and below-market leases and tenant relationships.

Repairs and maintenance

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances the lenders require us to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as noncurrent assets as the funds are not available for current use.

Long lived assets—impairment

Periodically, management is required to assess whether there are any indicators that our real estate properties may be impaired. A property’s value is considered impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property is less than the carrying value of the property. These estimates of cash flows are based on factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property, thereby reducing our net income.

Results of operations

Comparison of six months ended June 30, 2004 to six months ended June 30, 2003

The following table presents our results of operations for the six months ended June 30, 2004 and 2003, including the amount and percentage change in these results between the two periods:

(in thousands)	June 30, 2004	June 30, 2003	$ Change	% Change

Revenues:
Student housing rental revenue	$8,313	$7,623	$690	9.1%
Student housing food service revenue	2,361	2,236	125	5.6%
Third-party development consulting services	370	527	(157)	(29.8)%
Third-party management revenue	616	424	192	45.3%
Operating expense reimbursements	2,446	1,864	582	31.2%

Total revenues	14,106	12,674	1,432	11.3%

Operating Expenses:
Student housing rental operations	3,560	3,395	165	4.9%
Student housing food service	1,273	1,224	49	4.0%
Third-party development consulting services	90	110	(20)	(18.2)%
Reimbursable operating expenses	2,446	1,864	582	31.2%
General and administrative	1,705	1,607	98	6.1%
Depreciation	1,545	1,527	18	1.2%

Total operating expenses	10,619	9,727	892	9.2%

Operating income	3,487	2,947	540	18.3%
Nonoperating Expenses	2,885	2,874	(11)	.4%
Equity in income of unconsolidated entities	796	154	642	416.9%

Net income	$1,398	$227	$1,171	515.9%

Student housing operations

We owned seven properties containing 3,896 beds during the six months ended June 30, 2004 and 2003. Revenue from student housing rental increased by $0.7 million or 9% to $8.3 million for the six months ended June 30, 2004 from $7.6 million for the six months ended June 30,

2003. This increase is due largely to increased marketing efforts at two properties that increased occupancy and revenues. Overall average physical occupancy was 90.0% and 83.0% for the six-month periods ended June 30, 2004 and June 30, 2003, respectively, while our Revenue per Available Bed, including revenue from food services as described above, increased to $425 from $404 for the comparable periods.

Operating expenses of our student housing communities increased $0.2 million or 5% to $3.6 million for the six months ended June 30, 2004 from $3.4 million for the six months ended June 30, 2003. This increase was comprised primarily of increases in marketing expenses at two properties.

Third-party services

Management Services: Third-party management services revenues increased from $0.4 million for the six months ended June 30, 2003, to $0.6 million, or 45%, for the six months ended June 30, 2004. This increase is a result of the Fall 2003 opening of three new management contract properties consisting of 911 beds located at two universities, and a full six months of operations of a management contract consisting of 709 beds that commenced in 2003. Third-party management revenues represented approximately 4% of total revenues for the six months ended June 30, 2004 compared with 3% for the six months ended June 30, 2003.

Development consulting services: Third-party development services revenues decreased 30%, from $0.5 million for the six months ended June 30, 2003 to $0.4 million for the six months ended June 30, 2004. This decrease was a result of our participation in development projects in 2004 through joint venture development arrangements rather than as a sole developer. Accordingly, the majority of related development consulting service fees for the six months ended June 30, 2004 was recognized as equity in earnings of unconsolidated entities.

Expenses associated with third-party development consulting services decreased $20,000 to $90,000 for the six months ended June 30, 2004, from $110,000 for the six months ended June 30, 2003, a decrease of 18%. This resulted primarily from the performance of development consulting services through our investment in joint ventures in the six months ended June 30, 2004.

Operating expense reimbursements

Operating expense reimbursements increased 31%, from $1.9 million for the six months ended June 30, 2003, to $2.4 million for the six months ended June 30, 2004. This increase is primarily a result of the addition of four new third-party management contracts for properties consisting of 1,620 beds located at three universities.

General and administrative

General and administrative costs increased 6%, from $1.6 million for the six months ended June 30, 2003 to $1.7 million for the six months ended June 30, 2004, primarily as the result of an increase in the cost of health care benefits for management staff.

Depreciation

Depreciation of $1.5 million remained relatively constant for the six months ended June 30, 2004 and June 30, 2003.

Nonoperating expenses

Nonoperating expenses of $2.9 million remained constant for the six month periods ended June 30, 2004 and 2003. Interest expense of $2.8 million remained relatively constant for the comparable periods. The average debt balance for the six month period ended June 30, 2004 was $82.2 million compared to $82.9 million for the six month period ended June 30, 2003. The weighted average interest rate was 6.7% and 6.6% for the six month periods ended June 30, 2004 and June 30, 2003, respectively. Amortization of deferred financing costs decreased 16%, or $0.7 million, from $0.8 million for the six months ended June 30, 2003 to $0.1 million for the six months ended June 30, 2004, due to amounts related to one property becoming fully amortized during 2003.

Comparison of Years Ended December 31, 2003 and December 31, 2002

The following table presents our results of operations for the years ended December 31, 2003 and 2002, including the amount and percentage change in these results between the two periods:

(In thousands)	2003	2002	$ Change	% Change

Revenues:
Student housing rental revenue	$15,293	$14,558	$735	5.0%
Student housing food service revenue	4,681	4,581	100	2.2%
Third-party development consulting services	691	1,444	(753)	(52.1)%
Third-party management services	1,026	784	242	30.9%
Operating expense reimbursements	4,438	3,345	1,093	32.7%

Total revenues	26,129	24,712	1,417	5.7%

Operating Expenses:
Student housing rental operations	7,409	6,813	596	8.7%
Student housing food service	2,644	2,399	245	10.2%
Third-party development consulting services	184	452	(268)	(59.3)%
Reimbursable operating expenses	4,438	3,345	1,093	32.7%
General and administrative	3,241	2,790	451	16.2%
Depreciation and amortization of lease intangibles	3,061	3,324	(263)	(7.9)%

Total operating expenses	20,977	19,123	1,854	9.7%

Operating income	5,152	5,589	(437)	(7.8)%
Nonoperating Expenses	5,771	5,715	56	1.0%
Equity in income of unconsolidated entities	629	128	501	391.4%

Net income	$10	$2	$8	400.0%

Student housing operations

Revenues from our student housing communities increased by 5%, from $14.6 million for the year ended December 31, 2002 to $15.3 million for the year ended December 31, 2003. This growth resulted primarily from a full year of operations of our properties located at the University of Arizona and Clemson University that we acquired in January 2002, as well as our ability to maximize 2003 rental revenue through a combination of increased rental rates and service fees and a lower concession incentives as a result of improved marketing and leasing campaigns.

Operating expenses of our student housing communities increased $0.6 million, or 9%, to $7.4 million for 2003 from $6.8 million for 2002. This increase resulted primarily from a full year’s expense in 2003 of our properties mentioned above. Food service expense increased approximately 10%, from $2.4 million for 2002 to $2.6 million for 2003, primarily due to increased cost of food products sold at our Pebble Beach, California and University Towers food operations. Additional increases were due to aggressive marketing campaigns and incentives during the leasing period, which increased rental revenues.

Third-party services

Management Services. Third-party property management revenues of $1.0 million in 2003 represented an increase of $0.2 million, or 31%, from $0.8 million in 2002. The increase resulted from the addition in Fall 2003 of four management contract properties consisting of 1,623 beds located at three universities.

Development consulting services. Third-party development consulting services revenues of $0.7 million in 2003 represented a decrease of $0.8 million, or 52%, from $1.4 million in 2002. This decrease was primarily the result of performing consulting services for two on-campus projects completed in Fall 2003 as a co-developer with other unrelated venture partners. Accordingly, the majority of related development consulting service fees recorded in 2003 was recognized as equity earnings of unconsolidated entities.

Third-party development consulting service expenses decreased $0.3 million, or 59%, from $0.5 million in 2002 to $0.2 million in 2003. This was also a result of performing consulting services for two on-campus projects completed in Fall 2003 as a co-developer with other unrelated venture partners. Accordingly, expenses associated with performance of those services are reflected in equity in earnings of unconsolidated entities.

Operating expense reimbursements

Operating expense reimbursements increased $1.1 million, or 33%, from $3.3 million in 2002 to $4.4 million in 2003. This increase is due to increased reimbursed costs related to the opening of four additional third-party management contracts and the start of three new development consulting service projects in 2003.

General and administrative

General and administrative costs of $3.2 million in 2003 represented an increase of $0.5 million, or 16%, from $2.8 million in 2002. The increase was caused primarily by an overall increase in corporate personnel costs and benefits due to the addition of third-party management contracts.

Depreciation and amortization of lease intangibles

Depreciation and amortization of lease intangibles of $3.1 million for 2003 represented a decrease of $0.3 million, or 8%, due to intangibles related to the value of in-place leases of properties acquired in 2002 having been amortized completely by the end of 2002.

Nonoperating expenses

Nonoperating expenses of $5.8 million for each of 2003 and 2002 remained fairly constant. Interest expense of $5.6 million remained relatively constant for the comparable periods. The increase in 2002 consisted primarily of a full year’s debt outstanding on two properties acquired in 2002. The average property-level debt balance for the year ended December 31, 2003 was $82.0 million compared to $83.0 million for the year ended December 31, 2002. The weighted average interest rate was 6.5% and 6.6% for 2003 and 2002, respectively. Amortization of deferred financing costs of $0.2 million remained relatively constant.

Comparison of years ended December 31, 2002 and December 31, 2001

The following table presents our results of operations for the years ended December 31, 2002 and 2001, including the amount and percentage change in these results between the two periods:

				%
(In thousands)	2002	2001	$ Change	Change

Revenues:
Student housing rental revenue	$14,558	$8,505	$6,053	71.2%
Student housing food service revenue	4,581	4,579	2	—
Third-party development consulting services	1,444	305	1,139	373.4%
Third-party management services	784	767	17	2.2%
Operating expense reimbursements	3,345	2,947	398	13.5%

Total revenues	24,712	17,103	7,609	44.5%

Operating Expenses:
Student housing rental operations	6,813	3,946	2,867	72.7%
Student housing food service	2,399	2,336	63	2.7%
Third-party development consulting services	452	113	339	300.0%
Reimbursable operating expenses	3,345	2,947	398	13.5%
General and administrative	2,790	1,998	792	39.6%
Depreciation and amortization of lease intangibles	3,324	1,336	1,988	148.8%

Total operating expenses	19,123	12,676	6,447	50.9%

Operating income	5,589	4,427	1,162	26.2%
Nonoperating Expenses	5,715	3,436	2,279	66.3%
Equity in income of unconsolidated entities	128	263	(135)	(51.3%)

Net income	$2	$1,254	$(1,252)	(99.8%)

Student housing operations

Revenues from our student housing communities increased in 2002 by $6.1 million to $14.6 million, a 71.2% increase over 2001 revenues of $8.5 million. This growth resulted primarily from a full year of operations at our two properties located at the University of Georgia and Florida State University that we acquired in April 2001, and a partial year’s revenue for the two properties we acquired in January of 2002, as described above.

Operating expenses of our student housing communities of $6.8 million for 2002 increased $2.9 million, or 73%, from $3.9 million in 2001. These increases resulted primarily from the acquisition of the two properties in 2002 and a full year’s expense for the two properties acquired in 2001.

Third-party services

Development consulting services. Third-party development consulting services revenues of $1.4 million in 2002 represented an increase of $1.1 million, or 373%, from $0.3 million in 2001. This increase resulted primarily from our recognition of fees from three third-party development consulting projects begun in 2002 as compared to one project begun in 2001.

Third-party development consulting expenses increased $0.3 million from $0.1 million in 2001 to $0.5 million in 2002. This is a result of 2003 project management costs paid to an unaffiliated third party for services related to the construction of the San Marcos property. Costs associated with the performance of development services through joint venture investments are reflected in equity in earnings of unconsolidated entities.

Operating expense reimbursements

In 2002, operating expense reimbursements of $3.3 million increased by $0.4 million, or 14%, from $2.9 million in 2001. This is a result of one additional 396-bed management contract at the University of Northern Colorado and the reimbursement of costs associated with the start of three new development consulting service projects in 2002.

General and administrative

General and administrative costs of $2.8 million in 2002 represented an increase of $0.8 million, or 40%, from $2.0 million in 2001. The increase was due to additional personnel hired to accommodate our growth in 2002.

Depreciation and amortization of lease intangibles

Depreciation of $3.3 million for 2002 represented an increase of $2.0 million as compared to 2001, or 149%, due to a full year’s depreciation on two properties acquired in 2001 and depreciation on assets acquired in 2002. Amortization of intangibles related to the purchase of two properties in 2002 was $0.5 million compared to no amortization of intangibles in 2001.

Nonoperating expenses

Nonoperating expenses were $5.7 million for 2002, compared with $3.4 million for 2001, primarily due to increased interest expense relating to the new property acquisitions at the University of Arizona and Clemson. Average property-level debt balance for the year ended December 31, 2002 was $80.8 million compared to $47.4 million for the year ended December 31, 2001. Amortization of deferred financing costs of $170,000 for 2002 represented an increase of $50,000 or 37% from $120,000 in 2001 as a result of amortization of deferred financing costs on properties acquired in 2001 and 2002.

Weighted average interest rate was 6.7% and 6.2% for 2002 and 2001, respectively.

Liquidity and capital resources

Cash flow comparison of six months ended June 30, 2004 to six months ended June 30, 2003

Operating activities

Net cash provided by operating activities totaled $0.4 million and $0.1 million for 2004 and 2003, respectively, an increase of $0.3 million, or 312%. The increase was due to an increase in rental revenues at two properties as a result of increased marketing efforts. A decrease in other receivables in the six months ended June 30, 2004 resulted from the collection of reimbursable development costs related to development consulting activities.

Investing activities

Net cash provided by investing activities increased to $0.3 million in 2004 from $0.2 million in 2003, an increase of 29%. The increase was a result of withdrawals from reserve for repairs and capital expenditures approximating $0.3 million, offset in part by distributions from joint venture entities in the six-month period ending June 30, 2004, decreasing by approximately $0.2 million over the six-month period ending June 30, 2003. There were no significant changes in investments in student housing properties from the six months ended June 30, 2003 and the six months ended June 30, 2004.

Financing activities

Net cash used in financing activities remained relatively constant at $1.4 million for both 2004 and 2003. Principal payments on long-term debt of approximately $0.5 million remained constant for both six-month periods ending June 30, 2004 and June 30, 2003. Contributions to and distributions from consolidated subsidiaries of our predecessor remained constant at approximately $1.0 million for both six-month periods ending June 30, 2004 and June 30, 2003.

Cash flow comparison of years ended December 31, 2003 and December 31, 2002

Operating activities

Net cash provided by operating activities totaled $3.1 million and $3.8 million for 2003 and 2002, respectively, a decrease of $0.7 million, or 17%. The decrease was due primarily to deferred development consulting service fee revenue recognized during 2003 for prior collected fees.

Investing activities

Net cash provided by investing activities totaled $0.2 million in 2003 and net cash used in investing activities totaled $42.8 million for 2002, an increase of $43.0 million or 100%. The increase was a result of the acquisition of two fee simple properties for approximately $42.0 million in 2002, as compared to no acquisitions in 2003. The two properties contained 477 units with 1,502 beds and are located in Arizona and South Carolina. Further, deferred development consulting service fees for three on-campus projects begun in 2002 was received in 2003.

Financing activities

Net cash used in financing activities totaled $3.7 million in 2003, and net cash provided by financing activities totaled $39.0 million for 2002, a decrease of $42.7 million, or 109%. This decrease was due primarily to borrowings and contributions to fund the acquisition of two fee simple properties in 2002. Proceeds from debt on the acquisition of the two properties totaled approximately $14.0 million.

Cash flow comparison of years ended December 31, 2002 and December 31, 2001

Operating activities

Net cash provided by operating activities totaled $3.8 million and $2.3 million for 2002 and 2001, respectively, an increase of $1.4 million, or 61%. The increase was due primarily to an increase in rental revenues representing the impact of the addition of properties and increased development consulting services revenues.

Investing activities

Net cash used in investing activities totaled $42.8 million and $25.5 million for 2002 and 2001, respectively, a decrease of $17.3 million or 68%. The decrease related to acquisitions during 2002 exceeding acquisitions during 2001. Two properties were acquired in 2002 for approximately $42.0 million compared to the acquisition of two properties in 2001 for approximately $26.0 million. The two properties acquired in 2001 contained 284 units with 948 beds and are located in Florida and Georgia.

Financing activities

Net cash provided by financing activities totaled $39.0 million and $23.3 million for 2002 and 2001, respectively, an increase of $15.7 million or 67%. This increase was due primarily to borrowings and contributions to fund the acquisition of two larger fee simple properties in 2002 than in 2001. Proceeds from debt issued to acquire two properties in 2001 totaled approximately $20.0 million.

Liquidity outlook and capital requirements

We believe that this offering and the formation transactions will improve our capital structure by increasing our equity capitalization and reducing our leverage. We will use approximately $105.4 million of the proceeds of this offering to repay property-related debt, including $2.1 million of prepayment penalties. As of June 30, 2004, the remaining debt outstanding had a weighted average interest rate of approximately 5.5%. We will have available for working capital purposes $18.4 million of the net proceeds from this offering, for use in acquisition of additional student housing communities, repayment of additional indebtedness and payment of distributions to our stockholders.

We expect to obtain a secured revolving credit facility concurrently with this offering to, among other things, repay indebtedness incurred under our line of credit from time-to-time, fund future property acquisitions and for working capital needs. In connection with the anticipated revolving line of credit, we expect that we will have certain limited corporate-level financial covenants. Our failure to obtain a revolving credit facility on favorable terms could adversely impact our ability to execute our business strategy. Any debt we incur may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other items as we deem prudent.

Upon completion of the offering and the formation transactions, we expect to have sufficient liquidity and access to financing to make future student housing investments. We are currently in preliminary discussions with a number of potential sellers of student housing properties, but we currently have no agreement to invest in any property other than the initial properties. There can be no assurance that we will make any investments in any other properties that meet our investment criteria.

Our liquidity needs include funds for distribution payments to our stockholders, including those required to maintain our REIT status and satisfy our current distribution policy, funds for capital expenditures, funds for debt repayment and, potentially, funds for new property acquisitions. We expect to meet our short-term liquidity requirements generally through net cash provided by operations. We expect our long-term liquidity requirements to be satisfied through cash generated by operations and external sources of debt and equity capital, including public capital markets as well as private sources of capital.

We intend to invest in additional properties only as suitable opportunities arise. In the short term, we intend to fund acquisitions with working capital and borrowings under credit facilities we expect to obtain. We intend to finance property acquisitions over the longer term with the proceeds from additional issuances of common or preferred stock, debt financing and issuances of units of our Operating Partnership.

Our ability to meet our long-term liquidity requirements during the 14-month period following the purchase of the JPI portfolio will be adversely impacted to the extent that JPI elects to borrow from us pursuant to our revolving loan commitment of up to approximately $6.0 million granted to JPI in connection with the purchase of the JPI portfolio. Any borrowings by JPI pursuant to this loan commitment must be repaid in full at the maturity date of the loan, with interest-only payments being made during the loan term.

We anticipate that, following this offering, our existing working capital and cash from operations will be adequate to meet our liquidity requirements for at least the next 12 months.

Recurring capital expenditures

Our properties require periodic investments of capital for general capital expenditures and improvements. Our historical recurring capital expenditures at our properties are set forth below:

	As of and for the Years Ended
	December 31,

	2003	2002	2001

Total units	1,146	1,146	669
Total beds	3,896	3,896	2,394
Total recurring capital expenditures
Average per unit
Average per bed

Capital expenditures associated with newly acquired or developed properties are typically capitalized as part of their acquisition price or development budget. As a result such properties typically do not require recurring capital expenditures until their second year of operation or later.

Additionally, we are required by certain of our lenders to contribute certain amounts annually to reserves for capital repairs and improvements at the mortgaged properties. These contributions may exceed the amount of capital expenditures actually incurred during any given year at such properties.

Pre-development expenditures

Our third-party development consulting activities have historically required us to fund predevelopment expenditures such as architectural fees, permits, and deposits. Because the closing of a development project’s financing is often subject to third-party delay, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these predevelopment expenditures before a financing commitment has been obtained and, accordingly, bear the risk of the loss of these predevelopment expenditures if a financing cannot ultimately be arranged on acceptable terms. We typically obtain from the project owner a guarantee of repayment of these predevelopment expenditures, but no assurance can be given that we would be successful in collecting the amount guaranteed in the event that a project financing is not obtained. Historically, the development projects that we have been awarded have been successfully structured and financed; however, the development of certain of these projects has been delayed beyond the period initially scheduled, causing revenue to be recognized in later periods.

Commitments

The following table summarizes as of December 31, 2003 in the periods in which they are due our contractual obligations after giving effect to the application of the net proceeds from this offering and the formation transactions:

	Less than			After 5
in thousands	1 year	1-3 years	3-5 years	years	Total

Contractual Obligations
Long-Term Debt Obligations(1)	$790	$6,944	$227,998	$55,924	$291,656
Contractual fixed Interest Obligations(2)	16,328	32,326	24,668	1,102	74,424
Operating Lease Obligations(3)	307	685	788	—	1,780

Total	$17,425	$39,955	$253,454	$57,026	$367,860

(1) Includes required monthly principal amortization and amounts due at maturity.

(2) Includes contractual fixed rate interest payments.

(3) Includes future minimum lease commitments under operating lease obligations.

Long-term indebtedness to be outstanding after this offering

Upon completion of this offering and our formation transactions, we will have outstanding long-term indebtedness totaling approximately $291.2 million. The following table summarizes our repayment obligations for each of the five years following December 31, 2003 under the consolidated long-term indebtedness that will be outstanding upon consummation of this offering and the formation transactions:

Year
2004	$790
2005	845
2006	6,099
2007	32,916
2008	195,082
Thereafter	55,924

Total	$291,656

The weighted average annual interest rate on this indebtedness is approximately 5.5%. After completion of this offering and the formation transactions and based upon the offering price of our shares, our ratio of debt to total market capitalization will be approximately      % (     % if the underwriters’ over-allotment option is exercised in full). Following this offering,           of our properties will be unencumbered by indebtedness. For further information concerning our long-term indebtedness, see “Our business and properties— indebtedness.”

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements.

Funds from operations

As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The following table presents a reconciliation of our FFO to our net income for the years ended December 31, 2003, 2002, and 2001 and to our net income for the six months ended June 30, 2004 and 2003.

	Six Months Ended June 30,		Year ended December 31,

(in thousands)	2004	2003	2003	2002	2001

	(Unaudited)	(Unaudited)
Funds from operations (FFO):
Net income	$1,398	$227	$10	$2	$1,254
Plus student housing property depreciation and amortization of lease intangibles	1,545	1,527	3,061	3,324	1,336

Funds from operations	$2,943	$1,754	$3,071	$3,326	$2,590

Inflation

Our student housing leases typically do not have terms that extend beyond 12 months. Accordingly, although on a short-term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, our ability to raise rental rates may be limited by a weak economic environment, increased competition from new student-housing in our primary markets or a reduction in student enrollment at our principal universities.

Quantitative and qualitative disclosures about market risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. Upon completion of our formation transactions,      % of the outstanding principal amount of our notes payable on the properties we will own will have fixed interest rates with a weighted average rate of 5.5%. The remaining      % of outstanding principal amount of our mortgage notes payable will have a variable interest rate equal to LIBOR plus      %. Based on our variable-rate debt balance after completion of the formation transactions, if interest rates were to increase by      %, our interest expense would increase by approximately $           million on an annual basis. We anticipate incurring additional variable rate indebtedness in the future, including draws under a revolving credit facility and/or variable interest rate swaps on existing fixed-rate indebtedness. We may in the future use derivative financial instruments to manage, or hedge, interest rate risks related to such variable rate borrowings. We do not, and do not expect to, use derivatives for trading or speculative purposes, and we expect to enter into contracts only with major financial institutions.

New accounting standards and accounting changes

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others,” an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This interpretation outlines disclosure requirements in a guarantor’s financial statements relating to any obligations under guarantees for which it may have potential risk or liability, as well as clarifies a guarantor’s requirement to recognize a liability for the fair value, at the inception of the guarantee, of an obligation under that guarantee. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. As of December 31, 2003, the effect of adoption of FIN 45 on our financial statements was immaterial.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (FIN 46). This interpretation requires an existing unconsolidated variable interest entity to be consolidated by its primary beneficiary if the entity does not effectively disperse risk among all parties involved or if other parties do not have significant capital to finance activities without subordinated financial support from the primary beneficiary. The primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both as a result of holding variable interests, which are the ownership, contractual, or other interests in an entity. FASB Interpretation No. 46 was revised in December 2003 (FIN 46(R)) and effectively replaces FIN 46. While retaining a majority of the provisions and concepts of FIN 46, FIN 46(R) provides additional scope exceptions and clarifies the description of variable interests. Public companies are required apply FIN 46(R) no later than the end of the first reporting period that ends after March 15, 2004. However, prior to the required application of FIN 46(R), public companies are required to apply either FIN 46 or FIN 46(R) to any interests in special purpose entities (SPEs) as of the first interim or annual period ending after December 15, 2003 and the decision to apply FIN 46 or FIN 46(R) may be made on an SPE by SPE basis. This interpretation had no impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The effective date for certain mandatorily redeemable noncontrolling interests has been deferred indefinitely, and for certain other financial instruments the effective date of only the measurement provisions, not the classification provisions, has been deferred indefinitely.

Industry trends and outlook

Certain statistical information included in this section has been licensed to us by Peterson’s, a division of the Thomson Corporation and one of the largest publishers and distributors of information for consumers about colleges and universities.

Higher education demographics

According to the Educational Testing Service, there will be a continued surge in college enrollment in the United States over the next 10 years, which we believe will create sustained high levels of demand for student housing. We believe that the major catalysts for enrollment increases and increased student housing demand in the coming decade will be (i) the growth in college-aged population as a result of the “Echo Boom,” (ii) the increase in the percentage of graduating high school students attending college and (iii) the lengthening of the period that the average student remains in college prior to graduation.

The “Echo Boom” generation refers to the children of the Baby Boomers and represents a demographic group as large as the Baby Boom generation. Much of the Echo Boom generation, born between 1977 and 1997, is only now reaching college age. According to the U.S. Census Bureau, the number of Americans turning 18 increased from 3.6 million in 1990 to an estimated 4.0 million in 2003, and is projected to increase to 4.4 million by 2010.

In addition to the growth in the college-aged population, the percentage of high school graduates attending college has been increasing. According to the 2002 report of the Census Bureau, the percentage of high school graduates entering college increased from 49% in 1980 to 62% in 2001. As a result, the pool of future college students has expanded and is poised to increase significantly in the coming decade. According to the National Center for Education Statistics, or NCES, an estimated 16.4 million students were enrolled in colleges and universities in 2003, representing an increase of 14.6%, or 2.1 million additional students, from 10 years earlier. The NCES projects that college enrollments in the United States will climb to 18.2 million students by 2013, an increase of 1.8 million students over 2003.

Source: NCES

In addition, the Census Bureau projects that college enrollment will increase by over 2.1 million students between 2000 and 2013. The impact of these demographic changes on college enrollment levels is not expected to be felt equally across all states. The Educational Testing

Service projects that the greatest increases in college enrollment will be in California, Texas, New York, Florida, Arizona, Georgia and Washington. Twenty of our 21 initial student housing communities and approximately 98% of our total beds are located in states with increasing college enrollment levels. Furthermore, over 50% of our beds are located in states with college enrollment levels expected by the Educational Testing Service to grow by over 75,000 students between 1995 and 2015. We intend to focus our acquisition efforts on universities located in areas with increasing college enrollment levels. The following map shows projected increases in college enrollment (in thousands) between 1995 and 2015:

We believe that more Americans are attending college and remaining in college longer before graduating. According to a report published by the NCES in 2002, the average student currently takes 57 months to graduate from a public institution, which is nine months longer than the traditional four years needed to graduate. The College Board shows that college participation rates have risen for all economic groups during the past quarter century, and participation rates remain comparatively higher for students in families with higher incomes. We believe that these students are more likely to stay in college longer than students from families with lower incomes. These are also the students (and parents) that we believe are most likely to seek the type of housing that we provide, pose a lower credit risk and make payments for rent and other charges on time.

Higher education housing market

Many factors are making it more difficult for universities to meet the increasing demand for student housing and causing universities to outsource the student housing function to the private sector. In addition to the sharp increase in college enrollment, colleges and universities have a limited physical capacity to accommodate their students. Existing on-campus housing facilities are becoming obsolete, and university budget pressures are increasingly restricting their ability to fund student housing.

According to data provided by Peterson’s, only 12 of the 50 largest universities had the capacity to accommodate more than 30% of their total enrollment in Fall 2003. The average on-campus capacity for these 50 institutions was only 23%. Therefore, nearly 80% of the students attending these representative institutions had to live off-campus. With enrollment expected to rise, the number of students who must rely on privately owned housing alternatives will increase unless the universities develop additional housing capacity.

Traditional on-campus dormitory-style facilities are becoming obsolete, thereby putting further pressure on a university’s ability to provide housing for their students. As Baby Boomers entered college in the 1960s, universities quickly built dormitories to accommodate the large influx of incoming students. This stock of student housing is aging and is increasingly in need of major renovations or replacement. In addition, what used to be considered rare luxuries, such as kitchens, private bedrooms and bathrooms, in-unit washers and dryers, high-speed Internet access and cable television systems, are now more common and becoming a significant factor in a student’s housing and university selection. As a result, in addition to the need for additional housing to accommodate an expanding student population, universities must also address the problems of maintaining, refurbishing and marketing their aging housing inventory. Some schools have undertaken large-scale renovations or replacements of on-campus properties and others are under pressure to do so in order to stay competitive. In some cases, institutions are finding the costs of renovations are prohibitive and are opting to take existing facilities out of service.

As a result of balanced budget requirements, most states are required to close any budget deficit, often through decreased spending. Because of the increase in required health care spending resulting from a rapidly aging population and because elementary and secondary education budgets are generally protected from reductions, many states are experiencing difficulty maintaining higher education spending. According to the Center for the Study of Education Policy, state appropriations for higher education have decreased for a second consecutive year. As a result, we believe that budget pressure is increasingly limiting the capacity of universities to fund significant capital projects. In addition, we believe that budget priorities at universities are shifting to construction of additional classrooms to accommodate increasing enrollment, thereby further reducing the budgeted funds available for new housing. A recent survey by the Common Fund for Nonprofit Organizations found that approximately 30% of colleges and universities in the United States plan to make across-the-board cuts in all academic programs, and the same number plan to cut building and maintenance expenditures, including new construction projects.

We believe that these economic circumstances create a substantial opportunity for privatization of ownership, management and development of student housing communities. Moreover, we believe that private ownership of off-campus student housing is highly fragmented, with no owner having a dominant position in the market. We believe these industry and market dynamics will provide us with attractive opportunities to acquire additional student housing communities.

Our business and properties

Our Company

We are a self-managed and self-advised real estate investment trust, or REIT, organized to own, acquire, manage and selectively develop high quality student housing communities located near university campuses. We are continuing the student housing business of Allen & O’Hara, the most experienced owner, manager and developer of student housing in the United States. Since 1964, Allen & O’Hara has owned and operated 26 student housing communities containing over 16,000 beds at 21 universities and has managed a total of 67 communities containing approximately 36,000 beds at 47 universities, including third-party management for such clients as the University of North Carolina, the University of Illinois, the California State University System and the Pennsylvania State System of Higher Education. Based on the number of student apartments and beds owned or under management, we believe that we are one of the largest private-sector owners and operators of off-campus student housing in the United States.

Upon the completion of this offering and our formation transactions, we will own and operate 21 high quality off-campus student housing communities located in 15 states containing 15,829 beds in 5,069 apartment units. We also will provide third-party management services for 16 student housing communities located in 11 states containing 9,030 beds in 2,962 apartment units. We believe providing services for third-party owners of student housing facilities allows us to increase cash flow with little incremental cost by leveraging our existing expertise and infrastructure. Our third-party services business also allows us to expand our network of contacts in the student housing industry and to increase our pipeline of potential property acquisitions. After completion of the offering, we expect to have $          of working capital and availability under our proposed credit facility to acquire additional student housing communities.

Our owned student housing communities have characteristics of both modern, high quality apartments and traditional on-campus housing. Our typical community is located within two miles or less of the university campus and has an average age of less than five years. These communities feature fully furnished garden-style apartments with private bedrooms and private bathrooms, kitchens, in-unit washers and dryers, shared living areas and individual telephone, cable television and high-speed Internet access. Our communities typically offer resort-style amenities such as swimming pools, basketball and tennis courts and clubhouses that include fitness centers, tanning beds, computer labs, game rooms and study rooms. Our communities are purpose-built for student housing and managed exclusively to meet the needs of students. Each property has Community Assistants on site who provide residence life programs designed to enhance the student’s college experience.

Compared to traditional multi-family apartments, we believe student housing communities provide a more stable revenue base from a growing population of residents who are less influenced in their housing choices by cyclical economic factors such as interest rate levels, housing prices and employment factors. We lease our student housing communities by the bed rather than by apartment unit, and we typically require a parental guaranty for each student’s lease obligations. We believe that our focus on modern, high quality student housing communities featuring resort-style amenities and programs designed to maximize a student’s college experience allows us to collect favorable rents and realize high occupancy rates.

Upon completion of this offering, we will acquire a portfolio of 14 high quality off-campus student housing communities from JPI, a national developer, owner and operator of high quality residential real estate communities, including student housing. The properties in the JPI portfolio have previously been managed by JPI. We will assume management of those properties from JPI pursuant to a comprehensive integration plan. Pursuant to that plan, some of the properties in the JPI portfolio will continue to be managed by affiliates of JPI for a period of up to 90 days at our election. The acquisition of the JPI portfolio provides us with a unique opportunity to efficiently acquire a large portfolio of high quality student housing properties located in desirable markets. We believe that over time we can substantially improve revenue and cash flow from the JPI portfolio utilizing our management experience and proven operating systems.

Upon completion of the offering, we will also acquire seven high quality off-campus student housing communities, as well as our Management Company, from Allen & O’Hara, members of our senior management team, including Paul O. Bower, our Chief Executive Officer, and certain unaffiliated investors. Upon completion of the formation transactions, Mr. Bower and members of our management team will receive           % of the outstanding Operating Partnership units and 23.7% of the outstanding University Towers Partnership units.

Our team

Our senior management team has over 160 years of collective experience working together in Allen & O’Hara’s student housing business. Since 1964, Allen & O’Hara has been a leader and innovator in the student housing industry. Our management introduced many of the innovations in the student housing industry that have become standard today, including the “student hotel” concept of full-service and fully furnished off-campus apartment communities, the individual liability lease and credit card rent payment programs. We believe that this experience will allow us to continue to anticipate and respond quickly to market changes and opportunities.

Our management team’s in-depth knowledge of the student housing industry results from hands-on experiences at Allen & O’Hara at all functional levels. Several of our executive officers began their careers as student-tenant employees or Community Managers responsible for managing individual student housing communities. We believe this history of working together at Allen & O’Hara makes our management team the most experienced in the student housing industry, as shown in the following table:

		Number of
		years with
Executive officer	Title	Allen & O’Hara

Paul O. Bower	Chairman, Chief Executive Officer and President	35
Craig L. Cardwell	Executive Vice President and Chief Investment Officer	33
Thomas J. Hickey	Senior Vice President of Operations	32
Wallace L. Wilcox	Vice President of Construction	24
William W. Harris	Senior Vice President of Development	22
Susan B. Arrison	Vice President of Human Resources	14
Randall H. Brown	Executive Vice President and Chief Financial Officer	5

Competitive strengths

We believe that we have the following competitive advantages in the student housing business:

•	Experienced senior management team. With over 160 years of collective experience working together in Allen & O’Hara’s student housing business, our senior management team has a proven track record that we believe to be unmatched in the industry in owning, managing and developing of high quality student housing communities. Over the past 35 years, our senior management team has developed an in-depth knowledge and understanding of student housing industry fundamentals and trends, as well as key relationships with universities and industry professionals that provide us with a competitive advantage. Prior to our formation transactions, our senior management has been involved in the ownership, management and/or development of more than 36,000 beds in 68 different student housing communities collectively throughout their individual careers.

•	Modern property portfolio. Our initial properties consist primarily of state-of-the-art, off-campus, garden-style apartment communities with an average age of less than five years. Each fully furnished unit typically includes private bedrooms with high-speed Internet access, private or semi-private bathrooms, and a shared living room, dining area and kitchen. In addition, our properties feature resort-style amenities, such as swimming pools, basketball and tennis courts, fitness centers and tanning beds. These amenities, which were historically considered luxuries, are becoming essential components of college living. By offering these student-oriented amenities, we are able to collect favorable rental rates and achieve high occupancy.

•	Focused acquisition strategy. We utilize our knowledge of market and industry fundamentals to identify and pursue targeted acquisitions of purpose-built student housing communities. We seek properties with attractive investment yields and potential growth in cash flow that can benefit from our management expertise. We seek to identify properties that are located in markets that have stable or increasing student populations and an insufficient supply of student housing. Our management team has developed long-standing relationships with third-party developers, owners and brokers of student housing that enhance our ability to identify and capitalize on acquisition opportunities.

•	Complementary third-party services business. Providing third-party services allows us to increase cash flow with little incremental cost by leveraging our existing expertise and infrastructure. Our third-party management services business and our development consulting services business also allow us to expand our network of contacts in the student housing industry and to increase our pipeline of potential property acquisitions.

•	Established marketing practices. Due to the nature of student housing, a majority of our units must be re-leased at the end of each academic year. We have developed robust marketing practices for our student housing communities, which allow us to maintain high occupancy levels at competitive rates. Our marketing strategies include competition surveys, targeted advertising campaigns and word-of-mouth referrals from student-residents. In addition, we have established working relationships with universities to recommend our off-campus communities through their formal publications and admissions office materials.

•	Industry innovators. Our senior management team created many of the trends in student housing that have become standards in the industry, including the “student hotel” concept of full service and fully furnished off-campus apartment communities, the individual liability lease and credit card rent payment programs. As a result of this proven ability to innovate, we believe that we will continue to anticipate and quickly respond to market changes and opportunities.

•	Focus on customer satisfaction and quality control. Our management team has developed and implemented customer satisfaction and quality control programs designed to attract and retain student residents and maintain a stable revenue base. These programs include our Community Assistant program, our priority responsiveness to parent requests and our same-day maintenance service guaranty. We continuously seek student input in developing our customer satisfaction programs, which we implement through employee training and adherence to guidelines. Our student-oriented focus and quality controls enable us to lease our communities effectively at targeted rent levels and to retain our residents during the lease term.

Our business and growth strategy

Our primary business objectives are to maximize cash flow available for distribution to our stockholders, and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. We intend to achieve these objectives by (i) acquiring additional student housing communities that meet our focused investment criteria and (ii) maximizing revenues from operations of our owned and third-party managed properties through proactive and goal-oriented property management strategies. In addition, we plan to continue to grow our third-party management services business and our development consulting services business and to selectively develop properties for our own account.

Acquisition strategy

After the completion of this offering, we expect to have approximately $           million of working capital and availability under our proposed credit facility to acquire additional student housing communities and for general corporate purposes. We intend to acquire high quality, well-designed and well-located properties, with a focus on off-campus garden-style communities with modern floor plans and amenities. Our ideal acquisition targets generally will be located in markets that have stable or increasing student populations and an insufficient supply of student housing. We will also seek to acquire investments in student housing communities that possess sound market fundamentals but are under-performing and would benefit from renovation and/or improved property management. We will consider the following property and market factors to identify potential property acquisitions:

•	campus reputation
•	competitive admissions criteria
•	limited number of on-campus beds and limited plans for expansion
•	distance of property from campus
•	property unit mix
•	competition
•	significant out-of-state enrollment
•	operating performance
•	potential for improved management
•	ownership and capital structure
•	presence of desired amenities
•	maintenance of the property
•	access to a university-sponsored or public transportation line
•	parking availability

After we identify a potential student housing acquisition, a due diligence team consisting of in-house personnel and third parties, such as outside legal counsel, environmental consultants, structural engineers, investment bankers and accountants, will conduct detailed due diligence to assess the potential investment.

Our senior management team has developed long-standing relationships with developers, owners and brokers of student housing properties that allow us to identify and capitalize on acquisition opportunities. As a result, we have generated an internal database of contacts that we use to identify and evaluate acquisition candidates. We are continuously active in identifying and analyzing potential student housing acquisitions. As a result of our intensive due diligence review and selective criteria, we determine to pursue or complete only a portion of these identified potential acquisitions following our submission of a non-binding purchase offer. In addition to the properties that we are acquiring pursuant to our formation transactions, our management team has submitted offers over the past 12 months pursuant to non-binding letters of intent to acquire 17 properties with approximately 14,317 beds. None of these offers remains outstanding.

Two of the properties in the Allen & O’Hara portfolio were originally acquired from JPI. We believe that our management team’s prior acquisition experience with JPI assisted us in securing the acquisition of the JPI portfolio, and that the JPI portfolio acquisition is indicative of our ability to source and negotiate high quality property acquisitions. We anticipate that our management’s relationships with owners of student housing communities will generate opportunities for us to acquire additional student housing properties in the future.

We believe this offering will further enhance our reputation and prominence in the student housing industry and provide us with a competitive advantage as a publicly traded REIT in acquiring properties. Our UPREIT structure will provide tax-motivated sellers with the opportunity to contribute properties to our Operating Partnership in exchange for Operating Partnership units, deferring income taxes while at the same time achieving diversification and overall liquidity for the sellers’ investment.

Operating strategy

We seek to maximize funds from the operations of the student housing communities that we own and manage through the following operational strategies.

Maximize property profitability. We seek to maximize property-level profitability through the use of cost control systems and our focused on-site management personnel. Some of our specific cost control initiatives include:

•	establishing internal controls and procedures for cost control consistently throughout our communities;

•	operating with flat property-level management structures, minimizing multiple layers of management;

•	negotiating utility and service-level pricing arrangements with national and regional vendors and requiring corporate-level approval of service agreements for each community; and

•	conducting an annual assessment of the costs and effectiveness of each of our marketing strategies in order to place greater emphasis on lower cost/high-impact initiatives.

Proactive marketing practices. We have developed and implemented robust marketing practices to enhance the visibility of our student housing communities and to optimize our occupancy rates. We thoroughly study our competitors, our residents and university policies affecting enrollment and housing. Based on our findings at each property, we formulate a marketing and sales plan for each academic leasing period. We intend to continue to market our properties to students, parents and universities by emphasizing student-oriented living areas, state-of-the-art technology infrastructure, a wide variety of amenities and services and close proximity to the campus.

Develop and retain personnel. We staff each student housing community that we own or manage with a full-service on-site property management team. Each of our property management teams includes Community Assistants who plan activities and interact with students, enhancing their college experiences. We have developed policies and procedures to train each team of on-site employees and to provide each team with full corporate-based support for each essential operating function. To retain employees, we have developed an incentive-based compensation structure that is available to all of our on-site personnel.

Maintain and develop strategic relationships. We seek to maintain and establish relationships with universities. We believe that establishing and maintaining relationships with universities is important to the ongoing success of our business. These relationships will continue to provide us with favored referrals to enhance our leasing efforts, opportunities for additional acquisitions of student housing communities and contracts for third-party services.

Acquisition and integration of the JPI portfolio

We have entered into definitive agreements with JPI and its affiliates to acquire the 14 student housing communities comprising the JPI portfolio for an aggregate price of $401.6 million. In exchange for the JPI portfolio, we will pay approximately $82.1 million in cash, issue Operating Partnership units having a value of approximately $8.0 million and assume existing non-recourse mortgage debt, which at June 30, 2004 had an aggregate outstanding principal balance of approximately $311.5 million. We will also issue a warrant to JPI to purchase 250,000 shares of our common stock at a price equal to 103% of the initial public offering price. For more information on our acquisition of the JPI portfolio, see “Structure and formation of our company—JPI portfolio acquisition agreements.”

After closing, we will assume management of the JPI portfolio over a period of up to 90 days at our election. Our management team has developed a comprehensive plan designed to integrate the JPI portfolio into our existing operating structure. At closing, we will assume immediate management of five student housing communities, including two at Florida State University and one at the University of Arizona (which are universities where two of the Allen & O’Hara portfolio properties are located), and two student housing communities at the University of Central Florida and the University of South Florida, respectively, where we can effectively utilize the services of existing regional directors. The remaining nine properties in the JPI portfolio will continue to be managed by JPI under short-term agreements, each of which can be terminated upon 30 days notice. We expect to assume management responsibility for these remaining properties at the rate of three per month, with the expectation that we will have complete management control over all properties in the JPI portfolio by March 31, 2005. We cannot provide any assurance that we will be successful in executing our integration plan with respect to the JPI portfolio.

We have entered into a license agreement with JPI giving us the right to use the name “Jefferson” in connection with the JPI portfolio for a period of nine months after closing of the purchase. We intend to re-brand the JPI properties as quickly as practicable after closing. We anticipate that the cost of transitioning and rebranding the JPI portfolio will be approximately $700,000. A significant portion of this cost will be in the form of capital expenditures on the JPI properties. We believe that our orderly integration plan and re-branding efforts, combined with our extensive student housing management experience, will allow us to improve revenue and cash flow from the JPI portfolio.

Our properties

Our initial properties consist of 21 communities located in 15 states containing 15,829 beds in 5,069 apartment units located near universities. We will acquire seven student housing communities from Allen & O’Hara, certain of our officers and unaffiliated investors. These properties have been managed by Allen & O’Hara for the last several years. Upon completion of this offering, we will acquire 14 of our initial properties from JPI. JPI has previously managed these properties and will continue to manage some of these properties for a period of up to 90 days after the closing at our election, at which time we will assume management responsibility pursuant to our comprehensive integration plan. Our management team has successfully integrated two properties acquired from JPI in the past.

Twenty of our 21 initial properties are modern apartment communities, with clusters of low-rise buildings that consist of student housing units with private bedrooms and one or more bathrooms centered around a common area consisting of a fully furnished living room, dining room and fully-equipped kitchen. University Towers is a high-rise residence hall that has a cafeteria on the premises and no individual kitchens in the units. Our student housing communities typically contain a swimming pool, recreational facilities and common areas, and each bedroom has individualized locks, high-speed Internet access and telephone and cable television connections.

The following table provides certain summary information about our student housing communities:

							12 months ended June 30, 2004

						Average			Monthly
	Primary	Year		# of	# of	month-end	Total revenue		revenue per
Name	university served	built		beds	units	occupancy rate(1)	(in thousands)		available bed(2)

Allen & O’Hara Portfolio
NorthPointe	University of Arizona	1999		912	300	89.2%	$3,770		$344
The Reserve at Athens	University of Georgia	1999		612	200	88.6	2,624		357
The Reserve at Clemson	Clemson University	1999		590	177	92.2	2,224		314
Players Club	Florida State University	1994		336	84	93.6	1,423		353
The Gables	Western Kentucky University	1995		290	73	97.9	1,063		306
College Station	Augusta State University	1989		203	61	89.6	562		231
University Towers(3)	North Carolina State University	1989		953	251	79.9	7,803	(3)	682	(3)

Total Allen & O’Hara		1995	(4)	3,896	1,146	88.3%	$19,469		$416	(4)

JPI Portfolio
Jefferson Pointe	Florida State University	1995		1,554	486	90.3%	$6,786		$364
Jefferson at Star Ranch	University of Arizona	2001		1,020	336	76.5	3,929		321
Jefferson Commons—USF	University of South Florida	1999		1,002	336	93.5	5,053		420
Jefferson Commons—Penn State	Pennsylvania State University	1999		984	294	93.4	4,681		396
Jefferson Commons—Purdue	Purdue University	2000		960	336	77.7	3,384		294
Jefferson Commons—Western Michigan	Western Michigan University	2000		876	324	87.5	4,057		386
Jefferson Commons—Texas Tech	Texas Tech University	1997		737	243	83.8	3,104		351
Jefferson Commons—Florida State	Florida State University	1997		732	252	90.2	3,403		387
Jefferson Commons—Oklahoma State	Oklahoma State University	1999		732	234	80.0	2,256		257
Jefferson Lofts	University of Central Florida	2002		730	254	93.9	3,364		461
Jefferson Commons—Kansas	University of Kansas	1998		720	192	80.7	2,403		278
Jefferson Commons—Knoxville	University of Tennessee	1999		708	210	91.3	3,168		373
Jefferson Commons—Columbia	University of Missouri	2000		676	260	93.5	3,031		374
Jefferson Commons—Ohio State	The Ohio State University	2000		502	166	91.6	2,690		447

Total JPI		1999	(4)	11,933	3,923	87.3%	$51,309		$363	(4)
Total Initial Properties		1998	(4)	15,829	5,069	87.6%	$70,778		$376	(4)

(1) Average physical month-end occupancy rate for the 12 months ended June 30, 2004.

(2) Monthly revenue per available bed is equal to total annual revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

(3) Revenues shown above for University Towers include revenue from food service operations, which our Management Company will continue to provide.

(4) Represents average for all properties in portfolio.

Modern unit plans

The following floor plan represents a typical four-bedroom, four-bath unit in one of our student housing communities, which is designed to provide the modern features and privacy that students today demand:

Amenities at each property

The following table summarizes the amenities featured at our student housing communities:

Property	K	W/D	C	FC	P	HT	TB	OG	BB	TC	VC	SR	GR	CC	T	CTV	Int	Car	SS

Allen & O’Hara Portfolio
NorthPointe	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
The Reserve at Athens	*	*	*	*	*			*	*	*	*	*	*	*	*	*	*	*
The Reserve at Clemson	*	*	*	*	*		*	*	*			*		*	*	*	*		*
Players Club	*	*	*	*	*			*		*	*	*		*	*	*	*
The Gables	*	*	*	*	*	*		*						*	*	*	*
College Station	*		*		*			*			*	*		*	*	*	*
University Towers				*	*				*		*	*	*	*	*	*	*	*	*
JPI Portfolio
Jefferson Pointe	*	*	*	*	*		*	*	*	*	*	*	*	*	*	*	*
Jefferson at Star Ranch	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*		*
Jefferson Commons—USF	*	*	*	*	*	*	*	*		*	*	*	*	*	*	*	*
Jefferson Commons—Penn State	*	*	*	*	*	*						*	*	*	*	*	*		*
Jefferson Commons—Purdue	*	*	*	*	*	*			*			*	*	*	*	*	*
Jefferson Commons—Western Michigan	*	*	*	*	*	*	*	*	*			*	*	*	*	*	*
Jefferson Commons—Texas Tech	*	*	*	*	*	*	*	*	*		*	*	*	*	*	*	*
Jefferson Commons—Florida State	*	*	*	*	*	*			*	*	*	*	*	*	*	*	*
Jefferson Commons—Oklahoma State	*	*	*	*	*	*	*					*	*		*	*	*
Jefferson Lofts	*	*	*	*	*		*	*	*		*	*	*	*	*	*	*
Jefferson Commons—Kansas	*	*	*	*	*	*	*	*	*			*	*	*	*	*	*
Jefferson Commons—Knoxville	*	*	*	*			*						*	*	*	*	*
Jefferson Commons—Columbia	*	*	*	*	*	*	*	*	*			*	*	*	*	*	*
Jefferson Commons—Ohio State	*	*	*	*	*	*	*				*				*	*	*

K	Full-Equipped Kitchen	HT	Hot Tub or Jacuzzi Spa	VC	Volleyball Court	CTV	Cable TV Connection in Bedroom
W/ D	In-Unit Washer/ Dryer	TB	Tanning Beds	SR	Study Room	Int	High-Speed Internet in Bedroom
C	Clubhouse	OG	Outdoor Grills	GR	Game Room	Car	Car Wash Center
FC	Fitness Center	BB	Basketball Court	CC	Computer Center	SS	Surround Sound Television Lounge
P	Pool(s)	TC	Tennis Court	T	Telephone Line in Bedroom

Individual property descriptions—Allen & O’Hara portfolio

NorthPointe, Tucson, Arizona. This garden-style apartment community is located approximately four miles north of the main campus of the University of Arizona, which had a Fall 2003 student enrollment of approximately 37,000. NorthPointe has 21 three-story apartment buildings, a leasing/office building and a maintenance building. It is located on a 17-acre setting in close proximity to a wide variety of retail centers, restaurants, convenience stores and the Tucson Mall, which is the largest shopping mall in Tucson. In addition to the amenities included at all of our garden-style apartment communities, NorthPointe also features a fitness center, 85,000-gallon multi-function swimming pool, hot tub, outdoor fireplace, two grilling areas, in-unit washers and dryers, and basketball, tennis and sand volleyball courts. There are two study rooms, a game room, a tanning bed and a computer center. The site contains approximately 350 covered parking spaces and 515 open parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	240	60	1,320	79,200
Four Bedrooms/ Two Bathrooms	288	72	1,115	80,280
Three Bedrooms/ Three Bathrooms	216	72	988	71,136
Two Bedrooms/ Two Bathrooms	144	72	765	55,080
One Bedroom/ One Bathroom	24	24	477	11,448

Totals	912	300		297,144

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002(2)	2003	June 30, 2004

Monthly revenue per available bed(1)	$346	$345	$344
Total revenue (in thousands)	$3,467	$3,772	$3,770
Average month-end occupancy rate	91.1%	85.7%	89.2%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

(2) Represents 11 months of operations. NorthPointe was acquired in February 2002.

The University of Arizona’s on-campus facilities can accommodate approximately 5,400 students, which is approximately 15% of the student body, and these facilities are expected to be 100% occupied in Fall 2004 with a waiting list. The majority of these on-campus facilities are residence hall style buildings, with freshmen accounting for 65% of on-campus occupancy. The University has a stated goal of maintaining freshman occupancy at 65% for Fall 2004. The University does not currently have an on-campus housing requirement and does not guarantee housing for its students. The University has announced plans to open a newly constructed on-campus student housing property in Fall 2004, including 476 beds. The off-campus market includes three competing purpose-built garden-style student housing properties with approximately 2,750 beds. We anticipate that two additional competing off-campus student housing properties, with approximately 1,200 beds, will open in Fall 2005.

The Reserve at Athens, Athens, Georgia. This garden-style apartment community is located approximately two miles south of the campus of the University of Georgia, which had a Fall 2003 student enrollment of approximately 33,900. The Reserve at Athens has nine three-story apartment buildings. It is located on a 29.5-acre setting in close proximity to retail centers, restaurants and the University’s recreation facilities. In addition to the amenities included at all of our garden-style apartment communities, The Reserve at Athens also features a full-sized washer and dryer in each unit, a fitness center, outdoor basketball, tennis and volleyball courts. There are study rooms, a game room, a computer center and a car wash area. The site contains approximately 640 parking spaces and a gated entry. The property is on the University of Georgia bus line.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/Four Bathrooms	424	106	1,398	148,188
Two Bedrooms/Two Bathrooms	188	94	871	81,874

Totals	612	200		230,062

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$323	$335	$357
Total revenue (in thousands)	$2,372	$2,463	$2,624
Average month-end occupancy rate	85.1%	82.6%	88.6%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

The University of Georgia’s on-campus facilities can accommodate approximately 5,470 students, which is approximately 16% of the student body, and these facilities are expected to be 100% occupied in Fall 2004. The majority of these on-campus facilities are residence hall style buildings. The University has a stated goal of maintaining freshman occupancy at 75% for Fall 2004. The University has an on-campus housing requirement for freshmen, but it does not guarantee housing for all its students. The University opened an on-campus apartment-style student housing property with approximately 1,200 beds in Fall 2004. The new property, which is restricted to upper-classmen, has a dining facility and parking garage and is located near the University’s student health center and recreational facilities. The off-campus market includes five competing, purpose built garden-style apartment communities with a total of approximately 3,251 beds.

The Reserve at Clemson, Central, South Carolina. This garden-style apartment community is located approximately two miles north of the campus of Clemson University, which had a Fall 2003 student enrollment of approximately 17,000. The Reserve at Clemson has nine three-story apartment buildings and is located on a 12.6-acre setting. In addition to the amenities included at all of our garden-style apartment communities, The Reserve at Clemson also features a full-sized washer and dryer in each unit, a fitness center, two swimming pools, a basketball court, an entertainment room with a THX surround-sound television, a tanning bed, an Internet lounge and a computer center. The site contains approximately 600 parking spaces. The property is served by the Clemson Area Transit System, a public service provided free of charge by Clemson University.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/Two Bathrooms	472	118	1,331	157,058
Two Bedrooms/Two Bathrooms	118	59	932	54,988

Totals	590	177		212,046

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002(2)	2003	June 30, 2004

Monthly revenue per available bed(1)	$289	$297	$314
Total revenue (in thousands)	$1,877	$2,101	$2,224
Average month-end occupancy rate	92.1%	84.6%	92.2%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

(2) Represents 11 months of operations. The Reserve at Clemson was acquired in February 2002.

Clemson University’s on-campus facilities can accommodate approximately 6,500 students, which is approximately 38% of the student body, and these facilities are expected to be 100% occupied in Fall 2004. The majority of these on-campus facilities are residence hall style buildings. The University has a stated goal of maintaining freshman occupancy at 65% for Fall 2004. The University has an on-campus housing requirement for freshmen, but it does not guarantee housing for its students. The University has not announced any plans to open additional on-campus student housing. The off-campus market includes three competing garden-style apartment communities with a total of approximately 1,733 beds.

Players Club Apartments, Tallahassee, Florida. This garden-style apartment community is located approximately one mile west of the campus of Florida State University, which had a Fall 2003 student enrollment of approximately 37,300. Players Club Apartments has seven three-story apartment buildings. It is located on a ten-acre setting in close proximity to shopping and entertainment venues. In addition to the amenities included at all of our garden-style apartment communities, Players Club also features laundry rooms in each unit with a full-sized washer and dryer, a fitness center, tennis and volleyball courts, a study room and a computer center. The site contains approximately 330 parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/Two Bathrooms	336	84	1,340	112,560

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$332	$354	$353
Total revenue (in thousands)	$1,337	$1,428	$1,423
Average month-end occupancy rate	91.5%	90.8%	93.6%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Florida State University’s on-campus facilities can accommodate approximately 4,800 students, which is approximately 13% of the student body, and these facilities are expected to be 100% occupied in Fall 2004 with a waiting list. The majority of these on-campus facilities are residence hall style buildings, with freshmen accounting for 72% of on-campus occupancy. The University has a stated goal of maintaining freshman occupancy at 72% for Fall 2004. The University does not currently have an on-campus housing requirement and does not guarantee housing for its students. The off-campus market includes 14 competing garden-style apartment communities with a total of approximately 6,000 beds. We anticipate that approximately 500 new beds will open in Fall 2004, including a new university-affiliated fraternity and sorority village, and we anticipate that approximately 800 additional beds will be added to the off-campus student housing inventory in Fall 2005.

The Gables, Bowling Green, Kentucky. This garden-style apartment community is located adjacent to the campus of Western Kentucky University, which had a Fall 2003 student enrollment of approximately 18,400. The Gables has six three-story apartment buildings and is located on a 5.8-acre setting. In addition to the amenities included at all of our garden-style apartment communities, The Gables also features a full-sized washer and dryer in each unit and a clubhouse with exercise facilities, swimming pool and spa. The site contains approximately 270 parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/Two Bathrooms	288	72	1,300	93,600
Two Bedrooms/One Bathroom	2	1	1,000	1,000

Totals	290	73		94,600

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$269	$289	$306
Total revenue (in thousands)	$935	$1,006	$1,063
Average month-end occupancy rate	86.9%	96.5%	97.9%

(1)	Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Western Kentucky University’s on-campus facilities can accommodate approximately 4,600 students, which is approximately 25% of the student body, and these facilities are expected to be 100% occupied in Fall 2004. The majority of these on-campus facilities are residence hall style buildings. The University currently requires all freshmen and sophomores to live on campus. The University has not announced any plans to open additional on-campus student housing. As a result of the renovation of existing on-campus properties, the University expects to reduce its on-campus housing by approximately 450 beds by 2006. The off-campus market includes one competing garden-style apartment community with a total of 480 beds. Another competing garden-style apartment community with a total of 370 beds is scheduled to open in Fall 2004. We anticipate that an additional off-campus student housing property, with approximately 500 beds, will open in Fall 2005.

College Station, Augusta, Georgia. This garden-style apartment community is located approximately three miles from the main campus of Augusta State University and adjacent to the University’s multi-purpose athletic center and golf course. Augusta State University had a Fall 2003 student enrollment of approximately 6,100. College Station consists of nine two-story apartment buildings. It is located on a five-acre setting in close proximity to the Augusta Mall, restaurants and neighborhood services. In addition to the amenities included at all of our garden-style apartment communities, College Station also features a swimming pool, community laundry facilities, computer center and outdoor grill and picnic area. The site contains approximately 220 parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	64	16	952	15,232
Four Bedrooms/ Two Bathrooms	96	24	1,050	25,200
Three Bedrooms/ Two Bathrooms	3	1	864	864
Two Bedrooms/ Two Bathrooms	40	20	856	17,120

Totals	203	61		58,416

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$207	$233	$231
Total revenue (in thousands)	$503	$567	$562
Average month-end occupancy rate	81.3%	91%	89.6%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Augusta State University currently has no on-campus housing, but it has announced plans to build a 600-bed apartment community approximately two miles from the main campus, which is scheduled to open in Fall 2005. College Station is the only off-campus community in Augusta designed and furnished exclusively for students.

University Towers, Raleigh, North Carolina. This high-rise apartment community is located adjacent to the campus of North Carolina State University, which had a Fall 2003 student enrollment of approximately 29,600. University Towers is a nine-story apartment building with 234 semi-private four-bed suites, each with one bathroom. All units are fully furnished. The property features a swimming pool, sand volleyball court, study rooms, a game room, a television lounge on each floor, a vending area, a community laundry room and a computer center. The property also includes a full-service dining facility that seats 450 people and serves meals prepared in the on site, fully-equipped kitchen for 12 hours per day. In addition to the rent, each student pays approximately $400 per month for meals. Allen & O’Hara has staffed and operated the food service at University Towers since it developed and opened the property in 1989, and our Management Company will continue this food service operation. The site contains approximately 480 parking spaces in a multi-level, gated-entry garage.

The following schematic shows a floor plan for a typical four-bed, one-bath suite at University Towers:

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Beds/ One Bath	953	251	498	116,532

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)(2)	$666	$669	$682
Total revenue (in thousands)(2)	$7,614	$7,652	$7,803
Average month-end occupancy rate	83.3%	79.6%	79.9%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

(2) Includes revenues from food service operations.

North Carolina State University’s on-campus facilities can accommodate approximately 7,000 students, which is approximately 23% of the student body, and these facilities were 99% occupied for the 2004 spring semester. The majority of these on-campus facilities are residence hall style buildings, with freshmen accounting for 53% of on-campus occupancy. The University does not currently have an on-campus housing requirement and does not guarantee housing for its students. North Carolina State University is currently constructing an on-campus apartment complex with approximately 400 beds currently available, an additional 400 beds available in Spring 2005 and another 400 beds available in Fall 2005. The off-campus market consists of approximately 6,500 beds in 15 student-occupied complexes. In addition, a private developer has constructed a purpose-built student housing apartment complex adjacent to campus with 440 beds that is scheduled to open in Fall 2004.

Individual property descriptions—JPI portfolio

Jefferson Pointe, Tallahassee, Florida. This garden-style apartment community is located approximately two miles north of the main campus of Florida State University, which had a Fall 2003 student enrollment of approximately 37,300. Jefferson Pointe has 37 three-story wood frame apartment buildings. It is located on a 44.3-acre setting in close proximity to additional universities such as Florida A&M University and Tallahassee Community College. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Pointe also features a pool, a state-of-the-art fitness center with free weights, multiple tennis, basketball and volleyball courts, tanning beds, community outdoor grills, in-unit washers and dryers, a student computer center and a game room. The site contains approximately 100 covered parking spaces and approximately 1,550 open parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom	of beds	of units	footage	Total RSF

Four Bedrooms/Four Baths	720	180	1,327	238,860
Three Bedrooms/Three Baths	666	222	1,141	253,302
Two Bedrooms/Two Baths	168	84	779	65,436

Totals	1,554	486		557,598

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$360	$371	$364
Total revenue (in thousands)	$6,722	$6,909	$6,786
Average month-end occupancy rate	91.4%	91.3%	90.3%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Jefferson at Star Ranch, Tucson, Arizona. This garden-style apartment community is located approximately five miles southwest of the main campus of the University of Arizona, which had a Fall 2003 student enrollment of approximately 37,000. Jefferson at Star Ranch has 25 two-story apartment buildings. It is located on a 21.5-acre setting in close proximity to the many shopping and dining facilities located in the Star Pass area of Tucson. In addition to the amenities included at all of our garden-style apartment communities, Jefferson at Star Ranch also features a lagoon-style pool with Jacuzzi, a fitness center, tennis and basketball courts, community outdoor grills, in-unit washers and dryers, a student computer center and a game room. The site contains approximately 420 covered parking spaces and 560 open parking spaces. The property provides bus service to and from the University of Arizona seven times per day during the school term.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/Four Bathrooms	384	96	1,268	121,728
Four Bedrooms/Two Bathrooms	384	96	1,100	105,600
Two Bedrooms/Two Bathrooms	108	54	756	40,824
Two Bedrooms/Two Bathrooms	108	54	724	39,096
One Bedroom/One Bath	18	18	572	10,296
One Bedroom/One Bath	18	18	540	9,720

Totals	1,020	336		327,264

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$365	$323	$321
Total revenue (in thousands)	$4,471	$3,958	$3,929
Average month-end occupancy rate	84.9%	78.4%	76.5%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Jefferson Commons—USF, Tampa, Florida. This garden-style apartment community is located approximately two miles north of the main campus of the University of South Florida, which had a Fall 2003 student enrollment of approximately 36,300. Jefferson Commons— USF has 22 three-story apartment buildings and is located on a 24.2-acre setting. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— USF also features a resort-style pool complex with a Jacuzzi, a state-of-the-art fitness center, tennis courts, community outdoor grills, in-unit washers and dryers, a student computer center and a game room. The site contains approximately 230 covered parking spaces and 730 open parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/Four Bathrooms	336	84	1,320	110,880
Four Bedrooms/Two Bathrooms	240	60	1,112	66,720
Three Bedrooms/Three Bathrooms	216	72	987	71,064
Two Bedrooms/Two Bathrooms	180	90	758	68,220
One Bedroom/One Bathroom	30	30	477	14,310

Totals	1,002	336		331,194

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$411	$413	$420
Total revenue (in thousands)	$4,944	$4,968	$5,053
Average month-end occupancy rate	91.2%	92.3%	93.5%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

The University of South Florida’s on-campus facilities can accommodate approximately 3,500 students, which is approximately 10% of the student body, and these facilities are expected to be 100% occupied in Fall 2004 with a waiting list. The majority of these on-campus facilities are residence hall style buildings, with freshmen accounting for approximately 80% of occupancy. The off-campus market includes 11 competing purpose-built garden-style student housing properties with a total of approximately 5,210 beds. We anticipate that three additional competing off-campus student housing properties, with approximately 1,200 beds, will open in Fall 2004.

Jefferson Commons—Penn State, State College, Pennsylvania. This garden-style apartment community is located approximately two miles southeast of the main campus of the Pennsylvania State University, which had a Fall 2003 student enrollment of approximately 41,800. Jefferson Commons— Penn State has 25 three-story apartment buildings. It is located on a 23.7-acre setting in close proximity to restaurants, shopping and entertainment venues. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Penn State also features a pool, spa, a state-of-the-art fitness center with free weights, sand volleyball, tanning bed, indoor basketball court, a movie theatre, in-unit washers and dryers, a student computer center and a game room. For residents’ convenience, Jefferson Commons is located on the University’s bus line. The site contains approximately 90 covered parking spaces and 730 open parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/Four Bathrooms	600	150	1,232	184,800
Three Bedrooms/Three Bathrooms	288	96	984	94,464
Two Bedrooms/Two Bathrooms	96	48	766	36,768

Totals	984	294		316,032

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$378	$392	$396
Total revenue (in thousands)	$4,464	$4,625	$4,681
Average month-end occupancy rate	90.9%	88.7%	93.4%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Pennsylvania State University’s on-campus facilities can accommodate approximately 11,700 students, which is approximately 28% of the student body, and these facilities are expected to be 100% occupied in Fall 2004 with a waiting list. The majority of these on-campus facilities are residence hall style buildings, including one on-campus student housing property with approximately 800 beds that opened in Fall 2004. The University currently has an on-campus housing requirement for freshmen, but it does not guarantee housing for all of its students. The off-campus market includes three competing purpose-built garden-style student housing properties with a total of approximately 2,130 beds.

Jefferson Commons—Purdue, West Lafayette, Indiana. This garden-style apartment community is located approximately three miles north of the main campus of the Purdue University, which had a Fall 2003 student enrollment of approximately 38,800. Jefferson Commons— Purdue has 21 three-story apartment buildings and is located on a 20-acre setting. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Purdue also features a swimming pool, spa, a 24-hour state-of-the art fitness center an indoor basketball court, in-unit washers and dryers, a billiards/ game room, tanning bed, indoor basketball court, sand volleyball and a student computer center. The site contains approximately 210 covered parking spaces and 730 open parking spaces. The property provides bus service to Purdue University twice per hour during the school term.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/Four Bathrooms	312	78	1,220	95,160
Four Bedrooms/Two Bathrooms	240	60	1,116	66,960
Three Bedrooms/Three Bathrooms	234	78	990	77,220
Two Bedrooms/Two Bathrooms	108	54	760	41,040
One Bedroom/One Bathroom	18	18	477	8,586
One Bedroom/One Bathroom	48	48	400	19,200

Totals	960	336		308,166

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$340	$321	$294
Total revenue (in thousands)	$3,920	$3,693	$3,384
Average month-end occupancy rate	87.7%	82%	77.7%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Purdue University’s on-campus facilities can accommodate approximately 11,000 students, which is approximately 31% of the student body, and these facilities are expected to be 98% occupied in Fall 2004. The majority of these on-campus facilities are residence hall style buildings. The University does not currently have an on-campus housing requirement and does not guarantee housing for its students. The off-campus market includes five competing purpose-built garden-style student housing properties with a total of approximately 3,990 beds, including one additional competing off-campus student housing property with approximately 600 beds that opened in Fall 2004.

Jefferson Commons— Western Michigan, Kalamazoo, Michigan. This garden-style apartment community is located approximately two miles west of the main campus of the Western Michigan University, which had a Fall 2003 student enrollment of approximately 26,700. Jefferson Commons— Western Michigan has 20 three-story apartment buildings and is located on a 60-acre setting. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Western Michigan also features a resort-style swimming pool, spa, a state-of-the-art fitness center, sand volleyball, an indoor basketball court, community outdoor grills, in-unit washers and dryers, tanning beds, a student computer center and a game room with kitchen facilities. The site contains approximately 200 covered parking spaces and 725 open parking spaces. The property provides bus service to Western Michigan University hourly during the school term.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	144	36	1,212	43,632
Four Bedrooms/ Two Bathrooms	432	108	1,116	120,528
Three Bedrooms/ Three Bathrooms	108	36	987	35,532
Two Bedrooms/ Two Bathrooms	96	48	760	36,480
One Bedroom/ One Bathroom	48	48	474	22,752
One Bedroom/ One Bathroom	48	48	400	19,200

Totals	876	324		278,124

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$381	$388	$386
Total revenue (in thousands)	$4,005	$4,081	$4,057
Average month-end occupancy rate	90.1%	86.6%	87.5%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Western Michigan University’s on-campus facilities can accommodate approximately 6,200 students, which is approximately 21% of the student body, and these facilities are expected to be 98% occupied in the Fall 2004. The University does not currently have an on-campus housing requirement and does not guarantee housing for its students. The off-campus market includes five competing purpose-built garden-style student housing properties with a total of approximately 2,260 beds, including one property with approximately 700 beds that opened in Fall 2004.

Jefferson Commons— Texas Tech, Lubbock, Texas. This garden-style apartment community is located approximately five miles west of the main campus of the Texas Tech University, which had a Fall 2003 student enrollment of approximately 28,500. Jefferson Commons— Texas Tech has 17 two- and three-story apartment buildings. It is located on a 14.3-acre setting in close proximity to retail centers and Lubbock Christian University. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Texas Tech also features a resort-style pool with Jacuzzi, a state-of-the-art fitness facility, a basketball court, community outdoor grills, tanning beds, in-unit washers and dryers, a student computer center and a game room. For the added convenience of residents, Jefferson Commons is also on Texas Tech University’s shuttle route. The site contains approximately 150 covered parking spaces and 510 open parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	144	36	1,320	47,520
Four Bedrooms/ Two Bathrooms	308	77	1,116	85,932
Three Bedrooms/ Two Bathrooms	144	48	954	45,792
Two Bedrooms/ Two Bathrooms	36	18	770	13,860
Two Bedrooms/ Two Bathrooms	36	18	766	13,788
Two Bedrooms/ Two Bathrooms	36	18	760	13,680
Two Bedrooms/ Two Bathrooms	10	5	751	3,755
One Bedroom/ One Bathroom	18	18	477	8,586
One Bedroom/ One Bathroom	5	5	387	1,935

Totals	737	243		234,848

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$315	$340	$351
Total revenue (in thousands)	$2,786	$3,008	$3,104
Average month-end occupancy rate	85.3%	84.7%	83.8%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Texas Tech University’s on-campus facilities can accommodate approximately 5,300 students, which is approximately 19% of the student body, and these facilities are expected to be 100% occupied in Fall 2004. The majority of these on-campus facilities are residence hall style buildings. The off-campus market includes seven competing purpose-built garden-style student housing properties with a total of approximately 2,780 beds, including three properties with approximately 684 beds that opened in Fall 2004. We anticipate that three additional competing off-campus student housing properties, with approximately 1,600 beds, will open in Fall 2005.

Jefferson Commons— Florida State, Tallahassee, Florida. This garden-style apartment community is located approximately two miles north of the main campus of the Florida State University, which had a Fall 2003 student enrollment of approximately 37,300. Jefferson Commons— Florida State has 17 three-story apartment buildings. It is located on a 22.5-acre setting and also serves the students of Florida A&M University and Tallahassee Community College. The property is in close proximity to various venues for shopping, eating and entertainment. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Florida State also features a resort-style pool with Jacuzzi, basketball and tennis courts, a state-of-the-art fitness center, in-unit washers and dryers, tanning beds and a student computer center. The site contains approximately 150 covered parking spaces and 610 open parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	96	24	1,320	31,680
Four Bedrooms/ Two Bathrooms	288	72	1,116	80,352
Three Bedrooms/ Three Bathrooms	180	60	954	57,240
Two Bedrooms/ Two Bathrooms	48	24	812	19,488
Two Bedrooms/ Two Bathrooms	96	48	768	36,864
One Bedroom/ One Bathroom	24	24	453	10,872

Totals	732	252		236,496

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$401	$407	$387
Total revenue (in thousands)	$3,526	$3,576	$3,403
Average month-end occupancy rate	92.3%	91.9%	90.2%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Jefferson Commons— Oklahoma State, Stillwater, Oklahoma. This garden-style apartment community is located approximately two miles north of the main campus of the Oklahoma State University, which had a Fall 2003 student enrollment of approximately 21,100. Jefferson Commons— Oklahoma State has 16 three-story rock and frame apartment buildings. It is located on a 19.4-acre setting in close proximity to major retail stores and restaurants. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Oklahoma State also features a resort-style pool and spa, a state-of-the-art fitness center with free weights, full-court basketball, sand volleyball, tanning beds, in-unit washers and dryers, and a game room. In addition, Jefferson Commons is also on the Oklahoma State University transit route. The site contains approximately 100 covered parking spaces and 640 open parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of units	of beds	footage	Total RSF

Four Bedrooms/ Four Bathrooms	60	240	1,320	79,200
Four Bedrooms/ Two Bathrooms	60	240	1,116	66,960
Three Bedrooms/ Three Bathrooms	42	126	990	41,580
Two Bedrooms/ Two Bathrooms	54	108	760	41,040
One Bedroom/ One Bathroom	18	18	477	8,586

Totals	234	732		237,366

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$289	$271	$257
Total revenue (in thousands)	$2,537	$2,381	$2,256
Average month-end occupancy rate	85.3%	80.8%	80%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

Oklahoma State University’s on-campus facilities can accommodate approximately 5,700 students, which is approximately 26% of the student body, and these facilities are expected to be 96% occupied in Fall 2004. The University currently has a freshman on-campus housing requirement, but it does not guarantee housing for all its students. The off-campus market includes two competing purpose-built garden-style student housing properties with a total of approximately 420 beds.

Jefferson Lofts, Orlando, Florida. This garden-style apartment community is located approximately two miles south of the main campus of the University of Central Florida, which had a Fall 2003 student enrollment of approximately 41,700. Jefferson Lofts has 16 three-story masonry and wood frame apartment buildings and is located on a 20.4-acre setting. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Lofts also features a community clubhouse, a lagoon-style pool complex, a state-of-the-art fitness center, covered outdoor basketball court, tanning beds, community outdoor grills, in-unit washers and dryers, a business/computer center and a game room. The site contains approximately 130 covered parking spaces and 770 open parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	224	56	1,432	80,192
Four Bedrooms/ Two Bathrooms	16	4	1,432	5,728
Four Bedrooms/ Two Bathrooms	176	44	1,168	51,392
Four Bedrooms/ Two Bathrooms	48	12	1,292	15,504
Three Bedrooms/ Three Bathrooms	42	14	1,131	15,834
Three Bedrooms/ Three Bathrooms	48	16	1,122	17,952
Two Bedrooms/ Two Bathrooms	112	56	746	41,776
Two Bedrooms/ One Bathroom	24	12	716	8,592
One Bedroom/ One Bathroom	12	12	715	8,580
One Bedroom/ One Bathroom	14	14	609	8,526
One Bedroom/ One Bathroom	14	14	604	8,456

Totals	730	254		262,532

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002(1)	2003(1)	June 30, 2004(1)

Monthly revenue per available bed(2)	N/A	$475	$461
Total revenue (in thousands)	N/A	$1,735	$3,364
Average month-end occupancy rate	N/A	94.7%	93.9%

(1) Jefferson Lofts opened in August 2003.

(2) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

The University of Central Florida’s on-campus facilities can accommodate approximately 8,100 students, which is approximately 20% of the student body, and these facilities are expected to be 100% occupied in Fall 2004. The majority of these on-campus facilities are residence hall style buildings. The University does not currently have an on-campus housing requirement and does not guarantee housing for its students. We anticipate that the University will add approximately 500 on-campus beds in Fall 2005 and approximately 1,500 beds in Fall 2007. The off-campus market includes 11 competing purpose-built garden-style student housing properties with a total of approximately 5,570 beds. We anticipate that one additional competing off-campus student housing property will open in Fall 2005 or Fall 2006.

Jefferson Commons— Kansas, Lawrence, Kansas. This garden-style apartment community is located approximately two miles south of the main campus of the University of Kansas, which had a Fall 2003 student enrollment of approximately 26,500. Jefferson Commons— Kansas has 13 three-story brick and wood frame apartment buildings. It is located on an approximately 16.5-acre setting in close proximity to major shopping, retail, restaurants, and additional local universities such as Haskell Indian Nations University. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Kansas also features a resort-style pool and spa, sand volleyball, a state-of-the-art fitness center with free weights, full court basketball, tanning beds, community outdoor grills, in-unit washers and dryers, a student computer center and a game room. The site contains approximately 150 covered parking spaces and 570 open parking spaces. The property is on the University of Kansas bus line, which transports residents to campus twice per hour during the school term.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	288	72	1,320	95,040
Four Bedrooms/ Two Bathrooms	288	72	1,116	80,352
Three Bedrooms/ Three Bathrooms	144	48	987	47,376

Totals	720	192		222,768

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$331	$308	$278
Total revenue (in thousands)	$2,857	$2,663	$2,403
Average month-end occupancy rate	91.9%	85.5%	80.7%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

On-campus facilities at the University of Kansas can accommodate approximately 5,450 students, which is approximately 20% of the student body, and these facilities are expected to be 97% occupied in Fall 2004. The University does not currently have an on-campus housing requirement and does not guarantee housing for its students. The off-campus market includes two competing purpose-built garden-style student housing properties with a total of approximately 900 beds. We anticipate that one of the existing competing off-campus properties will open an additional 450 beds in Fall 2005.

Jefferson Commons— Knoxville, Knoxville, Tennessee. This garden-style apartment community is located approximately one mile northwest of the main campus of the University of Tennessee, which had a Fall 2003 student enrollment of approximately 27,300. Jefferson Commons— Knoxville has 11 three-story apartment buildings. It is located on five tracts comprising 6.7-acres in close proximity to shopping, restaurants, and entertainment venues and the historic Fort Sanders area of Knoxville. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons also features a fitness center, tanning bed, computer lab, in-unit washers and dryers and a game room. The site contains approximately 500 open parking spaces. The property provides trolley service to the University of Tennessee twice per hour during the school term.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	168	42	1,356	56,952
Four Bedrooms/ Two Bathrooms	452	113	1,136	128,368
Three Bedrooms/ Two Bathrooms	3	1	870	870
Two Bedrooms/ One Bathrooms	54	27	760	20,520
One Bedroom/ One Bathroom	27	27	377	10,179

Totals	704	210		216,889

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$321	$360	$373
Total revenue (in thousands)	$2,724	$3,055	$3,168
Average month-end occupancy rate	83.9%	88.6%	91.3%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

The University of Tennessee’s on-campus facilities can accommodate approximately 7,500 students, which is approximately 30% of the student body, and these facilities are expected to be 98% occupied in Fall 2004. The University currently requires all freshmen to live on-campus. The off-campus market includes five competing purpose-built garden-style student housing properties with a total of approximately 3,150 beds, including two properties with approximately 900 beds that opened in Fall 2004. We anticipate that an additional competing off-campus property, with approximately 500 beds, will open in Fall 2005.

Jefferson Commons— Columbia, Columbia, Missouri. This garden-style apartment community is located approximately three miles northwest of the main campus of the University of Missouri, which had a Fall 2003 student enrollment of approximately 26,800. Jefferson Commons— Columbia has 14 three-story apartment buildings and is located on a 27-acre setting. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Columbia also features a resort-style pool and spa, a state-of-the-art fitness center with free weights, an indoor basketball court, tanning beds, community outdoor grills, in-unit washers and dryers, a student computer center and a game room with kitchen facilities. The site contains approximately 680 parking spaces.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Four Bathrooms	160	40	1,220	48,800
Four Bedrooms/ Two Bathrooms	240	60	1,116	66,960
Three Bedrooms/ Three bathrooms	120	40	987	39,480
Two Bedrooms/ Two Bathrooms	72	36	758	27,288
One Bedroom/ One Bathroom	36	36	477	17,172
One Bedroom/ One Bathroom	48	48	400	19,200

Totals	676	260		218,900

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$361	$367	$374
Total revenue (in thousands)	$2,927	$2,976	$3,031
Average month-end occupancy rate	94.2%	93.4%	93.5%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

The University of Missouri’s on-campus facilities can accommodate approximately 5,800 students, which is approximately 23% of the student body, and these facilities are expected to be 100% occupied in Fall 2004. The University currently requires all freshmen to live on-campus. The off-campus market includes two competing purpose-built garden-style student housing properties with a total of approximately 1,300 beds. We anticipate that an additional competing off-campus property located one-half mile from Jefferson Commons— Columbia, with approximately 800 beds, will open in Fall 2005.

Jefferson Commons— Ohio State, Columbus, Ohio. This garden-style apartment community is located approximately two miles west of the main campus of The Ohio State University, which had a Fall 2003 student enrollment of approximately 50,700. Jefferson Commons— Ohio State has two four-story apartment buildings connected by “sky bridge” walkways. It is located on a four-acre setting adjacent to the West Campus of the University in close proximity to Lennox Town Center, an upscale retail center. In addition to the amenities included at all of our garden-style apartment communities, Jefferson Commons— Ohio State also features a swimming pool and spa, a state-of-the-art fitness center with free weights, in-unit washers and dryers, sand volleyball, a game room, tanning beds and a clubhouse with a spacious lobby and café-style setting. The five-story attached parking garage contains approximately 390 covered parking spaces and 50 open parking spaces. The property is located near the University’s bus route, which provides service approximately every 10 minutes each day during the school term.

The following table contains a breakdown by unit type for the property:

	Number	Number	Unit square
Bedroom type	of beds	of units	footage	Total RSF

Four Bedrooms/ Two Bathrooms	256	64	1,092	69,888
Three Bedrooms/ Three Bathrooms	96	32	969	31,008
Three Bedrooms/ Two Bathrooms	96	32	1,092	34,944
Two Bedrooms/ Two Bathrooms	32	16	734	11,744
One Bedroom/ One Bathroom	22	22	400	8,800

Totals	502	166		156,384

The following table contains a breakdown of the revenues and occupancy rates for the property:

	Year ended
	December 31,
			12 months ended
	2002	2003	June 30, 2004

Monthly revenue per available bed(1)	$410	$443	$447
Total revenue (in thousands)	$2,472	$2,668	$2,690
Average month-end occupancy rate	90%	91.3%	91.6%

(1) Monthly revenue per available bed is equal to the total revenue divided by the total number of beds (including staff and model beds) at the property divided by 12.

The Ohio State University’s on-campus facilities can accommodate approximately 9,200 students, which is approximately 18% of the student body, and these facilities are expected to be 99% occupied in Fall 2004. The majority of these on-campus facilities are residence hall style buildings. There are no purpose-built off-campus competitors serving The Ohio State University. Three off-campus conventional apartment properties are partially student occupied, and together consist of approximately 4,250 beds. An additional high rise apartment building located across from the University’s main campus is primarily occupied by students with approximately 340 beds.

Indebtedness

The following table contains summary information concerning the mortgage debt that will encumber our initial properties after this offering:

					Outstanding
		Original			pro forma		Principal
		principal			balance as of		balance at
		amount (in	Origination	Interest	June 30, 2004	Maturity	maturity
Property	Lender	thousands)	date	rate	(in thousands)	date	(in thousands)

Allen & O’Hara Portfolio
NorthPointe	Bank of America, N.A.	$19,300	4/2002	6.63%	$18,891	5/1/2007	$18,174
The Reserve at Clemson	Bank of America, N.A.	12,280	4/2002	6.63	12,019	5/1/2007	11,563
The Gables	Bank of America, N.A.	4,625	10/2003	5.50	4,587	11/1/2013	3,864
University Towers	Nationsbanc Mortgage Capital Corporation	26,500	2/1998	6.77	24,558	3/1/2008	22,973

Total Allen & O’Hara Portfolio		$62,705			$60,055		$56,574

JPI Portfolio
Jefferson at Star Ranch/ Jefferson Commons— Penn State(1)	JPMorgan Chase Bank	$50,740	6/2004	5.48%	$50,740	7/7/2009	$48,697
Jefferson Commons— USF	JPMorgan Chase Bank	23,900	6/2004	5.48	23,900	7/7/2009	22,938
Jefferson Commons— Purdue(2)	Citigroup Global Markets Realty Group	18,410	6/2004	5.48	15,788	7/7/2009	14,572
Jefferson Commons— Western Michigan	Citigroup Global Markets Realty Group	25,814	6/2004	5.48	17,510	7/7/2009	14,967
Jefferson Commons— Texas Tech(3)	Citigroup Global Markets Realty Group	18,395	6/2004	5.48	14,043	7/7/2009	12,514

					Outstanding
		Original			pro forma		Principal
		principal			balance as of		balance at
		amount (in	Origination	Interest	June 30, 2004	Maturity	maturity
Property	Lender	thousands)	date	rate	(in thousands)	date	(in thousands)

Jefferson Commons— Florida State	Citigroup Global Markets Realty Group	18,399	6/2004	5.48	9,612	7/7/2009	7,280
Jefferson Commons— Oklahoma State/ Jefferson Commons— Knoxville(4)	JPMorgan Chase Bank	32,000	6/2004	5.48	32,000	7/7/2009	30,711
Jefferson Lofts	Nationwide Life Insurance Company	26,500	3/2004	3.49 (5)	26,500	4/5/2007	26,500
Jefferson Commons— Kansas	Citigroup Global Markets Realty Group	16,542	6/2004	5.48	9,829	7/7/2009	7,947
Jefferson Commons— Columbia(3)	Citigroup Global Markets Realty Group	20,720	6/2004	5.48	18,030	7/7/2009	16,708
Jefferson Commons— Ohio State(2)	Citigroup Global Markets Realty Group	16,720	6/2004	5.48	13,236	7/7/2009	11,932

Total JPI Portfolio		$268,140			$231,188		$214,766

Total		$330,845			$291,243		$271,340

(1) Jefferson at Star Ranch and Jefferson Commons— Penn State are subject to a single, combined loan, which is cross-collateralized and cross-defaulted.

(2) The loans for Jefferson Commons— Purdue and Jefferson Commons— Ohio State are cross-collateralized and cross-defaulted.

(3) The loans for Jefferson Commons— Texas Tech and Jefferson Commons— Columbia are cross-collateralized and cross-defaulted.

(4) Jefferson Commons— Oklahoma State and Jefferson Commons— Knoxville are subject to a single, combined loan, which is cross-collateralized and cross-defaulted.

(5) The interest rate on the Jefferson Lofts loan may be reset on January 5, 2007, at our option. If the interest rate is reset, the maturity date will be extended to April 5, 2008.

The weighted average interest rate of this mortgage indebtedness is 5.5%. Each of these mortgages is a non-recourse obligation subject to customary exceptions and has 30-year amortization (except that Jefferson Lofts is an interest-only loan). Except as described above, none of these mortgages are cross-defaulted or cross-collateralized to any other indebtedness. The JPMorgan Chase Bank and Citigroup Global Markets Realty Group loans may only be prepaid after April 7, 2009, and no prepayment fee is charged in connection therewith. The JPMorgan Chase and Citigroup loans also require mandatory prepayment of net proceeds from a casualty or condemnation and contain special purpose entity requirements, customary defeasance provisions and the right of the lenders to securitize the loans. In connection with a transfer of the properties and related assumption of the JPMorgan Chase and Citigroup loans, a non-refundable assumption fee of 0.5% of the outstanding principal balance of each loan and a $10,000 processing fee is due and payable to the lender. The remaining loans generally do not allow prepayment prior to maturity. However, prepayment is allowed in certain cases subject to prepayment penalties.

Revolving credit facility

We anticipate that we will enter into a revolving credit facility following this offering in order to, among other things, purchase additional properties and make distributions to our stockholders or for general corporate purposes. We expect that our credit facility would likely include several covenants on our part, including minimum GAAP tangible net worth and maximum leverage covenants and covenants that restrict our ability to pay dividends or other amounts to our stockholders (except to the extent necessary to maintain our status as a REIT) unless certain financial tests are satisfied.

Third-party services

In addition to managing our owned student housing communities, we also provide management and development consulting services for third-party owners of student housing. Universities and third-party owners are increasingly turning to the private sector for assistance in developing and managing their student housing properties. We perform third-party services in order to enhance our reputation with universities and to benefit our primary goal of owning high quality student housing communities. We perform third-party services for some of the nation’s most prominent systems of higher education, including the University of North Carolina, the University of Illinois, the California State University System and the Pennsylvania State System of Higher Education.

In order to comply with the rules applicable to our status as a REIT, we provide our third-party services through our Management Company and our Development Company. The income earned by our Management Company and our Development Company will be subject to regular federal income tax and state and local income tax where applicable and will therefore be subject to an additional level of tax as compared to the income earned from our properties.

Third-party management services

We provide third-party management services for student housing communities owned by educational institutions, charitable foundations and others. Our management services typically cover all aspects of operations, including residence life and student development, marketing, leasing administration, strategic relationships and information systems, and are comparable to the services that we provide for our owned properties. We typically provide these services pursuant to multi-year management contracts that have an initial term between five and 10 years. We believe that providing these services allows us to increase cash flow with little incremental cost by leveraging our existing management expertise and infrastructure.

Performing third-party property management services in addition to operating our owned student housing communities allows us to earn additional revenue at a high degree of operational efficiency and economy of scale. We also gain depth of experience with management and maintenance of this specialized property type. Our third-party management services provide us with inroads into additional markets and an expanded geographical and human resource infrastructure for the management of our owned assets. In addition, we believe that our success in securing third-party management contracts allows us to expand our network of contacts in the student housing industry and to increase our pipeline of potential property acquisitions.

In the year ended December 31, 2003, and the six months ended June 30, 2004, our fees from management services represented 1.4% and 1.5%, respectively, of our revenues in these periods. These amounts include revenues from a contract pursuant to which we provide food services at Robert Louis Stevenson School in Pebble Beach, California.

The following table presents certain summary information regarding the student housing communities that we manage for other owners:

		# of	# of
Property	University	beds	units

On-campus properties
Calhoun Street Apartments	University of Cincinnati	758	288
Reinhard Villages*	Clarion University of Pennsylvania	656	180
University Park*	Salisbury University (Maryland)	576	145
Bettie Johnson Hall*	University of Louisville	493	224
University Village*	California State University-San Marcos	471	126
Normal Hills Apartments*	Alabama A&M University	448	240
Kurz Hall*	University of Louisville	402	224
Arlington Park Apartments*	University of Northern Colorado	396	180
University Park-Phase II*	Salisbury University (Maryland)	312	108
Minardi Hall	University of Louisville	38	20

Total on-campus		4,550	1,735
Off-campus properties
Granville Towers	University of North Carolina at Chapel Hill	1,453	363
The Reserve on Stinson	University of Oklahoma	720	240
Illini Tower	University of Illinois at Champaign	709	175
Stratford Heights	University of Cincinnati	710	174
Honeysuckle Apartments*	Bloomsburg University of Pennsylvania	480	167
Evergreen Commons*	Lock Haven University of Pennsylvania	408	108

Total off-campus		4,480	1,227

Totals (for both on- and off-campus)		9,030	2,962

*	Properties for which Allen & O’Hara provided development consulting services.

Third-party development consulting services

We provide our third-party development consulting services to universities seeking to modernize their on-campus student housing communities. Our development consulting services typically include the following:

•	market analysis and evaluation of housing needs and options;
•	cooperation with university in architectural design;
•	negotiation of ground lease, development agreement, construction contract, architectural contract and bond documents;
•	oversight of architectural design process;
•	coordination of governmental and university plan approvals;
•	oversight of construction process;
•	design, purchase and installation of furniture;
•	pre-opening marketing to students; and
•	obtaining final approvals of construction.

By providing these services, we are able to observe emerging trends in student housing development and market acceptance of unit and community amenities. Our development consulting services also benefit us by providing us with opportunities to obtain additional third-party property management contracts. Of the 10 student housing communities with respect to which we have provided development consulting services in the past five years, the property owners have awarded us contracts for third-party management services for nine of those student housing communities. In the year ended December 31, 2003, and the six months ended June 30, 2004, our fees from development consulting services represented 0.9% of our revenues in each of these periods.

In addition to the 10 student housing communities with respect to which we have provided development consulting services in the past five years, with aggregate development costs over $226 million, we are currently providing pre-development, construction and management consulting services at the Bloomsburg University of Pennsylvania in Bloomsburg, Pennsylvania and at the University of Alabama— Birmingham in Birmingham, Alabama. We anticipate that these projects will have aggregate development costs of approximately $43 million. We typically are awarded contracts for development consulting services on the basis of a competitive award process, but in our experience such contracts are typically not executed until the institution’s governing body formally approves the transaction at the completion of the process. As a result, we have not yet entered into formal written agreements to provide development consulting services at either Bloomsburg University of Pennsylvania or the University of Alabama—Birmingham.

Our operations

We staff each of our owned and managed student housing communities with a full-service property management team. We typically staff each property with one Community Manager, a marketing/leasing manager, a student accounts manager, a resident services director, a maintenance supervisor, one on-site resident Community Assistant for each 60-85 students and general office staff. Each property management team markets, leases and manages the community with a focus on maximizing its profitability. In addition, each property management team is trained to provide social and developmental opportunities for students, enhancing the students’ college experiences as well as the desirability of our communities.

We have developed policies and procedures to carefully select and develop each team of on-site employees and to provide each team with full corporate-based support for each essential operating area, including lease administration, sales/marketing, community and university relations, student life administration, maintenance and loss prevention, accounting, human resources/benefits administration and information systems. The corporate level personnel responsible for each of these areas support each Community Manager’s leadership role, and are available as a resource to the Community Managers around the clock.

Residence life and student development

Our corporate director of residence life and student personnel development designs and directs our residence life program. Our programs are developed at the corporate level and implemented at each community by our Community Assistants, together with our other on-site personnel. We provide educational, social and recreational activities designed to help students achieve academic goals, promote respect and harmony throughout the community, and help bridge interaction with the respective university. Examples of our residence life and student development programs include:

•	community-building and social activities geared to university-related events, holidays, public safety and education;

•	study and attention skills counseling;

•	career development, resume writing and employment search skill training;

•	sponsorship of intramural sport teams, academic clubs and alumni-based activities;

•	parent and resident appreciation events;

•	community service activities including recycling, blood drives, food drives and student volunteer committees;

•	lectures focused on social issues, including effective communication, multi-cultural awareness and substance abuse;

•	university outreach activities; and

•	voter registration, enrollment and education.

The Community Assistants perform key roles in the administrative functioning of the community and interface with students through constructive programs, activities and listening to student interests and concerns. Our on-site leadership selects students to serve as Community Assistants who meet criteria established by our corporate director of residence life and student personnel development.

Marketing

We begin our annual marketing campaign by thoroughly segmenting the student population attending each of the primary universities where our student housing communities are located, and compiling market surveys of comparable student apartment properties. With this information in hand, we formulate a marketing/sales strategy that consists of a renewal campaign for current residents and a broader campaign directed at the eligible student population. We assess university regulations regarding housing requirements to avoid targeting markets in which significant numbers of students are not eligible to live off-campus until they achieve certain credit hour levels.

We begin our renewal campaign between November and January of each year. Signage, direct mailings to the students and their parents, appreciation parties and staff selling incentives are key elements of the renewal campaign. The Community Assistant team plays a key role in communicating the renewal message throughout their assigned property area. We use a database of current resident demographic data to direct sales information to primary feeder high schools, particularly where new freshmen are eligible to live off-campus. Other database criteria include gender, high school location, prior apartment community, academic class standing, field of study and activity preferences.

We appeal to the greater university population through theme-based newspaper advertising campaigns, open house activities, housing fairs conducted by the university and, where effective, web-based advertising. Our Community Assistant staff targets certain university-sponsored on-campus events to distribute handouts displaying our logo and offering incentives to visit our sales center. Wherever possible, our student housing communities appear on university websites in listings of off-campus housing options, together with banner advertising where available.

Leasing

Our standard lease begins in August and runs for approximately 12 months, ending July 31 or early August to coincide with the university’s fall academic term. The primary exception to our standard lease term is University Towers, which we generally rent on nine-month academic year leases. Our standard lease is an agreement between the student and parental guarantor, and the specific student housing community. All leases are for individual bedrooms with rights to share common areas within the unit and throughout the community. The “individual lease” is a strong selling attraction as it limits a student’s liability to the rental for one bedroom instead of burdening the student with shared liability for the entire unit rental amount.

We lease our units by floor plan type using internally-generated occupancy spreadsheets to maximize full leasing of entire units, avoiding spotty vacancies particularly in the four-bedroom units. We offer roommate matching services to facilitate full occupancy. We develop wait lists and monitor popular floor plans that fill to capacity early in the leasing season. If any fully vacant units remain available after the beginning of any academic semester, we seek to lease such units on a temporary basis to university-related visitors and our tenants’ parents and family members, or keep them available for future leasing to students.

Unlike conventional apartment communities that have monthly recurring move-outs and renewals, our student housing community occupancies remain stable throughout the academic year, but must be entirely re-leased at the beginning of each academic calendar. Because of the nature of leasing to students, we are highly dependent upon the success of our marketing and leasing efforts during the annual leasing season, generally November through August. Our leasing staff undergoes intensive annual professional training to maximize the success of our leasing efforts.

We require rent to be paid in equal monthly payments throughout the lease term, with the first installment due on July 1. Residents of University Towers and residence halls that we manage for third parties typically pay their annual rent in two installments on July 1 and December 1. We replace contracted students who fail to pay the first installment with students on our waiting list or from walk-in traffic while the market is still active with students seeking housing at the commencement of the academic year.

Highlights of our standard lease agreement include:

•	Rent typically covers all common area amenities and water/sewer/trash removal. Internet and cable TV service are included where required by market conditions.

•	Student residents pay a non-refundable service fee in addition to an application fee. The service fee is used to recover the costs of redecorating at the end of the academic year.

•	Units are inspected quarterly for damage or routine repairs. All cited damages are repaired and immediately charged to the resident account for collection. This procedure reduces end-of-year repairs and keeps the units in good order throughout the term of residency.

•	Subletting units is permitted with our written consent and for a fee.

•	Student residents are responsible for any damages that their visitors cause anywhere on the premises.

Strategic relationships

We assign high priority to establishing and nurturing relationships with the administration of each of the primary universities where our student housing communities are located. Our corporate staff establishes this network, and it is then sustained by on-site management with follow-up by corporate staff during routine visits to the community. Our strategic relationships often provide us with favored referral status, thus enhancing our leasing effort throughout the year. These networks create goodwill for our student housing communities throughout the university administration, including departments of admissions, student affairs, public safety, athletics and international affairs.

Most universities promote off-campus housing alternatives to their student population. It is our intention to be among the most preferred off-campus residences and for universities to include our communities in listings and literature provided to students. We seek to obtain student mailing lists and to be featured in Internet-based student housing listings wherever permitted by the institution and incorporate these initiatives into our marketing efforts. Our Community Managers make scheduled personal visits with academic departments to further our community exposure at this level.

Information management

We intend to continue to advance the information management systems developed by Allen & O’Hara, and to be a leader in innovating these systems in advance of evolving industry standards.

•	Real-time capabilities for accounting, lease administration and monitoring. Our information systems provide both on-site and corporate management with comprehensive reports to assist them in the daily operation of each student housing community. Internet-based links provide real time transfers of information, permitting our corporate management and accounting group to interface with the on-site staff efficiently on a daily basis, as needed. This reduces the incidence of errors during the monthly reporting period and results in timely and accurate financial reporting.

•	Leasing and marketing. We load data that we collect on each resident prospect into our software database, allowing us to track and conduct follow-up sales pursuits on all residents from their initial contact with us through move-in. This procedure allows us to measure our success using sales closing ratios and also to perform follow-up with prospects that elect to reside elsewhere. Our corporate staff uses internally-generated customized reports to monitor leasing progress daily throughout the sales season. Together with feedback from the on-site leasing team, this allows us to reposition ourselves in the market as needed to adjust to competitor activity or general market conditions.

Competition

Competition from universities

We compete for student tenants with the owners of on-campus student housing, which is generally owned by educational institutions or charitable foundations. Educational institutions can generally avoid real estate taxes and borrow funds at lower interest rates, while we and other private sector operators pay full real estate tax rates and have higher borrowing costs. The competitive advantages of on-campus student housing also include its physical proximity to the university campus and captive student body. Many universities have policies requiring students to live in their on-campus facilities during their freshman year.

On-campus housing is limited, however, and most universities are able to house only a small percentage of their students. As a result, educational institutions depend upon, and may serve as referral sources for, private providers of off-campus housing. In addition, off-campus housing facilities tend to offer more relaxed rules and regulations than on-campus properties and therefore tend to be more appealing to students. Off-campus student housing offers freedom from restrictions such as quiet hours or gender visitation limitations, and is especially appealing to upperclassmen who are transitioning towards their independence.

Competition from private owners

We compete with several regional and national owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators. Currently, the industry is fragmented with no participant holding a dominant market share. We believe that a number of other large national companies with substantial financial resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition, management and development of student housing properties.

Insurance coverage

We maintain comprehensive liability, fire, extended coverage, workers compensation and rental loss insurance covering the properties in our portfolio under various policies. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management team, the properties in our portfolio are adequately insured. We do not carry insurance for generally uninsured losses such as loss from riots or acts of God. See “Risk factors— Risks related to the real estate industry.”

Governmental regulations affecting the properties

General

The student housing properties that we own and manage are subject to numerous laws and governmental regulations. In addition, changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. We believe that each of our properties is operated in accordance with these laws and regulations and has the necessary permits and approvals to conduct business.

Environmental laws

Independent environmental consultants conducted Phase I environmental site assessments on all of the properties in our initial portfolio and limited Phase II studies on four of the properties. Phase I environmental site assessments are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and certain publicly available databases. These assessments do not typically take into account all environmental issues including, but not limited to, testing of soil or groundwater, comprehensive asbestos survey or an invasive inspection for the presence of mold contamination.

None of the site assessments revealed any past or present environmental liability that we believe would be material to us. However, the assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the assessments were conducted or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

We cannot assure you that costs of future environmental compliance will not affect our ability to pay dividends to you or that such costs or other remedial measures will not be material to us. See “Risk factors— Risks related to the real estate industry.”

Americans with Disabilities Act of 1990 and Fair Housing Amendments Act

Under the Americans with Disabilities Act, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. The ADA generally requires that public facilities, such as clubhouses, swimming pools and recreation areas be made accessible to people with disabilities. Our properties must comply with the ADA to the extent that they are considered “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. In addition, we will continue to assess our compliance with the ADA and to make alterations to our properties as required.

The Fair Housing Amendments Act of 1988, or FHAA, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development, or HUD, and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or handicap or disability and, in some states, on financial capability. Violation of these laws could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could have an adverse effect on our cash flows from operations. We believe that our initial owned properties are in substantial compliance with the FHAA.

In June 2001, one of the properties in the JPI portfolio was included in an on-going investigation by the United States Department of Justice, or DOJ, regarding possible violations of the ADA and the FHAA. In October 2002, the DOJ indicated that the investigation was being delayed for an undetermined period of time. As a result, we are unable to predict the outcome of the DOJ’s investigation related to the JPI portfolio or the range of potential loss. However, we believe that based upon current property condition reports and representations and warranties made by JPI to us in connection with the JPI portfolio acquisition, our potential liability with respect to such investigation is not material in the aggregate to our financial position, results of operations and cash flows. See “Risk factors— Risks related to the real estate industry.”

Employees

Upon closing our formation transactions, we expect to have                     employees, including:

•	on-site employees, including Community Assistants;
•	persons in our property management services department;
•	persons in our development consulting services department; and
•	executive, corporate administration and financial personnel.

Of these                     employees,                     are continuing in the roles that they served for Allen & O’Hara, including the entire Allen & O’Hara management team, and                     are persons we anticipate hiring from JPI to continue to provide property management services related to the JPI portfolio. Pursuant to our integration plan for the JPI portfolio, we anticipate hiring an additional                     persons from JPI with experience in managing certain properties in the JPI portfolio during the transition period pursuant to our integration plan. Our employees are not currently represented by a labor union.

Offices

Our principal executive offices are located at 530 Oak Court Drive, Memphis, Tennessee 38117. We also have management offices in each of our student housing communities.

Legal proceedings

Neither we nor our subsidiaries are currently involved in any material litigation nor, to our management’s knowledge, is any material litigation currently threatened against us or our subsidiaries or properties, other than routine litigation arising in the ordinary course of business, all of which is expected to be covered by liability insurance.

Management

General

Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors, but may not be fewer than the minimum number permitted by Maryland law nor more than 15. Upon consummation of this offering, our board of directors will consist of seven members, four of whom are expected to be classified under applicable New York Stock Exchange listing standards as “independent” directors. Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. See “Material provisions of Maryland law and of our charter and bylaws— The board of directors.” The first annual meeting of our stockholders after this offering will be held in May 2005. Subject to rights granted under any employment agreements, officers serve at the pleasure of our board of directors.

Executive officers and directors

We have provided below certain information about our executive officers and directors.

Name	Age	Position(s)

Paul O. Bower	61	Chairman, Chief Executive Officer and President
Randall H. Brown	46	Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Director
Craig L. Cardwell	54	Executive Vice President, Chief Investment Officer and Director
William W. Harris	58	Senior Vice President of Development
Thomas J. Hickey	58	Senior Vice President of Operations
Wallace L. Wilcox	55	Vice President of Construction and Engineering
Susan B. Arrison	54	Vice President of Human Resources
Randall L. Churchey	44	Independent Director, Chair of Audit Committee
Monte J. Barrow	59	Independent Director
Independent Director 3		Independent Director, Chair of Compensation Committee
Independent Director 4		Independent Director, Chair of Nominating and Corporate Governance Committee

Paul O. Bower is our Chief Executive Officer, President and Chairman of our board of directors. Mr. Bower joined Allen & O’Hara in July 1969. From 1969 to 1977, he served as Assistant General Manager of Granville Towers (University of North Carolina), General Manager of The Towers (University of Wisconsin) and Summit Hall (West Virginia University), and Regional Director and Branch Manager of Allen & O’Hara’s student housing/foodservice group. In 1977, Mr. Bower was promoted to Vice President of the student housing group of Allen & O’Hara’s Management Services department, and he became Senior Vice President of that department in 1979. In 1994, Mr. Bower was named Senior Vice President of Management Contract Development, and in 1997 he was named Executive Vice President of Development. In January 1998, he became President and Chief Executive Officer of Allen & O’Hara. Mr. Bower holds the Certified Property Manager designation conferred by the Institute of Real Estate Management

(IREM) and is a member of the Memphis Board of Realtors and the Association of College and University Housing Officers— International.

Randall H. Brown is our Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a member of our board of directors. Mr. Brown joined Allen & O’Hara as its Chief Financial Officer, Treasurer and Secretary in June 1999. Prior to joining Allen & O’Hara, Mr. Brown served as director of corporate finance for Promus Hotel Corporation, (now part of Hilton Hotels Corporation). Prior to his promotion to director of corporate finance, Mr. Brown served as manager of capital analysis and planning for Promus. Mr. Brown is a Certified Public Accountant (inactive), and is a member of the American Institute of Certified Public Accountants.

Craig L. Cardwell is our Executive Vice President, Chief Investment Officer and a member of our board of directors. Mr. Cardwell joined Allen & O’Hara in 1971 and managed food service operations at residence halls located in California and Georgia through 1976. From 1977 to 1980, he served as General Manager of the Castilian (University of Texas). In 1980, Mr. Cardwell was promoted to Regional Director of Student Housing, and in 1984, he became Regional Director of Apartments. Commencing in 1993, Mr. Cardwell was responsible for the regional directorship of both student housing and apartments for Allen & O’Hara, and in 1998, Mr. Cardwell became Allen & O’Hara’s Vice President of Acquisitions. Mr. Cardwell is a member of the Memphis Chapter of the IREM. He formerly served as a member, board member, and president of the IREM’s Memphis chapter. He currently serves as a governing counselor of the IREM and holds its Certified Property Manager designation. Mr. Cardwell was also founding director of the VECA community development corporation, a corporation founded to redevelop inner-city residential housing.

William W. Harris is our Senior Vice President of Development. Mr. Harris joined Allen & O’Hara in 1982 and became its Vice President of Development in January 1986. Mr. Harris has over 25 years of experience in development, appraisal, consulting and mortgage finance. Prior to joining Allen & O’Hara, Mr. Harris served as Head of Development, Vice President of Real Estate Services for McAllister Associates, Inc. and Vice President of Gates Mortgage & Equity. Mr. Harris holds the MAI designation, the highest award granted by the Appraisal Institute, and has served as president of the Memphis Chapter of that organization. Mr. Harris is also a member of Lambda Alpha International, an honorary land economics society.

Thomas J. Hickey is our Senior Vice President of Operations. Mr. Hickey joined Allen & O’Hara in 1972 and has served as Assistant General Manager at Granville Towers (University of North Carolina), General Manager at Osceola Hall (Florida State University), General Manager of Fontana Hall (University of South Florida), and Regional Director of the housing/foodservice group of the management services department. Mr. Hickey was promoted to Vice President of the apartment group in 1983, Vice President of Operations in 1984 and he assumed responsibilities relating to Vice President of Management Services in 1988. Mr. Hickey is both a current member and past president of the Memphis chapter of the IREM. He also holds the Certified Property Manager designation conferred by the IREM and was chairman of the board of directors of the Diocese of Memphis Housing Corporation.

Wallace L. Wilcox is our Vice President of Construction and Engineering. Mr. Wilcox joined Allen & O’Hara in 1980 and has served in various capacities in the areas of project management, maintenance and engineering. He became Vice President of Construction and Engineering for Allen & O’Hara in May 2000. For the past 25 years, Mr. Wilcox has supervised the construction and development of student housing communities as well as hotels, office buildings and churches.

Susan B. Arrison is our Vice President of Human Resources. Ms. Arrison joined Allen & O’Hara as Vice President of Human Resources in 1980. In 1988, she became Vice President of Employment/Employee Relations at National Bank of Commerce, and served in that capacity for over eight years. In January 1996, Ms. Arrison returned to her role as Vice President of Human Resources at Allen & O’Hara. Ms. Arrison is a member of the Society of Human Resource Management.

Randall L. Churchey has agreed to serve as a member of our board of directors upon the consummation of this offering. Mr. Churchey served as President and Chief Operating Officer of RFS Hotel Investors, Inc., a hotel REIT listed on the New York Stock Exchange (RFS), from November 1999 until its sale in July 2003. From November 1997 until October 1999, Mr. Churchey served as Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, a hotel REIT listed on the New York Stock Exchange (FCH). From 1982 until 1997, Mr. Churchey held various positions in the audit practice of Coopers & Lybrand, LLP, where he most recently served as a Partner and as Chair of the firm’s Hospitality and Real Estate practice for the southwestern United States. Mr. Churchey serves on the board of trustees and as the audit committee chairperson for Innkeepers USA Trust, a self-administered REIT that is traded on the New York Stock Exchange (KPA). He also has agreed to serve on the board of directors of Great Wolf Resorts, Inc., an owner and operator of resorts that has applied for listing on the New York Stock Exchange (GWX). Mr. Churchey is a Certified Public Accountant.

Monte J. Barrow has agreed to serve as a member of our board of directors upon the consummation of this offering. Mr. Barrow served as the Chief Financial Officer of MS Carriers, Inc., a publicly traded trucking transportation company, from February 1982 until August 2002 when MS Carriers was purchased by Swift Transportation Company, Inc. While serving as Chief Financial Officer of MS Carriers, Mr. Barrow was responsible for the accounting, financial, human resources and information technology departments of the company. Mr. Barrow has been self-employed as the owner and operator of a privately-held business since February 2003.

Independent Director 3

Independent Director 4

Board committees

Immediately following this offering, our board of directors will establish a nominating and corporate governance committee, an audit committee and a compensation committee. Each of these committees will have at least three directors and will be composed exclusively of independent directors as defined by the New York Stock Exchange. In general, the New York Stock Exchange deems a director to be independent if such director has no relationship to us or to the members of our management that may interfere with the exercise of the director’s independence from management and has not had such a relationship in the recent past. Our board of directors may from time to time establish additional committees and may change the responsibilities of the existing committees.

Audit committee

Our audit committee will be comprised of three independent directors. Mr. Churchey will be designated as chair and                     and                     will be appointed as members of our audit committee. Each of the members of the audit committee will meet the financial literacy requirements of the New York Stock Exchange, and we expect that the board will affirmatively determine that Mr. Churchey is an “audit committee financial expert.” Our audit committee will help oversee the qualifications and independence of our independent auditors, as well as the performance of our internal audit function and our independent auditors. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, oversee our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement. Our board of directors will adopt a charter for the audit committee that sets forth its specific functions and responsibilities.

Compensation committee

Our compensation committee will be comprised of three independent directors.                     will be designated as chair and                     and                     will be appointed as members of our compensation committee. Our compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Our board of directors will adopt a charter for the compensation committee that sets forth its specific functions and responsibilities.

Nominating and corporate governance committee

Our nominating and corporate governance committee will be comprised of three independent directors.                     will be designated as chair and                     and                     will be appointed as members of our nominating and corporate governance committee. Our nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance guidelines, a code of ethics and policies with respect to conflicts of interest; monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange; recommend criteria for prospective members of our board of directors; identify, recruit, evaluate and nominate qualified individuals to become members of the board of directors and evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors. Our board of directors will adopt a charter for the nominating and corporate governance committee that sets forth its specific functions and responsibilities.

Compensation committee interlocks and insider participation

There are no compensation committee interlocks, and none of our employees will participate on the compensation committee of the board of directors.

Corporate governance guidelines and code of ethics

Our board of directors will adopt corporate governance guidelines and a code of ethics that comply with the requirements of the New York Stock Exchange and the regulations of the Securities and Exchange Commission.

Compensation of directors

Each of our directors who is not an employee of our Company or our subsidiaries will receive an annual fee of $15,000 for services as a director, payable quarterly. Independent directors will receive a fee of $1,000 for each board meeting attended in person and $500 for each board meeting attended by conference telephone or similar communications equipment. Independent directors will receive a fee of $750 for each committee meeting attended, except that committee chairmen will receive an additional $500 for attendance at each meeting of the committee for which they serve as chair. In addition, independent directors will receive an initial grant of restricted stock representing 1,000 shares of our common stock, which will vest 180 days following the grant date, and annual grants of restricted stock representing 500 shares of our common stock, which will be fully vested on the grant date. We will reimburse our independent directors for all reasonable expenses incurred in connection with their service on the board. Directors who are employees of our Company or our subsidiaries will not receive compensation for their services as directors.

Executive compensation

We were organized in July 2004, and we did not conduct operations until                     , 2004. Accordingly, we did not pay any compensation to our executive officers for the year ended December 31, 2003 or during the first three quarters of 2004. While affiliates of Allen & O’Hara compensated our executive officers for services performed for by Allen & O’Hara during 2003, these persons’ compensation also related to services performed for businesses other than Allen & O’Hara’s student housing business that we will not acquire in our formation transactions. Accordingly, we have not presented information relating to compensation previously paid to our executive officers by Allen & O’Hara or its affiliates.

The following table sets forth the annual base salary rates and other compensation expected to be paid in 2004 to our chief executive officer and each of our other anticipated four highest paid executive officers during 2004. We will assign certain of the rights and obligations under the employment agreements with the executive officers to our Operating Partnership, which will also employ our executive officers and will pay their compensation.

Summary Compensation Table

Annual
compensation
Name	Year	base salary	Cash bonus

Paul O. Bower		$	$
Randall H. Brown
Craig L. Cardwell
William W. Harris
Thomas J. Hickey

We have entered into employment agreements with our executive officers that will become effective upon the consummation of this offering. Under the terms of their respective employment agreements, each executive officer will be eligible to receive annual performance-based bonuses under our incentive bonus plan as more fully described in “—Employment agreements.”

2004 Incentive Plan

We plan to adopt the Education Realty Trust, Inc. 2004 Incentive Plan, which we refer to as the “Plan,” to become effective upon the closing of this offering. The Plan provides for the grant of stock options, restricted stock units, restricted stock, stock appreciation rights, other stock-based incentive awards and profits interest units to our employees, directors and other key persons providing services to us.

We have reserved                      shares of our common stock and                     Operating Partnership units for issuance pursuant to the Plan, subject to adjustments for changes in our capital structure, including share splits, dividends and recapitalizations. No awards under the Plan were outstanding prior to this offering. The initial awards under the Plan will be made upon consummation of this offering, as follows:

•	Options to purchase shares of our common stock, which will be granted to our officers and employees.

•	Restricted stock representing shares of our common stock, which will be issued to our independent directors and officers as compensation. See “—Restricted stock and Restricted stock units” below for a description of these securities.

In addition, we may issue to our executive officers profits interest units in a limited liability company that is controlled by us and that holds an interest in a special class of units issued by our Operating Partnership. These profits interest units will entitle the holders of such units to receive the same quarterly per unit distributions as other units of our Operating Partnership and are ultimately redeemable, at the option of the holder, beginning one year after completion of this offering, for cash, or at our election, for shares of our common stock on a one-for-one basis. See “—Profits interest units” below for a description of these securities.

Following the consummation of this offering, our board of directors intends to delegate its authority to administer the Plan to the compensation committee of our board of directors. The compensation committee will determine all terms of awards under the Plan and will determine who will receive grants under the Plan and the number of common shares subject to the grant. Our board of directors may amend the Plan at any time. However, the Plan requires stockholder approval for any amendment that would, among other things, increase the maximum number of shares of common stock that may be issued pursuant to the Plan, except so as to adjust the number of shares pursuant to provisions for changes in capital structure, or that would otherwise violate the requirements of the New York Stock Exchange.

In the event of any “change of control” of our Company (as defined in the Plan), including certain mergers, consolidations, divisions, business combinations, and the sale of all or substantially all of our assets, our compensation committee may, in its discretion, provide that all outstanding non-vested options, stock appreciation rights or restricted stock units will terminate as of the consummation of such change of control, and/or may accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding options, stock appreciation rights or restricted stock units to a date within the 30-day period prior to the date of such change of control and/or may provide that holders of options, stock appreciation rights or restricted stock units will receive a payment in respect of cancellation of their awards based on the amount, if any, by which the per share consideration being paid for our common stock in connection with such corporate event exceeds the applicable exercise price. In addition, our compensation committee may, in its discretion, provide that all outstanding awards will vest upon any change of control of our Company.

Stock options and stock appreciation rights

Each option granted pursuant to the Plan will be designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Code, referred to as an incentive stock option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

The Plan authorizes our board of directors to grant incentive stock options for common shares in an amount and at an exercise price to be determined by it but not less than 100% of the fair market value of the common shares on the date on which the option is granted. If an incentive stock option is granted to a person who owns more than 10% of the voting power of our stock, the exercise price will be at least 110% of the fair market value of the common shares on the date on which the option is granted and additional requirements will apply to the option. Options granted under the Plan will expire no later than 10 years after the date of grant. The Plan also authorizes our board of directors to grant stock appreciation rights, pursuant to which participants in the Plan would receive cash, shares of our common stock, or a combination thereof, in an amount equal to the increase, if any, in the fair market value of our common stock from the date that the stock appreciation rights is granted until the date that it is exercised.

Restricted stock and restricted stock units

The Plan also provides that our board of directors may award restricted shares of our common stock and restricted stock units, or RSUs, to participants in the Plan, subject to conditions and restrictions determined by our compensation committee. A restricted stock award is an award of our common stock that is subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions may lapse over a specified period of employment or the satisfaction of pre-established criteria as our compensation committee may determine. Except to the extent restricted under the award agreement, a participant awarded restricted shares will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. RSUs represent an unsecured and unfunded promise to deliver shares at some future date, and they also may be subject to certain restrictions, as determined by our compensation committee. Restricted stock is generally taxed at the time of vesting, but RSUs are generally taxed only when the promised shares are actually received and, if applicable, no longer subject to any restrictions.

Profits interest units

The Plan also provides that our compensation committee may grant profits interest units, or PIUs, which are units in a limited liability company controlled by us that would hold, as a limited partner of our Operating Partnership, a special class of partnership interests in our Operating Partnership. If issued, each PIU will be deemed equivalent to an award of one share of our common stock and will entitle the owner of such unit to receive the same quarterly per unit distributions as one common unit of our Operating Partnership. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted stock awards and RSUs, which will generally receive full dividends whether vested or not. PIUs will not initially have full parity with common units of our Operating Partnership with respect to liquidating distributions. Upon the occurrence of specified capital equalization events, PIUs will, over time, achieve full parity with common units of our Operating Partnership for all purposes, and therefore accrete to an economic value equivalent to our common stock on a one-for-one basis. If such parity is reached, vested PIUs may be redeemed into an equal number of our shares of common stock at any time. However, there are circumstances under which such parity would not be reached. Until such parity is reached, the value that may be realized for vested PIUs will be less than the value of an equal number of shares of our common stock. Unlike RSUs, the grant or vesting of PIUs is not expected to be a taxable transaction to recipients. Therefore, a recipient who wishes to hold incentive equity awards for the long term may be able to do so more efficiently with PIUs and ultimately enjoy a greater after-tax return when disposing of them. Conversely, we will not receive any tax deduction for compensation expense from the grant of PIUs.

Employment agreements

We expect to enter into employment agreements, effective as of the consummation of this offering, with Paul O. Bower, Craig L. Cardwell and Randall H. Brown. The employment agreements provide for Mr. Bower to serve as our Chief Executive Officer and President, Mr. Cardwell to serve as our Executive Vice President and Chief Investment Officer, and Mr. Brown to serve as our Executive Vice President and Chief Financial Officer. These employment agreements each require Messrs. Bower, Cardwell and Brown, as applicable, to devote substantially full-time attention and business time to our affairs. The employment agreements provide for a three-year term, and automatically extend for additional one-year periods unless either party terminates the agreement by providing prior written notice to the other party not later than 60 days prior to the expiration thereof.

The employment agreements provide for:

•	an annual base salary of $ , $ and $ for Messrs. Bower, Cardwell and Brown, respectively, subject in each case to an annual increase in accordance with our normal executive compensation practices, provided, however, that the base salary will be increased annually in an amount not less than the percentage increase in the applicable Consumer Price Index published by the U.S. Bureau of Labor Statistics;

•	eligibility for annual cash performance bonuses of up to 100% of base salary determined by our board of directors, in accordance with the terms of a bonus plan to be adopted by the board and on the same basis as our other executives (with appropriate adjustments due to title and salary); and

•	participation in other employee benefit plans available generally to our senior executives.

Under the terms of their respective employment agreements, upon the consummation of this offering, Messrs. Bower, Cardwell and Brown may each be granted                     profits interest units (representing a      % interest in our Operating Partnership and worth $          valued at the offering price of our common stock). Four other members of our senior management team and certain other key employees may be granted a total of                     profits interest units representing in the aggregate up to a 2% interest in our Operating Partnership. These profits interest units are subject to vesting over a       year period.

Additionally, under the terms of their respective employment agreements, upon the consummation of this offering, Mr. Bower will be granted                     stock options to vest in equal amounts over a                     year period, Mr. Cardwell will be granted                     stock options to vest in equal amounts over a                     year period, and Mr. Brown will be granted                     stock options to vest in equal amounts over a                     year period. Also, effective upon the consummation of this offering, Mr. Bower will receive                     restricted shares of our common stock, Mr. Cardwell will receive                      restricted shares of our common stock, and Mr. Brown will receive                      restrictive shares of our common stock. The restricted stock that we grant to Messrs. Bower, Cardwell and Brown upon consummation of this offering will vest over a           year period.

These employment agreements will permit us to terminate the executive’s employment for or without cause. Cause is generally defined to mean:

•	the executive’s insubordination;

•	the executive’s breach of his employment agreement;

•	any act or omission by the executive which injures, or is likely to injure, us or our business reputation;

•	the executive’s dishonesty, fraud, malfeasance, negligence or misconduct;

•	the executive’s failure to (i) satisfactorily perform the executive’s duties under his employment agreement, (ii) follow the direction of any individual to whom the executive reports, (iii) abide by our policies, procedures and rules or (iv) abide by laws applicable to the executive in the executive’s capacity as our employee, executive or officer;

•	the executive’s arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude;

•	the executive’s resignation unless such resignation is based upon good reason; or

•	the executive’s refusal to perform duties unless such refusal is based upon good reason.

In addition, either prior to or after a change in control of our Company, each executive has the right under his employment agreement to resign for “good reason” under the following circumstances: (i) we materially reduce the executive’s current title, duties or responsibilities, (ii) the executive provides us with written notice of such action and provides us with a 30-day cure period to remedy such action; (iii) we fail to remedy such action within the cure period; and (iv) the executive resigns within 10 days of the expiration of the cure period.

Each employment agreement provides that, if the respective executive’s employment is terminated by us without cause or by the executive for good reason prior to a change in control, the executive will be entitled to a separation payment equal to 12 months of the executive’s current base salary, to be paid over a period of 12 months in accordance with our regular payroll practices, subject to his execution and non-revocation of a general release of claims.

Each employment agreement further provides that, if the executive’s employment is terminated for any reason, except for cause, within six months after a change of control, then the executive will receive payments as though the executive’s employment was terminated without cause or for good reason prior to the change of control. In general terms, a change of control occurs under the following circumstances: (i) the sale, transfer, or other disposition of 80% or more of our assets, or (ii) a sale of 50% or more of our then-outstanding voting stock in a single transaction or a series of related transactions.

Each employment agreement provides that, for a three-year period after termination of the executive’s employment, the executive agrees not to compete with us, individually or on behalf of any person or entity engaged in the business of owning and managing off-campus student housing communities, providing third-party management services for student housing communities, and providing third-party development consulting services for student housing communities within the territory specified in the agreement. The executive also agrees that he will not, during such period, directly or indirectly, solicit any of our customers for the purpose of providing any goods or services competitive with us within the specified territory, and not to, directly or indirectly, solicit, recruit or induce any of our employees to terminate their relationship with us or work for any other person or entity competitive with us. The executive also agrees not to use or disclose any of our trade secrets for so long as the information constitutes a trade secret and, for a period of three years, not to use or disclose any of our confidential information.

Indemnification agreements

We will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification of them to the maximum extent permitted by Maryland law. See “Material provisions of Maryland law and of our charter and bylaws— Indemnification and limitation of directors’ and officers’ liability.”

Policies with respect to certain activities

The following is a discussion of our investment policies and our policies with respect to other activities, including financing matters and conflicts of interest. These policies have been adopted by our board of directors and may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders. Any change to any of these policies would be made by our board, however, only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in our and our stockholders’ best interest. We cannot assure you that our investment objectives will be obtained.

Investment policies

Investment in real estate or interests in real estate

Our investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of our assets. For a discussion of our acquisition and operating strategy, see “Our business and properties.”

We expect to pursue our investment objectives primarily through the ownership by our Operating Partnership of student housing communities and other acquired properties and assets. We currently intend to invest primarily in existing purpose-built student housing communities. We may also invest in properties in need of redevelopment for use as student housing and land which we believe has the potential to be developed for student housing. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant. We do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in investment or development activities in a manner that is consistent with our qualification as a REIT for federal income tax purposes.

We may also invest in properties jointly with third parties, through joint ventures or other types of co-ownership arrangements. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, allow greater flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement if the investment would not otherwise meet our investment policies.

Investments in real estate mortgages

Although our initial portfolio consists of, and our business objectives are focused on, the acquisition of real property, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our status as a REIT. We do not currently intend to invest in mortgages, but we may engage in mortgage investments in the future, in particular if it may lead to the acquisition of the underlying property.

Investments in securities or interests in entities primarily engaged in real estate activities and other issuers

Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests or interests in limited liability companies which are special purpose partnerships or limited liability companies which own properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies. Subject to the percentage of ownership limitations and asset tests referred to above, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required.

Although we do not have any specific plans to engage in trading, underwriting, agency distribution or sales of securities of other issuers, we may engage in such activities in the future if we believe that they will be beneficial to our business as a whole.

Disposition policies

Although we have no current plans to dispose of any of our student housing communities, we will evaluate our portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell properties opportunistically and use the proceeds of any such sale for debt reduction or additional acquisitions. We will utilize several criteria to determine the long-term potential of our student housing communities. Properties will be identified for sale based upon management’s forecast of the strength of the related cash flows as well as their value to our overall portfolio. Any decision to dispose of a property will be made by our board of directors. If we sell a property, other than a foreclosure property, held for sale to customers in the ordinary course of business, our gain from the sale will be subject to a 100% penalty tax. See “Federal income tax considerations— Failure to qualify as a REIT.”

Financing policies

After this offering, we expect to have total indebtedness of approximately $291.2 million and approximately $18.4 million in cash available to invest in student housing communities and for general corporate purposes. Upon the closing of our formation transactions, our leverage, on a gross assets basis, will be approximately      %. Although we intend to use our borrowing power to leverage future investments, we anticipate that our future use of leverage will be lower than our initial ratio, and that we will reduce our initial indebtedness by repaying the debt on certain of our initial properties at maturity without refinancing such debt.

When evaluating our future level of indebtedness and when making decisions regarding the incurrence of indebtedness, our board of directors will consider a number of factors, including:

•	the purchase price of our properties to be acquired with debt financing;

•	the estimated market value of our properties upon refinancing; and

•	the ability of particular properties, and our Company as a whole, to generate cash flow to cover expected debt service.

We may incur debt in the form of purchase money obligations to the sellers of properties that we purchase, or in the form of publicly or privately placed debt instruments or financing from banks, institutional investors or other lenders. Any such indebtedness may be unsecured or may be secured by mortgages or other interests in our properties or mortgage loans. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular investment to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may finance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to finance acquisitions, expansion or redevelopment of existing properties or acquisition or development of new properties.

We may also incur indebtedness for other purposes when, in the opinion of our board of directors, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Code if we do not have sufficient cash available to meet those distribution requirements. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur.

Equity capital policies

Subject to applicable law and the requirements for companies listed on the New York Stock Exchange, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. In addition, preferred shares could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common shares. See “Description of our securities.” We may in the future issue common stock in connection with acquisitions. We also may issue Operating Partnership units in connection with acquisitions of property.

We may, under certain circumstances, purchase common stock in the open market or in private transactions with our stockholders, if our board of directors approves those purchases. Our board of directors has no present intention to cause us to repurchase any shares, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT, for so long as the board of directors concludes that we should remain a REIT.

We intend to institute a distribution reinvestment plan, or DRIP, in the future, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash distributions. Shares would be acquired pursuant to the plan at a price equal to the then-prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflict of interest policies

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts.

However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

The Maryland General Corporation Law, or MGCL, provides that a contract or other transaction between a corporation and any of that corporation’s directors and any entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or committee authorizes the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to the stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned by the interested director or entity); or

•	the transaction or contract is fair and reasonable to the corporation.

Furthermore, under Delaware law (where our Operating Partnership and University Towers Partnership are formed), we, as general partner, have a fiduciary duty to our Operating Partnership and University Towers Partnership and, consequently, such transactions also are subject to the duties of care and loyalty. We have adopted a policy that requires that all contracts and transactions between us, our Operating Partnership, our University Towers Partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although our board of directors will have no obligation to do so.

Lending policies

Our board of directors has adopted a policy that prohibits us from making loans to our executive officers, key employees and directors. Other than this policy, we do not have a policy limiting our ability to make loans to other persons. We do not intend to engage in significant lending activities. However, we have agreed, in connection with our acquisition of the JPI portfolio, to lend up to approximately $6.0 million to JPI pursuant to a revolving loan commitment to be in effect for a period of the later of 30 days after registration of the shares issuable upon conversion of the Operating Partnership units issued to JPI or 14 months after our purchase of the JPI portfolio. See “Structure and formation of our company— JPI portfolio acquisition agreements.” In addition, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may also make loans to joint ventures in which we participate in the future.

Reporting policies

After this offering, we will become subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See “Where you can find more information.”

Certain relationships and related party transactions

Benefits received by our executive officers and directors in our formation transactions

Paul O. Bower, our Chairman, Chief Executive Officer and President, his affiliated entities and certain of our other executive officers and directors have an interest in certain of the assets that we will acquire in our formation transactions. We will pay these officers and directors aggregate consideration of $           million in the form of $          in cash and                     Operating Partnership units having a value of $           million and University Towers Partnership units having a value of approximately $3.0 million. We will enter into a registration rights agreement with all of the persons who receive Operating Partnership units in connection with the acquisition of our initial assets, including certain of our officers and directors. These agreements will entitle unit holders to customary registration rights, including demand and piggyback registration rights, with respect to the shares of common stock that may be received upon a conversion of the Operating Partnership units. See “Structure and formation of our company— Formation transactions.”

New agreements with Allen & O’Hara and affiliated companies

Following the formation transactions, Paul O. Bower will retain ownership of Allen & O’Hara, Inc., which will, indirectly through its subsidiaries, engage in activities unrelated to our business. A subsidiary of Allen & O’Hara will enter into agreements with us related to the following:

•	Shared Services Agreement. Prior to the completion of our formation transactions, Allen & O’Hara’s student housing business shared the cost of certain common services with Allen & O’Hara’s hotel properties operations. These services include human resources, information technology, accounting, legal, payroll, office equipment and furniture and certain management personnel. The costs allocable to the hotel operations totaled $ million in 2003, $ million in 2002 and $ million in 2001. We have entered into a shared services agreement with Allen & O’Hara to provide these services to Allen & O’Hara for the benefit of its hotel business in exchange for reimbursement to us of the fair value of the services performed, which we anticipate will be approximately $ per year.

•	Lease Agreement. Allen & O’Hara will lease space in our corporate headquarters property. We have entered into an agreement with Allen & O’Hara requiring it to pay us $ per month for its allocable portion of the rent we pay on our corporate headquarters.

As a result of our agreements with Allen & O’Hara, there will be conflicts of interests between our interests and the interests of Mr. Bower related to his ownership of Allen & O’Hara.

Employment agreements

We have entered into employment agreements with our executive officers as described in “Management— Employment agreements” that will become effective upon the consummation of this offering. These agreements provide for salary, bonuses and other benefits, including, potentially, severance benefits upon a termination of employment, as well as for grants of options and restricted stock, cash bonuses and performance awards. For a full summary of these agreements, see “Management— Employment agreements” above.

Structure and formation of our Company

Structure of the Company

We will conduct substantially all of our activities through Education Realty Operating Partnership, LP, our Operating Partnership, and its wholly owned subsidiaries, Allen & O’Hara Education Services, Inc., our Management Company and Allen & O’Hara Development Company, LLC, our Development Company. All of our operating expenses will be borne by our Operating Partnership, our Management Company or our Development Company, as the case may be. After the completion of this offering, we will be governed by a seven-member board of directors, four of whom are expected to be classified under applicable New York Stock Exchange listing standards as “independent” directors. See “Management.”

Our Operating Partnership

Following the consummation of this offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted through, our Operating Partnership. We will be the sole general partner of our Operating Partnership. As a result, our board of directors will effectively direct all of our Operating Partnership’s affairs. We will own      % of the Operating Partnership units, and      % of the Operating Partnership units will be held by the former owners of our initial properties and assets including members of our management team. Some of our officers may also own an indirect interest in our Operating Partnership, which we refer to as “profits interest units,” which, if issued, will be held through ownership of units in Education Realty Limited Partner, LLC, a Delaware limited liability company controlled by us. The profits interest units, if issued, will represent a profits interest only of up to 2% in our Operating Partnership.

The University Towers Partnership

Following the consummation of this offering, the University Towers Partnership will hold, own and operate our University Towers property located in Raleigh, North Carolina. We will own 67% of the units in the University Towers Partnership and 33% of the University Towers Partnership will be held by the former owners of our initial properties and assets including members of our management team.

Our Management Company and our Development Company

We will elect to be taxed as a REIT for federal income tax purposes commencing with our tax year ending December 31, 2005. In order to qualify as a REIT, a specified percentage of our gross income must be derived from real property sources, which would generally exclude our income from providing development and management services to third parties as well as our income from certain services afforded to our student-tenants. See “Federal Income Tax Considerations— Taxation of Our Company.” In order to avoid realizing such income in a manner that would adversely affect our ability to qualify as a REIT, we will provide some services through our Management Company and our Development Company, with our Management Company electing, together with us, to be treated as our “taxable REIT subsidiary” or “TRS.” See “Federal income tax considerations— Taxation of our company.” Our Management Company will be wholly owned and controlled by our Operating Partnership, and our Development Company will be wholly owned by our Management Company. Our Development Company will be a disregarded entity for federal income tax purposes and all assets owned and earned by our Development Company will be deemed to be owned and earned by our Management Company. Therefore, it will not be necessary to make a separate election for our Development Company to be taxed as a TRS. The income earned by our Management Company and our Development Company will be subject to regular federal income tax and state and local income tax where applicable and will therefore be subject to an additional level of tax as compared to the income earned from our properties.

JPI portfolio acquisition agreements

On September 17, 2004, we entered into contracts with JPI to acquire a total of 14 student housing communities with approximately 12,000 beds located in 11 states, for a purchase price of $401.6 million, including the assumption of approximately $311.5 million in mortgage debt. Of the net purchase price of $90.1 million, JPI has elected to receive Operating Partnership units having a value of approximately $8.0 million and approximately $82.1 million in cash, subject to adjustment for customary prorations. In addition, we will issue to JPI a warrant to purchase 250,000 shares of our common stock at a price equal to 103% of the initial public offering price. This warrant will be exercisable beginning one year after the closing of this offering and will expire on February 28, 2007 unless previously exercised.

We will enter into a registration rights agreement with JPI that provides JPI with customary registration rights, including demand and piggyback registration rights, with respect to the shares of common stock that may be received upon either a conversion of its Operating Partnership units or an exercise of its warrant. In general, we will bear all costs, fees and expenses of such registrations, other than transfer taxes, underwriting fees, discounts and commissions.

In consideration for JPI’s election to receive a portion of the purchase price for the JPI portfolio in the form of Operating Partnership units, we have agreed to provide a revolving loan commitment to JPI Multifamily Investments L.P., a Delaware limited partnership affiliated with JPI, which we refer to as JPI Multifamily. JPI Multifamily may borrow up to approximately $6.0 million from us, pursuant to one or more requests for advances of at least $10,000 per advance. If JPI Multifamily borrows from us pursuant to the loan commitment, its obligations to us will be secured by a pledge of the Operating Partnership units issued to JPI in connection with the purchase of the JPI portfolio, and any borrowings under the revolving loan commitment must be repaid to us in full on or before the later of 30 days after the registration of the shares issuable upon conversion of the Operating Partnership units issued to JPI or 14 months after the closing of our purchase of the JPI portfolio. JPI Multifamily will pay us interest quarterly on the outstanding balance of any borrowings during the period of the loan commitment at an interest rate equivalent to the greater of the applicable federal rate or our annualized dividend rate, as determined by reference to our initial dividend payment following this offering. JPI Multifamily’s obligations to us will be non-recourse except to the extent of the Operating Partnership units pledged to us as collateral, provided that JPI Multifamily has the right to elect under the loan agreement to guarantee up to 25% of the outstanding loan balance at any time.

We are acquiring 10 of the 14 student housing communities from JPI through a contract for the acquisition of special purpose entities that hold title to those properties. As a result, we are acquiring these properties subject to all liabilities and obligations of whatever kind or nature relating to those entities, whether absolute or contingent, accrued or unaccrued, known or unknown, or arising before or after the time we complete the acquisition of these entities. We will not receive a credit against the purchase price payable to JPI to reflect these liabilities and obligations (other than with respect to the portion of the $311.5 million in mortgage debt that is attributable to these 10 properties). The other four student housing communities we are acquiring from JPI are being acquired pursuant to contracts for the direct purchase of the properties.

The representations and warranties made by JPI in the acquisition agreements will only survive the closing for a period of nine months, at which time they terminate unless we have instituted a claim within the 11-month period after the acquisition. JPI’s liability to us for breach of any representations or warranties is limited to $300,000 for damages relating to any single property, and JPI’s aggregate liability to us for all damages of any kind pursuant to the acquisition agreements is limited to $2.1 million except in the event of fraud.

We have agreed to bear certain costs associated with our completion of the JPI portfolio acquisition. These costs include one-half of all assumption fees required in connection with the debt we will assume in the acquisition, the cost of surveys, one-half of all transfer fees and sales and conveyance taxes and escrow fees and similar charges. We expect to incur an aggregate of approximately $4.1 million in fees and transaction costs in connection with completing the JPI acquisition, including $2.0 million in financial advisory fees to be paid to affiliates of Morgan Keegan & Company, Inc.

We expect to complete the JPI acquisition simultaneously with the completion of this offering. Each party’s obligation to close the purchase and sale of the JPI portfolio is subject to satisfaction of certain conditions set forth in the contracts, including:

•	the absence of any governmental or court order or other legal restraint preventing completion of the transaction,

•	the absence of any material inaccuracy or breach of the representations and warranties made by the other party in the agreement, and

•	the absence of a material breach by the other party of any of its covenants.

In addition, if any of the conditions to closing under one of the acquisition agreements with JPI is not met, then neither party is required to close on the purchase and sale transactions under the other contracts.

Formation transactions

Following our formation transactions, our initial assets will consist of 21 high quality off-campus student housing communities and third-party property management agreements for an additional 16 student housing communities. In addition, we will acquire our Development Company which is currently performing development consulting services for two other student housing communities. The aggregate value of the consideration to be paid by us in exchange for our initial assets is approximately $513.1 million, including assumption of approximately $393.1 million in mortgage debt of which approximately $101.9 million will be repaid upon the closing of the offering. The Allen & O’Hara portfolio, our Management Company and our Development Company were valued based on several factors, including a multiple of expected future earnings, internal rate of return analysis, review of replacement costs and analysis of sales of similar assets. No single factor was given greater weight than any other in determining the valuation of these assets. The purchase price for the JPI portfolio was based on negotiations between JPI and us. We did not obtain independent appraisals for our initial assets. As a result, such amounts may not reflect fair market value.

Prior to or simultaneously with the completion of this offering, we will engage in the formation transactions described below. These are designed to:

•	consolidate the ownership of our properties and our operations into our Operating Partnership, the University Towers Partnership and our Management Company and our Development Company;

•	facilitate this offering;

•	enable us to raise necessary capital to pay the cash portion of the purchase price for the interests of the owners of our initial properties and the other assets we are acquiring in our formation transactions;

•	repay existing property indebtedness on certain of our initial properties; and

•	enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2005.

Prior to the formation transactions, our initial assets were owned as follows:

•	The third-party management and development consulting service operations and real estate operations were owned and conducted by Allen & O’Hara Education Services, LLC.

•	Four of the student housing communities that we are acquiring from JPI were owned by special purpose limited partnerships that are transferring title to the following properties directly to us: Jefferson Commons-Kansas, Jefferson at Star Ranch, Jefferson Commons-Columbia, and Jefferson Commons-Purdue.

•	The other 10 student housing communities that we are acquiring from JPI were also owned by special purpose limited partnerships. We are acquiring 100% of the equity interests in these entities. These entities own the following properties: Jefferson Commons-Florida State, Jefferson Lofts at Orlando, Jefferson Pointe-Florida State, Jefferson Commons-USF, Jefferson Commons-Texas Tech, Jefferson Commons-Knoxville, Jefferson Commons-Ohio State, Jefferson Commons-Penn State, Jefferson Commons-Oklahoma State and Jefferson Commons-Western Michigan.

•	The properties known as The Reserve at Athens, Players Club, NorthPointe and The Reserve at Clemson were each owned (and will continue to be owned after the completion of the formation transactions) in three special purpose single-member Delaware limited liability companies and one special purpose Delaware limited partnership that are wholly owned subsidiaries of Education Properties Trust, LLC, a Delaware limited liability company, which we refer to as “EPT, LLC.” The ownership interests of EPT, LLC were owned in the following approximate amounts: unaffiliated investors— 87.05%, and Allen & O’Hara Educational Properties, LLC— 12.95%. Allen & O’Hara Educational Properties, LLC is an entity that is owned by certain of our officers and their affiliates, which we refer to as “AOEP.”

•	The property known as The Gables was owned by AOEP and unaffiliated investors, as tenants in common.

•	The property known as College Station was owned by C Station, LLC, a Tennessee limited liability company, which we refer to as “C Station.” C Station was owned by our executive officers and their affiliates.

•	The property known as University Towers was owned by University Towers Raleigh, LLC, a North Carolina limited liability company, which we refer to as “University Towers Raleigh.” University Towers Raleigh was owned 50% by University Towers Building, LLC, an unaffiliated investor, which we refer to as “University Towers Building,” and 50% by AOD/ Raleigh

Residence Hall, LLC, which is owned by certain of our officers and their affiliates as well as unaffiliated investors and which we refer to as “AOD/ Raleigh.”

Following are the principal steps of the formation transactions:

•	We will issue shares of our common stock in this offering (and additional shares if the underwriters exercise their over-allotment option in full).

•	We will contribute the net offering proceeds to our Operating Partnership. As a result, we will own directly and through Education Realty Limited Partner, LLC, a Delaware limited liability company controlled by us which we refer to as the “Operating Partnership Limited Partner,” % of the partnership interests in our Operating Partnership (before granting up to 2% profits interests in our Operating Partnership to certain members of management through the issuance of a special class of limited partnership units in the Operating Partnership Limited Partner) and 67% of the partnership interests in the University Towers Partnership.

•	Allen & O’Hara Educational Services, LLC, a Tennessee limited liability company, will merge into a new Delaware corporation and will serve as our Management Company. Certain of our officers and their affiliates, who own all of the interests in Allen & O’Hara Educational Services, LLC, will collectively receive in connection with the merger Operating Partnership units having a value of $ million. Among the assets of Allen & O’Hara Educational Services, LLC that our Management Company will succeed to in connection with the merger is the 100% interest in our Development Company held by Allen & O’Hara Educational Services, LLC.

•	Our Operating Partnership will acquire 14 student housing communities from JPI for a gross contract price of $401.6 million. The properties are subject to first mortgage debt, the aggregate outstanding principal amount of which is approximately $311.5 million. Our Operating Partnership will acquire the properties subject to the existing mortgage debt, and will pay JPI the difference between the gross contract price and the outstanding principal amount of mortgage debt at the time of closing. We call this amount the “net equity.” The net equity in the JPI portfolio is approximately $90.1 million. JPI has elected to receive approximately $8.0 million of the net equity in Operating Partnership units and the balance of the net equity of approximately $82.1 million in cash. Immediately following the offering, we expect to repay approximately $80.3 million of the first mortgage debt with proceeds of this offering.

•	As additional consideration for the JPI portfolio, we will issue to JPI warrants to purchase 250,000 shares of our common stock at an exercise price per share of 103% of the offering price of our common stock in this offering. These warrants will be exercisable beginning one year after the date we purchase the JPI portfolio and will expire on February 28, 2007.

•	Our Operating Partnership will acquire four student housing communities in the Allen & O’Hara portfolio known as The Reserve at Athens, Players Club, Northpointe and The Reserve at Clemson through the purchase of all of the equity interests in the limited liability company that owns these properties for a gross contract price of approximately $77.9 million. Our Operating Partnership will, through its acquisition of the limited liability company, acquire the properties subject to existing mortgage debt. The four properties are subject to outstanding mortgage debt having an aggregate outstanding principal balance of $50.5 million as of June 30, 2004. The net equity in the properties, assuming the outstanding principal amount of the mortgage debt as of June 30, 2004 remains unchanged, is approximately

$27.4 million. Net equity of approximately $1.1 million will be paid to members of our senior management in the form of Operating Partnership units. The balance of net equity of approximately $26.3 million will be paid in cash, approximately $24.0 million of which will be paid to parties not affiliated with Allen & O’Hara or our senior management, and approximately $2.3 million of which will be paid in cash to Allen & O’Hara and used by Allen & O’Hara to repay certain unaffiliated third-party loans. Immediately following the offering, the Operating Partnership will defease approximately $19.6 million of the first mortgage debt with proceeds of this offering.

•	Our Operating Partnership will acquire an additional student housing community in the Allen & O’Hara portfolio known as The Gables for a gross contract price of approximately $5.6 million. The property is subject to existing mortgage debt, the outstanding principal balance of which was $4.6 million as of June 30, 2004. Our Operating Partnership will acquire the property subject to the existing mortgage debt. The net equity in the property as of June 30, 2004 was approximately $1.0 million. The net equity of approximately $1.0 million will be paid in cash, approximately $0.5 million of which will be paid to parties not affiliated with Allen & O’Hara or our senior management, and approximately $0.5 million will be paid to Allen & O’Hara to repay certain unaffiliated third-party loans.

•	Our Operating Partnership will acquire an additional student housing community in the Allen & O’Hara portfolio and owned by members of our senior management known as College Station through the purchase of all of the equity interests in the limited liability company that owns this property for a gross contract price of approximately $2.7 million. Our Operating Partnership will, through its acquisition of such limited liability company, acquire the property subject to existing debt. The outstanding principal balance of the debt was $2.4 million as of June 30, 2004. The net equity in the property, assuming the outstanding principal amount of the debt at June 30, 2004 remains unchanged, is approximately $0.3 million. The net equity of approximately $0.3 million will be paid to members of our senior management in Operating Partnership units. We will repay the full outstanding principal amount of the debt with the proceeds of the offering, approximately $0.4 million of which is owed to Allen & O’Hara.

•	Our University Towers Partnership will acquire an additional student housing community in the Allen & O’Hara portfolio known as University Towers by acquiring the ownership interests in AOD/Raleigh and University Towers Building, the two entities that own the limited liability company that owns the property. The gross contract price for AOD/Raleigh and University Towers Building will equal $37.5 million. The University Towers Partnership will, through its acquisition of the equity interests of the owners of the limited liability company that own the property, acquire the property subject for the existing mortgage debt, the outstanding principal amount of which was approximately $24.6 million on June 30, 2004. The net equity in the property assuming the outstanding principal amount of the mortgage remains unchanged is approximately $12.9 million. Net equity of approximately $3.0 million will be paid to members of our management in the form of University Towers Partnership units. Net equity of approximately $1.2 million will be paid to persons not affiliated with Allen & O’Hara or our management in the form of University Towers Partnership units. The balance of net equity of approximately $8.7 million will be paid in cash to persons not affiliated with Allen & O’Hara or our senior management. The payment of net equity will be reduced by the value of any portion of University Towers distributed prior to closing as described below.

•	If lender consent is obtained prior to the closing of the offering, University Towers Building will receive a 50% undivided interest in the University Towers land and parking garage (subject also to 50% of the existing indebtedness on the property). University Towers Building will in turn lease back to University Towers Raleigh its interest in the land for an annual rent equal to 7.5% of the appraised value of the land pursuant to a 40 year lease. Concurrently, University Towers Raleigh and University Towers Building will enter into a contract, for an University Towers Building to purchase the remaining 50% undivided interest in the University Towers land and parking garage for the appraised value of such property. University Towers Raleigh as landlord will lease the remaining 50% of the garage to University Towers Building as tenant for an annual rent equal to 7.5% of the appraised value of such 50% interest. The ground lease of the land will automatically apply to the University Towers property purchased by University Towers Building, and all of the land will be leased back from University Towers Building as landlord to the University Towers Partnership as tenant for an annual rent equal to 7.5% of the appraised value of the land. The distribution to University Towers Building and the purchase by University Towers Building of the land and garage is contingent on the appraised value of such property equaling $4.0 million or less. University Towers Building may, however, still elect to acquire the land and garage if the appraised value exceeds $4.0 million.

•	If lender consent cannot be obtained prior to the closing of the offering, then on the closing date of the offering, the University Towers Partnership and Melton E. Valentine, Jr., the sole owner of University Towers Building and who we refer to as “Valentine,” will enter into a contract, for Valentine to acquire all of the University Towers land and garage. The contract will provide that the land and garage may be acquired by Valentine on a date as specified by the University Towers Partnership that is not sooner than five but not later than six months after the date the existing debt on the property is repaid or the land and garage is released as collateral for the existing debt. At such time, Valentine will acquire a 50% undivided interest in the University Towers land and parking garage through a distribution of that 50% interest from the University Towers Partnership to Valentine in redemption of a number of University Towers Partnership units held by Valentine that have a value (based upon the initial offering price of our common stock) equal to the appraised value of the University Towers land and parking garage determined prior to the closing of the offering, plus any additional cash that is required to cover any shortfall. The remaining 50% undivided interest in the University Towers land and parking garage will be acquired by Valentine for cash at a purchase price based upon the same appraised value. Pending acquisition of the land and garage by Valentine, University Towers Raleigh will enter into a lease commencing on December 1, 2005, leasing the garage to Valentine at an annual rent of 7.5% of the appraised value of the garage. At such time as Valentine acquires the University Towers land, he will lease back the acquired land to University Towers Raleigh for a term of 40 years for annual rent equal to 7.5% of the appraised value of the land. If the appraised value of the land and garage exceeds $4.0 million, then, unless Valentine elects otherwise, Valentine will not be required to acquire the land and garage, and University Towers Raleigh will not be required to lease the garage to Valentine.

•	We may grant to certain of our officers profits interest units in our Operating Partnership representing up to a 2% limited partnership interest in our Operating Partnership. Such interests, if granted, will be indirect interests that are issued through the grant pursuant to our 2004 Incentive Plan to such persons of ownership interests in our Operating Partnership Limited Partner.

As a result of these formation transactions:

•	We will own directly or indirectly % of our Operating Partnership’s outstanding units and our Operating Partnership will indirectly own all of our properties. Accordingly, our board of directors will effectively direct all of our Operating Partnership’s affairs.

•	Certain of our officers and directors will own approximately % of our Operating Partnership’s outstanding units as a result of the transfer of their interests in our Management Company and certain of our acquired properties.

•	We will own directly or indirectly 67.0% of the outstanding University Towers Partnership units and the University Towers Partnership will indirectly own the University Towers property. Our board of directors will effectively direct all of the University Towers Partnership’s affairs.

•	Certain of our officers and directors will own approximately 23.7% of the outstanding University Towers Partnership units as a result of the transfer of their interests in the University Towers property.

•	Unaffiliated former owners of the entities and properties transferred to us will own approximately % of the outstanding Operating Partnership units and 9.3% of the outstanding University Towers Partnership units.

•	Certain of our officers and directors may own through their ownership interest in our Operating Partnership Limited Partner, profits interest units in our Operating Partnership representing up to a 2% limited partnership interest in our Operating Partnership.

•	The Management Company will become a wholly owned subsidiary of our Operating Partnership.

•	The Management Company will own 100% of our Development Company.

•	We will conduct certain management, development, parking, food service and other services through our Management Company, our Development Company and one or more limited liability companies or limited partnerships owned, in whole or in part, by our Management Company.

The following diagram depicts our ownership structure and the ownership structure of our Operating Partnership, Management Company and Development Company upon completion of this offering and the formation transactions:

(1) Includes certain of our officers and their affiliates.

(2) May hold Operating Partnership units for the purpose of the grant of profits interest units to our executive officers and key persons pursuant to our 2004 Incentive Plan.

(3) For federal income tax purposes, Allen & O’Hara Development Company, LLC, our Development Company, will be a disregarded entity. For federal tax purposes, all of the assets owned by Allen & O’Hara Development Company, LLC will be deemed to be owned by Allen & O’Hara Education Services, Inc., our Management Company. Allen & O’Hara Education Services, Inc. and Allen & O’Hara Development Company, LLC will be deemed to be one taxable REIT subsidiary.

(4) Each of the properties will be held through one or more entities.

Benefits to related parties

Upon completion of this offering or in connection with the formation transactions, the former owners of our initial properties and other assets will receive the consideration set forth above in “Formation transactions.”

Our executive officers and certain members of senior management will receive material benefits including:

•	Employment agreements providing for salary, bonus and other benefits, including, potentially, severance upon termination of employment under certain circumstances, as described under “Management— Employment agreements.”

•	Grants of restricted stock and stock options under our 2004 Incentive Plan, as described under “Management — 2004 Incentive Plan.”

•	Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as officers or directors.

In addition, our executive officers and certain members of senior management may receive grants of profits interest units in our Operating Partnership (through the issuance of ownership interests in a limited liability company controlled by us that would hold the direct interest in the profits interest units) representing in the aggregate up to a 2% interest in our Operating Partnership.

Our non-employee directors will receive material benefits, including:

•	Grants of restricted stock under our 2004 Incentive Plan, as described under “Management— 2004 Incentive Plan.”

•	Annual and per-meeting fees described under “Management— Compensation of directors.”

•	Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as directors.

Restrictions on transfer

Messrs. Bower, Cardwell and Brown, as well as other members of our management, have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the completion of this offering.

Conflicts of interest

We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the partners of our Operating Partnership have agreed that in the event of a conflict in the duties owed by us to our Company and, in our capacity as sole general partner of our Operating Partnership, to such partners, we and our Operating Partnership will fulfill our duties to such partners by acting in the best interests of our Company. See “Policies with respect to certain activities— Conflict of interest policies.”

Restrictions on ownership of our capital stock

Our charter generally prohibits any person or entity from actually or constructively owning more than 9.8% (in value, number or voting power, whichever is more restrictive) of the outstanding shares of our capital stock or more than 9.8% (in value, number or voting power, whichever is more restrictive) of the outstanding shares of our common stock. Our charter, however, requires exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT.

Principal stockholders

The following table shows the beneficial ownership of shares of our common stock, assuming completion of this offering, of (i) any person who is the owner of 5% or more of our shares, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o Education Realty Trust, Inc., 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned(1)	Class(2)

Paul O. Bower
Randall H. Brown
Craig L. Cardwell
William W. Harris
Thomas J. Hickey
Wallace L. Wilcox
Susan B. Arrison
Randall L. Churchey(3)
Monte J. Barrow(3)
Independent Director 3
Independent Director 4

(1) Assumes that all Operating Partnership units and University Towers Partnership units held by such person or group of persons are redeemed for common stock (regardless of when such units are redeemable) and includes restricted stock grants that vest in equal annual installments on each of the first        anniversaries of the consummation of this offering.

(2) The total number of shares outstanding used in calculating the percentage assumes that none of the Operating Partnership units, University Towers Partnership units or options held by other persons are redeemed for common stock or exercised for common stock.

(3) These individuals have agreed to become directors upon completion of this offering.

Description of our securities

General

We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the material provisions of our stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information.”

Authorized stock

Our charter provides that we may issue up to 200,000,000 shares of voting common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. In addition, our charter provides that our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue. Upon completion of this offering, there will be                      shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common stock

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our Company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a plurality of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our Company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. However, our charter provides for a lesser percentage for these matters. Therefore, except for matters relating to removal of directors (notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes), any action will be effective and valid if declared advisable by our board of directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. In addition, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

Power to increase authorized stock and issue additional shares of our common stock and preferred stock

We believe that the power of our board of directors, without stockholder approval, to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for our stockholder or otherwise be in their best interest.

Restrictions on ownership and transfer

In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the most restrictive of the number, voting power, or value of shares of our common stock outstanding or (ii) 9.8% of the most restrictive of the number, voting power or value of our outstanding stock. We refer to this restriction as the “ownership limit.”

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders who would not be treated as “individuals” for purposes of the Code if it obtains such representations and undertakings as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of shares of our stock will violate the ownership limit and such stockholders do not and represent that they will not own, actually or constructively, an interest in any tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Such stockholders must also agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to a charitable trust.

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities. The decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock in excess of such percentage ownership of our stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.9% of the value of our outstanding stock.

Our charter further prohibits:

•	any person from actually or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. In addition, if any purported transfer of our stock or any other event would result in any person violating the ownership limit or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then the number of shares in excess of the ownership limit or causing the violation (rounded to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. However, in the event that the transfer to the trust would not be effective for any reason to prevent the violation, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to the number of shares in excess of the ownership limit or causing the violation. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. The purported owner will have no rights to the shares held by the trustee. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the charitable beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or other restrictions. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the charitable beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of our outstanding stock must give written notice to us within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of our stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer agent and registrar

The transfer agent and registrar for our common stock and preferred stock is                     .

Material provisions of Maryland law and of our charter and bylaws

The following is a summary of certain provisions of Maryland law and of our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information.”

The board of directors

Our bylaws provide that the number of directors of our Company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL (generally, one) nor more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred.

Pursuant to our charter, each member of our board of directors will serve one year terms, with each current director serving until the 2005 annual meeting of stockholders and until their respective successors are duly qualified and elected. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a plurality of the shares of our common stock will be able to elect all of the members of our board of directors.

Business combinations

Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of common stock; and

•	two-thirds of the votes entitled to be cast by holders of the common stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our board of directors has by resolution excluded the corporation from these provisions of the MGCL for our officers and directors and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of our officers and directors unless our board later resolves to do so. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.

Control share acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock and, consequently, the applicability of the control share acquisitions unless we later amend our bylaws to modify or eliminate this provision.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling by stockholders of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting. We have elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the board.

Amendment to our charter

Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter, other than amendments to provisions relating to the removal of directors, which must be declared advisable by our board of directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Dissolution of our Company

The dissolution of our Company must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance notice of director nominations and new business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to our notice of the meeting;

•	by, or at the direction of, a majority of our board of directors; or

•	by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting and has complied with the advance notice procedures set forth in our bylaws;

•	with respect to special meetings of stockholders, only the business specified in our Company’s notice of meeting may be brought before the meeting of stockholders, unless otherwise provided by law; and

•	nominations of individuals for election to our board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, our board of directors; or

•	by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting and has complied with the advance notice provisions set forth in our bylaws, provided that our board of directors has determined that directors shall be elected at such meeting.

Anti-takeover effect of certain provisions of Maryland law and of our charter and bylaws

The business combination provisions of the MGCL, the provisions of our charter regarding removal of directors, the restrictions in our charter on ownership and transfer of our stock and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our board of directors resolves to avail the corporation of any of the provisions of Subtitle 8 of Title 3 of the MGCL not currently applicable to us or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and limitation of directors’ and officers’ liability

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not, and our Company will not, indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to, and our Company will, advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate our Company and bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

The partnership agreements of our Operating Partnership and University Towers Partnership provide that we, as general partner of our Operating Partnership and University Towers Partnership, and our officers and directors are indemnified to the fullest extent permitted by law. See “The Operating Partnership Agreement— Indemnification and limitation of liability” and “The University Towers Partnership Agreement— Indemnification and limitation of liability.”

We have entered into indemnification agreements with each of our executive officers and directors as described in “Management— Indemnification agreements.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, referred to herein as the “Securities Act,” the Securities and Exchange Commission has indicated that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares eligible for future sale

General

Upon completion of this offering, we will have                      shares of our common stock outstanding (                     shares if the underwriters’ over-allotment option is exercised in full). In addition,                      shares of our common stock that are reserved for issuance upon exchange of Operating Partnership units or University Towers Partnership units issued in our formation transactions or as profits interest units to our officers will be “restricted shares” as defined in Rule 144 of the Securities Act.

Of these shares, the                      shares sold in this offering, or                      shares if the underwriters’ over-allotment option is exercised in full, will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately shares immediately after this offering ( shares if the underwriters exercise their over-allotment option in full); or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Stock options and our 2004 incentive plan

We have adopted the Education Realty Trust, Inc. 2004 Incentive Plan, which provides for the grant to employees, directors and consultants of our Company, our Management Company, our Development Company, our Operating Partnership and the University Towers Partnership (and their respective subsidiaries) of stock options, restricted stock and other incentive awards. For a description of proposed issuances under our 2004 Incentive Plan, see “Management— 2004 Incentive Plan.”

We anticipate that we will file a registration statement on Form S-8 with respect to the shares of our common stock issuable under the 2004 Incentive Plan following the consummation of this offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Registration rights

We will enter into a registration rights agreement with all of the persons who receive Operating Partnership units in connection with the acquisition of our initial assets, including certain of our officers and directors, and with JPI in connection with the issuance of the common stock warrant related to our purchase of the JPI portfolio. This agreement will require us to file a registration statement with the Securities and Exchange Commission no later than 15 days after the first anniversary of the closing of this offering, provided that we are then eligible to use Form S-3. It will require us to thereafter use our best efforts to have the registration statement declared effective, covering the continuous resale of the                      shares of common stock issuable to the limited partners of our Operating Partnership upon redemption of the units issued in our formation transactions and the 250,000 shares issuable upon exercise of the warrant. The registration rights agreement will also entitle unit holders and the warrant holder to customary registration rights, including demand and piggyback registration rights, with respect to the shares of common stock that may be received upon conversion of the Operating Partnership units or University Towers Partnership units or exercise of the warrant. We may also grant registration rights to future sellers of properties to our Operating Partnership who may receive, in lieu of cash, common stock, units or other securities convertible into common stock.

Lock-up agreements

For a description of certain restrictions on transfers of our common stock held by our directors, officers and certain of our stockholders, see “Underwriting.”

The Operating Partnership Agreement

We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP, which we refer to as the “Operating Partnership Agreement.” This summary is not complete. For more detail, you should refer to the Operating Partnership Agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our Company” refer to Education Realty Trust, Inc.

Management of our Operating Partnership

Our Operating Partnership, Education Realty Operating Partnership, LP, is a Delaware limited partnership that was formed on July 12, 2004. A corporation controlled by our Operating Partnership is the sole general partner of our Operating Partnership and conducts substantially all of its business in or through our Operating Partnership. As sole general partner of our Operating Partnership, we exercise exclusive and complete responsibility and discretion in the day-to-day management and control of our Operating Partnership. We have the power to cause our Operating Partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our Operating Partnership may not transact business for, or participate in the management activities or decisions of, our Operating Partnership, except as provided in the Operating Partnership Agreement and as required by applicable law. Certain restrictions under the Operating Partnership Agreement restrict our ability to engage in a business combination, as more fully described in “Termination transactions” below.

Under the terms of the Operating Partnership Agreement, the limited partners of our Operating Partnership expressly acknowledge that we, as general partner of our Operating Partnership, are acting for the benefit of our Operating Partnership, the limited partners and our stockholders collectively. Our Company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. However, for so long as we own a controlling interest in our Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. We are not liable under the Operating Partnership Agreement to our Operating Partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

All of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our Operating Partnership, and our Operating Partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of interests

Except in connection with a transfer to an affiliate of the general partner or a transaction described in “Termination transactions” below, we, as general partner, may not voluntarily withdraw from our Operating Partnership, or transfer or assign all or any portion of our interest in our Operating Partnership.

Amendments of the partnership agreement

Amendments to the Operating Partnership Agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the Operating Partnership Agreement may be amended, modified or terminated with the approval of partners holding more than 50% of all outstanding units (including the units held by us as general partner). As general partner, we will have the power to unilaterally make certain amendments to the Operating Partnership Agreement without obtaining the consent of the limited partners as may be required to:

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Operating Partnership Agreement;

•	reflect a change of an inconsequential nature that does not change the substance of the agreement, or cure any ambiguity, correct or supplement any provisions of the Operating Partnership Agreement not inconsistent with law or with other provisions of the Operating Partnership Agreement, or make other changes concerning matters under the Operating Partnership Agreement that will not otherwise be inconsistent with the Operating Partnership Agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, or materially alter or modify the redemption rights described below must be approved by more than 50% of all outstanding units.

Distributions to unitholders

The Operating Partnership Agreement provides that holders of units are entitled to receive quarterly distributions of available cash as determined by us, the general partner, in its sole discretion.

Redemption/ exchange rights

Limited partners who acquire units have the right to require our Operating Partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our Company’s common stock at the time of the redemption. No limited partner, however, may require any redemption until such limited partner has held its units for not less than one year. Alternatively, we may elect to acquire those units in exchange for shares of our Company’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events provided, however, that any units that may be held by Education Realty Limited Partner, LLC, the entity controlled by us that has the direct interest in the profits interest units granted to members of our management will not be redeemable on a one-for-one basis into shares of our common stock until such time that its capital account is on parity with that of any other limited partner (based on the relative value of each unit held by it with each unit held by each other limited partner) and until the date of such parity with the other limited partners will be redeemable for a number of shares of our Company’s common stock equal to its capital account balance divided by the value of one unit (determined exclusive of the value of the units held by Education Realty Limited Partner, LLC) on the date of the redemption. Limited partners who hold units may exercise this redemption right once per calendar quarter, a minimum of 1,000 units (or all units owned if less than 1,000 units), at any time following the one-year anniversary of such limited partner’s acquisition of its units, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our Company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of our securities— Restrictions on ownership and transfer.”

Tax matters

As general partner, we have authority to make tax elections under the Code on behalf of our Operating Partnership. In addition, we are the tax matters partner of our Operating Partnership.

Allocations of net income and net losses to partners

The net income or net loss of our Operating Partnership will generally be allocated to us, as general partner, and the limited partners in accordance with our respective percentage interests in our Operating Partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our Operating Partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

Operations

The Operating Partnership Agreement provides that we, as general partner, will determine and distribute all “available cash”, which includes, without limitation, the net operating cash revenues of our Operating Partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners’ percentage interests.

The Operating Partnership Agreement provides that our Operating Partnership will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of, or for the benefit of, our Operating Partnership.

Termination transactions

The Operating Partnership Agreement provides that the general partner, our Company, or any of their subsidiaries may not engage in any merger, consolidation or other combination with or into another person, any sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a “termination transaction”), unless in connection with a termination transaction either:

(i) all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

•	the number of shares of our Company’s common stock into which each unit is then exchangeable; and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our Company’s common stock in consideration of one share of our common stock pursuant to the termination transaction;

provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our Company’s common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(ii) the following conditions are met:

•	substantially all of the assets of the successor or surviving entity, which we refer to as the “Surviving Partner,” other than units held by us, are contributed to our Operating Partnership as a capital contribution in exchange for units with a fair market value equal to the value of the assets so contributed as determined by the Surviving Partner in good faith; and

•	the Surviving Partner or one of its subsidiaries expressly agrees to assume all of our obligations under the Operating Partnership Agreement

Term

Our Operating Partnership will continue in full force and effect until it is dissolved in accordance with the terms of the Operating Partnership Agreement or as otherwise provided by law.

Indemnification and limitation of liability

To the extent permitted by applicable law, the Operating Partnership Agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

In any event, we, as general partner of our Operating Partnership, and our officers, directors, agents or employees, are not liable or accountable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

The University Towers Partnership Agreement

We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of University Towers Operating Partnership, LP, which we refer to as the “University Towers Partnership Agreement.” This summary is not complete. For more detail, you should refer to the University Towers Partnership Agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our Company” refer to Education Realty Trust, Inc.

Management of the University Towers Partnership

University Towers Operating Partnership LP, is a Delaware limited partnership that was formed on September 1, 2004. A limited liability company controlled by our Operating Partnership is the sole general partner of the University Towers Partnership, and we effectively exercise exclusive and complete responsibility and discretion in the day-to-day management and control of the University Towers Partnership. We have the power to cause the University Towers Partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of the University Towers Partnership may not transact business for, or participate in the management activities or decisions of, the University Towers Partnership, except as provided in the University Towers Partnership Agreement and as required by applicable law. Certain restrictions under the University Towers Partnership Agreement restrict our ability to engage in a business combination, as more fully described in “Termination transactions” below.

Under the terms of the University Towers Partnership Agreement, the limited partners of the University Towers Partnership expressly acknowledge that the general partner of the University Towers Partnership is acting for the benefit of the University Towers Partnership, the limited partners and our stockholders collectively. The general partner is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause the University Towers Partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. Neither us or the Operating Partnership are liable under the University Towers Partnership Agreement to the University Towers Partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that the general partner has acted in good faith.

The University Towers Partnership may not conduct any business or activities other than to own, operate, improve, finance, lease, sell, exchange, dispose of, or otherwise deal with the University Towers property or any entity that directly or indirectly holds the University Towers property.

Transferability of interests

Except in connection with a transfer to an affiliate of the general partner or a transaction described in “Termination transactions” below, the general partner may not voluntarily withdraw from the University Towers Partnership, or transfer or assign all or any portion of its interest in the University Towers Partnership.

Amendments of the partnership agreement

Generally, the University Towers Partnership Agreement may be amended, modified or terminated with the approval of partners holding more than 50% of all outstanding units (including the units held by the Operating Partnership and the general partner). The general partner will have the power to unilaterally make certain amendments to the University Towers Partnership Agreement without obtaining the consent of the limited partners as may be required to:

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the University Towers Partnership Agreement;

•	reflect a change of an inconsequential nature that does not change the substance of the agreement, or cure any ambiguity, correct or supplement any provisions of the University Towers Partnership Agreement not inconsistent with law or with other provisions of the University Towers Partnership Agreement, or make other changes concerning matters under the University Towers Partnership Agreement that will not otherwise be inconsistent with the University Towers Partnership Agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, or materially alter or modify the redemption rights described below must be approved by more than 50% of all outstanding units.

Distributions to unitholders

The University Towers Partnership Agreement provides that holders of units are entitled to receive quarterly distributions of available cash as determined by us, the general partner, in its sole discretion.

Redemption/ exchange rights

Limited partners who acquire units have the right to require the University Towers Partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our Company’s common stock at the time of the redemption. No limited partner, however, may require any redemption until such limited partner has held its units for not less than one year. Alternatively, we may elect to acquire those units in exchange for shares of our Company’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Limited partners who hold units may exercise this redemption right once per calendar quarter, a minimum of 1,000 units (or all units owned if less than 1,000 units), at any time on or following the one-year anniversary of such limited partner’s acquisition of such units, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our Company’s ownership limits, or any other limit as provided in our Charter or as otherwise determined by our board of directors as described under the section entitled “Description of our securities— Restrictions on ownership and transfer.”

If no distribution of some or all of the University Towers land and parking garage is made prior to the closing of the offering, then University Towers Building will have the right to demand a special distribution of a 50% undivided interest in the University Towers land and parking garage from the University Towers Partnership following the closing of the offering within a specified period of time following the date that the lender of the current indebtedness on the property consents to such distribution or at such time that the current indebtedness on the property is paid in full. If University Towers Building demands such distribution, then it will have to surrender a specified number of its University Towers Partnership units in consideration for such distribution. The number of University Towers Partnership units required to be surrendered by University Towers Building will be based on the appraised value of the distributed property that is determined prior to the closing of the offering divided by the current offering price of shares of our common stock as of the date of such distribution.

Issuance of additional units, common stock or convertible securities

The general partner has the ability, without the consent of the other limited partners, to cause the University Towers Partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units.

Tax matters

The general partner has authority to make tax elections under the Code on behalf of the University Towers Partnership. In addition, the general partner is the tax matters partner of the University Towers Partnership.

Allocations of net income and net losses to partners

The net income or net loss of the University Towers Partnership will generally be allocated to the general partner (any such amounts ultimately being allocated to us) and the limited partners (including the Operating Partnership which will result in any such amount allocated to the Operating Partnership ultimately being allocated to us) in accordance with our respective percentage interests in the University Towers Partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of the University Towers Partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

Operations

The University Towers Partnership Agreement provides that the general partner will determine and distribute all “available cash”, which includes, without limitation, the net operating cash revenues of the University Towers Partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners’ percentage interests.

The University Towers Partnership Agreement provides that the University Towers Partnership will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of, or for the benefit of, the University Towers Partnership.

Termination transactions

The University Towers Partnership Agreement provides that our Company may not engage in any merger, consolidation or other combination with or into another person, any sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a “termination transaction”), unless in connection with a termination transaction either:

(i) all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

(A) the number of shares of our Company’s common stock into which each unit is then exchangeable, and

(B) the greatest amount of cash, securities or other property paid to the holder of one share of our Company’s common stock in consideration of one share of our common stock pursuant to the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our Company’s common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(ii) the following conditions are met:

(A) substantially all of the assets of the successor or surviving entity, which we refer to as the “Surviving Partner,” other than Operating Partnership units held by us, are contributed to the Operating Partnership as a capital contribution in exchange for units with a fair market value equal to the value of the assets so contributed as determined by the Surviving Partner in good faith; and

(B) the Surviving Partner or one of its subsidiaries expressly agrees to assume all of our obligations under the University Towers Partnership Agreement

Term

The University Towers Partnership will continue in full force and effect until it is dissolved in accordance with the terms of the University Towers Partnership Agreement or as otherwise provided by law.

Indemnification and limitation of liability

To the extent permitted by applicable law, the University Towers Partnership Agreement indemnifies the general partner and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of the

University Towers Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

In any event the general partner of the University Towers Partnership, and our officers, directors, agents or employees, are not liable or accountable to the University Towers Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

Federal income tax considerations

General

The following is a summary of material federal income tax considerations associated with an investment in shares of our common stock. This summary does not address all possible tax considerations that may be material to an investor and does not constitute tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances. Nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, tax-exempt organizations, persons liable for the alternative minimum tax, persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction, non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Special tax considerations for non-U.S. stockholders”) or financial institutions or broker-dealers.

The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the language of applicable Code provisions, Treasury Regulations and administrative and judicial interpretations.

We urge you, as a prospective investor, to consult your own tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT. These consequences include the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election.

Opinion of counsel

Morris, Manning & Martin, LLP has acted as our counsel, has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations addressed that are material to our stockholders. It is also the opinion of Morris, Manning & Martin, LLP that we will qualify to be taxed as a REIT under the Code for our taxable year ended December 31, 2005, provided that we have operated and will continue to operate in accordance with various assumptions and the factual representations we made to counsel concerning our business, properties and operations. We must emphasize that all opinions issued by Morris, Manning & Martin, LLP are based on various assumptions and are conditioned upon the assumptions and representations we made concerning our business and properties. Moreover, our qualification for taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morris, Manning & Martin, LLP. Accordingly, we cannot assure you that the actual results of our operations for any one taxable year will satisfy these requirements. See “Risk factors— Federal income tax risks.” The statements made in this section of the prospectus and in the opinion of Morris, Manning & Martin, LLP are based upon existing law and Treasury Regulations, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinion. Moreover, an opinion of counsel is not binding on the Internal Revenue Service, and we cannot assure you that the Internal Revenue Service will not successfully challenge our status as a REIT.

Taxation of our Company

We plan to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, effective for our taxable year ending December 31, 2005. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in their sole judgment, are in our best interest. This authority includes the ability to elect not to qualify as a REIT for federal income tax purposes or, after qualifying as a REIT to revoke or otherwise terminate our status as a REIT. Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders. In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors has determined not to pursue or preserve our status as a REIT.

In 2003, Congress passed major federal tax legislation. One of the changes reduced the tax rate to individual recipients of dividends paid by corporations to a maximum of 15.0%. REIT dividends generally do not qualify for this reduced rate. The tax changes did not, however, reduce the corporate tax rates. Therefore, the maximum effective corporate tax rate of 35.0% has not been affected. Even with the reduction of the rate on dividends received by individuals, the combined maximum effective federal tax rate on applicable corporate earnings is 44.75% and with the effect of state income taxes can exceed 50%. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders. Our stockholders, of course, would remain subject to federal income tax on distributions as described below. See “Taxation of U.S. stockholders.”

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would cause a REIT to be a less advantageous tax status for companies that invest in real estate, and it could become more advantageous for such companies to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the ability, under certain circumstances, to elect not to qualify us as a REIT or, after we have qualified as a REIT, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation.

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	under some circumstances, we will be subject to alternative minimum tax;

•	if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income;

•	if we have net income from prohibited transactions (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), our income will be subject to a 100% tax;

•	if we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because applicable conditions have been met, we will be subject to a 100% tax on an amount equal to (i) the greater of the amount by which we fail the 75% or 95% test, multiplied by (ii) a fraction calculated to reflect our profitability;

•	if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

•	if we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in which the basis of the asset in our hands is determined by reference to the basis in the hands of the C corporation transaction and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gains may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service; and

•	if we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined under “—Requirements for qualification as a REIT— Operational requirements— asset tests”), we will be subject to a 100% tax on the amount of our non-arm’s length income.

Taxable REIT subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

We intend to make a TRS election for our Management Company. A limited liability company that has one owner is not treated as an entity separate from its owner for federal income tax purposes absent an affirmative election to be taxed as a corporation. Our Management Company will be the sole owner of our Development Company. Additionally, our Development Company does not intend to elect to be taxed as a corporation. Accordingly, all assets, operations and income of our Development Company will, for federal income tax purposes be deemed to be owned, carried on or earned by our Management Company.

A TRS is subject to Federal income tax at regular corporate rates (maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRS will also be subject to tax, either (i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “Requirements for qualification as a REIT— Operational requirements— asset tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets, and we intend, to the extent necessary, to limit the activities of our Management Company and Development Company or take other actions necessary to satisfy the 20% value limit. We cannot, however, assure that we will always satisfy the 20% value limit or that the Internal Revenue Service will agree with the value we assign to our Management Company (including the value of our Development Company) and any other TRS we own an interest in.

A TRS is not permitted directly or indirectly to operate or manage a “lodging facility.” A “lodging facility” is defined as a “hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis.” We have been advised by counsel that our Management Company will not be considered to operate or manage a lodging facility. Although our Management Company may lease certain of our student housing communities on a short term basis during the summer months and occasionally during other times of the year, we have been advised that such limited short term leasing will not cause our Management Company to be considered to directly or indirectly operate or manage a lodging facility. Counsel’s opinion is based in part on Treasury Regulations interpreting similar language applicable to other provisions of the Code. Treasury Regulations or other guidance specifically adopted for purposes of the TRS provisions might take a different approach, and, even absent such guidance, the Internal Revenue Service might take a view contrary to that of counsel. In such an event, we might be forced to change our method of operating our Management Company, which could adversely affect us, or could cause our Management Company to fail to qualify as a TRS, in which event we could fail to qualify as a REIT.

We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a TRS for providing services that are non-customary, such as food services, cleaning, transportation, security and, in some cases, parking and services to unrelated parties (such as our third party development and management services) that might produce income that does not qualify under the gross income tests described below. We might also hold certain properties in our Management Company or Development Company if we determine that the ownership structure of such properties may produce income that would not qualify for purposes of the REIT income tests described below. We may also use TRS subsidiaries to satisfy various lending requirements with respect to special purpose bankruptcy remote entities.

Requirements for qualification as a REIT

In order for us to qualify, and continue to qualify, as a REIT, we must meet, and we must continue to meet, the requirements discussed below relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping.

Organizational requirements

In order to qualify for taxation as a REIT under the Code, we must:

•	be a domestic corporation;
•	elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements;
•	be managed by one or more trustees or directors;

•	have transferable shares;

•	not be a financial institution or an insurance company;

•	use a calendar year for federal income tax purposes;

•	have at least 100 stockholders for at least 335 days of each taxable year of 12 months;

•	not be closely held; and

•	meet certain other tests, described below, regarding the nature of its income and assets.

As a Maryland corporation, we satisfy the first requirement, and we intend to file an election to be taxed as a REIT with the Internal Revenue Service. In addition, we are managed by a board of directors, we have transferable shares and we do not intend to operate as a financial institution or insurance company. We utilize the calendar year for federal income tax purposes. We would be treated as closely held only if five or fewer individuals or certain tax-exempt entities own, directly or indirectly, more than 50% (by value) of our shares at any time during the last half of our taxable year. For purposes of the closely held test, the Code generally permits a look-through for pension funds and certain other tax-exempt entities to the beneficiaries of the entity to determine if the REIT is closely held. We do not currently meet the requirement of having more than 100 stockholders, and we are closely held. However, these requirements do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We anticipate issuing sufficient shares with sufficient diversity of ownership pursuant to this offering to allow us to satisfy these requirements after our 2004 taxable year. In addition, our charter provides for restrictions regarding transfer of shares that are intended to assist us in continuing to satisfy these share ownership requirements. Such transfer restrictions are described in “Description of our securities— Restrictions on ownership and transfer.” These provisions permit us to refuse to recognize certain transfers of shares that would tend to violate these REIT provisions. We can offer no assurance that our refusal to recognize a transfer will be effective. However, based on the foregoing, we should currently satisfy the organizational requirements, including the share ownership requirements, required for qualifying as a REIT under the Code. Notwithstanding compliance with the share ownership requirements outlined above, tax-exempt stockholders may be required to treat all or a portion of their distributions from us as unrelated business taxable income, or UBTI if tax-exempt stockholders, in the aggregate, exceed certain ownership thresholds set forth in the Code. See “Treatment of tax-exempt stockholders” below.

Ownership of interests in partnerships and qualified REIT subsidiaries

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and is deemed to have earned its allocable share of partnership income. Also, if a REIT owns a qualified REIT subsidiary, which is defined as a corporation wholly owned by a REIT which is not a TRS, then the REIT will be deemed to own all of the subsidiary’s assets and liabilities and it will be deemed to be entitled to treat the income of that subsidiary as its own. In addition, the character of the assets and gross income of the partnership or qualified REIT subsidiary shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests set forth therein. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT, or requires us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action within a period of time which would allow us to dispose of our interest in the respective entity or take other corrective action on a timely basis. In such a case, we would fail to qualify as a REIT.

Operational requirements— gross income tests

To maintain our qualification as a REIT, we must, on an annual basis, satisfy the following gross income requirements:

•	At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. Such dispositions are referred to as “prohibited transactions.” This is known as the 75% Income Test.

•	At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and from distributions, dividends, interest, and gains from the sale or disposition of stock or securities or from any combination of the foregoing. This is known as the 95% Income Test.

The rents we receive, or that we are deemed to receive, qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•	The amount of rent received from a tenant generally must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

•	Rents received from a tenant will not qualify as “rents from real property” if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of the tenant or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified), other than a TRS.

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”

•	The REIT must not operate or manage the property or furnish or render services to tenants, other than through (a) a TRS or (b) an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income. However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services with respect to a property are impermissible tenant services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed 1% of all amounts received or accrued with respect to that property. We may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties.

All interest generally qualifies under the 95% gross income test. However, “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, in the case of a shared appreciation mortgage, any additional interest received on a sale of the secured property will be treated as gain from the sale of the secured property. If a mortgage loan is secured exclusively by real property, all of such interest will also qualify for the 75% income test. If both real property and other property secure the mortgage loan, all of the interest on such mortgage loan will also qualify for the 75% gross income test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment.

If we acquire ownership of property by reason of the default of a borrower on a loan or possession of property by reason of a tenant default, if the property qualifies and we elect to treat it as foreclosure property, the income from the property will qualify under the 75% Income Test and the 95% Income Test notwithstanding its failure to satisfy these requirements for three years, or if extended for good cause, up to a total of six years. In that event, we must satisfy a number of complex rules, one of which is a requirement that we operate the property through an independent contractor. We will be subject to tax on that portion of our net income from foreclosure property that does not otherwise qualify under the 75% Income Test.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Prior to the making of investments in properties, we may satisfy the 75% Income Test and the 95% Income Test by investing in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% Income Test only for one year from the receipt of proceeds. Accordingly, to the extent that offering proceeds have not been invested in properties prior to the expiration of this one-year period, in order to satisfy the 75% Income Test, we may invest the offering proceeds in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares in other REITs.

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above. We can give no assurance in this regard, however. Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of our income sources to our federal income tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on this income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “—Taxation of our Company,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational requirements— asset tests

At the close of each quarter of our taxable year, we also must satisfy the following tests relating to the nature and diversification of our assets:

•	First, at least 75% of the value of our total assets must consist of: (a) cash or cash items, including certain receivables, (b) government securities, (c) interests in real property, including leaseholds and options to acquire real property and leaseholds, (d) interests in mortgages on real property, (e) stock in other REITs, and (f) investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term;

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets;

•	Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities;

•	Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs; and

•	Fifth, no more than 25% of the value of our total assets may consist of securities (including securities of TRSs) that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interests we or any TRS of ours owns in that corporation, or qualifying debt securities of a partnership if we own at least a 20% profits interest in the partnership).

The 5% test must generally be met for any quarter in which we acquire securities. Further, if we meet the asset tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the asset tests at the end of a later quarter if such failure occurs solely because of changes in asset values. If our failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of nonqualifying assets within 30 days after the close of that quarter. We maintain, and will continue to maintain, adequate records of the value of our assets to ensure compliance with the asset tests and will take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

Operational requirements— annual distribution requirement

In order to be taxed as a REIT, we are required to make dividend distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income, which is computed without regard to the dividends paid deduction and our capital gain and subject to certain other potential adjustments.

While we must generally pay distributions in the taxable year to which they relate, we may also pay distributions in the following taxable year if (i) they are declared before we timely file our federal income tax return for the taxable year in question, and if (ii) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of dividends distributed to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for that year; (ii) 95% of our capital gain net income other than the capital gain net income that we elect to retain and pay tax on for that year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the amount of such required distributions over amounts actually distributed during such year.

We intend to make timely distributions sufficient to satisfy this requirement. However, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.

In such circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on certain undistributed income. We may find it necessary in such circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements, or we may pay taxable stock distributions to meet the distribution requirement.

If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” in a later year and include such distributions in our deductions for dividends paid for the earlier year. In such event, we may be able to avoid being taxed on amounts distributed as deficiency dividends, but we would be required in such circumstances to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

We may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	we would be required to pay the tax on these gains;

•	our stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by us; and

•	the basis of a stockholder’s shares would be increased by the amount of our undistributed long-term capital gains, minus the amount of capital gains tax we pay, included in the stockholder’s long-term capital gains.

In computing our REIT taxable income, we will use the accrual method of accounting and depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and nondepreciable or non-amortizable assets such as land. Were the Internal Revenue Service to challenge our characterization of a transaction or determination of our REIT taxable income successfully, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT unless we were permitted to pay a deficiency distribution to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code. A deficiency distribution cannot be used to satisfy the distribution requirement, however, if the failure to meet the requirement is not due to a later adjustment to our income by the Internal Revenue Service.

Operational requirements— recordkeeping

In order to continue to qualify as a REIT, we must maintain records as set forth in applicable Treasury Regulations. Further, we must request, on an annual basis, information designed to disclose the ownership of our outstanding shares. We intend to comply with such requirements.

Failure to qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. See “Risk factors— Federal income tax risks.”

Taxation of U.S. stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of shares that for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as described below.

Distributions generally

As long as we qualify as a REIT, dividends made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Except as provided below, these distributions are taxable to our stockholders in the year in which paid. Under recently enacted law, individuals receiving “qualified dividends,” which are dividends from domestic and certain qualifying foreign subchapter C corporations, may be entitled to the new lower rates on dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met. However, individuals receiving dividend distributions from us, a REIT, will generally not be eligible for the new lower rates on dividends except with respect to the portion of any distribution which (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the new lower rates on dividends if paid by the corporation to its individual stockholders), including dividends from our TRS, (b) is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transaction, less any taxes paid by us on these items during our previous taxable year. Individual taxable U.S. stockholders should consult their own tax advisors to determine the impact of this new legislation. Dividends of this kind will not be eligible for the dividends received deduction in the case of taxable U.S. stockholders that are corporations. Dividends made by us that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a taxable U.S. stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual taxable U.S. stockholder may be eligible for preferential rates of taxation. Taxable U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we pay dividends, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these dividends will be treated first as a tax-free return of capital to each taxable U.S. stockholder. Thus, these dividends will reduce the adjusted basis which the taxable U.S. stockholder has in our common stock for tax purposes by the amount of the dividend, but not below zero. Dividends in excess of a taxable U.S. stockholder’s adjusted basis in his common stock will be taxable as capital gains, provided that the common stock has been held as a capital asset.

Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend in January of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

We may elect to retain, rather than distribute, all or a portion of our net long-term capital gains and pay the tax on such gains. If we make such an election, we will designate amounts as undistributed capital gains in respect of your shares or beneficial interests by written notice to you which we will mail out to you with our annual report or at any time within 60 days after December 31 of any year. When we make such an election, taxable U.S. stockholders holding common stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each taxable U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. Taxable U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. Taxable U.S. stockholders will increase their basis in their common stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Dividends made by us and gain arising from a taxable U.S. stockholder’s sale or exchange of our common stock will not be treated as passive activity income. As a result, taxable U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

When a taxable U.S. stockholder sells or otherwise disposes of our common stock, the stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the common stock for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the common stock as a capital asset. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock for more than one year. Long-term capital gain of an individual taxable U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a taxable U.S. stockholder when the stockholder sells or otherwise disposes of our common stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of dividends received by the stockholder from us which were required to be treated as long-term capital gains.

Information reporting requirements and backup withholding for U.S. stockholders

Under some circumstances, U.S. stockholders may be subject to backup withholding at a rate of 28% on payments made with respect to, or cash proceeds of a sale or exchange of, our shares. Backup withholding will apply only if the stockholder:

•	fails to furnish his or her taxpayer identification number, which, for an individual, would be his or her Social Security Number;

•	furnishes an incorrect tax identification number;

•	is notified by the Internal Revenue Service that he or she has failed properly to report payments of interest and distributions or is otherwise subject to backup withholding; or

•	under some circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct tax identification number and that (a) he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding for failure to report interest and distribution payments or (b) he or she has been notified by the Internal Revenue Service that he or she is no longer subject to backup withholding.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of tax-exempt stockholders

Tax-exempt entities such as employee pension benefit trusts, individual retirement accounts and charitable remainder trusts generally are exempt from federal income taxation. Such entities are subject to taxation, however, on any unrelated business taxable income, or UBTI, as defined in the Code. Our payment of dividends to a tax-exempt employee pension benefit trust or other domestic tax-exempt stockholder generally will not constitute UBTI to such stockholder unless such stockholder has borrowed to acquire or carry its shares.

In the event that we were deemed to be “predominately held” by qualified employee pension benefit trusts that each hold more than 10% (in value) of our shares, such trusts would be required to treat a certain percentage of the dividend distributions paid to them as UBTI. We would be deemed to be “predominately held” by such trusts if either (1) one employee pension benefit trust owns more than 25% in value of our shares, or (ii) any group of such trusts, each owning more than 10% in value of our shares, holds in the aggregate more than 50% in value of our shares. If either of these ownership thresholds were ever exceeded, any qualified employee pension benefit trust holding more than 10% in value of our shares would be subject to tax on that portion of our dividend distributions made to it which is equal to the percentage of our income which would be UBTI if we were a qualified trust, rather than a REIT. We will attempt to monitor the concentration of ownership of employee pension benefit trusts in our shares, and we do not expect our shares to be deemed to be “predominately held” by qualified employee pension benefit trusts, as defined in the Code, to the extent required to trigger the treatment of our income as to such trusts.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the stockholder in question is able to deduct amounts “set aside” or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

Special tax considerations for non-U.S. stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

Ordinary dividends

Dividends, other than dividends that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than dividends designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend will ordinarily apply to dividends of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate (ordinarily, Internal Revenue Service Form W-8 BEN) is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an Internal Revenue Service Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the dividends are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business.

Dividends to a non-U.S. stockholder that are designated by us at the time of dividend as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of capital

Dividends in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s common stock. Dividends of this kind will instead reduce the adjusted basis of the common stock. To the extent that dividends of this kind exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a dividend is made whether the dividend will be in excess of current and accumulated earnings and profits, withholding will apply to the dividend at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if it is subsequently determined that the dividend was, in fact, in excess of our current accumulated earnings and profits.

Capital gain dividend

For any year in which we qualify as a REIT, dividends that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these dividends are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the dividends at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-U.S. stockholders that are individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any dividend that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a dividend made before the day we actually effect the designation, then although the dividend may be taxable to a non-U.S. stockholder, withholding does not apply to the dividend under this statute. Rather, we must effect the 35% withholding from dividends made on and after the date of the designation, until the dividends so withheld equal the amount of the prior dividend designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

Sales of common stock

Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT.” A domestically controlled REIT is generally a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we will be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our common stock. Because our stock is publicly traded, however, no assurance can be given that the we will qualify as a domestically controlled REIT at any time in the future. Gain to which this statute does not apply will be taxable to a non-U.S. stockholder if investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we were not a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. stockholder’s sale of common stock only if the selling non-U.S. stockholder owned more than 5% of the class of common stock sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the common stock sold or the five-year period ending on the date when the stockholder disposed of the common stock. If tax under this statute applies to the gain on the sale of common stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Information reporting requirements and backup withholding for non-U.S. stockholders

Additional issues may arise for information reporting and backup withholding for non-U.S. stockholders. Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

Statement of stock ownership

We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his or her shares in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of shares and a list of those persons failing or refusing to comply with our demand.

State and local taxation

We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of us, our Operating Partnership, our University Towers Partnership, any of our TRSs and any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from the federal income tax treatment described above.

Tax aspects of our operating partnership and the University Towers Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in our Operating Partnership and the University Towers Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a partnership

We will be required to include in our income a distributive share of each of our Operating Partnership’s and the University Towers Partnership’s income and to deduct our distributive share of each of our Operating Partnership’s and the University Towers Partnership’s losses if each such partnership is classified for federal income tax purposes as a partnership, rather than as an association taxable as a corporation. Under applicable Treasury Regulations known as the “Check-the-Box-Regulations,” an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each of our Operating Partnership and the University Towers Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though each of our Operating Partnership and the University Towers Partnership will elect to be treated as a partnership for federal income tax purposes, either such partnership could be taxed as a corporation if it were deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. However, even if the foregoing requirements are met, a publicly traded partnership will not be treated as a corporation for federal income tax purposes if at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under Section 7704(d) of the Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95% Income Test applicable to REITs (90% Passive-Type Income Exception). See “—Requirements for qualification as a REIT— Operational requirements—gross income tests” above.

Applicable Treasury Regulations known as the PTP Regulations, provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the Private Placement Exclusion), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, such as a partnership, grantor trust or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through is attributable to the flow-through entity’s interest, direct or indirect, in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. Each of our Operating Partnership and the University Towers Partnership qualifies for the Private Placement Exclusion. Moreover, even if either our Operating Partnership or the University Towers Partnership were considered a publicly traded partnership under the PTP Regulations, we believe such partnership considered to be a publicly traded partnership should not be treated as a corporation because it is eligible for the 90% Passive-Type Income Exception described above.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that either our Operating Partnership or the University Towers Partnership will be classified as a partnership for federal income tax purposes. Morris, Manning & Martin, LLP is of the opinion that based on certain factual assumptions and representations, each of our Operating Partnership and the University Towers Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation, or as a publicly traded partnership. Unlike a tax ruling, however, an opinion of counsel is not binding upon the Internal Revenue Service, and we can offer no assurance that the Internal Revenue Service will not challenge the status of either our Operating Partnership or the University Towers Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the partnership whose status was challenged would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Morris, Manning & Martin, LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

If for any reason our Operating Partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT because we would fail one or more of the income and asset tests. See “—Requirements for qualification as a REIT— Operational requirements— gross income tests” and “—Operational requirements— asset tests” above. Moreover, if the University Towers Partnership were taxable as a corporation, rather than a partnership, for federal income tax purpose, we may not be able to qualify as a REIT. See “—Requirements for qualification as a REIT— Operational requirements— gross income tests” and “—Operational requirements— asset tests” above. In addition, any change in either our Operating Partnership’s or the University Towers Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of such partnership whose tax status has changed would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, any such partnership whose tax status has changed to a corporation would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership’s taxable income.

Income taxation of our Operating Partnership and University Towers Partnership and their partners

Partners, not a partnership, subject to tax

A partnership is not a taxable entity for federal income tax purposes. As a partner in each of our Operating Partnership and the University Towers Partnership, we will be required to take into account our allocable share of our Operating Partnership’s or the University Towers Partnership’s income, gains, losses, deductions and credits for any taxable year of our Operating Partnership or the University Towers Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from our Operating Partnership or the University Towers Partnership.

Partnership allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each of our Operating Partnership’s and the University Towers Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax allocations with respect to contributed properties

Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Code, and several reasonable allocation methods are described therein. Under agreements with contributors of such properties, we have agreed to use the traditional method with curative allocations with respect to properties contributed for Operating Partnership units or University Towers partnership units.

Under the partnership agreements for each of our Operating Partnership and the University Towers Partnership, depreciation or amortization deductions of our Operating Partnership and the University Towers Partnership generally will be allocated among the partners of each such partnership in accordance with their respective interests in such partnership, except to the extent that either such partnership required under Section 704(c) of the Code to use a method for allocating depreciation deductions attributable to its properties that results in us receiving a disproportionately large share of such deductions. We may possibly (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend if we acquire properties in exchange for units of our Operating Partnership or the University Towers Partnership than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership interest and University Towers Partnership interest

The adjusted tax basis of our partnership interest in each of our Operating Partnership and the University Towers Partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to such partnership by us, (2) increased by (a) our allocable share of such partnership’s income and (b) our allocable share of indebtedness of such partnership, and (3) reduced, but not below zero, by (a) our allocable share of such partnership’s loss and

(b) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of such partnership.

If the allocation of our distributive share of either our Operating Partnership’s or the University Towers Partnership’s loss would reduce the adjusted tax basis of the partnership interest in such partnership below zero, then the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. If a distribution from either our Operating Partnership or our University Towers Partnership or a reduction in our share of either such partnership’s liabilities (which is treated as a constructive distribution for tax purposes) would reduce our adjusted tax basis in such partnership below zero, then any such distribution, including a constructive distribution, would constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in such partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation deductions available to our Operating Partnership and our University Towers Partnership

Our Operating Partnership will use a portion of contributions made by us from offering proceeds to acquire interests in properties. To the extent that our Operating Partnership acquires properties for cash, our Operating Partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by our Operating Partnership. Our Operating Partnership plans to depreciate each such depreciable property for federal income tax purposes under the alternative depreciation system of depreciation. Under this system, our Operating Partnership generally will depreciate such buildings and improvements over a 28-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period.

The University Towers Partnership will acquire the University Towers property in exchange for units of the University Towers Partnership. Moreover, our Operating Partnership will acquire our Management Company in exchange for units of our Operating Partnership and anticipates that it will obtain other properties in exchange for Operating Partnership units from time to time. Upon the acquisition by the University Towers Partnership of the University Towers property and to the extent that our Operating Partnership acquires properties in exchange for units of our Operating Partnership, the University Towers Partnership’s or Operating Partnership’s initial basis, as applicable, in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by the University Towers Partnership or our Operating Partnership, as applicable. Although the law is not entirely clear, the University Towers Partnership and our Operating Partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of our Operating Partnership’s property or University Towers property

Generally, any gain realized by either our Operating Partnership or the University Towers Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by our Operating Partnership or the University Towers Partnership upon the disposition of a property acquired by such partnership for cash will be allocated among the partners in accordance with their respective percentage interests in such partnership.

Our share of any gain realized by our Operating Partnership or the University Towers Partnership on the sale of any property held by such partnership either as inventory or other property held primarily for sale to customers in the ordinary course of such partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for maintaining our REIT status. See “Requirements for qualification as a REIT— Operational requirements— gross income tests” above. We, however, do not currently intend to acquire or hold or allow either our Operating Partnership or the University Towers Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or our Operating Partnership’s or University Towers Partnership’s trade or business.

ERISA considerations

General

The following is a summary of certain material considerations arising under the Employee Retirement Income Securities Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may be particularly relevant to a prospective purchaser that is (1) an employee benefit plan which is subject to ERISA, (2) a retirement plan qualified under Section 401(a) of the Code, (3) an annuity descried in Section 403(a) of the Code, (4) an individual retirement account or individual retirement annuity described in Section 408 of the Code, (5) a medical savings account described in Section 223 of the Code, (6) an Archer MSA described in Section 220 of the Code, or (7) a Coverdell education savings account described in Section 530 of the Code, which we refer to collectively as “Plans and IRAs.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to Plans and IRAs in light of their particular circumstances, including plans such as governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser that is a Plan or IRA is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the Plan or IRA.

Plans and IRAs should also consider the entire discussion under the heading “Federal income tax considerations,” as material contained in that section is relevant to any decision by a Plan or IRA to purchase our common stock.

Employee benefit plans, tax-qualified retirement plans and IRAs

In general, individuals making investment decisions with respect to Plans and IRAs should carefully consider, at a minimum:

•	whether the investment would satisfy the prudence, diversification and other fiduciary requirements of ERISA, if applicable;

•	whether the investment will result in unrelated business taxable income to the Plan or IRA;

•	whether there is sufficient liquidity for the Plan or IRA, considering the minimum distribution requirements under the Code and the liquidity needs of such Plan or IRA;

•	whether the needs to value assets of the Plan or IRA annually or more frequently can be achieved by the investment;

•	whether the Plan or IRA’s investments are authorized under ERISA, if applicable, and the terms of the governing documents of the Plan or IRA; and

•	whether the investment would cause the Plan or IRA to enter into transactions prohibited under Section 406 of ERISA or Section 4975 of the Code.

A Plan or IRA investor should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

The fiduciary of a Plan or IRA that is a governmental, church, foreign or other plan, should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents and permitted under the applicable law.

Our status under ERISA and the Code

A person identified as a “fiduciary” with respect to a Plan or IRA may incurs duties and obligations under ERISA. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between a Plan or IRA and “parties-in-interest” or a “disqualified person” are prohibited by ERISA and/or the Code. ERISA also requires generally that the assets of employee benefit plans be held in trust and that the trustee, or a duly authorized investment manager, have exclusive authority and discretion to manage and control the assets of the Plan.

In some circumstances where a Plan or IRA holds an interest in an entity, the assets of the entity are deemed to be assets of the Plan or IRA. This is known as the “look-through rule.” In the event that our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “Plan Assets,” our directors would, and other of our employees might, be deemed fiduciaries of any Plans or IRAs investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and other of our employees could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by employee benefit plans would extend to our directors and possibly other employees as fiduciaries with respect to investments made by us, and the requirement that Plan Assets be held in trust could be deemed to be violated.

Plan Assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which the interest of a Plan or IRA in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by a Plan or IRA of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide certain exceptions discussed below.

Publicly offered securities exception

An exception to the look-through rule is provided for equity interests that are “publicly offered securities.” Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on, or prohibition against, any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable.

Additionally, limitations or restrictions on the transfer or assignment of a security that are created or imposed by persons other than the issuer of the security, or persons acting for or on behalf of the issuer, will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT and resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates.

Second, we expect (although we cannot confirm) that 100 or more investors will hold our common stock, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the common stock will be registered under the Exchange Act.

Operating company exception

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity that qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity that on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or dividend to investors, valued at cost:

•	invested in real estate that is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	that, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity that on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or dividend to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	that, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

Prior to making an investment in the shares offered in this prospectus, prospective Plan or IRA investors (whether or not subject to ERISA or Section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of governmental, church, foreign or other plans, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

Underwriting

J.P. Morgan Securities Inc. and UBS Securities LLC are acting as joint book-running managers for this offering. Morgan Keegan & Company, Inc. is acting as a co-manager for this offering.

We and the underwriters named below have entered into an underwriting agreement covering the common stock to be sold in this offering. Each underwriter has agreed to purchase the number of shares of common stock set opposite its name in the following table.

Underwriters	Number of shares

J.P. Morgan Securities Inc.
UBS Securities LLC
Morgan Keegan & Company, Inc.
Total

The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $           per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional            shares of common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase the shares in approximately the same proportion as shown in the table above.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting discount and expenses

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With
	over-allotment	over-allotment
	exercise	exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, excluding discounts and commissions, will be approximately $                    , which includes legal, accounting and printing costs and various other fees associated with registration and listing of our common stock. In addition to underwriting discount paid to the underwriters, we will pay $2.0 million to Morgan Keegan & Company, Inc. for financial advisory services in connection with our acquisition of the JPI portfolio.

The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the                      shares subject to the underwriters’ overallotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the overallotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases, made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Securities Act of 1933, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A “penalty bid” is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the website maintained by certain underwriters and one or more of the underwriters in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the joint book-running managers and co-managers to underwriters that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We and our executive officers and directors have agreed that, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, none of us will, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan Securities Inc. and UBS Securities LLC, except in limited circumstances, including the issuance of shares of common stock by us in connection with an acquisition, provided that the recipient of the shares agrees to be bound by these lock-up arrangements.

The underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of common stock for our employees who express an interest in purchasing these shares of common stock in this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering. All sales of shares pursuant to the directed share program will be made at the public offering price set forth on the cover page of this prospectus. The shares purchased by our employees in this directed share program will not be subject to the lock-up provisions described in the immediately preceding paragraph.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them and that no sales to discretionary accounts may be made without prior written approval of the customer.

We have applied to list our common stock on the New York Stock Exchange under the symbol EDR. The underwriters intend to sell shares of our common stock to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.

Pricing of the offering

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriters. In addition to prevailing market conditions, we considered, among others, the following factors in determining the initial public offering price:

•	our predecessors’ historical performance and capital structure;

•	the present stage of our development;

•	the market capitalization and stage of development of the other companies that we and the representatives of the underwriters believe to be comparable to our business;

•	estimates of our business potential and earnings prospects;

•	our management;

•	our anticipated dividend yield;

•	our estimated net income;

•	our estimated funds from operations;

•	our estimated cash available for distribution; and

•	the current state of the commercial real estate industry and the economy as a whole.

The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

Legal matters

Venable LLP, Baltimore, Maryland, will pass upon the legality of the common stock and Morris, Manning & Martin, LLP, Atlanta, Georgia, will pass upon legal matters in connection with our status as a REIT for federal income tax purposes. Morris, Manning & Martin, LLP will rely on the opinion of Venable LLP as to all matters of Maryland law. Neither Venable LLP nor Morris, Manning & Martin, LLP purport to represent our stockholders or potential investors, who should consult their own counsel. Certain legal matters related to this offering will be passed upon for the underwriters by Bass, Berry & Sims PLC, Memphis, Tennessee.

Experts

The balance sheet of Education Realty Trust, Inc. as of July 12, 2004 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Education Realty Trust Predecessor as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined statement of certain revenues and certain expenses of the JPI portfolio for the year ended December 31, 2003 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph noting that the combined statement of certain revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement and is not intended to be a complete presentation of the revenues and expenses of the JPI portfolio) appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of National Development/Allen & O’Hara CUPA, LLC as of December 31, 2003 and for the period April 1, 2003 (date operations commenced) to December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Hines/AOES, LLC as of December 31, 2001 and for the year ended December 31, 2001, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Factual information with respect to the student housing market has been included herein in reliance upon statistics provided by Peterson’s, a division of Thomson Corporation, and upon the its authority as an expert in the national student housing market.

Where you can find more information

We have filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with our initial public offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You can read our registration statement and our future SEC filings over the Internet at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1 800 SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

Index to financial statements

Page
Education Realty Trust, Inc. Unaudited Pro Forma Financial Information
Unaudited pro forma combined balance sheet as of June 30, 2004	F-4
Unaudited pro forma combined statement of operations for the six months ended June 30, 2004	F-5
Unaudited pro forma combined statement of operations for the year ended December 31, 2003	F-6
Notes to unaudited pro forma combined financial statements	F-7

Education Realty Trust, Inc.
Report of independent registered public accounting firm	F-12
Balance sheet as of July 12, 2004	F-13
Notes to balance sheet	F-14

The Education Realty Trust Predecessor Entities
Report of independent registered public accounting firm	F-16
Combined balance sheets as of June 30, 2004 (unaudited) and December 31, 2003 and 2002	F-17
Combined statements of operations for the six months ended June 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001	F-18
Combined statements of changes in predecessors’ combined equity for the six months ended June 30, 2004 (unaudited) and the years ended December 31, 2003, 2002, and 2001	F-19
Combined statements of cash flows for the six months ended June 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001	F-20
Notes to combined financial statements	F-21

JPI Portfolio
Report of independent registered public accounting firm	F-38
Combined statements of certain revenues and certain expenses for the six months ended June 30, 2004 (unaudited) and the year ended December 31, 2003	F-39
Notes to combined statements of certain revenues and certain expenses	F-40

National Development/Allen & O’Hara CUPA, LLC
Report of independent registered public accounting firm	F-44
Balance sheet as of December 31, 2003	F-45
Statement of operations for the period from April 1, 2003 (date operations commenced) to December 31, 2003	F-46
Statement of changes in members’ equity (deficit) for the period from April 1, 2003 (date operations commenced) to December 31, 2003	F-47
Statement of cash flows for the period from April 1, 2003 (date operations commenced) to December 31, 2003	F-48
Notes to financial statements	F-49

Hines/AOES, LLC
Report of independent registered public accounting firm	F-52
Balance sheets as of December 31, 2003 and 2002 (unaudited) and December 31, 2001	F-53
Statements of operations for the years ended December 31, 2003 and 2002 (unaudited) and the year ended December 31, 2001	F-54

Unaudited pro forma financial information

The unaudited pro forma combined financial statements as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003, are presented as if this offering, the formation transactions and the repayment of indebtedness all had occurred on June 30, 2004 for the pro forma combined balance sheet and on the first day of the period presented for the pro forma combined statements of operations.

The pro forma adjustments include the issuance of our common shares in this offering and the application of the net proceeds thereof as described elsewhere in this prospectus under the caption “Use of Proceeds,” the additional operating expenses we expect to incur following the completion of this offering, a provision for income tax related to the establishment of a taxable REIT subsidiary and the acquisitions of student housing properties, including the acquisition of the JPI portfolio, as described elsewhere in this prospectus under the caption “Formation Transactions.”

The pro forma combined financial statements should be read in conjunction with our historical financial statements and the combined historical financial statements of our predecessor, including the notes thereto, included elsewhere in this prospectus. The pro forma combined financial statements do not purport to represent the financial position or the results of operations that would actually have occurred assuming the completion of this offering, the formation transactions, and the repayment of debt in connection with the application of the net proceeds from this offering had all transactions occurred on June 30, 2004 or on the first day of the periods presented, respectively, nor do they purport to project the financial position or the results of operations of Education Realty Trust, Inc. as of any future date or for any future period.

Education Realty Trust, Inc.

Unaudited pro forma combined balance sheet
June 30, 2004

	EDR
	predecessor	Education
	historical	Realty Trust,	Contributed		This	Use of		Company
(in thousands)	combined	Inc.	assets	Subtotal	offering	proceeds		pro forma

	(A)	(B)	(C)		(D)
Assets:
Student housing properties, net	$85,033	$-	$118	$85,151	$-	$14,438	(F)	$518,692
						403	(G)
						16,369	(I)
						402,331	(E)
Corporate office furniture & equipment	-	-	-	-	-	225	(J)	225
Cash and cash equivalents	1,788	1	(62)	1,727	251,956	(105,368	)(H)	18,421
						(736	)(E)
						(26,768	)(F)
						(1,087	)(G)
						(86,226	)(E)
						(8,856	)(I)
						(225	)(J)
						(5,996	)(E)
Restricted cash	1,180	-	-	1,180	-	-		1,180
Student contracts receivable, net	536	-	-	536	-	-		536
Management fees receivable from third parties, net	216	-	-	216	-	-		216
Reserve for replacement	286	-	-	286	-	-		286
Investments in unconsolidated entities	159	-	-	159	-	-		159
Deferred financing costs	421	-	-	421	-	(161	)(H)	996
						736	(E)
Goodwill and other intangible assets	-	-	3,119	3,119	-	3,765	(E)	8,021
						659	(F)
						409	(I)
						69	(G)
Other assets	667	-	-	667	(206)	-		461

Total assets	$90,286	$1	$3,175	$93,462	$251,750	$203,981		$549,193

Liabilities and equity:
Accounts payable and accrued expenses	$1,602	$-	$-	$1,602	$-	$-		$1,602
Accounts payable to the sponsor	961	-	-	961	-	(961	)(H)	-
Mortgage notes	81,634	-	-	81,634	-	(101,891	)(H)	291,243
						311,500	(E)
Note payable to the sponsor	447	-	-	447	-	(447	)(H)	-
Other noncurrent liabilities	3	—	—	3	—	—		3
Deferred revenue	2,635	-	-	2,635	-	-		2,635

Total liabilities	87,282	-	-	87,282	-	208,201		295,483

Minority interest	-	-	12,672	12,672	-	1,094	(F)	26,065
						7,995	(E)
						35	(G)
						4,269	(I)
Equity:
Common shares								-
Preferred shares								—
Additional paid-in-capital	-	1	(9,497)	(9,496)	251,750	(12,765	)(F)	232,492
						3,653	(I)
						(650	)(G)
Loan to shareholders						(5,996	)(E)	(5,996)
Warrants						375	(E)	375
Accumulated earnings	3,004	-	-	3,004	-	(2,230	)(H)	774

Total equity	3,004	1	(9,497)	(6,492)	251,750	(17,613)		227,645

Total liabilities and equity	$90,286	$1	$3,175	$93,462	$251,750	$203,981		$549,193

See accompanying notes to unaudited pro forma combined financial statements.

Education Realty Trust, Inc.

Unaudited pro forma combined statement of operations
For the six months ended June 30, 2004

	EDR
	predecessor
(in thousands, except for share and	historical	Education Realty		Pro forma		JPI Portfolio	Company
per share information)	combined	Trust, Inc.	Subtotal	adjustments		acquisition	pro forma

	(K)	(L)				(Z)
Revenues:
Student housing rental revenue	$8,313	$-	$8,313	$56	(M)	$27,915	$36,284
Student housing food service revenue	2,361	-	2,361	-		-	2,361
Third-party development consulting services	370	-	370	-		-	370
Third-party management services	616	-	616	-		-	616
Operating expense reimbursements	2,446	-	2,446	-		-	2,446

Total revenues	14,106	-	14,106	56		27,915	42,077

Operating expenses:
Student housing rental operations	3,560	-	3,560	304	(N)	11,596	15,460
Student housing food service expense	1,273	-	1,273	-		-	1,273
Third-party development consulting services	90	-	90	-		-	90
Reimbursable operating expenses	2,446	-	2,446	-		-	2,446
General and administrative	1,705	-	1,705	1,363	(O)	-	3,124
				56	(M)
Depreciation and amortization of lease intangibles	1,545	-	1,545	8,830	(P)	-	11,618
				53	(Q)
				560	(R)
				608	(S)
				22	(T)

Total operating expenses	10,619	-	10,619	11,796		11,596	34,011

Operating income (loss)	3,487	-	3,487	(11,740)		16,319	8,066
Nonoperating expenses:
Interest expense	2,803	-	2,803	5,279	(U)	-	8,082
Amortization of deferred financing costs	82	-	82	102	(V)	-	142
				(42	)(W)
Other	-	-	-	2,069	(X)	-	2,069

Total nonoperating expenses	2,885	-	2,885	7,408		-	10,293
Income (loss) before equity in earnings of unconsolidated entities, income taxes and minority interest	602	-	602	(19,148)		16,319	(2,227)
Equity in earnings of unconsolidated entities	796	-	796	-		-	796

Income (loss) before income taxes and minority interest	1,398	-	1,398	(19,148)		16,319	(1,431)
Income taxes	-	-	-	630	(Y)	-	630

Net income (loss) before minority interest	1,398	-	1,398	(19,778)		16,319	(2,061)
Minority interest	-	-	-	-		-	-

Net income (loss)	$1,398	$-	$1,398	$(19,778)		$16,319	$(2,061)

Pro forma basic earnings (loss) per share (unaudited)(1)
Pro forma diluted earnings (loss) per share (unaudited)(2)
Pro forma weighted average common shares outstanding—basic (unaudited)
Pro forma weighted average common shares outstanding—diluted (unaudited)

(1) Pro forma basic earnings per share is computed assuming this Offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this Offering.

(2) Pro forma diluted earnings per share is computed assuming this Offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this Offering and common equivalent shares outstanding after this Offering.

See accompanying notes to the unaudited pro forma combined financial statements.

Education Realty Trust, Inc.

Unaudited pro forma combined statement of operations
For the year ended December 31, 2003

	EDR	Education
	predecessor	Realty
(in thousands, except for share and	historical	Trust,		Pro forma		JPI Portfolio	Company
per share information)	combined	Inc.	Subtotal	adjustments		acquisition	pro forma

	(AA)	(BB)				(PP)
Revenues:
Student housing rental revenue	$15,293	$-	$15,293	$107	(CC)	$49,577	$64,977
Student housing food service revenue	4,681	-	4,681	-		-	4,681
Third-party development consulting services	691	-	691	-		-	691
Third-party management services	1,026	-	1,026	-		-	1,026
Operating expense reimbursements	4,438	-	4,438	-		-	4,438

Total revenues	26,129	-	26,129	107		49,577	75,813

Operating expenses:
Student housing rental operations	7,409	-	7,409	304	(DD)	22,549	30,262
Student housing food service expense	2,644	-	2,644	-		-	2,644
Third-party development consulting services	184	-	184	-		-	184
Reimbursable operating expenses	4,438	-	4,438	-		-	4,438
General and administrative	3,241	-	3,241	2,726	(EE)	-	6,074
				107	(CC)
Depreciation and amortization of lease intangibles	3,061		3,061	14,970	(FF)		19,714
				672	(HH)
				60	(GG)
	-	-	-	926	(II)	-	-
				25	(JJ)

Total operating expenses	20,977	-	20,977	19,790		22,549	63,316

Operating income (loss)	5,152	-	5,152	(19,683)		27,028	12,497
Nonoperating expenses:
Interest expense	5,597	-	5,597	10,524	(KK)	-	16,121
Amortization of deferred financing costs	174	-	174	204	(LL)	-	291
				(87	)(MM)
Other	-	-	-	2,069	(NN)	-	2,069

Total nonoperating expenses	5,771	-	5,771	12,710		-	18,481
Income (loss) before equity in earnings of unconsolidated entities, income taxes and minority interest	(619)	-	(619)	(32,393)		27,028	(5,984)
Equity in earnings of unconsolidated entities	629	-	629	-		-	629

Income (loss) before income taxes and minority interest	10	-	10	(32,393)		27,028	(5,355)
Income taxes	-	-	-	857	(OO)	-	857

Net income (loss) before minority interest	10	-	10	(33,250)		27,028	(6,212)
Minority interest	-	-	-	-		-	-

Net income (loss)	$10	$-	$10	$(33,250)		$27,028	$(6,212)

Pro forma basic earnings (loss) per share (unaudited)(1)
Pro forma diluted earnings (loss) per share (unaudited)(2)
Pro forma weighted average common shares outstanding— basic (unaudited)
Pro forma weighted average common shares outstanding— diluted (unaudited)

(1) Pro forma basic earnings per share is computed assuming this offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering.

(2) Pro forma diluted earnings per share is computed assuming this offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering and common equivalent shares outstanding after this offering.

See accompanying notes to the unaudited pro forma combined financial statements.

Education Realty Trust, Inc.

Notes to unaudited pro forma combined
financial statements
(Dollars in thousands)

1. Adjustments to the unaudited pro forma combined balance sheet as of June 30, 2004

(A) Reflects the unaudited historical combined balance sheets as of June 30, 2004 of Allen & O’Hara Education Services, LLC (“AOES”), Allen & O’Hara Development Company, LLC (“AODC”), The Gables Apartments, Education Properties Trust, LLC (“EPT”), C-Station, LLC, and University Towers Raleigh, LLC, which we refer to collectively as the EDR Predecessor.

(B) Education Realty Trust, Inc. (the “Company”) was formed on July 12, 2004 for the purpose of continuing and expanding the business activities of the predecessor entities. Prior to the offering, the Company had no operations.

(C) Reflects the contribution of ownership interests in entities that are included in our predecessor and that were not wholly owned by the Sponsor (AOES and C-Station, LLC) in exchange for limited partnership units in the Operating Partnership. The Sponsor’s ownership interest has been recorded at historical cost as a merger of entities under common control. The acquisition of the minority ownership interests have been recorded at estimated fair value in accordance with the purchase method of accounting. These transactions will result in the acquisition of real estate assets with a value of $147 ($118 of student housing properties and $29 of lease intangibles) and $3,090 of goodwill related to the consideration paid to acquire the minority interests. The issuance of units in the Operating Partnership totaling $12,672 is reflected as minority interest.

(D) Sale of                     common shares in this offering for $           per share.

Proceeds from this offering	$275,000
Less costs:
Underwriting discount	19,250
Other costs	4,000

Net cash proceeds	$251,750

(E) Reflects the acquisition of 14 student housing properties referred to as the JPI portfolio from an unaffiliated third party. This will result in the acquisition of real estate assets with a value of $406,096 ($402,331 of student housing properties and $3,765 of lease intangibles) for $86,226 in cash (including $4,121 in transaction costs), the assumption of $311,500 of mortgage notes payable, the issuance of $375 in warrants and the issuance of Operating Partnership units totaling approximately $7,995 representing minority interest.

In connection with the JPI portfolio acquisition approximately $736 of financing costs will be incurred related to the assumption of the mortgage notes. The deferred financing costs will be amortized over the remaining life of the mortgage loans utilizing the effective interest method.

Additionally, the Operating Partnership has agreed to provide a line of credit to an affiliate of the seller. The line of credit is to provide for borrowings of up to $5,996 which is equal to 75%

of the value of the Operating Partnership units issued to the seller at the date of the offering. The line of credit is secured by a pledge of the Operating Partnership units by the borrower. The loan will mature on the date that is the later of 30 days after the registration of the shares issuable upon conversion of the units issued to the borrower in connection with the purchase of the JPI portfolio or 14 months after the closing of the purchase of the JPI portfolio, and will bear interest at a rate equal to the annualized dividend rate for the REIT.

(F) Reflects the acquisition of a 100% ownership interest in EPT, LLC, including the 87% interest from an unaffiliated third party and 3% interest from members of management, that owns four student housing properties for $26,768 in cash, the assumption of $50,503 of mortgage notes payable (included in the predecessor’s historical combined financial statements) and the issuance of units in the Operating Partnership totaling $1,094 representing minority interest. This transaction will result in the acquisition of real estate assets with a value of $76,990 including a step up in the carrying value of $15,097 ($14,438 of student housing properties and $659 of lease intangibles) related to the amount paid to acquire the interests not previously owned by the Sponsor.

(G) Reflects the acquisition of a 100% ownership interest in The Gables Apartments, including the 50% interest from an unaffiliated third party and 13% interest from members of management for $1,087 in cash, the assumption of $4,587 in a mortgage note payable (included in the predecessor’s historical combined financial statements) and the issuance of units in the Operating Partnership totaling $35 representing minority interest. This transaction will result in the acquisition of real estate assets with a value of $5,350 including a step up in the carrying value in the amount of $472 ($403 of student housing properties and $69 of lease intangibles) related to the consideration paid to acquire the interests not previously owned by the Sponsor.

(H) Reflects the repayment of mortgage indebtedness of $101,891 and the repayment of $1,408 payable to the Sponsor with the proceeds of this offering and the write-off of the related unamortized deferred financing costs of $161. Additionally $2,069 in prepayment penalties will be incurred.

(I) Reflects the acquisition of a 100% ownership interest in the student housing property referred to as University Towers, including the 76% interest from unaffiliated third parties and 2% from a member of management, for $8,856 in cash, the assumption of $24,558 in a mortgage note payable (included in the predecessor’s historical combined financial statements) and the issuance of units in the Operating Partnership totaling $4,269 representing minority interest. This transaction will result in the acquisition of real estate assets with a value of $32,666 including a step up in the carrying value in the amount of $16,778 ($16,369 of student housing properties and $409 of lease intangibles) related to the consideration paid to acquire the interests not previously owned by the Sponsor.

(J) Reflects the acquisition of furniture and equipment from the Sponsor for cash in the amount of $225.

2. Adjustments to the unaudited pro forma combined statement of operations for the six months ended June 30, 2004.

(K) Reflects the unaudited historical combined statements of operations for the six months ended June 30, 2004 of Allen & O’Hara Education Services, LLC (“AOES”), Allen & O’Hara Development Company, LLC (“AODC”), The Gables Apartments, Education Properties Trust, LLC

(“EPT”), C Station, LLC, and University Towers Raleigh, LLC, which we refer to collectively as the EDR Predecessor.

(L) The Company was formed on July 12, 2004 for the purpose of continuing and expanding the business activities of the predecessor entities. Prior to the offering, this entity had no operations.

(M) Represents additional rent expense to be incurred from the assignment of the Sponsor lease agreement to the Company. Additionally the Company will recognize sublease rental income from charges to the Sponsor for the use of space.

(N) Represents the additional management fee expense to be incurred in connection with the acquisition of the JPI portfolio due to a three-month transitional property management agreement for up to 90 days related to nine of the properties.

(O) Represents adjustments to reflect the increased costs associated with operating as a public company as reflected in the following table:

Compensation and staffing	$1,087
Independent board of directors	51
Legal and accounting expense	225

Total	$1,363

(P) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the JPI portfolio.

(Q) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the interests in The Gables Apartments not previously owned by the Sponsor as well as the additional depreciation expense related to the acquisition of furniture and equipment from an affiliate.

(R) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the interests in EPT LLC not previously owned by the Sponsor.

(S) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the interests in University Towers not previously owned by the Sponsor.

(T) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the minority interests of C Station, LLC.

(U) Represents the increase in interest expense of $8,271 for the six months ending June 30, 2004 related to the assumption of debt in connection with the acquisition of the JPI portfolio reduced by $2,992 associated with the payoff of debt from the proceeds of the offering.

(V) Represents the additional amortization of deferred financing costs using the effective interest method incurred in connection with the assumption of mortgage notes related to the acquisition of the JPI portfolio.

(W) Represents the reduction in amortization expense for the write-off of deferred financing costs related to the debt to be paid off with the proceeds of the offering.

(X) Represents $2,069 in prepayment penalties in connection with the debt to be paid off with the proceeds of the offering.

(Y) Represents the tax expense related to the pro forma operations of the taxable REIT subsidiary.

(Z) Represents the historical operations for the six months ended June 30, 2004 related to the JPI portfolio to be acquired simultaneously with this offering.

3. Adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 2003.

(AA) Reflects the historical combined statements of operations for the year ended December 31, 2003 of Allen & O’Hara Education Services, LLC (“AOES”), Allen & O’Hara Development Company, LLC (“AODC”), The Gables Apartments, Education Properties Trust, LLC (“EPT”), C-Station, LLC, and University Towers Raleigh, LLC, which we refer to collectively as the Predecessor.

(BB) Education Realty Trust, Inc. (“the Company”) was formed on July 9, 2004 for the purpose of continuing and expanding the business activities of the predecessor entities. Prior to the offering, this entity had no operations.

(CC) Represents additional rent expense to be incurred from the assignment of the Sponsor lease agreement to the Company. Additionally the Company will recognize sublease rental income from charges to the Sponsor for the use of space.

(DD) Represents the additional management fee expense to be incurred in connection with the acquisition of the JPI portfolio due to a three-month transitional property management agreement for up to 90 days related to nine of the properties.

(EE) Represents adjustments to reflect the increased costs associated with operating as a public company as reflected in the following table:

Compensation and staffing	$2,174
Independent Board of Directors	102
Legal and accounting expense	450

Total	$2,726

(FF) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the JPI portfolio.

(GG) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the interests in The Gables Apartments not previously owned by the Sponsor as well as the additional depreciation expense related to the acquisition of furniture and equipment from an affiliate.

(HH) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the interests in EPT LLC not previously owned by the Sponsor.

(II) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the interests in University Towers not previously owned by the Sponsor.

(JJ) Represents the additional depreciation expense and amortization of lease intangibles as a result of the purchase accounting adjustments for the acquisition of the minority interests of C Station, LLC.

(KK) Represents the increase in interest expense of $16,542 for the year ended December 31, 2003 related to the assumption of debt in connection with the acquisition of the JPI portfolio reduced by $6,018 associated with the payoff of debt from the proceeds of the offering.

(LL) Represents the additional amortization of deferred financing costs using the effective interest method incurred in connection with the assumption of mortgage notes related to the acquisition of the JPI portfolio.

(MM) Represents the reduction in amortization expense for the write-off of deferred financing costs related to the debt to be paid off with the proceeds of the offering.

(NN) Represents $2,069 in prepayment penalties in connection with the debt to be paid with the proceeds of the offering.

(00) Represents the tax expense related to the pro forma operations of the taxable REIT subsidiary.

(PP) Represents the historical operations for the year ended December 31, 2003 related to the JPI portfolio to be acquired simultaneously with this offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
Education Realty Trust, Inc.
Memphis, Tennessee

We have audited the accompanying balance sheet of Education Realty Trust, Inc. as of July 12, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at July 12, 2004, in conformity with accounting principles generally accepted in the United States of America.

Memphis, Tennessee
September 21, 2004

Education Realty Trust, Inc.

Balance sheet
As of July 12, 2004

in thousands

Assets
Cash	$1

Total assets	$1

Shareholders’ equity
Common shares, $0.01 par value, 200,000,000 shares authorized, 1,000 shares issued and outstanding	—
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—
Additional paid-in-capital	1

Total shareholders’ equity	$1

See accompanying notes to balance sheet.

Education Realty Trust, Inc.

Notes to balance sheet
July 12, 2004
(Dollars in thousands, except share data)

1.      Organization

Education Realty Trust, Inc. (the “Trust”) was organized in the state of Maryland on July 12, 2004 to continue the business of a group of entities collectively referred to as The Education Realty Trust Predecessor Entities (“EDR Predecessor”). Under the Articles of Incorporation, as amended, the Trust is authorized to issue up to 200 million shares of common stock and 50 million shares of preferred stock, each having a par value of $0.01 per share. The Trust has had no operations since its formation. The Trust was formed on July 12, 2004 and Paul O. Bower contributed $1 for 1,000 shares of the Trust.

The Trust intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended. The Trust will generally not be subject to federal income tax to the extent that it distributes as least 90% of its taxable income for each tax year to its shareholders. REITs are subject to a number of organizational and operational requirements.

If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income and property and to federal income and excise taxes on its undistributed income.

2.      Formation of the trust and offering transaction

The Trust is in the process of an initial public offering of its common shares. The Trust will contribute the proceeds of the initial public offering for 100% of the general partnership interests and a majority of the limited partnership interests in Education Realty Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”). The Trust, as the sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Trust will account for the Operating Partnership using the consolidation method. Paul O. Bower, directly and through the contribution of the EDR Predecessor Entities will become a limited partner in the Operating Partnership.

The Operating Partnership will, directly or indirectly, own or hold interests in student housing communities located near major universities in the United States. The Trust will also provide real estate facility management, development and other advisory services through subsidiaries of the Operating Partnership to third parties and to joint ventures in which the Trust is invested.

The Trust will be subject to the risks involved with the ownership and operation of residential real estate near major universities throughout the United States. These include, among others, the risks normally associated with changes in the demand for housing by students at the related universities, competition for tenants, creditworthiness of tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

Expenses associated with the initial public offering of common shares will be offset directly against the offering proceeds upon completion of the offering.

3.      Commitments and contingencies

The Trust is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Trust.

4.      Subsequent events

The Operating Partnership, subsequent to the date of this statement, entered into agreements to acquire 14 properties referred to as the JPI portfolio. These properties are located in 11 states, with a total of 11,933 beds in 3,924 units. The purchase price will approximate $406,096 (including estimated transaction costs of $4,121). The properties are subject to first mortgage debt, the aggregate outstanding principal amount of which is approximately $311,500. Additionally the Operating Partnership will issue warrants approximating $375 in value and operating partnership units approximating $7,995 in estimated value.

The Operating Partnership will assume management of all 14 properties pursuant to a comprehensive integration plan expected to be complete by March 31, 2005. The management company of the seller will continue to operate some of the properties for a period of up to three months as outlined in the integration plan.

The Operating Partnership has also entered into an agreement to provide to the seller a revolving loan commitment secured by a pledge of the Operating Partnership units issued to the seller in the purchase transaction. Any borrowings under the revolving loan commitment must be repaid in full on or before the later of (i) 30 days after the registration of the shares issuable to the seller upon conversion of the Operating Partnership units issued to the seller or (ii) 14 months after the closing of the purchase of the JPI Portfolio.

Additionally, on August 13, 2004, the Operating Partnership entered into a Business Loan Agreement (the “Agreement”) with a financial institution totaling $500. The Agreement matures on May 1, 2005 and requires monthly interest payments at a variable rate based upon the financial institution’s daily Commercial Base Rate, as defined in the Agreement. At August 13, 2004, the Agreement bore interest at 4.5%. The Agreement is secured by personal assets and a personal guarantee by the sole shareholder of the Trust. The Agreement contains restrictive covenants which, among other things, limits the Operating Partnership’s ability to incur additional indebtedness, merge, consolidate, sell or dispose of assets.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of

Education Realty Trust Predecessor
Memphis, Tennessee

We have audited the accompanying combined balance sheets of Education Realty Trust Predecessor (the “Predecessor”), as defined in Note 1, as of December 31, 2003 and 2002, and the related combined statements of operations, owners’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Education Realty Trust Predecessor at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Memphis, Tennessee

September 21, 2004

Education Realty Trust Predecessor

Combined balance sheets
June 30, 2004 (unaudited)
December 31, 2003 and 2002

	June 30,	December 31,

	2004
in thousands	(unaudited)	2003	2002

Assets
Current assets:
Cash and cash equivalents	$1,788	$2,476	$2,750
Restricted cash	1,180	983	809
Student contracts receivable, net	536	163	136
Management fees receivable from third parties, net	216	109	62
Other current assets	638	796	608

Total current assets	4,358	4,527	4,365
Student housing properties, net	85,033	86,388	88,900
Deferred financing costs, net	421	499	653
Reserve for repairs and capital expenditures	286	455	253
Investments in unconsolidated entities	159	37	41
Other assets	29	18	3

Total assets	$90,286	$91,924	$94,215

Liabilities and Predecessors’ Combined Equity
Current liabilities:
Accounts payable and accrued expenses	$1,602	$1,539	$1,301
Deferred rental income	2,635	3,638	3,338
Deferred development revenue	—	7	285
Current portion of long-term debt	1,105	1,140	1,011
Accounts payable to the sponsor	961	1,270	559

Total current liabilities	6,303	7,594	6,494

Long-term debt, net of current portion	80,529	81,064	81,948
Note payable to the sponsor	447	405	315
Other noncurrent liabilities	3	366	—

Total noncurrent liabilities	80,979	81,835	82,263

Total liabilities	87,282	89,429	88,757
Commitments and contingencies
Predecessors’ combined equity	3,004	2,495	5,458

Total liabilities and predecessors’ combined equity	$90,286	$91,924	$94,215

See accompanying notes to combined financial statements.

Education Realty Trust Predecessor

Combined statements of operations
For the six months ended June 30, 2004 and 2003 (unaudited)
and the years ended December 31, 2003, 2002 and 2001

	Six months ended June 30,		Year ended December 31,

	2004	2003
in thousands	(unaudited)	(unaudited)	2003	2002	2001

Revenues:
Student housing rental revenue	$8,313	$7,623	$15,293	$14,558	$8,505
Student housing food service revenue	2,361	2,236	4,681	4,581	4,579
Third-party development consulting services	370	527	691	1,444	305
Third-party management revenue	616	424	1,026	784	767
Operating expense reimbursements	2,446	1,864	4,438	3,345	2,947

Total revenues	14,106	12,674	26,129	24,712	17,103

Operating expenses:
Student housing rental operations	3,560	3,395	7,409	6,813	3,946
Student housing food service	1,273	1,224	2,644	2,399	2,336
Third-party development consulting services	90	110	184	452	113
Reimbursable operating expenses	2,446	1,864	4,438	3,345	2,947
General and administrative	1,705	1,607	3,241	2,790	1,998
Depreciation	1,545	1,527	3,061	2,848	1,336
Amortization of lease intangibles	–	–	–	476	–

Total operating expenses	10,619	9,727	20,977	19,123	12,676

Operating income	3,487	2,947	5,152	5,589	4,427
Nonoperating expenses:
Interest	2,803	2,776	5,597	5,547	3,315
Amortization of deferred financing costs	82	98	174	168	121

Total nonoperating expenses	2,885	2,874	5,771	5,715	3,436

Income (loss) before equity in earnings of unconsolidated entities	602	73	(619)	(126)	991
Equity in earnings of unconsolidated entities	796	154	629	128	263

Net income	$1,398	$227	$10	$2	$1,254

See accompanying notes to combined financial statements.

Education Realty Trust Predecessor

Combined statements of changes in
predecessors’ combined equity
For the six months ended June 30, 2004 (unaudited)
and the years ended December 31, 2003, 2002, and 2001

Predecessors’
in thousands	combined equity

Predecessors’ Combined Equity (Deficit), December 31, 2000	$(7,812)
Equity contributions	5,905
Distributions	(2,026)
Net income	1,254

Predecessors’ Combined Equity (Deficit), December 31, 2001	(2,679)
Equity contributions	12,112
Distributions	(3,977)
Net income	2

Predecessors’ Combined Equity, December 31, 2002	5,458
Equity contributions	54
Distributions	(3,027)
Net income	10

Predecessors’ Combined Equity, December 31, 2003	2,495
Equity contributions (unaudited)	41
Distributions (unaudited)	(930)
Net income (unaudited)	1,398

Predecessors’ Combined Equity, June 30, 2004 (unaudited)	$3,004

See accompanying notes to combined financial statements.

Education Realty Trust Predecessor

Combined statements of cash flows
For the six months ended June 30, 2004 and 2003 (unaudited)
and the years ended December 31, 2003, 2002 and 2001

	Six months ended June 30,		Year ended December 31,

	2004	2003
in thousands	(unaudited)	(unaudited)	2003	2002	2001

Operating activities
Net income	$1,398	$227	$10	$2	$1,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,545	1,527	3,061	2,848	1,336
Amortization of lease intangibles	—	—	—	476	—
Amortization of deferred financing costs	78	98	174	168	121
Equity in earnings of unconsolidated entities	(796)	(154)	(629)	(128)	(263)
Changes in assets and liabilities:
Restricted cash	(197)	(219)	(174)	(198)	(160)
Student contracts receivable	(373)	(295)	(27)	(69)	(36)
Management fees receivable	(107)	(95)	(47)	11	(14)
Other assets	147	(677)	(203)	(181)	(155)
Accounts payable and accrued expenses	63	421	238	880	(130)
Accounts payable to the sponsor	(309)	524	711	(359)	(238)
Deferred rental income	(1,003)	(209)	300	264	396
Deferred development revenue	(7)	(1,040)	(278)	59	226

Net cash provided by operating activities	439	108	3,136	3,773	2,337

Investing activities
Investments in student housing properties	(190)	(152)	(549)	(42,867)	(25,895)
Net (deposits to) withdrawals from reserve for repairs and capital expenditures	169	(87)	(202)	(115)	(44)
Distributions from unconsolidated entities	311	464	999	219	470

Net cash provided by (used in) investing activities	290	225	248	(42,763)	(25,469)

Financing activities
Repayment of long-term debt	(570)	(491)	(955)	(772)	(495)
Borrowings of long-term debt	—	—	200	31,580	20,180
Debt issuance costs	—	—	(20)	(174)	(400)
Net borrowings on note payable to sponsor	42	—	90	182	132
Equity contributions	41	—	54	12,112	5,905
Distributions to owners	(930)	(1,007)	(3,027)	(3,977)	(2,026)

Net cash provided by (used in) financing activities	(1,417)	(1,498)	(3,658)	38,951	23,296

Net increase (decrease) in cash and cash equivalents	(688)	(1,165)	(274)	(39)	164
Cash and cash equivalents, beginning of period	2,476	2,750	2,750	2,789	2,625

Cash and cash equivalents, end of period	$1,788	$1,585	$2,476	$2,750	$2,789

Supplemental disclosure of cash flow information:
Interest paid	$2,916	$2,788	$5,602	$5,266	$3,285

See accompanying notes to combined financial statements.

Education Realty Trust Predecessor

Notes to combined financial statements
Six months ended June 30, 2004 (unaudited)
Years ended December 31, 2003, 2002, and 2001
(Dollars in thousands)

1.      Organization and ownership of the predecessor

Education Realty Trust Predecessor (the “Predecessor”) is engaged in the business of owning, managing, leasing and acquiring student housing communities, and providing property management and development consulting services to third parties. The Predecessor is not a legal entity, but represents a combination of certain real estate entities based on common ownership and management. The Predecessor consists of the following limited liability companies and limited partnerships:

•	Allen & O’Hara Education Services, LLC (“AOES”) a Tennessee limited liability company, was formed on April 15, 1998 to perform student housing management activities. AOES is owned by Allen & O’Hara, Inc. which is owned 100% by Paul O. Bower (collectively referred to as the “Sponsor”) and Student Management Associates, LLC (“SMA”), an affiliated entity majority-owned and controlled by the Sponsor.

•	Allen & O’Hara Development Company, LLC (“AODC”), a limited liability company, was formed on October 5, 2001 as a wholly owned subsidiary of AOES. AODC was formed for the purpose of providing development consulting services for third party student housing properties in close proximity to or on college and university campuses throughout the United States.

•	Allen & O’Hara Educational Properties LLC (“AOEP”), a limited liability company, was formed on May 5, 1998 to hold the ownership interests in student housing properties. AOEP is owned by the Sponsor and SMA. AOEP acquired 50% interest in The Gables Apartments (“The Gables”) on March 6, 2000. The remaining 50% interest is owned by an unaffiliated investor. The Gables is a garden-style apartment located adjacent to Western Kentucky University and is managed by AOES.

•	Education Properties Trust, LLC (“EPT”), a Delaware limited liability company, was formed on March 27, 2001, to own and manage multiple garden-style student housing properties throughout the United States. EPT is 13% owned by AOEP and 87% owned by an unaffiliated third party investor. EPT currently owns, through four separate wholly-owned limited liability companies, the following student housing properties that are managed by AOES:

•	Players Club Apartments, Tallahassee, Florida (owned by EPT Tallahassee I, LLC)

•	The Reserve at Athens, Athens, Georgia (owned by EPT Athens I, LLC)

•	The Reserve at Clemson, Central, South Carolina (owned by EPT Clemson I, LLC)

•	Northpointe Apartments, Tucson, Arizona (owned by EPT Arizona I, LLC)

•	C Station, LLC, a Tennessee limited liability company, was formed on June 15, 1999 and owns and operates one garden-style student housing property (“College Station Apartments”) located near Augusta State University. C Station LLC is owned by the Sponsor, SMA, and certain key management. C Station LLC is managed by AOES.

•	University Towers Raleigh, LLC, a North Carolina limited liability company, was formed on January 29, 1998, to own and manage a nine-story student housing apartment community (“University Towers”) located adjacent to North Carolina State University. University Towers Raleigh LLC is owned 50% by AOD/ Raleigh Residence Hall LLC (“AOD/ Raleigh”), which is owned by the Sponsor, key management and other third parties, and 50% by an unaffiliated third party investor. University Towers is managed by AOES.

Paul O. Bower has formed Education Realty Trust, Inc. (the “Company”) with the intent to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended, and to effect an initial public offering (the “Offering”) of the common stock of the Company. Concurrent with the consummation of the Offering the Company and a newly formed majority-owned Delaware limited partnership, Education Realty Operating Partnership, L.P. (the “Operating Partnership”), and its taxable REIT subsidiary, Allen & O’Hara Education Services, Inc., together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor, will engage in certain formation transactions (the “Formation Transactions”). The net offering proceeds will be contributed to the Operating Partnership and the following Formation Transactions will occur:

•	The Sponsor and certain members of management will contribute their interests in AOES in exchange for $8,262 of units in the Operating Partnership. AOES will convert to a corporation and elect to be treated as a taxable REIT subsidiary. This entity will continue to own 100% of AODC.

•	The Operating Partnership will acquire all of the interests in EPT from AOEP and the unaffiliated investors for $26,768 in cash, $1,094 in units in the Operating Partnership and the assumption of debt totaling $50,503. As a result EPT will become a wholly-owned single member LLC subsidiary of the Operating Partnership.

•	The current owners of the Gables Apartments will contribute their interests in the student housing property to a newly formed Delaware limited partnership referred to as EDR BG, LP in exchange for all the limited partnership interests of EDR BG LP. The Operating Partnership will acquire all of the ownership interests in EDR BG LP for $1,087 in cash, $35 in units in the Operating Partnership and the assumption of debt totaling $4,587. The Operating Partnership will own all of the interests in EDR BG LP.

•	C Station LLC will merge into a newly formed Delaware LLC, EDR C Station LLC, which is a wholly owned subsidiary of the Operating Partnership. The interests will be contributed in exchange for the issuance of $272 in units in the Operating Partnership and the assumption of debt and notes payable to the Sponsor totaling $2,433.

•	The University Towers Partnership will acquire a 100% interest in the student housing property referred to as University Towers for $8,856 in cash, $4,269 in units and the assumption of debt totaling $24,558.

The Formation Transactions are designed to consolidate the ownership of the student housing properties and the student housing operations into the Operating Partnership; facilitate this offering; raise the necessary capital to pay the cash portion of the purchase price for the interests of the former owners; repay certain existing indebtedness; and enable qualification as a REIT for federal income tax purposes commencing with the tax year ending December 31, 2004.

The Company, through its Operating Partnership, will be a self-advised, self-managed business engaged in the ownership, operation, management, leasing, and acquisition of student housing properties near major universities in the United States. The Company will also provide student housing development consulting and property management services through its subsidiaries of the Operating Partnership to third parties and to joint ventures in which the Operating Partnership is invested. The Company and the Operating Partnership have had no prior operations.

The Sponsor has other operations, which will not be contributed to the Operating Partnership or the Company and, therefore, these financial statements are not intended to represent the financial position and results of operations of all of the Sponsor’s investments.

2.      Summary of significant accounting policies

Basis of presentation

The accompanying combined financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”) and represent the assets and liabilities and operating results of Education Realty Trust Predecessor that are expected to be contributed to the Operating Partnership in connection with the Formation Transactions. All significant intercompany balances and transactions have been eliminated.

Interim financial information

The financial information as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for such periods. Operating results for the six months ended June 30, 2004 and June 30, 2003 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year of 2004 or 2003 or any future period.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used by management in determining the useful lives of student housing assets, the initial valuations and underlying allocations of purchase price in connection with student property acquisitions, and in the recording of the allowance for doubtful accounts. Actual results could differ from those estimates.

Cash and cash equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. Restricted cash and short-term investments are excluded from cash for the purpose of preparing the combined statements of cash flows.

The Predecessor maintains cash balances in various banks. At times the amounts of cash may exceed the $100,000 amount FDIC insures. The Predecessor does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Restricted cash

Restricted cash includes escrow accounts held by lenders.

Student housing properties

Land, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 40 years. Furniture, fixtures, and equipment are depreciated over estimated useful lives ranging from 3 to 10 years. Depreciation is computed using the straight-line method for financial reporting purposes.

Acquisitions of student housing properties initiated subsequent to June 30, 2001 are accounted for utilizing the purchase method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and accordingly, the results of operations are included in the Predecessor’s results of operations from the respective dates of acquisition. Pre-acquisition costs, which includes legal and professional fees and other third party costs related directly to the acquisition of the property, are accounted for as part of the purchase price. The Predecessor has used independent appraisals, estimates of cash flows, and valuation techniques to allocate the purchase price of acquired property between land, buildings and improvements, furniture, fixtures and equipment and other identifiable intangibles such as amounts related to in-place leases, acquired above and below market leases and tenant relationships.

Repairs, maintenance, and major improvements

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances the lenders require the Predecessor to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as noncurrent assets as the funds are not available for current use.

Long-lived assets

The Predecessor accounts for impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-lived Assets”. SFAS No. 144 requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In accordance with SFAS No. 144, the Predecessor uses an estimate of future undiscounted cash flows of the related asset over the remaining life in measuring whether the assets are recoverable. As of December 31, 2003, management determined that no indicators of impairment existed.

Investment in unconsolidated joint ventures and limited liability companies

The Predecessor accounts for its investments in unconsolidated joint ventures and limited liability companies using the equity method whereby the cost of an investment is adjusted for the Predecessor’s share of equity in earnings of the respective investment reduced by distributions received. As of December 31, 2003, the Predecessor has investments in the following unconsolidated joint ventures and limited liability companies:

•	Salisbury Student Apartment Developers Joint Venture (“SSAD”), 33% owned by AOES

•	Salisbury Student Apartment Developers LLC (“SSAD LLC”), a Maryland limited liability company, 33% owned by the Sponsor

•	University of Louisville Apartment Developers LLC (“ULAD LLC”), a Kentucky limited liability company, 50% owned by the Sponsor

•	Hines/AOES LLC, an Alabama limited liability company, 50% owned by AOES

•	National Development/Allen & O’Hara CUPA, LLC (“CUPA LLC”), a Pennsylvania limited liability company, 50% owned by AODC

•	National Development/Allen & O’Hara Lock Haven, LLC (“Lock Haven LLC”), a Pennsylvania limited liability company, 50% owned by AODC

•	National Development/Allen & O’Hara Clarion, LLC (“Clarion LLC”), a Pennsylvania limited liability company, 50% owned by AODC

Deferred financing costs

Deferred financing costs represent costs incurred in connection with acquiring debt facilities. These costs are amortized over the terms of the related debt using a method that approximates the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to earnings.

Amortization expense approximated $174, $168, and $121 for the years ended December 31, 2003, 2002, and 2001, respectively and $82 and $98 for the six months ended June 30, 2004 and 2003, respectively (unaudited). Accumulated amortization at December 31, 2003 and 2002 approximated $546 and $368, respectively.

Revenue recognition

The Predecessor recognizes revenues related to leasing activities at the student housing properties owned by the Predecessor, management fees related to managing third party student housing properties, development consulting fees related to the general oversight of third party student housing development and operating expense reimbursements for payroll and related expenses incurred by third party student housing properties managed by the Predecessor.

Student housing rental revenue—Student housing rental revenue is comprised of all activities related to the leasing activities at the student housing properties and includes revenues from the leasing of space, from parking lot rentals, and from providing certain ancillary services.

Students are required to execute lease contracts with payment schedules that vary from single to monthly payments. Generally, the Predecessor requires each executed leasing contract to be accompanied by a nonrefundable application fee and a signed parental guarantee. Receivables are recorded when billed, revenues and related lease incentives and nonrefundable application fees are recognized on a straight-line basis over the term of the contracts. The predecessor has no contingent rental contracts. The future minimum rental income to be received in the year ending December 31, 2004 based on leases held as of December 31, 2003 is approximately $8,391.

At certain student housing facilities the Predecessor offers parking lot rentals to the tenants. The related revenues are recognized on a straight-line basis over the term of the related agreement.

Student housing food service revenue—The Predecessor provides food service to an unaffiliated secondary boarding school through a contract covering a 9 month period. The contract requires a flat weekly fee and the related revenues are recognized on a straight line basis over the contract period. Additionally, the Predecessor maintains a dining facility at University Towers which offers meal plans to the tenants as well as dining to other third party customers. The meal plans typically require upfront payment by the tenant covering the school semester and the related revenue is recognized on a straight line basis over the corresponding semester. Revenue related to cash sales to third party customers are recognized as the services are performed.

Third-party management revenue— The Predecessor enters into management contracts to manage third party student housing facilities. Management revenues are recognized when earned in accordance with each management contract. Incentive management fees are recognized when the incentive criteria have been met.

Development consulting revenue— The Predecessor provides development consulting services in an agency capacity with third parties whereby the fee is determined based upon the total construction costs. These fees are recognized using the percentage of completion method in proportion to the contract costs incurred by the owner over the course of the construction phases of the respective projects.

Operating expense reimbursement revenue— The Predecessor pays certain payroll and related costs related to the operations of third party student housing properties that are managed by the Predecessor. Under the terms of the related management agreements, these costs are reimbursed by the third party property owners. The amounts billed to the third party owners are recognized as revenue in accordance with Emerging Issues Task Force No. 01-14, Income Statement Characterization of Reimbursements Received for “Out of Pocket” Expenses Incurred.

Due to the nature of the Predecessor’s business, accounts receivable result primarily from monthly billings of student rents. Payments are normally received within 30 days. Balances are considered past due when payment is not received on the contractual due date. Allowances for uncollectible accounts are established by management when it is determined that collection is doubtful. Such allowances are reviewed periodically based upon experience. At December 31, 2003 and 2002 the allowance for uncollectible accounts totaled $114 and $47, respectively and $40 at June 30, 2004 (unaudited). The following table reconciles the allowance for uncollectible accounts for the years ended December 31, 2003, 2002 and 2001 and the six months ended June 30, 2004 (unaudited):

		Year ended
	Six months ended	December 31,
	June 30, 2004
	(unaudited)	2003	2002	2001

Balance, beginning of period	$114	$47	$6	$—
Provision for uncollectible accounts	—	125	141	49
Deductions	(74)	(56)	(100)	(43)

Balance, end of period	$40	$114	$47	$6

Costs related to third party development consulting services

Costs associated with the pursuit of development consulting contracts are expensed as incurred, until such time that management has been notified of a contract award. At such time the reimbursable costs are recorded as receivables and are reflected as other current assets in the accompanying balance sheets.

Advertising expense

Advertising expenses are charged to income during the period incurred. The Predecessor does not use direct response advertising. Advertising expense was $622, $579, and $337 for the years ended December 31, 2003, 2002 and 2001, respectively and $366 and $342 for the six months ended June 30, 2004 and 2003, respectively (unaudited).

Federal income taxes

No provision for income taxes has been recorded in the combined financial statements, as the owners are required to report their share of the Predecessor’s earnings in their respective income tax returns.

Segment information

The Predecessor applies SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, which requires disclosure of certain operating and financial data with respect to separate business activities within an enterprise. The Predecessor has identified three reportable business segments: student housing leasing, student housing development consulting services, and student housing management services.

Fair value of financial instruments

The Predecessor follows SFAS No. 107, “Disclosure about the Fair Value of Financial Instruments” which requires the disclosure of the fair value of financial instruments for which it is practicable to estimate. The Predecessor does not hold or issue financial instruments for trading purposes. The Predecessor considers the carrying amounts or cash and cash equivalents, restricted cash and short-term investments, student contracts receivable, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The Predecessor has estimated the fair value of the mortgage notes payable utilizing present value techniques. At December 31, 2003 the carrying amount and estimated fair value of the mortgage notes payable was $82,204 and $90,091, respectively.

Recent accounting pronouncements

In January 2003 the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN 46”). The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new criteria for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest of (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. If any entity qualifies as a VIE, then the party absorbing more than 50% of the expected losses, as defined, or receiving more than 50% of the expected residual returns, as defined, is required to consolidate the VIE.

This interpretation applied immediately to VIE’s created after January 31, 2003, and to VIE’s in which an enterprise obtains an interest after that date. For VIE’s created before February 1, 2003, this interpretation was effective for the first reporting period ending after December 15, 2003. During December 2003, the FASB issued a revision to FIN 46 (FIN 46R) with varying effective dates. The Predecessor has implemented the applicable provisions of FIN 46 and FIN 46R without impact on the combined financial statements.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” was issued in May 2003. This statement establishes standards for how a user classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The effective date for certain mandatorily redeemable noncontrolling interests has been deferred indefinitely and for certain other financial instruments the effective date of only the measurement provisions, not the classification provisions, has been deferred indefinitely.

3.      Student housing properties

Student housing properties consist of the following:

	June 30,	December 31,
	2004
	(unaudited)	2003	2002

Student housing properties:
Land	$11,638	$11,638	$11,638
Building and improvements	80,352	80,163	79,965
Furniture, fixtures and equipment	8,695	8,694	8,343
Lease intangibles	476	476	476

	101,161	100,971	100,422
Less accumulated depreciation and amortization	(16,128)	(14,583)	(11,522)

Student housing properties, net	$85,033	$86,388	$88,900

Amortization expense related to the lease intangibles approximated $—, $476, and $— for the years ended December 31, 2003, 2002, and 2001, respectively. Accumulated amortization at December 31, 2003 and 2002 was $476.

Following is certain information related to the Predecessor’s student housing properties as of December 31, 2003:

			Cost
		Initial	capitalized	Total	Accumulated	Date of
Property	Encumbrances	cost	subsequently	costs	depreciation	acquisition

University Towers	$24,774	$19,299	$4,997	$24,296	$8,207	08/23/89
The Gables	4,616	5,492	172	5,664	708	03/06/00
The Reserve at Athens	14,914	18,823	360	19,183	1,593	04/01/01
Players Club	4,783	6,712	355	7,067	611	04/01/01
College Station	2,038	2,633	153	2,786	387	07/15/99
The Reserve at Clemson	12,085	15,592	18	15,610	1,160	01/25/02
Northpointe	18,994	26,273	92	26,365	1,917	01/25/02

Totals	$82,204	$94,824	$6,147	$100,971	$14,583

The following table reconciles the historical cost of the Predecessor’s investment in student housing properties for the years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 (unaudited):

		Year ended
	Six months ended	December 31,
	June 30, 2004
	(unaudited)	2003	2002

Balance, beginning of the period	$100,971	$100,422	$57,555
Additions	190	549	42,887
Deductions	—	—	(20)

Balance, end of the period	$101,161	$100,971	$100,422

The following table reconciles the accumulated depreciation of the Predecessor’s investment in student housing properties for the years ended December 31, 2003, 2002 and 2001 and the six months ended June 30, 2004 (unaudited):

	Six months
	ended June 30,	Year ended December 31,
	2004
	(unaudited)	2003	2002	2001

Balance, beginning of the period	$14,583	$11,522	$8,198	$6,862
Depreciation	1,545	3,061	3,324	1,336
Deductions	—	—	—	—

Balance, end of the period	$16,128	$14,583	$11,522	$8,198

4.      Student housing acquisitions

On April 3, 2001, the Predecessor acquired Player’s Club at Florida State University (336 beds comprising 84 units) and The Reserve at Athens at the University of Georgia (612 beds comprising 200 units) for approximately $6,300 and $18,475, respectively. The acquisition of both properties were accounted for using the purchase method of accounting and the results of operations for both are included in the Predecessor’s results of operations from the date of acquisition. The following presents the allocation of purchase price:

		The Reserve
	Player’s Club	at Athens

Land	$1,000	$1,947
Building and improvements	5,000	15,685
Furniture, fixtures and equipment	300	843

Total	$6,300	$18,475

If these two properties had been acquired on January 1, 2001 the pro forma (unaudited) statement of operations for the year ended December 31, 2001 would have included approximately $1,098 of additional revenue and would have resulted in an increase in net income of approximately $48.

On January 25, 2002, the Predecessor acquired The Reserve at Clemson University (590 beds comprising 177 units) and Northpointe at the University of Arizona (912 beds comprising 300 units) for approximately $15,500 and $26,100, respectively. The acquisition of both properties were accounted for using the purchase method of accounting and the results of operations for both are included in the Predecessor’s results of operations from the date of acquisition. The following presents the allocation of purchase price:

	The Reserve
	at Clemson	Northpointe

Land	$580	$2,610
Building and improvements	13,974	21,896
Furniture, fixtures and equipment	768	1,296
Identifiable lease intangibles	178	298

Total	$15,500	$26,100

If these two properties had been acquired on January 1, 2002 the pro forma (unaudited) statement of operations for the year ended December 31, 2002 would have included approximately $578 of additional revenue and would have resulted in an increase in net income of approximately $82. The pro forma effects (unaudited) on the statement of operations for the year ended December 31, 2001, if the properties had been acquired on January 1, 2001, would have included approximately $5,829 of additional revenue and would have resulted in a decrease in net income of approximately $650.

5.      Investments in unconsolidated entities

The Predecessor’s ownership in SSAD, SSAD LLC, ULAD LLC, Hines/AOES LLC, CUPA LLC, Lockhaven LLC and Clarion LLC is accounted for under the equity method. The following is a summary of financial information for the Predecessor’s unconsolidated joint ventures and limited liability companies at June 30, 2004 (unaudited) and December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002, and 2001 and the six months ended June 30, 2004 (unaudited):

	At June 30,	At December 31,
	2004
	(unaudited)	2003	2002

Financial Position:
Total assets	$846	$811	$174
Total liabilities	464	1,474	103
Equity (deficit)	382	(663)	71
Predecessor’s investment in unconsolidated entities	159	(329)	41

	Six months ended	Year ended December 31,
	June 30, 2004
	(unaudited)	2003	2002	2001

Results of Operations:
Revenues	$1,792	$1,363	$254	$654
Net income	1,731	1,378	254	514
Predecessor’s equity in earnings of unconsolidated entities	796	629	128	263

These entities primarily provide development consulting services to third party student housing owners in an agency capacity. However, SSAD LLC serves as the primary obligor in the development of University Park at Salisbury University. In this capacity, SSAD LLC is responsible for excess development costs, subject to force majeure, as defined in the ground lease agreement. Subsequent to completion of the project, SSAD LLC is required during the initial two years of operations to advance the third party owner sufficient amounts to fund any shortfalls between gross revenues and the sum of permitted expenses as defined in the ground lease plus payments of project debt principal and interest. The maximum amount to be advanced is limited to the project development fees ($810). Additionally the members of SSAD LLC have guaranteed the advances, if necessary, and have also guaranteed the timely completion of this project. As of December 31, 2003 the project was on schedule and within budget. Subsequent to year-end the project was completed within the scheduled deadline and no excess development costs were paid by SSAD LLC.

6. Debt

Mortgage notes payable consists of eight notes which are secured by the underlying student housing properties or leaseholds consisting of:

	Outstanding at	Outstanding at	Outstanding at	Stated	Interest rate at
	June 30, 2004	December 31,	December 31,	interest	December 31,	Maturity
Property	(unaudited)	2003	2002	rate	2003	date	Amortization

University Towers	$24,558	$24,774	$25,103	6.77%	6.77%	3/1/2008	30 Year
Reserve at Athens	14,836	14,914	15,065	7.15%	7.15%	5/1/2006	30 Year
Players Club	4,757	4,783	4,831	7.15%	7.15%	5/1/2006	30 Year
Reserve at Clemson	12,019	12,085	12,212	6.63%	6.63%	5/1/2007	30 Year
				5 Yr. Treasury
College Station	948	995	1,078	+2.5%	5.88%	12/1/2008	30 Year
College Station 2nd Mortgage	1,038	1,043	1,052	9.00%	9.00%	7/15/2009	30 Year
The Gables	4,587	4,616	4,425	5.50%	5.50%	10/1/2013	30 Year
Northpointe	18,891	18,994	19,193	6.63%	6.63%	5/1/2007	30 Year

Total/weighted average rate	$81,634	$82,204	$82,959		6.52%

Less current portion of long-term debt	(1,105)	(1,140)	(1,011)

Total long-term debt, net of current portion	$80,529	$81,064	$81,948

Scheduled maturities of debt, for the years ended December 31, are as follows:

Year Ending
2004	$1,140
2005	1,170
2006	20,286
2007	30,616
2008	708
Thereafter	28,284

Total	$82,204

The following table reconciles the carrying amount of long-term debt from January 1 to December 31 for the years ended 2003, 2002 and 2001 and the six months ended June 30, 2004 (unaudited):

	Six months ended	Year ended December 31,
	June 30, 2004
	(unaudited)	2003	2002	2001

Balance, beginning of period	$82,204	$82,959	$52,151	$32,466
Additions	—	200	31,580	20,180
Repayments of principal	(570)	(955)	(772)	(495)

Balance, end of period	$81,634	$82,204	$82,959	$52,151

Additionally the Predecessor has a demand note payable to the sponsor that allows it to borrow up to $600. The demand note bears interest at the prime rate (4% at December 31, 2003) as quoted by the Wall Street Journal and matures on January 1, 2005. The note is classified as noncurrent in the accompanying balance sheet as the holder has entered an agreement with the Predecessor not to call the note within the next twelve month operating cycle. Outstanding borrowings under this arrangement totaled $405 and $315 at December 31, 2003 and 2002, respectively and $447 at June 30, 2004 (unaudited). Interest expense on the demand note totaled $13, $10, and $7 for the years ended December 31, 2003, 2002, and 2001, respectively and $8 and $6 for the six months ended June 30, 2004 and 2003, respectively (unaudited).

7.      Segments

The Predecessor defines business segments by their distinct customer base and service provided. The Predecessor has identified three reportable segments: student housing leasing, student housing development consulting services, and student housing management services. Management evaluates each segment’s performance based on net operating income, which is defined as income before depreciation, amortization, interest expense, and equity in earnings of unconsolidated entities. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intercompany fees are reflected at the contractually stipulated amounts. The following table represents the

Predecessor’s segment information for the years ended December 31, 2003, 2002, and 2001 and the six months ended June 30, 2004 (unaudited):

	June 30,	Year ended December 31,
	2004
	(unaudited)	2003	2002	2001

Student Housing Leasing
Rental revenues	$8,313	$15,293	$14,558	$8,505
Food service revenue	2,361	4,681	4,581	4,579

Total revenues from external customers	10,674	19,974	19,139	13,084
Rental expenses	3,583	7,560	6,934	3,962
Food service expenses	1,273	2,644	2,399	2,336
Intersegment expense	496	959	924	605

Net operating income	$5,322	$8,811	$8,882	$6,181

Depreciation and amortization	$1,627	$3,235	$3,492	$1,457

Interest expense	$2,803	$5,597	$5,547	$3,315

Total segment assets, end of the period	$89,403	$90,976	$93,565	$53,549

Student Housing Development Consulting Services
Development consulting fees	$370	$691	$1,444	$305
Operating expense reimbursements	148	386	266	93

Total revenues from external customers	518	1,077	1,710	398
Development consulting expenses	90	184	452	113
General and administrative	410	675	665	523
Reimbursable operating expenses	148	386	266	93
Corporate overhead allocation	174	386	242	163

Net operating income (loss)	$(304)	$(554)	$85	$(494)

Equity in earnings of unconsolidated entities	$796	$629	$128	$263

Total segment assets, end of period	$207	$109	$341	$137

Student Housing Management Services
Management fees from external customers	$616	$1,026	$784	$767
Operating expense reimbursements	2,298	4,052	3,079	2,854

Total revenues from external customers	2,914	5,078	3,863	3,621
Intersegment revenues	496	959	924	605

Total revenues	3,410	6,037	4,787	4,226
General and administrative expenses	774	1,313	1,313	994
Reimbursable operating expenses	2,298	4,052	3,079	2,854
Corporate overhead allocation	324	716	449	302

	June 30,	Year ended December 31,
	2004
	(unaudited)	2003	2002	2001

Net operating income (loss)	$14	$(44)	$(54)	$76

Total segment assets, end of period	$676	$839	$309	$555

Reconciliations:
Total segment revenues	$14,602	$27,088	$25,636	$17,708
Elimination of intersegment revenues	(496)	(959)	(924)	(605)

Total consolidated revenues	$14,106	$26,129	$24,712	$17,103

Segment net operating income	$5,032	$8,213	$8,913	$5,763
Depreciation and amortization	1,627	3,235	3,492	1,457
Interest	2,803	5,597	5,547	3,315
Equity in earnings of unconsolidated entities	(796)	(629)	(128)	(263)

Net income	$1,398	$10	$2	$1,254

Total segment assets, end of period	$90,286	$91,924	$94,215	$54,241

8.      Related party transactions

The Sponsor incurs certain common costs on behalf of the entities comprising the Predecessor. These costs relate to human resources, information technology, legal, and certain management personnel. The costs are allocated to the Predecessor by the Sponsor based on time and effort expended. Indirect costs are allocated monthly in an amount that approximates what management believes costs would have been had each entity operated on a stand-alone basis. The allocated expense totaled $1,102, $692, and $466 for the years ended December 31, 2003, 2002, and 2001, respectively and $498 and $537 for the six months ended June 30, 2004 and 2003, respectively (unaudited).

The Sponsor arranges for the procurement of furniture, fixtures, and equipment (“FF&E”) from third party vendors on behalf of the student housing development project owners for which the Predecessor is the development and construction manager. The Sponsor also arranges for the procurement of FF&E on behalf of third party student housing property owners for which the Predecessor is the property manager. The Sponsor charges these projects in progress and properties a service fee for the arrangement and such costs are borne directly by the project or property owner. The service fee revenue is recorded by the Sponsor. The Sponsor charged combined service fees to the project or property owners for which the Predecessor was manager totaling $116, $40, and $76 for the years ended December 31, 2003, 2002, and 2001, respectively and $96 and $79 for the six months ended June 30, 2004 and 2003, respectively (unaudited).

9.	Lease commitments

The Predecessor has various operating leases for furniture, office and technology equipment, which expire through fiscal 2008. Rental expense under the operating lease agreements approximated $18, $14 and $11 for the years ended December 31, 2003, 2002, and 2001, respectively and $8 and $6 for the six months ended June 30, 2004 and 2003, respectively (unaudited).

Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2003 are as follows:

Year ending
2004	$307
2005	341
2006	344
2007	347
2008	441
Thereafter	-

The Sponsor entered into a lease for corporate office space beginning March 1, 2004, and expiring September 30, 2009. The terms of the lease provide for scheduled rental rate increases and common area maintenance charges. Concurrent with the Formation Transactions, the Sponsor will assign the lease to the Company and on a go forward basis the Sponsor will lease space from the Company based on the Sponsor’s pro rata share of square footage used. The future minimum payments relating to the new lease are reflected in the above schedule.

10.	Employee savings plan

The Predecessor’s eligible employees may participate in a 401(k) savings plan (the “Plan”) with several affiliates of the Sponsor. Participants may contribute up to 15% of their earnings to the Plan. Employees are eligible to participate in the Plan on the first day of the next calendar quarter following six months of service and reaching 21 years of age. Additionally the Predecessor provides a matching contribution of 30% on eligible employees’ contributions up to the first 3% of compensation. Employees vest in the matching contribution over a 3 year period. Matching contributions were approximately $16, $14, and $10 for the years ended December 31, 2003, 2002 and 2001, respectively, and $8 and $7 for the six months ended June 30, 2004 and 2003, respectively (unaudited).

11.	Commitments and contingencies

In the normal course of business, the entities comprising the Predecessor are subject to claims, lawsuits, and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, in excess of amounts provided or covered by insurance, are not expected to have a material adverse effect on the combined financial position, results of operations or liquidity of the Predecessor.

Under the terms of a purchase option agreement (the “option agreement”), the unaffiliated third party investor in EPT was granted an option to acquire a specified percentage interest, up to a maximum of 49%, in AOES based on a formula defined in the option agreement. At December 31, 2003 the unaffiliated investor did not have the right to exercise the option based on certain capital contribution criteria contained in the option agreement. In connection with the Formation Transactions, the option will expire unexercised.

The operating partnership agreements of the entities comprising the Predecessor include provisions regarding certain guaranteed returns to be paid to the unaffiliated third party investors in the event of a major capital event as defined in the applicable partnership agreement.

12.	Quarterly financial information (unaudited)

Quarterly financial information for the years ended December 31, 2003 and 2002 is summarized below:

2003	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

Revenues	$6,757	$5,917	$6,146	$7,309	$26,129
Operating expenses	4,827	4,900	5,959	5,291	20,977
Nonoperating expenses	1,435	1,439	1,447	1,450	5,771
Equity in earnings of unconsolidated entities	40	114	159	316	629

Net income (loss)	$535	$(308)	$(1,101)	$884	$10

2002	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

Revenues	$6,319	$6,006	$5,591	$6,796	$24,712
Operating expenses	4,393	4,961	5,444	4,325	19,123
Nonoperating expenses	1,313	1,468	1,475	1,459	5,715
Equity in earnings (loss) of unconsolidated entities	(4)	1	56	75	128

Net income (loss)	$609	$(422)	$(1,272)	$1,087	$2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Education Realty Trust, Inc.

We have audited the accompanying combined statement of certain revenues and certain expenses of the JPI Portfolio for the year ended December 31, 2003. This statement is the responsibility of JPI Portfolio’s management. Our responsibility is to express an opinion on this combined statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of certain revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of certain revenues and certain expenses of the JPI Portfolio was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of a Registration Statement of Education Realty Trust, Inc. as a result of the proposed acquisition of the JPI Portfolio). Material amounts, described in Note 1 to the combined statement of certain revenues and certain expenses that would not be directly attributable to those resulting from future operations of the JPI Portfolio are excluded, and the combined statement is not intended to be a complete presentation of the JPI Portfolio’s revenues and expenses.

In our opinion, the combined statement of certain revenues and certain expenses presents fairly, in all material respects, the combined certain revenues and certain expenses of the JPI Portfolio for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Memphis, Tennessee

September 21, 2004

JPI Portfolio

Combined statements of certain revenues and
certain expenses
For the six months ended June 30, 2004 (unaudited) and the
year ended December 31, 2003

	Six months
	ended June 30,	Year ended
	2004	December 31,
in thousands	(unaudited)	2003

Certain revenues:
Rental income	$27,915	$49,577

Certain expenses:
Property operating expenses	8,770	17,657
Real estate taxes and insurance	2,826	4,892

Total certain expenses	11,596	22,549

Certain revenues in excess of certain expenses	$16,319	$27,028

See accompanying notes.

JPI Portfolio

Notes to combined statements of certain revenues and certain expenses
Six months ended June 30, 2004 (unaudited)
Year ended December 31, 2003
(Dollars in thousands)

1.      Basis of presentation

The accompanying combined statements of revenues and certain expenses include the combined operations for the periods presented of fourteen student-housing rental properties known as the JPI Portfolio. Education Realty Trust, Inc. has determined that it is probable that these properties will be purchased for approximately $401,600. The accompanying statements were prepared on a combined basis as the properties are commonly owned and managed.

The accompanying combined statements of certain revenues and certain expenses for the year ended December 31, 2003 and six months ended June 30, 2004 were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of certain revenues and certain expenses are not intended to be a complete presentation of the actual operations of the properties for the year ended December 31, 2003 and for the six months ended June 30, 2004 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the JPI Portfolio have been excluded. Expenses excluded consist of interest expense, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the properties. In the opinion of management of the JPI Portfolio, all adjustments considered necessary for a fair presentation have been included.

The JPI Portfolio consists of the following properties:

Property	City	State	University

Jefferson Commons — Tucson Ph II	Tucson	AZ	University of Arizona
Jefferson Commons — Columbia	Columbia	MO	University of Missouri
Jefferson Commons — Columbus	Columbus	OH	Ohio State University
Jefferson Commons — Western Michigan	Kalamazoo	MI	Western Michigan University
Jefferson Commons — Lubbock	Lubbock	TX	Texas Tech University
Jefferson Commons — State College	State College	PA	Penn State
Jefferson Commons — Knoxville	Knoxville	TN	University of Tennessee Knoxville
Jefferson Commons — Tampa	Tampa	FL	University of Florida

Property	City	State	University

Jefferson Commons — Tallahassee	Tallahassee	FL	Florida State University
Jefferson Commons — Lawrence	Lawrence	KA	Kansas University
Jefferson Commons — Wabash	Lafayette	IN	Purdue
Jefferson Commons — Stillwater	Stillwater	OK	Oklahoma State University
Jefferson Commons — Tharpe	Tallahassee	FL	Florida State University
Orlando Lofts	Tallahassee	FL	Florida State University

2.      Summary of significant accounting policies

Revenue recognition

Rental income is comprised of all activities related to leasing activities. This includes revenues from leasing of space, from parking lot rentals and from providing certain ancillary services.

Students are required to execute lease contracts with payment schedules that are generally for a term of twelve months or less. Receivables from tenants are recorded when due from residents.

Parking lot revenue is collected from students on a monthly basis, although students are allowed to pre-pay. This revenue is recognized on a straight line basis over the term of the agreement.

Allowance for doubtful accounts

Management monitors the creditworthiness of its tenants on an on-going basis and records a reserve against the related accounts receivable when appropriate.

Property operating expenses

Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Debt assumption

In connection with the acquisition of the properties described in Note 1, Education Realty Trust, Inc. will assume the following existing mortgage notes:

		Loan			Monthly
	Principal	origination	Maturity	Interest	interest
Property	amount	date	date	rate	payment

Jefferson Commons— Tucson Ph II	$19,500	06/2004	07/2009	5.480%	$92
Jefferson Commons— Columbia	20,720	06/2004	07/2009	5.480%	97
Jefferson Commons— Columbus	16,720	06/2004	07/2009	5.480%	79
Jefferson Commons— Western Michigan	25,814	06/2004	07/2009	5.480%	122
Jefferson Commons— Lubbock	18,395	06/2004	07/2009	5.480%	87
Jefferson Commons— State College	31,240	06/2004	07/2009	5.480%	147
Jefferson Commons— Knoxville	18,250	06/2004	07/2009	5.480%	86
Jefferson Commons— Tampa	23,900	06/2004	07/2009	5.480%	113
Jefferson Commons— Tallahassee	18,399	06/2004	07/2009	5.480%	87
Jefferson Commons— Lawrence	16,542	06/2004	07/2009	5.480%	78
Jefferson Commons— Wabash	18,410	06/2004	07/2009	5.480%	87
Jefferson Commons— Stillwater	13,750	06/2004	07/2009	5.480%	65
Jefferson Commons— Tharpe	43,360	06/2004	07/2009	5.480%	205
Orlando Lofts	26,500	03/2004	04/2007	3.490%	77

These notes require interest only payments until July 2006. Therefore, the payments listed above do not include principal amounts.

Future principal payments due on the mortgage notes are as follows:

Year Ending
2004	$—
2005	—
2006	1,448
2007	30,215
2008	3,883
Thereafter	275,954

$311,500

Several of these mortgage loans are cross-collateralized and cross-defaulted, therefore, certain individual properties secure not only their respective debt but that of any cross-collateralized loans.

Capitalization

Expenditures for ordinary maintenance and repairs are expensed as incurred, and significant renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of estimates

The preparation of the combined statements of certain revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of certain revenues and certain expenses. Actual results could differ from those estimates.

Unaudited interim statement

The combined statement of certain revenues and certain expenses for the six months ended June 30, 2004 is unaudited. In the opinion of management, all significant adjustments necessary for a fair presentation of the statement for the interim period have been included. The combined statement of certain revenues in excess of certain expenses for the interim period are not necessarily indicative of the results to be expected for a full year of operations of the JPI Portfolio.

Commitments and contingencies

In June 2001, the United States Department of Justice (“DOJ”) notified JPI of an on-going investigation regarding possible violations of the Americans with Disabilities Act of 1990 (“ADA”) and Fair Housing Amendments Act of 1988 (“FHAA”) at various residential properties developed by JPI, mostly multi-family apartment communities including one of the 14 student housing communities in the JPI Portfolio. The DOJ has reviewed the property plans for this property but has not issued a report regarding its review. In October 2002, the DOJ indicated that the investigations were being delayed for an undetermined period of time. This investigation has not been resolved and, at this point, no conclusion can be reached regarding what will be required to conclude it or whether it will result in a dispute or legal proceedings with the DOJ. Noncompliance with the ADA and FHAA could result in the imposition of injunctive relief, fines, and awards of damages to private litigants or additional capital expenditures to remedy such noncompliance.

We are unable to predict the outcome of the DOJ’s investigation related to the JPI Portfolio or the range of potential loss. However, based upon current property condition reports, management believes the potential liability with respect to such investigation if any, will not have a material adverse effect on the combined results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

National Development/Allen & O’Hara CUPA, LLC
Memphis, Tennessee

We have audited the accompanying balance sheet of National Development/Allen & O’Hara CUPA, LLC (the “Company”), a limited liability company which is owned 50% by Allen & O’Hara Development Company, LLC, as of December 31, 2003, and the related statements of operations, members’ equity, and cash flows for the period from April 1, 2003 (date operations commenced) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of National Development/Allen & O’Hara CUPA, LLC at December 31, 2003, and the results of its operations and its cash flows for the period from April 1, 2003 (date operations commenced) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Memphis, Tennessee

September 21, 2004

National Development/Allen & O’Hara CUPA, LLC

Balance sheet
December 31, 2003

in thousands

Assets
Current assets:
Cash and cash equivalents	$55
Receivables	204

Total assets	$259

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$227
Deferred development revenue	428

Total current liabilities	655
Commitments and contingencies
Members’ deficit	(396)

Total liabilities and members’ deficit	$259

See accompanying notes to financial statements.

National Development/Allen & O’Hara CUPA, LLC

Statement of operations
For the period from April 1, 2003 (date operations commenced)
to December 31, 2003

in thousands

Third-party development consulting services	$584
Operating expenses	4

Net income	$580

See accompanying notes to financial statements.

National Development/Allen & O’Hara CUPA, LLC

Statement of changes in members’ equity (deficit)
For the period from April 1, 2003 (date operations commenced)
to December 31, 2003

	Allen & O’Hara	National
	Development	Development
in thousands	Company, LLC	Company, LLC	Total

Members’ Equity, April 1, 2003 (Date Operations Commenced)	$—	$—	$—
Distributions to members	(488)	(488)	(976)
Net income	290	290	580

Members’ Deficit, December 31, 2003	$(198)	$(198)	$(396)

See accompanying notes to financial statements.

National Development/Allen & O’Hara CUPA, LLC

Statement of cash flows
For the period from April 1, 2003 (date operations commenced)
to December 31, 2003

in thousands

Operating activities
Net income	$580
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in assets and liabilities:
Receivables	(204)
Accounts payable and accrued expenses	227
Deferred development revenue	428

Net cash provided by operating activities	1,031

Financing activities
Distributions to members	(976)

Net cash used in financing activities	(976)

Net increase in cash and cash equivalents	55
Cash and cash equivalents, beginning of period	–

Cash and cash equivalents, end of period	$55

See accompanying notes to financial statements.

National Development/Allen & O’Hara CUPA, LLC

Notes to financial statements
Period from April 1, 2003 (date operations commenced) to December 31, 2003
(Dollars in thousands)

1.      Ownership and operation of the company

National Development/A&O CUPA, LLC (the “Company”) was formed on December 18, 2002 as a Tennessee Limited Liability Company. The Company was formed for the sole purpose of serving as the developer and construction advisor for a project to build a student housing facility (the “Project”) on the campus of the University of Pennsylvania campus in California, Pennsylvania (the “University”). The facility is a garden style apartment complex with 700 beds consisting of both furnished and unfurnished units.

Under the terms of the Company’s operating agreement, the Company is 50% owned by Allen & O’Hara Development Company, LLC (“AODC”) and 50% owned by National Development Company, LLC (“NDC”). AODC serves as the Company’s managing member. Additionally, NDC Builders, LLC serves as general contractor of the Project and is an affiliate of NDC.

In accordance with the terms of the Operating Agreement, the Company will automatically terminate on December 31, 2055, unless earlier terminated by the members in accordance with its terms. The Operating Agreement also stipulates the following:

•	Each member of the Company receives a pro-rata share of profits, losses, and distributions based on its proportional share of ownership in the Company as discussed above.

•	Neither member is obligated to restore any amount of the Company’s deficit capital balance.

•	The managing member monitors the cash financial position and cash flow of the Company. If the managing member determines additional funds are needed, it may require the members to advance amounts to the Company up to $50 in the aggregate to fund working capital needs as needed. If the members are called to advance funds, each member must contribute its pro-rata share of the amounts required and the advances will bear interest at the Prime Rate plus 3%.

•	Unanimous consent between the members is required to, among other things, dissolve, liquidate, merge, or consolidate the Company’s assets; assign membership interests to another party; loan amounts to others; borrow funds; pledge Company assets as collateral; admit additional members; and enter into agreements with the University.

The Company executed a development consulting services agreement (the “Agreement”) with Student Association Inc, (the “Owner”), dated April 1, 2003 and commenced operations on that date. The Company will receive a total fee of $1,157 for completing the responsibilities outlined in the Agreement. The fees are received in accordance with the Agreement and recognized as discussed in Note 2. The Company primarily provides development consulting services to the Owner in an agency capacity.

2.      Summary of significant accounting policies

Basis of presentation and accounting

The accompanying financial statements represent the assets and liabilities and operating results of National Development/A&O CUPA, LLC and have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”). Revenues are recognized when earned and expenses and costs are recognized when incurred.

Balance sheet classification

Assets to be realized and obligations to be paid in the twelve months following the respective balance sheet date are classified as current.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. Restricted cash and short-term investments are excluded from cash for the purpose of preparing the combined statements of cash flows.

The Predecessor maintains cash balances in various banks. At times the amounts of cash may exceed the $100 amount FDIC insures. The Predecessor does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Revenue recognition

The Company provides development consulting services in an agency capacity with third parties whereby the fee is determined based upon the total construction costs. These fees are recognized using the percentage of completion method in proportion to the contract costs incurred by the owner over the course of the construction phases of the respective projects.

Fair value of financial instruments

The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate fair value because of the relatively short-term nature of these instruments.

Federal income taxes

No provision for income taxes has been recorded in the financial statements, as the members are required to report their share of the Company’s earnings in their respective income tax returns.

3.      Related party transactions

Initial organizational costs of the Company were incurred by an affiliate of the Company. Upon consummation of a development consulting services agreement and receipt of the related fees, those costs were reimbursed to the affiliated entity by the Owner from bond proceeds used to fund the Project.

AODC is the managing member of the Company. Employees of AODC incur travel and other out-of-pocket expenses in connection with completing certain responsibilities under development consulting services agreements. These expenses are paid by an affiliate of AODC. Under the terms of the Agreement, these expenses are reimbursable from project funds. Upon receipt of payment from project funds by the Owner, the Company reimburses the affiliate for the expenses incurred. The amounts reimbursed to the affiliate of AODC totaled $21 for the period ended December 31, 2003.

4.      Concentration of credit risk

The Company receives all its development consulting fees from the Owner. All receivables recorded by the Company are due from the Owner. In the event that the Owner becomes unable to meet its obligations, it could pose significant credit risks to the Company. However, all project funds for the owner to pay for development and construction costs are received from bond proceeds and are held in trust. The Trust Indenture, which is part of the closing documents for the bonds that finance the Project, governs how the project funds will be disbursed. Because of this, the Company does not believe there are any significant risks associated with its accounts receivable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Hines/AOES, LLC
Memphis, Tennessee

We have audited the accompanying balance sheet of Hines/AOES, LLC (the “Company”), a limited liability company which is owned 50% by Allen & O’Hara Education Services, LLC, as of December 31, 2001, and the related statements of operations, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Hines/AOES, LLC at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Memphis, Tennessee
September 21, 2004

Hines/AOES, LLC

Balance sheets
December 31, 2003 and 2002 (unaudited)
and December 31, 2001

	2003	2002
in thousands	(unaudited)	(unaudited)	2001

Assets
Current assets:
Cash and cash equivalents	$8	$27	$238
Receivables	1	1	34

Total current assets	9	28	272
Restricted cash	–	50	50

Total assets	$9	$78	$322

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5	$22	$2
Deferred development revenue	–	–	–

Total current liabilities	5	22	2
Commitments and contingencies
Members’ equity	4	56	320

Total liabilities and members’ equity	$9	$78	$322

See accompanying notes to financial statements.

Hines/AOES, LLC

Statements of operations
For the years ended December 31, 2003 and 2002 (unaudited)
and the year ended December 31, 2001

	2003	2002
in thousands	(unaudited)	(unaudited)	2001

Third-party development consulting service revenue	$–	$–	$627
Operating expenses	2	2	13

Net income (loss)	$(2)	$(2)	$614

See accompanying notes to financial statements.

Hines/AOES, LLC

Statements of changes in members’ equity (deficit)
For the years ended December 31, 2003 and 2002 (unaudited)
and the year ended December 31, 2001

	Allen & O’Hara	Hines
	Education	Enterprises
in thousands	Services, LLC	and Associates	Total

Members’ Equity (Deficit), December 31, 2000 (unaudited)	$(97)	$(97)	$(194)
Distributions to members	(50)	(50)	(100)
Net income	307	307	614

Members’ Equity, December 31, 2001	160	160	320
Distributions to members	(131)	(131)	(262)
Net loss	(1)	(1)	(2)

Members’ Equity, December 31, 2002 (unaudited)	28	28	56
Distributions to members	(25)	(25)	(50)
Net loss	(1)	(1)	(2)

Members’ Equity, December 31, 2003 (unaudited)	$2	$2	$4

See accompanying notes to financial statements.

Hines/AOES, LLC

Statements of cash flows
For the years ended December 31, 2003 and 2002 (unaudited)
and the year ended December 31, 2001

	2003	2002
in thousands	(unaudited)	(unaudited)	2001

Operating activities
Net income (loss)	$(2)	$(2)	$614
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in assets and liabilities:
Receivables	—	33	(33)
Restricted cash	50	—	—
Accounts payable and accrued expenses	(17)	20	(31)
Deferred development revenue	—	—	(229)

Net cash provided by operating activities	31	51	321

Financing activities
Distributions to members	(50)	(262)	(100)

Net cash used in financing activities	(50)	(262)	(100)

Net increase (decrease) in cash and cash equivalents	(19)	(211)	221
Cash and cash equivalents, beginning of year	27	238	17

Cash and cash equivalents, end of year	$8	$27	$238

See accompanying notes to financial statements.

Hines/AOES, LLC

Notes to financial statements
For the years ended December 31, 2003 and 2002 (unaudited)
and December 31, 2001
(Dollars in thousands)

1.      Ownership and operation of the company

Hines/AOES, LLC (the “Company”) was formed on August 1, 2000 as a Tennessee limited liability company with the sole purpose of developing a student housing facility on the campus of the Alabama A&M University (the “University”) campus in Huntsville, Alabama. The facility is a garden style apartment complex with 452 beds in 240 units consisting of both furnished and unfurnished units.

Under the terms of the Company’s operating agreement (the (“Operating Agreement”), the Company is 50% owned by Allen & O’Hara Education Services, LLC (“AOES”) and 50% owned by Hines Enterprises and Associates (“Hines”), a sole proprietorship. Paul Bower, who is the President and sole stockholder of the parent of AOES, serves as chief manager and President of the Company.

The Operating Agreement also stipulates the following:

•	Each member of the Company receives a pro-rata share of profits, losses, and distributions based on its proportional share of ownership in the Company as discussed above.

•	Neither member is obligated to restore any amount of the Company’s deficit capital balance.

•	AOES maintains the books and records of the Company, prepares the financial statements, and maintains the cash accounts of the Company.

•	The chief manager monitors the financial position and cash flow of the Company. If the chief manager determines additional funds are needed, it may require the members to advance amounts to the Company to fund working capital needs as needed. If the members are called to advance funds, each member must contribute its pro-rata share of the amounts required and the advances will bear interest at the Prime Rate.

•	Unanimous consent between the members is required to, among other things, dissolve, liquidate, merge, or consolidate the Company’s assets; assign membership interests to another party; loan amounts to others; borrow funds; pledge Company assets as collateral; admit additional members; and enter into agreements with the University.

The Company executed a development consulting services agreement (the “Agreement”) with The Public Educational Building Authority of the City of Huntsville, AL (the “Owner”) on December 1, 2000. The fees are received in accordance with the Agreement and recognized as discussed in Note 2. The Company primarily provides development consulting services to the Owner in an agency capacity. The agreement stipulates the Company’s responsibilities in development and construction management of a student housing facility located in Huntsville, AL. At the date of this report, all responsibilities have been met and all fees received by the Company.

2.      Summary of significant accounting policies

Basis of presentation and accounting

The accompanying financial statements represent the assets and liabilities and operating results of Hines/AOES, LLC and have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”). Revenues are recognized when earned and expenses and costs are recognized when incurred.

Unaudited financial information

The financial information as of December 31, 2003 and 2002 and for years then ended is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for such periods.

Balance sheet classification

Assets to be realized and obligations to be paid in the twelve months following the respective balance sheet date are classified as current.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of financial statement presentation, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

As discussed in Note 3, the Company is required to maintain $50 in a cash account to cover potential warranty claims for a period of 24 months after substantial completion of the project. As this cash is not available to the Company for current operations, it is classified as a noncurrent asset for the required 24 month period in the accompanying balance sheets.

Revenue recognition

The Company provides development consulting services in an agency capacity with third parties whereby the fee is determined based upon the total construction costs. These fees are recognized using the percentage of completion method in proportion to the contract costs incurred by the Owner over the course of the construction phases of the respective projects.

Fair value of financial instruments

The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate fair value because of the relatively short-term nature of these instruments.

Federal income taxes

No provision for income taxes has been recorded in the financial statements, as the members are required to report their share of the Company’s earnings in their respective income tax returns.

3.      Commitments and contingencies

As a condition of the development consulting agreement, the Company is required to retain a specified amount of the stated development fee in a cash account for a period of 24 months after substantial completion of the project to be used to satisfy warranty claims if needed. There were no claims made in the year ended December 31, 2001. The warranty period expired in September of 2003 with no claims being paid.

4.      Related parties

Initial organizational costs of the Company were incurred by an affiliate of the Company. Upon consummation of the Agreement, those costs were reimbursed to the affiliated entity from bond proceeds used to fund the project.

Representatives of the Company incur travel expenses in connection with completing the responsibilities of the development consulting agreement. These expenses are reimbursed to the representatives by an affiliated entity until such time as the Company receives reimbursement from project funds. Upon receipt of payment from project funds, the Company reimburses the affiliated entity.

5.      Concentration of credit risk

The Company receives all its development consulting fees from the Owner. All receivables recorded by the Company are due from the Owner. In the event that the Owner becomes unable to meet its obligations, it could pose significant credit risks to the Company. However, all project funds for the owner to pay for development and construction costs are received from bond proceeds and are held in trust. The Trust Indenture, which is part of the closing documents for the bonds that finance the Project, governs how the project funds will be disbursed. Because of this, the Company does not believe there are any significant risks associated with its accounts receivable.

                                    ,000,000 Shares

Education Realty Trust, Inc.

Common Stock

PROSPECTUS

                      , 2004

JPMorgan	UBS Investment Bank

Morgan Keegan & Company, Inc.

Through and including                     , 2004 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required in Prospectus

Item 31.      Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee		$40,069
NASD Filing Fee		30,500
NYSE Listing Fee
Printing and Engraving Costs
Legal Fees and Expenses (other than Blue Sky)
Transfer Agent Fees
Accounting Fees and Expenses
Blue Sky Fees and Expenses
Federal and State Taxes
Title Insurance
Property Research and Consulting Fees
Media Consulting Fees
Miscellaneous Consulting Fees
Total	$

We will pay all of the costs identified above.

Item 32.      Sales to Special Parties

None.

Item 33.      Recent Sales of Unregistered Securities

Upon our formation, Paul O. Bower was issued 100 shares of our common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. We will repurchase these shares at cost upon completion of this offering. The issuance of all such shares were effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

In connection with the formation transactions,  units of limited partnership interest in Education Realty Operating Partnership, LP and                     units of limited partnership interest in University Towers Operating Partnership, LP, will be issued to certain persons, including certain of our directors and officers, in exchange for interests in our initial properties and other assets. These units are convertible after one year from the date of issuance into cash or, at our election, shares of our common stock on a one-for-one basis. All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of this Registration Statement and are “accredited investors” as defined under Regulation D of the Securities Act. The issuances of all the units described above will be made in reliance upon exemptions from registration provided by Section 4(2) under the Securities Act.

In connection with the formation transactions, we will issue to JPI Investment Company, L.P., a Texas limited partnership, a warrant to purchase 250,000 shares of our common stock at a price equal to 103% of the initial public offering price. This warrant will be exercisable beginning one year after the closing of this offering and will expire on February 28, 2007 unless previously exercised. The issuance of the warrant will be made in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

In addition, upon consummation of this offering, we will issue                     restricted shares of our common stock with an aggregate value of $          to our executive officers, pursuant to the terms of their respective employment agreements and to other employees at the discretion of our board. See “Management—Employment Agreements.” The issuance of such shares will be made in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Our independent directors will receive an initial grant of restricted stock representing 1,000 shares of our common stock, which will vest 180 days following the grant date. See “Management—Compensation of Directors.” The issuance of these restricted stock units will be made in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Item 34.      Indemnification of Directors and Officers

Our charter contains a provision permitted under Maryland law requiring us to eliminate each director’s and officer’s personal liability for monetary damages to the maximum extent permitted under Maryland law. Under current Maryland law, the directors and officers are liable to us or our stockholders for monetary damages only for liability resulting either from acts of active and deliberate dishonesty established by final judgment as material to the cause of action or from the actual receipt of an improper benefit or profit in money, property or services. In addition, to the maximum extent permitted under Maryland law, our bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the purchase agreements relating to this offering. See “Underwriting.”

We will enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Item 35.      Treatment of Proceeds from Stock Being Registered

None

Item 36.      Financial Statements and Exhibits

(A) Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(B) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
number		Description of document

1	.1*	Form of Underwriting Agreement among Education Realty Trust, Inc. and the underwriters named therein.
3.1		Form of Articles of Amendment and Restatement of Education Realty Trust, Inc.
3.2		Form of Bylaws of Education Realty Trust, Inc.
4	.1*	Form of Certificate for Common Stock of Education Realty Trust, Inc.
4.2		Form of Education Realty Trust, Inc. Common Stock Purchase Warrant dated 2004, issued to JPI Investment Company, L.P.
4.3		Form of Registration Rights Agreement dated 2004, by and among Education Realty Trust, Inc., Education Realty Operating Partnership, LP, JPI Investment Company, L.P. and the unit holders whose names are set forth on the signature pages thereto.
5.1		Form of Opinion of Venable LLP.
8.1		Form of Tax Opinion of Morris, Manning & Martin, LLP.
10.1		Form of Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP.
10.2		Form of Amended and Restated Agreement of Limited Partnership of University Towers Operating Partnership, LP.
10	.3*	Form of 2004 Incentive Plan of Education Realty Trust, Inc.
10	.4*	Form of Indemnification Agreement between Education Realty Trust, Inc. and its directors and officers.
10	.5*	Employment Agreement between Education Realty Trust, Inc. and Paul O. Bower, dated as of , 2004.
10	.6*	Employment Agreement between Education Realty Trust, Inc. and Randall H. Brown, dated as of , 2004.
10	.7*	Employment Agreement between Education Realty Trust, Inc. and Craig L. Cardwell, dated as of , 2004.
10.8		Contribution Agreement dated as of September 24, 2004, by and among University Towers Operating Partnership, LP, Allen & O’Hara, Inc., Paul O. Bower, Clyde C. Porter, Robert D. Bird, Thomas J. Hickey, Barbara S. Hays and Hays Enterprises III, Ltd.
10.9		Contribution Agreement dated as of September 20, 2004, by and between Melton E. Valentine, Jr. and University Towers Operating Partnership, LP.
10.10		Contribution Agreement dated September 20, 2004, by and among Allen & O’Hara Educational Properties, LLC, Allen & O’Hara, Inc., Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox and Education Realty Operating Partnership, LP.
10.11		Agreement and Plan of Merger dated September 20, 2004 by and among C Station, L.L.C., Allen & O’Hara, Inc., Paul O. Bower, Craig L. Cardwell, Student Management Associates, LLC, Thomas J. Hickey, Randall H. Brown, William W. Harris, Wallace L. Wilcox, EDR C Station, LLC and Education Realty Operating Partnership, LP.

Exhibit
number		Description of document

10.12		Agreement and Plan of Merger dated September 20, 2004, by and among Allen & O’Hara Education Services, LLC, Allen & O’Hara, Inc., Student Management Associates, LLC, Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox, Allen & O’Hara Education Services, Inc., and Education Realty Operating Partnership, LP.
10.13		Contract of Sale/Contribution made effective as of September 17, 2004, by and among JPI-CG Mezz LLC, JPI-MC Mezz LLC, JPI Genpar Realty LLC, JPI Investment Company, L.P. and Education Realty Operating Partnership, LP.
10.14		Contract of Sale made effective as of September 17, 2004, by and among Jefferson Commons— Lawrence, L.P., Jefferson Commons— Wabash, L.P. and Education Realty Operating Partnership, LP.
10.15		Contract of Sale/Contribution made effective as of September 17, 2004, by and among Jefferson Commons— Tucson Phase II Limited Partnership, Jefferson Commons— Columbia, L.P. and Education Realty Operating Partnership, LP.
10.16		Contribution Agreement dated September 23, 2004 by and among Allen & O’Hara Educational Properties, LLC, FSPP Education I, L.L.C., FSPP Education II, L.L.C., Allen & O’Hara, Inc., Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox and Education Realty Operating Partnership, LP.
10.17		Form of Revolving Loan Agreement dated , 2004, between Education Realty Operating Partnership, LP and JPI Multifamily Investments L.P.
10.18		Form of Collateral Assignment of Partnership Interest and Pledge Agreement dated , between Education Realty Operating Partnership, LP and JPI Multifamily Investments L.P.
10.19		Form of Secured Non-Recourse Revolving Note dated , issued by JPI Multifamily Investments L.P. to Education Realty Operating Partnership, LP .
10.20		Purchase and Sale Agreement dated August 27, 2004 by and between The Gables, LLC and Education Realty Operating Partnership, LP.
10	.21*	Assumption Agreement dated , 2004, between Education Realty Operating Partnership, LP and Allen & O’Hara, Inc. related to Morgan Keegan & Company, Inc. financial advisory services agreement dated March 18, 2004.
21	.1*	List of Subsidiaries of the Registrant.
23	.1*	Consent of Morris, Manning & Martin, LLP.
23.2		Consent of Deloitte & Touche LLP.
23	.3*	Consent of Venable LLP.
23.4		Consent of Thomson Peterson’s, a Division of Thomson Learning, Inc.
24.1		Power of Attorney (included on the Signature Page).
99.1		Consent of Randall L Churchey to be named as a proposed director.
99.2		Consent of Monte J. Barrow to be named as a proposed director.
99.3		Consent of JPI Investment Company, L.P.

* To be filed by amendment.

Item 37.      Undertakings

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby further undertakes to:

(1) file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the manager and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(2) file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 24th day of September, 2004.

EDUCATION REALTY TRUST, INC.

By:	/s/ PAUL O. BOWER

Paul O. Bower
President and Chief Executive Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul O. Bower and Randall H. Brown, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL O. BOWER Paul O. Bower	President, Chief Executive Officer and Director (Principal Executive Officer)	September 24, 2004

/s/ RANDALL H. BROWN Randall H. Brown	Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Director	September 24, 2004

/s/ CRAIG L. CARDWELL Craig L. Cardwell	Executive Vice President, Chief Investment Officer and Director	September 24, 2004

Exhibit index

Exhibit
number		Description of document

1	.1*	Form of Underwriting Agreement among Education Realty Trust, Inc. and the underwriters named therein.
3.1		Form of Articles of Amendment and Restatement of Education Realty Trust, Inc.
3.2		Form of Bylaws of Education Realty Trust, Inc.
4	.1*	Form of Certificate for Common Stock of Education Realty Trust, Inc.
4.2		Form of Education Realty Trust, Inc. Common Stock Purchase Warrant dated 2004, issued to JPI Investment Company, L.P.
4.3		Form of Registration Rights Agreement dated 2004, by and among Education Realty Trust, Inc., Education Realty Operating Partnership, LP, JPI Investment Company, L.P. and the unit holders whose names are set forth on the signature pages thereto.
5.1		Form of Opinion of Venable LLP.
8.1		Form of Tax Opinion of Morris, Manning & Martin, LLP.
10.1		Form of Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP.
10.2		Form of Amended and Restated Agreement of Limited Partnership of University Towers Operating Partnership, LP.
10	.3*	Form of 2004 Incentive Plan of Education Realty Trust, Inc.
10	.4*	Form of Indemnification Agreement between Education Realty Trust, Inc. and its directors and officers.
10	.5*	Employment Agreement between Education Realty Trust, Inc. and Paul O. Bower, dated as of , 2004.
10	.6*	Employment Agreement between Education Realty Trust, Inc. and Randall H. Brown, dated as of , 2004.
10	.7*	Employment Agreement between Education Realty Trust, Inc. and Craig L. Cardwell, dated as of , 2004.
10.8		Contribution Agreement dated as of September 24, 2004, by and among University Towers Operating Partnership, LP, Allen & O’Hara, Inc., Paul O. Bower, Clyde C. Porter, Robert D. Bird, Thomas J. Hickey, Barbara S. Hays and Hays Enterprises III, Ltd.
10.9		Contribution Agreement dated as of September 20, 2004, by and between Melton E. Valentine, Jr. and University Towers Operating Partnership, LP.
10.10		Contribution Agreement dated September 20, 2004, by and among Allen & O’Hara Educational Properties, LLC, Allen & O’Hara, Inc., Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox and Education Realty Operating Partnership, LP.
10.11		Agreement and Plan of Merger dated September 20, 2004 by and among C Station, L.L.C., Allen & O’Hara, Inc., Paul O. Bower, Craig L. Cardwell, Student Management Associates, LLC, Thomas J. Hickey, Randall H. Brown, William W. Harris, Wallace L. Wilcox, EDR C Station, LLC and Education Realty Operating Partnership, LP.

Exhibit
number		Description of document

10.12		Agreement and Plan of Merger dated September 20, 2004, by and among Allen & O’Hara Education Services, LLC, Allen & O’Hara, Inc., Student Management Associates, LLC, Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox, Allen & O’Hara Education Services, Inc., and Education Realty Operating Partnership, LP.
10.13		Contract of Sale/Contribution made effective as of September 17, 2004, by and among JPI-CG Mezz LLC, JPI-MC Mezz LLC, JPI Genpar Realty LLC, JPI Investment Company, L.P. and Education Realty Operating Partnership, LP.
10.14		Contract of Sale made effective as of September 17, 2004, by and among Jefferson Commons— Lawrence, L.P., Jefferson Commons— Wabash, L.P. and Education Realty Operating Partnership, LP.
10.15		Contract of Sale/Contribution made effective as of September 17, 2004, by and among Jefferson Commons— Tucson Phase II Limited Partnership, Jefferson Commons— Columbia, L.P. and Education Realty Operating Partnership, LP.
10.16		Contribution Agreement dated September 23, 2004 by and among Allen & O’Hara Educational Properties, LLC, FSPP Education I, L.L.C., FSPP Education II, L.L.C., Allen & O’Hara, Inc., Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox and Education Realty Operating Partnership, LP.
10.17		Form of Revolving Loan Agreement dated , 2004, between Education Realty Operating Partnership, LP and JPI Multifamily Investments L.P.
10.18		Form of Collateral Assignment of Partnership Interest and Pledge Agreement dated , between Education Realty Operating Partnership, LP and JPI Multifamily Investments L.P.
10.19		Form of Secured Non-Recourse Revolving Note dated , issued by JPI Multifamily Investments L.P. to Education Realty Operating Partnership, LP .
10.20		Purchase and Sale Agreement dated August 27, 2004 by and between The Gables, LLC and Education Realty Operating Partnership, LP.
10	.21*	Assumption Agreement dated , 2004, between Education Realty Operating Partnership, LP and Allen & O’Hara, Inc. related to Morgan Keegan & Company, Inc. financial advisory services agreement dated March 18, 2004.
21	.1*	List of Subsidiaries of the Registrant.
23	.1*	Consent of Morris, Manning & Martin, LLP.
23.2		Consent of Deloitte & Touche LLP.
23	.3*	Consent of Venable LLP.
23.4		Consent of Thomson Peterson’s, a Division of Thomson Learning, Inc.
24.1		Power of Attorney (included on the Signature Page).
99.1		Consent of Randall L Churchey to be named as a proposed director.
99.2		Consent of Monte J. Barrow to be named as a proposed director.
99.3		Consent of JPI Investment Company, L.P.

* To be filed by amendment.